Filed Pursuant to Rule 424(b)(3)

Registration No. 333-248191

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
ORISUN ACQUISITION CORP.
AND PROSPECTUS FOR ORDINARY SHARES, RIGHTS, WARRANTS AND UNITS
OF UCOMMUNE INTERNATIONAL LTD

Proxy Statement/Prospectus dated November 5, 2020
and first mailed to the stockholders of Orisun Acquisition Corp. on or about November 5, 2020

To the Stockholders of Orisun Acquisition Corp.:

You are cordially invited to attend the special meeting of the Stockholders of Orisun Acquisition Corp. (“Orisun,” “ORSN,” “we”, “our”, or “us”), which will be held at 10:00 a.m., Eastern time, on November 16, 2020 (the “Special Meeting”). Due to the COVID-19 pandemic, we will be holding the Special Meeting via teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Orisun is Delaware company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

Orisun has entered into a merger agreement, dated as of June 29, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Orisun and Ucommune Group Holdings Limited, a Cayman Islands exempted company (“Ucommune”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of Orisun, Orisun will reincorporate to Cayman Islands by merging with and into Ucommune International Ltd, a Cayman Islands exempted company and wholly owned subsidiary of Orisun (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) concurrently with the Reincorporation Merger, Everstone International Ltd (“Merger Sub”), a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into Ucommune, resulting in Ucommune being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Merger Agreement is by and among Orisun, PubCo, Merger Sub, Ucommune, certain shareholders of Ucommune (“Principal Shareholders”) and Daqing Mao, an individual as the representative of the shareholders of Ucommune (“Shareholders’ Representative”). The aggregate consideration for the Acquisition Merger is $700,000,000, payable in the form of 70,000,000 newly issued PubCo Ordinary Shares (as defined below) valued at $10.00 per share.

Upon the closing of the Business Combination, ordinary shares of PubCo will be reclassified into class A ordinary shares (“PubCo Class A Ordinary Shares”) and class B ordinary shares (“PubCo Class B Ordinary Shares,” together with PubCo Class A Ordinary Shares, collectively “PubCo Ordinary Shares”) where each PubCo Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the post-Business Combination company and each PubCo Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at all general meetings of the post-Business Combination company. At the closing of the Business Combination, the former Orisun stockholders will receive the consideration specified below and the former shareholders of Ucommune will receive an aggregate of 53,358,932 PubCo Class A Ordinary Shares and 9,452,407 PubCo Class B Ordinary Shares, among which 3,140,567 PubCo Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 7,188,661 PubCo Class A Ordinary Shares will be reserved and authorized for issuance under the 2020 Plan upon closing (the “Incentive Plan”).

Additionally, certain shareholders of Ucommune may be entitled to receive earn-out shares as follows: (1) 2,000,000 PubCo Class A Ordinary Shares if (x) the VWAP (as described in this proxy statement) of the PubCo Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2020; (2) 1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2021; and (3) 1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $30 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2022.

At the Special Meeting, Orisun stockholders will be asked to consider and vote upon the following proposals:

1.      approval of the Reincorporation Merger and the Plan of Merger, which we refer to as the “Reincorporation Merger Proposal” or “Proposal No.1;”

2.      approval of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No.2;”

3.      approval of PubCo’s Incentive Plan, which we refer to as the “Incentive Plan Proposal” or “Proposal No.3.” A copy of the Incentive Plan is attached to the accompanying proxy statement as Annex C;

4.      approval to adjourn the Special Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No.4” and, together with the Reincorporation Merger Proposal, the Acquisition Merger Proposal, and the Incentive Plan Proposal, the “Proposals.”

If the Orisun stockholders approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal, immediately prior to the consummation of the Business Combination, all outstanding units of Orisun (each of which consists of one share of ORSN Common Stock, one ORSN Right and one ORSN Warrant) (the “ORSN Units”) will separate into their individual components of ORSN Common Stock, ORSN Rights and ORSN Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination the current equity holdings of the Orisun stockholders shall be exchanged as follows:

(i)     Each share of Orisun’s common stock, par value $0.00001 per share (“ORSN Common Stock”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such ORSN Common Stock, PubCo shall issue to each Orisun stockholder (other than Orisun stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid;

(ii)    Each warrant to purchase one half of one share of ORSN Common Stock (“ORSN Warrant”) issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a warrant to purchase one-half of one PubCo Class A Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the ORSN Warrants; and

(iii)   The holders of Orisun’s rights (exchangeable into one-tenth of one share of ORSN Common Stock) (collectively, the “ORSN Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A Ordinary Share in exchange for the cancellation of each ORSN Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

It is anticipated that, upon consummation of the Business Combination, Orisun’s existing stockholders, including the Sponsor (as defined below), will own approximately 9.39% of the issued PubCo Ordinary Shares, and Ucommune’s current shareholders will own of approximately 80.48% of the issued PubCo Ordinary Shares. These relative percentages assume that (i) none of Orisun’s existing public stockholders exercise their redemption rights, as discussed herein; (ii) there is no exercise or conversion of PubCo Warrants; and (iii) the Notes (defined below) have not been converted. If any of Orisun’s existing public stockholders exercise their redemption rights, the anticipated percentage ownership of Orisun’s existing stockholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

The ORSN Units, ORSN Common Stock, ORSN Rights and ORSN Warrants are currently listed on the Nasdaq Capital Market under the symbols “ORSNU,” “ORSN,” “ORSNR” and “ORSNW,” respectively. PubCo intends to apply to list the PubCo Class A Ordinary Shares and PubCo Warrants on the Nasdaq Stock Market under the symbols “UK” and “UKOMW,” respectively, in connection with the closing of the Business Combination. Orisun cannot assure you that the PubCo Class A Ordinary Shares and PubCo Warrants will be approved for listing on Nasdaq.

Investing in PubCo securities involves a high degree of risk. See “Risk Factors” beginning on page 26 for a discussion of information that should be considered in connection with an investment in PubCo securities.

As of October 28, 2020, there was approximately $45,277,675.48 in Orisun’s trust account. On October 28, 2020, the last sale price of ORSN Common Stock was $10.10.

Pursuant to Orisun’s amended and restated certificate of incorporation, Orisun is providing its public stockholders with the opportunity to redeem all or a portion of their shares of ORSN Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Orisun’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding shares of ORSN Common Stock that were sold as part of the ORSN Units in Orisun’s initial public offering (“IPO”), subject to the limitations described herein. Orisun estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.20 at the time of the Special Meeting. Orisun’s public stockholders may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. Orisun has no specified maximum redemption threshold under the Orisun’s amended and restated certificate of incorporation. It is a condition to closing under the Merger Agreement, however, that Orisun has, in the aggregate, not less than $25,000,000 of cash that is available for distribution upon the consummation of the Business Combination. If redemptions by Orisun public stockholders cause Orisun to be unable to meet this closing condition, then Orisun will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Orisun waives this condition, Orisun does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. Holders of outstanding ORSN Warrants and ORSN Rights do not have redemption rights in connection with the Business Combination.

Orisun is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. The Sponsor and Chardan, which owns approximately 23.16% of ORSN Common Stock as of the record date, has agreed to vote its ORSN Common Stock in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and intends to vote for the Incentive Plan Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals.

Each stockholder’s vote is very important. Whether or not you plan to attend the Special Meeting in person, please submit your proxy card without delay. Orisun’s stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting in person if such stockholder subsequently chooses to attend the Special Meeting. If you are a holder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Assuming that a quorum is present, attending the Special Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against all the Proposals. And broker non-votes will have no effect on any of the Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting of stockholders and, if a quorum is present, will have the effect of a vote against the Business Combination Proposal and no effect on the adjournment proposal. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 26.

Orisun board of directors has unanimously approved the Merger Agreement and the Plans of Merger, and unanimously recommends that Orisun stockholders vote “FOR” approval of each of the Proposals. When you consider Orisun board of director’s recommendation of these Proposals, you should keep in mind that Orisun’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposals to be Considered by Orisun Stockholders: The Business Combination — Interests of Orisun’s Directors and Executive Officers in the Business Combination.”

On behalf of the Orisun board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,
/s/ Wei Chen
Wei Chen Chief Executive Officer and Chairwoman Orisun Acquisition Corp.
November 5, 2020

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Orisun with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ORSN.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than one week prior to the meeting date to receive them before the Special Meeting. Please be sure to include your complete name and address in your request. Please see the section titled “Where You Can Find Additional Information” to find out where you can find more information about Orisun, PubCo and Ucommune. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither about Orisun, PubCo and Ucommune has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus:

•        References to “AI” refer to artificial intelligence;

•        References to “app” refer to mobile app;

•        References to “Beijing Melo” refer to Beijing Melo Technology Co., Ltd.;

•        References to “Beijing U Bazaar” refer to Beijing Ubazaar Technology Co., Ltd.;

•        References to “CAGR” refer to compound annual growth rate;

•        References to “Chardan” refer to Chardan Capital Markets, LLC;

•        References to “China” or “PRC” refer to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and the Macau Special Administrative Region;

•        References to “Closing Date” refer to the date on which the Business Combination is consummated;

•        References to “Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•        References to “Frost & Sullivan” refer to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party industry research firm;

•        References to “Generation Z” refer to the demographic cohort in China of individuals born from 1990 to 2009;

•        References to “GMV” refer to gross merchandize value;

•        References to “HKD” refer to the legal currency of Hong Kong;

•        References to “Hong Kong” or “HK” refer to the Hong Kong Special Administrative Region of the PRC;

•        References to “individual members using workstations” refer to the individuals that use Ucommune’s workstations under a membership agreement as of a given date, excluding the individuals that have access to a workstation on as-needed basis;

•        References to “IoT” refer to internet of things;

•        References to “IPO” refer to the initial public offering of 4,000,000 units of Orisun consummated on August 2, 2019;

•        References to “IT” refer to information technology;

•        References to “Loeb” refer to Loeb & Loeb LLP;

•        References to “LOI” refer to a letter of intent;

•        References to “mature spaces” refer to Ucommune’s spaces that have been open for more than 24 months;

•        References to “members” refer to the individuals and enterprises that have registered on U Bazaar and have received reward points as of a given date;

•        References to “Merger Agreement” refer to the merger agreement between Orisun, PubCo, and Merger Sub and Ucommune and certain other parties;

•        References to “new tier-1 cities” refer to the relatively developed cities following the tier-1 cities in China, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, Dongguan;

•        References to “Plan of Merger” refer respectively to the statutory plan of merger (including the memorandum and articles of association) to be filed with the Registrar of Companies in the Cayman Islands;

•        References to “SAFE” refer to the State Administration for Foreign Exchange;

•        References to “Shengguang Zhongshuo” refer to Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd.;

•        References to “SME” refer to small and medium enterprises;

•        References to “space(s) operated by Ucommune’s associate(s)” refer to the agile office space(s) in which Ucommune has a minority interest investment but are operated by its associate(s); and Ucommune accounts for its investment under the equity method but do not consolidate the revenue of such spaces into its combined and consolidated financial statements;

•        References to “Sponsor” refer to Everstone Investments LLC;

•        References to “tier-1 cities” refer to the most developed cities in China, namely Beijing, Shanghai, Guangzhou and Shenzhen;

•        References to “RMB” or “Renminbi” refer to the legal currency of the PRC;

•        References to “U Bazaar” refer to the mobile app developed by Beijing U Bazaar Technology Co., Ltd.;

•        References to “Ucommune Technology” refer to Ucommune (Beijing) Technology Co., Ltd.;

•        References to “Ucommune Venture” refer to Ucommune (Beijing) Venture Investment Co., Ltd.;

•        References to “US Dollars,” “$,” or “US$” refer to the legal currency of the United States;

•        References to “U.S. GAAP” refer to accounting principles generally accepted in the United States;

•        References to “VWAP” refer to the dollar volume-weighted average price for such security on any securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the

VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period;

•        References to “variable interest entities” or “VIEs” refer to Ucommune (Beijing) Venture Investment Co., Ltd., Beijing U Bazaar Technology Co., Ltd. and Beijing Weixue Tianxia Education Technology Co., Ltd., which are PRC companies in which Ucommune does not have equity interests but whose financial results have been consolidated into Ucommune’s combined and consolidated financial statements in accordance with U.S. GAAP, due to Ucommune’s having effective control over, and its being the primary beneficiary of, such entities;

•        References to “Weixue Tianxia” refer to Beijing Weixue Tianxia Education Technology Co., Ltd;

•        References to “2019 Plan” refer to Ucommune Group Holdings Limited 2019 Share Incentive Plan.

•        References to “2020 Plan” refer to PubCo 2020 Share Incentive Plan.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.9762 to US$1.00, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2019. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On August 7, 2020, the noon buying rate for Renminbi was RMB 6.9670 to US$1.00.

Orisun Acquisition Corp.
555 Madison Avenue, Room 543
New York, NY 10022
(917)293-9588

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2020

TO THE STOCKHOLDERS OF ORISUN ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Orisun Acquisition Corp., a Delaware corporation (“Orisun”), will be held on November 16, 2020 at 10:00 a.m. Eastern Time as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

The Special Meeting will be held for the following purposes:

I.       To approve the merger of Orisun with and into PubCo, its wholly owned Cayman Islands subsidiary, with PubCo surviving the merger. The merger will change Orisun’s place of incorporation from Delaware to the Cayman Islands. We refer to the merger as the Reincorporation Merger. This proposal is referred to as the Reincorporation Merger Proposal or Proposal No.1. Holders of ORSN Common Stock as of record date are entitled to vote on this proposal.

II.     To approve the authorization for PubCo’s board of directors to complete the merger of Merger Sub into Ucommune, resulting in Ucommune becoming a wholly owned subsidiary of PubCo. We refer to the merger as the Acquisition Merger. This proposal is referred to as the Acquisition Merger Proposal or Proposal No.2. Holders of ORSN Common Stock as of record date are entitled to vote on this proposal.

III.    To approve the Incentive Plan, which we refer to as the Incentive Plan Proposal or Proposal No.3. Holders of ORSN Common Stock as of record date are entitled to vote on this proposal.

IV.     To approve the adjournment of the Special Meeting in the event Orisun does not receive the requisite stockholder vote to approve any of the above Proposals. This proposal is called the Adjournment Proposal or Proposal No.4.

All of the proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Orisun will not consummate the Business Combination. If Orisun does not consummate the Business Combination and fails to complete an initial business combination by February 6, 2021 (18 months after the consummation of the IPO with two three-months extension exercised), or up to May 6, 2021 (21 months after the consummation of the IPO if the time-period is extended, as described herein), Orisun will be required to dissolve and liquidate.

As of October 7, 2020, there were 5,783,235 share of ORSN Common Stock issued and outstanding and entitled to vote. Only Orisun stockholders who hold shares of record as of the close of business on October 7, 2020 are entitled to vote at the Special Meeting or any adjournment of the Special Meeting. This proxy statement/prospectus is first being mailed to Orisun stockholders on or about November 5, 2020. Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding ORSN Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof; provided, however, that if 3,817,564 or more of the ordinary shares purchased in the IPO demand redemption of their ORSN Common Stock, then the Business Combination may not be completed. Assuming that a quorum is present, attending the Special Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Whether or not you plan to attend the Special Meeting in person, please submit your proxy card without delay to Morrow Sodali LLC not later than the time appointed for the Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting. If you fail to return your proxy card and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. You may revoke a proxy at any time before it is voted at the Special Meeting by executing and returning a proxy card dated later than the previous one, by attending the Special Meeting in person and casting your vote by ballot or by submitting a written revocation to Morrow Sodali LLC, that is received by the proxy solicitor before we take the vote at the Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Orisun board of directors unanimously recommends that you vote “FOR” approval of each of the Proposals.

By order of the Board of Directors,
/s/ Wei Chen
Wei Chen Chief Executive Officer of Orisun Acquisition Corp
November 5, 2020

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed by PubCo (File No. 333-248191) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Class A Ordinary Shares to Orisun’s stockholders, (ii) the PubCo Warrants to holders of ORSN Warrants in exchange for the ORSN Warrants, and (iii) the PubCo Class A Ordinary Shares underlying the PubCo Warrants, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Special Meeting at which Orisun’s stockholders will be asked to consider and vote upon the Proposals to approve the Reincorporation Merger, the Acquisition Merger and the Incentive Plan Proposal.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, PubCo will be required to file its Annual Report on Form 20-F with the SEC no later than four months following its fiscal year end. Orisun files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Orisun’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Orisun’s proxy solicitor, Morrow Sodali LLC, 470 West Avenue, Stamford CT 06902, individual call toll-free at (800) 662-5200 and banks and brokers call at (203) 658-9400.

All information contained in this proxy statement/prospectus relating to Orisun, PubCo and Merger Sub has been supplied by Orisun, and all such information relating to Ucommune has been supplied by Ucommune. Information provided by either of Orisun or Ucommune does not constitute any representation, estimate or projection of the other party.

Neither Orisun, PubCo, Merger Sub nor Ucommune has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of PubCo, Orisun and/or Ucommune and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune,” and “Business of Ucommune.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Orisun and Ucommune, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Orisun and the following:

•        expectations regarding Ucommune’s strategies and future financial performance, including Ucommune’s future business plans or objectives, prospective performance and opportunities and competitors, revenues, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Ucommune’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Ucommune, Orisun and others following announcement of the Merger Agreement and transactions contemplated therein;

•        the inability to complete the Business Combination due to the failure to obtain Orisun stockholders’ approval;

•        the risk that the proposed Business Combination disrupts current plans and operations of Ucommune as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of ORSN Common Stock being greater than expected;

•        the management and board composition of PubCo following the proposed Business Combination;

•        the ability to list PubCo’s securities on Nasdaq;

•        limited liquidity and trading of Orisun’s and PubCo’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that Ucommune, PubCo and/or Orisun may be adversely affected by other economic, business, and/or competitive factors;

•        operational risk;

•        litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Ucommune’s resources;

•        fluctuations in exchange rates between the foreign currencies in which Ucommune typically does business and the United States dollar; and

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Orisun, Ucommune and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Ucommune, Orisun, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, PubCo, Ucommune and Orisun undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

Q:     What is the purpose of this document?

A:     Orisun is proposing to consummate the Business Combination. The Business Combination consists of the Reincorporation Merger and the Acquisition Merger, each of which are described in this proxy statement/prospectus. In addition, the Merger Agreement and the Plan of Merger is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

Approval of the Reincorporation Merger and the Acquisition Merger will each require the affirmative vote of the holders of a majority of the issued and outstanding ORSN Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof; provided, however, that if holders of more than 3,817,564 ORSN Common Stock exercise their redemption rights then the Business Combination may not be completed.

Q:     What is being voted on at the Special Meeting?

A:     Below are the Proposals that the Orisun’s stockholders are being asked to vote on:

•        The Reincorporation Merger Proposal to approve the Reincorporation Merger and the Plan of Merger;

•        The Acquisition Merger Proposal to approve the Acquisition Merger;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•        The Adjournment Proposal to approve the adjournment of the Special Meeting in the event Orisun does not receive the requisite stockholder vote to approve the above Proposals.

Approval of each of the Proposals requires the affirmative vote of the holders of a majority of the issued and outstanding ORSN Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof; provided, however, that if holders of more than 3,817,564 ORSN Common Stock exercise their redemption rights then the Business Combination may not be completed. As of the record date, 1,343,211 shares held by the initial stockholders and Chardan, or approximately 23.23% of the outstanding ORSN Common Stock, would be voted in favor of each of the Proposals.

Q:     Are any of the proposals conditioned on one another?

A:     Yes, the Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, Orisun will not consummate the Business Combination. If Orisun does not consummate the Business Combination and fails to complete an initial business combination by February 6, 2021 (18 months after the consummation of the IPO with two three-months extension exercised), or up to May 6, 2021 (21 months after the consummation of the IPO if the time-period is extended, as described herein), Orisun will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Q:     Do any of Orisun’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     Orisun’s directors and officers may have interests in the Business Combination that are different from your interests as a stockholder. In December 2018, Orisun issued an aggregate of 1,150,000 shares of common stock to our initial stockholders including the Sponsor, which we refer to herein as “insider shares,” for an aggregate purchase price of $25,000. Simultaneously with the closing of the IPO, Orisun consummated a private placement of 220,000 units (the “Private Units”) at a price of $10.00 per Private Unit. Simultaneously with the sale of the over-allotment units in the IPO, Orisun consummated a private sale of an additional 13,201 Private Units to the Sponsor and Chardan.

If Orisun does not consummate the Business Combination by February 6, 2021 (18 months after the consummation of the IPO with two three-months extension exercised), or up to May 6, 2021 (21 months after the consummation of the IPO if the time-period is extended, as described herein), Orisun will be required to dissolve and liquidate and the securities held by our initial stockholders, including the Sponsor, will be worthless because the initial stockholders have agreed to waive their rights to any liquidation distributions.

The exercise of Orisun’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Orisun stockholders’ best interests.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will take place on November 16, 2020, at 10:00 a.m, Eastern Time. Due to the COVID-19 pandemic, Orisun will be holding its Special Meeting as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Q:     Who may vote at the Special Meeting?

A:     Only holders of record of ORSN Common Stock as of the close of business on October 7, 2020 (the record date) may vote at the Special Meeting. As of October 7, 2020, there were 5,783,235 ORSN Common Stock outstanding and entitled to vote. Please see the section titled “The Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Special Meeting?

A:     Shareholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Special Meeting must be present in person or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. ORSN Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Special Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:     What vote is required to approve the Proposals?

A:     Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding ORSN Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof. Since each of the Proposals require the affirmative vote of a majority of the ORSN Common Stock present and entitled to vote at the Special Meeting or any adjournment thereof, attending the Special Meeting either in person or by proxy and abstaining from voting will have the same effect as voting “AGAINST” the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Q:     How will the initial stockholders vote?

A:     Orisun’s initial stockholders, who as of the record date, owned 1,321,011 shares of ORSN Common Stock, or approximately 22.84% of the issued and outstanding ORSN Common Stock, have agreed to vote their respective shares acquired by them prior to the IPO in favor of the Reincorporation Merger Proposal, Acquisition Merger Proposal and other related proposals. The initial stockholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Proposals.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Orisun stockholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     Do I need to attend the Special Meeting to vote my shares?

A:     No. You are invited to attend the Special Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting to vote your ORSN Common Stock. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. Orisun encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     Am I required to vote against the Reincorporation Merger and the Acquisition Merger Proposal in order to have my ORSN Common Stock redeemed?

A:     No. You are not required to vote against the Reincorporation Merger Proposal and the Acquisition Merger Proposal in order to have the right to demand that Orisun redeem your ORSN Common Stock for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the ORSN Common Stock are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of ORSN Common Stock electing to exercise their redemption rights will not be entitled to receive such payments and their ORSN Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on November 12, 2020 (two business days before the Special Meeting), that Orisun redeem your shares for cash, and (ii) submit your request in writing to Orisun’s transfer agent, at the address listed at the end of this section and deliver your shares to Orisun’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Orisun’s transfer agent two business days prior to the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Special Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of ORSN Common Stock as of the record date. Any public stockholder who holds ORSN Common Stock on or before November 12, 2020 (two (2) business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

American Stock Transfer & Trust Company, LLC
6201 15th Ave, Brooklyn NY 11219
Attn: Felix Orihuela
E-mail: Admin42@astfinancial.com
Telephone: 718-921-8380

Q:     How can I vote?

A:     If you were a holder of record of ORSN Common Stock on October 7, 2020, the record date for the Special Meeting, you may vote with respect to the Proposals in person at the Special Meeting, or by submitting a proxy by mail so that it is received prior to 10:00 a.m. Eastern Time on November 16, 2020, in accordance with the instructions provided to you under the section titled “The Special Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. Under Nasdaq rules, your broker, bank or nominee cannot vote your ORSN Common Stock with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Orisun believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your ORSN Common Stock without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your ORSN Common Stock; this indication that a bank, broker or nominee is not voting your ORSN Common Stock is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your ORSN Common Stock only if you provide instructions on how to vote. You should instruct your broker to vote your ORSN Common Stock in accordance with directions you provide.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Orisun will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting of Orisun stockholders. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:     What happens if I sell my ORSN Common Stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your ORSN Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Special Meeting. However, you would not be entitled to receive any PubCo Ordinary Shares following the consummation of the Business Combination because only Orisun’s stockholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Ordinary Shares in connection with the Business Combination.

Q:     Will I experience dilution as a result of the Business Combination?

A:     Prior to the Business Combination, the Orisun’s public stockholders who hold shares issued in the IPO own approximately 76.77% of Orisun’s issued and outstanding shares of common stock. After giving effect to the Business Combination and to (i) the issuance of the 70,000,000 PubCo Ordinary Shares in the Acquisition Merger, including 53,358,932 PubCo Class A Ordinary Shares and 9,452,407 PubCo Class B Ordinary Shares issued to the current Ucommune shareholders, and 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan upon closing; (ii) the issuance of up to 6,250,557 PubCo Class A Ordinary Shares to the Orisun stockholders in connection with the Reincorporation Merger (assuming there are no Orisun stockholders who exercise their redemption rights and an aggregate of 467,322 shares are issued upon conversion of the ORSN Rights, including private rights); (iii) assuming no exercise of the PubCo Warrants and not include the PubCo Class A Ordinary Shares issued to certain investors pursuant to the Backstop Agreement (as defined below); (iv) an aggregate of 24,420 PubCo Class A Ordinary Shares are issued upon conversion of the promissory note issued to Ucommune on July 28, 2020; and (v) an aggregate of 1,775,000 PubCo Class A Ordinary Shares are issued to Chardan as financial advisor and Mr. Feng Liu as M&A consultant to the Business Combination, Orisun’s current public stockholders will own approximately 6.26% of the issued share capital of PubCo.

Q:     Are Ucommune’s shareholders required to approve the Acquisition Merger?

A:     Yes. Ucommune’s shareholders’ approval of the Acquisition Merger, Merger Agreement and the plan of acquisition merger is required to consummate the Business Combination. In the event that the Acquisition Merger, Merger Agreement re the plan of acquisition merger fails to be authorized or approved by Ucommune’s shareholders and such breach has not been cured within fifteen (15) days following the receipt by Ucommune of a notice describing such breach, Orisun can terminate the Merger Agreement and will be entitled to a break-up fee of $3,000,000 promptly after such termination. Ucommune’s shareholders are not required to approve the Reincorporation Merger Proposal.

Q:     Is the consummation of the Business Combination subject to any conditions?

A:     Yes. The obligations of each of Orisun, Ucommune, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Special Meeting in person and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Special Meeting. If you hold your ORSN Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ORSN.info@investor.morrowsodali.com

Q:     Should I send in my stock certificates now?

A:     Yes. Orisun’s stockholders who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Special Meeting. Please see the section titled “The Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite stockholder approvals are received, Orisun expects that the Business Combination will occur as soon as practicable following the Special Meeting, but only after the registration of the plans of merger by the Registrar of Companies of the Cayman Islands with respect to the Reincorporation Merger and the Acquisition Merger. However, if Orisun anticipates that it may not be able to consummate its initial business combination on or before February 6, 2021 (within 18 months from the closing of the IPO), Orisun may, but is not obligated to, extend the period of time to consummate a business combination by an additional three months through February 6, 2021 (for a total of up to 21 months to complete a business combination). Pursuant to the terms of Orisun’s amended and restated certificate of incorporation and the trust agreement entered into between Orisun and the transfer agent, in order to extend the time available for Orisun to consummate its initial business combination, Orisun’s insiders or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $444,002 on or prior to the date of the applicable deadline.

Q:     Who will manage PubCo?

A:     Mr. Zhuangkun He, who currently serves as Chief Executive Officer of Ucommune, and Mr. Cheong Kwok Mun, who currently serves as Chief Financial Officer of Ucommune, will serve in those respective roles at PubCo following the consummation of the Business Combination. For more information on PubCo’s current and anticipated management, see the section titled “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated, Orisun may seek another suitable business combination. If Orisun does not consummate a business combination by the date that is 18 months from the closing of the IPO (or extended up to 21 months, as previously described), then pursuant to Article 6 of its amended and restated certificate of incorporation, Orisun’s officers must take all actions necessary in accordance with the General

Corporation Law of Delaware to dissolve and liquidate Orisun as soon as reasonably practicable. Following dissolution, Orisun will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of ORSN Common Stock who acquired such shares in Orisun’s IPO or in the aftermarket. The estimated consideration that each share of ORSN Common Stock would be paid at liquidation would be approximately $10.20 per share for stockholders based on amounts on deposit in the trust account as of October 28, 2020. The closing price of ORSN Common Stock on Nasdaq as of October 28, 2020 was $10.10. The Sponsor and other initial stockholders and Chardan waived the right to any liquidation distribution with respect to any ORSN Common Stock held by them.

Q:     What happens to the funds deposited in the trust account following the Business Combination?

A:     Following the closing of the Business Combination, holders of ORSN Common Stock exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to PubCo and utilized to fund working capital needs of PubCo. As of October 28, 2020, there was approximately $45,277,675.48 in Orisun’s trust account. Orisun estimates that approximately $10.20 per outstanding share issued in Orisun’s IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the trust account after such uses will be used for future working capital and other corporate purposes of the combined entity.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its ORSN Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the ORSN Common Stock under Section 302 of the Internal Revenue Code (the “Code”). If the redemption qualifies as a sale or exchange of the ORSN Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the ORSN Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the ORSN Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

Q:     Will holders of ORSN Common Stock, ORSN Rights or ORSN Warrants be subject to U.S. federal income tax on the PubCo Ordinary Shares or PubCo Warrants received in the Business Combination?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code, and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of ORSN Common Stock, ORSN Rights, or ORSN Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger. The discussion in “Material U.S. Federal Income Tax Consequences of the Business Combination” reflects the opinion of Loeb as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of ORSN Common Stock, ORSN Rights, or ORSN Warrants, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described therein and otherwise herein (including uncertainty as to whether the Business Combination will be taxable for such U.S. Holders).

The rules under Section 367(a) and Section 368 of the Code, however, are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. If the Reincorporation Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, then a U.S. Holder that exchanges its ORSN Common Stock, ORSN Rights, or ORSN Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the ORSN Common Stock, ORSN Rights, and ORSN Warrants exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger and the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Orisun’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ORSN.info@investor.morrowsodali.com

You may also obtain additional information about Orisun from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

DELIVERY OF DOCUMENTS TO Orisun’s sTOCKholders

Pursuant to the rules of the SEC, Orisun and vendors that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus, unless Orisun has received contrary instructions from one or more of such stockholders. Upon written or oral request, Orisun will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that Orisun deliver single copies of this proxy statement/prospectus in the future. Stockholders may notify Orisun of their requests by contacting Morrow Sodali LLC as follows:

Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ORSN.info@investor.morrowsodali.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement and the Plan of Merger attached as Annex A, the PubCo’s Memorandum and Articles of Association attached as Annex B, the Incentive Plan attached as Annex C and, the Escrow Agreement attached as Annex D. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Orisun’s stockholders.

The Parties to the Business Combination

Orisun Acquisition Corp.

Orisun was incorporated as a blank check company on October 22, 2018, under the laws of the State of Delaware, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Orisun’s efforts to identify prospective target businesses were not limited to any particular industry or geographic location.

On August 6, 2019, Orisun consummated the IPO of 4,000,000 units, at $10.00 per unit, generating gross proceeds of $40,000,000. We granted the underwriters a 45-day option to purchase up to 600,000 additional ORSN Units to cover over-allotments at IPO price, less the underwriting discounts and commissions. Simultaneously with the closing of the IPO, we consummated the sale of 220,000 units (the “Private Units”) at a price of $10.00 per unit in a private placement to Sponsor and Chardan, generating gross proceeds of $2,200,000. In addition, the company sold to Chardan (and its designees), for $100, an option to purchase 300,000 ORSN Units exercisable at $11.50 per unit (or an aggregate exercise price of $3,450,000) commencing upon the consummation of a Business Combination.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the company consummated the sale of an additional 440,024 ORSN Units at a price of $10.00 per unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per unit) was placed in the trust account. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, Orisun issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase options may be exercised for cash or on a cashless basis, at the holder’s option, and expires on August 2, 2024.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $44,400,240 was deposited into a trust account established for the benefit of Orisun’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

The Private Units are identical to the units sold in the IPO except that the warrants included in the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, Chardan or their permitted transferees. Additionally, because the Private Units were issued in a private transaction, the Sponsor, Chardan and their permitted transferees are allowed to exercise the warrants included in the Private Units for cash even if a registration statement covering the common stock issuable upon exercise of such warrants is not effective and receive unregistered common stock. The Sponsor and Chardan agreed not to transfer, assign or sell any of the Private Units or underlying securities (except in limited circumstances), until the completion of the Orisun’s initial business combination. The Sponsor and Chardan were granted certain demand and piggyback registration rights in connection with the purchase of the Private Units.

In accordance with Orisun’s amended and restated certificate of incorporation, the amounts held in the trust account may only be used by Orisun upon the consummation of a business combination, except that there can be released to Orisun, from time to time, any interest earned on the funds in the trust account that it may need to pay its tax obligations. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and Orisun’s liquidation. Orisun must liquidate unless a business combination is consummated by the date that is 18 months from the closing of the IPO. However, if Orisun anticipates that it may not be able to consummate an initial business combination within 18 months from the closing of the IPO, Orisun may, but is not obligated to, extend the period of time to consummate a business combination by an additional three months (for a total of up to 21 months to complete a business combination). Pursuant to the terms of Orisun’s amended and restated certificate of incorporation and the trust agreement entered into between Orisun and the transfer agent, in order to extend the time available for Orisun to consummate the initial business combination, Orisun’s insiders or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $444,002 on or prior to the date of the applicable deadline.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $44,400,240 was deposited into a trust account established for the benefit of Orisun’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of October 28, 2020, we had approximately $76,599.96 of unused net proceeds that were not deposited into the trust account to pay future general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of October 28, 2020, there was $45,277,675.48 held in the trust account (including $384,457.18 of accrued interest which we can withdraw to pay taxes).

Orisun’s units, shares, warrants and rights are each quoted on Nasdaq, under the symbols “ORSNU,” “ORSN,” “ORSNW” and “ORSNR,” respectively. Each ORSN Unit consists of one share of common stock, one warrant entitling its holder to purchase one-half of one share of common stock at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of the Business Combination. Orisun’s units commenced trading on Nasdaq on August 2, 2019. Orisun’s common stock, public rights and public warrants commenced trading on Nasdaq on November 7, 2019.

Ucommune Group Holdings Limited

Ucommune is China’s leading agile office space manager and provider. As of June 30, 2020, Ucommune managed 185 (of which 153 were in operation) spaces in 47 cities. Ucommune’s offline agile office space services include self-operated models of U Space, U Studio and U Design, as well as asset-light models U Brand and U Partner. Founded in 2015, Ucommune has created a large-scale intelligent agile office ecosystem where its members can leverage its network to reach their full potential and collectively create maximum value.

Ucommune operates the largest agile office space community in China in terms of the number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Ucommune’s nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Such unique and comprehensive network provides Ucommune’s enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations expeditiously and enhance productivity. Ucommune is also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China. Ucommune believes the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Leveraging its physical spaces, Ucommune also offers a comprehensive suite of corporate services to empower its members, which Ucommune refers to as U Plus services.

Ucommune’s expertise in the real estate and retail industries has enabled it to operate its agile office spaces with high efficiency. Since the launch of its first agile office space in September 2015, Ucommune has replicated its success across China and expanded its footprint overseas by leveraging its strong management and chain operating capabilities. Ucommune had 185 spaces across 47 cities as of June 30, 2020 of which 153 spaces were in operation, providing approximately 58,500 workstations to its members, and 32 spaces were under construction or preparation for construction.

In September 2018, Ucommune was incorporated under the laws of the Cayman Islands. Ucommune’s principal executive offices are located at Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. Ucommune’s telephone number at this address is +8610 6506-7789. Ucommune’s registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, Ucommune will become a wholly owned subsidiary of PubCo.

The information contained on, or accessible through, Ucommune’s website is not incorporated by reference into this proxy statement, and you should not consider any information contained on, or that can be accessed through, Ucommune’s website as part of this proxy statement or in deciding how to vote your shares. For more information on Ucommune, please see the sections entitled “Business of Ucommune” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune.”

Ucommune International Ltd

Ucommune International Ltd or PubCo was incorporated on June 16, 2020 under the laws of Cayman Islands for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Ucommune following the Business Combination.

Everstone International Ltd

Everstone International Ltd or Merger Sub was incorporated on June 16, 2020 under the laws of the Cayman Islands, as a wholly-owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Ucommune pursuant to the Acquisition Merger.

The Business Combination and the Merger Agreement

The Merger Agreement was entered into by and among Orisun, PubCo, Merger Sub, Ucommune and certain other parties on June 29, 2020. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation Merger and the Acquisition Merger.

The Reincorporation Merger

Concurrently with the Acquisition Merger, Orisun will reincorporate to Cayman Islands by merging with and into the PubCo, a Cayman Islands exempted company and wholly owned subsidiary of Orisun. The separate corporate existence of Orisun will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding ORSN Units will separate into their individual components of ORSN Common Stock, ORSN Rights and ORSN Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the Orisun stockholders shall be exchanged as follows:

(i)     Each share of ORSN Common Stock, issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such ORSN Common Stock, PubCo shall issue to each Orisun stockholder (other than Orisun stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid;

(ii)    Each ORSN Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one-half of one PubCo Class A Ordinary Share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the ORSN Warrants; and

(iii)   The holders of ORSN Rights issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A Ordinary Share in exchange for the cancellation of each ORSN Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

Upon the closing of the Reincorporation Merger, PubCo Ordinary Shares will be reclassified into PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, where each PubCo Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at all general meetings of the post-Business Combination company and each PubCo Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at all general meetings of the post-Business Combination company.

The Acquisition Merger

Concurrently with the Reincorporation Merger, Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into Ucommune, resulting in Ucommune being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Acquisition Merger is $700,000,000, payable in the form of 70,000,000 newly issued PubCo Ordinary Shares valued at $10.00 per share to Ucommune and its shareholders. At the closing of the Acquisition Merger, the issued and outstanding shares in Ucommune held by the former Ucommune shareholders will be cancelled and ceased to exist, in exchange for the issue of an aggregate of 53,358,932 PubCo Class A Ordinary Shares and 9,452,407 PubCo Class B Ordinary Shares, among which 3,140,567 PubCo Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. 7,188,661 PubCo Class A Ordinary Shares will be reserved and authorized for issuance under the Incentive Plan upon closing. At the closing of the Acquisition Merger, the one fully paid share in Merger Sub held by PubCo will become one fully paid share in the surviving corporation, so that Ucommune will become a wholly owned subsidiary of PubCo.

Additionally, certain Ucommune shareholders may be entitled to receive earn-out shares as follows:

(i)     2,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2020;

(ii)    1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2021; and

(iii)   1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $30 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2022.

For more information about the Business Combination, please see the sections titled “Proposal No. 1 — The Reincorporation Merger Proposal” and “Proposal No. 2 — The Acquisition Merger Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to this proxy statement/prospectus as Annex A.

Post-Business Combination Structure and Impact on the Public Float

The following chart illustrates the ownership structure of PubCo immediately following the Business Combination. The equity interests shown in the diagram below were calculated based on the assumptions that (i) no Orisun stockholder exercises its redemption, (ii) none of the parties in the chart below purchase ORSN Common Stock in the open market, (iii) an aggregate of 24,420 shares are issued upon conversion of the promissory note issued to Ucommune; and (iv) there are no other issuances of equity by Orisun prior to or in connection with the consummation of the Business Combination. Notwithstanding the foregoing, the ownership percentages set forth below take into account the 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan and do not take into account (a) the earn-out shares, (b) the conversion of the Notes (as defined herein), (c) the PubCo Class A Ordinary Shares issued to certain investors at the closing pursuant to the Backstop Agreement, and (d) the exercise of any PubCo Warrants.

The ownership percentages with respect to the post-Business Combination company set forth above do not take into account $422,001 aggregate principal amount of promissory notes held by the Sponsor or its affiliates (the “Notes”) which, at its discretion, may be converted upon the consummation of the Business Combination, at a conversion price of $10.00 into 46,420 PubCo Class A Ordinary Shares (including the conversion of the ORSN Rights into 4,220 PubCo Class A Ordinary Shares) and 42,200 PubCo Warrants. If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable upon the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven members. All members of the PubCo board of directors will be designated by Ucommune and a majority of whom will be considered “independent” under Nasdaq’s listing standards. See section titled “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

Other Documents Relating to the Business Combination

Backstop Agreement

In connection with the transactions, and as of October 30, 2020, Orisun, PubCo and Ucommune have entered into backstop agreements (each, a “Backstop Agreement”) with 17 investors, pursuant to which, the investors will agree to invest no less than $66 million funds through (i) acquiring ORSN Common Stock in open market or in private transactions prior to the closing of the Business Combination at the then prevailing market price of the shares, or (ii) acquiring PubCo Class A Ordinary Shares concurrently with the closing of the Business Combination at $10.10 per share (the “PIPE Shares”).

Pursuant to the Backstop Agreements, PubCo will agree that, after the closing of the Business Combination and subject to certain conditions set forth in the Backstop Agreement, PubCo will file with the SEC a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and PubCo shall use its good faith commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In addition, subject to certain exceptions, if any time after the closing of the Business Combination, PubCo proposes to file a registration statement under the Securities Act with respect to its securities, under the Backstop Agreement, PubCo shall give notice to holders of PIPE Shares as to the proposed filing and offer such stockholders an opportunity to register the sale of such number of their registrable securities as they request in writing.

Escrow Agreement

In connection with the transactions, the PubCo, the Shareholders’ Representative of Ucommune and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will issue 3,140,567 of its PubCo Ordinary Shares to be held in escrow to secure the indemnification obligations as contemplated by the Merger Agreement. The form of Escrow Agreement that was attached as an exhibit to the Merger Agreement is attached to this proxy statement as Annex D.

Lock-up Agreements

In connection with the transactions, PubCo will enter into a Lock-Up Agreement with each Ucommune shareholder with respect to certain lock-up arrangements, which will provide that such Ucommune shareholder will not, within certain period of time from the closing of the Business Combination, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

Redemption Rights

Pursuant to Orisun’s amended and restated certificate of incorporation, Orisun’s public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of October 28, 2020, this would have amounted to approximately $10.20 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (x) hold public ORSN Common Stock or (y) hold public ORSN Common Stock through ORSN Units and you elect to separate your ORSN Units into the underlying public ORSN Common Stock, public ORSN Rights and public ORSN Warrants prior to exercising your redemption rights with respect to the public ORSN Common Stock; and

(ii)    prior to 5:00 p.m., Eastern Time, on November 12, 2020, (a) submit a written request to the transfer agent that Orisun redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

Holders of outstanding ORSN Units must separate the underlying ORSN Common Stock, ORSN Warrants and ORSN Rights prior to exercising redemption rights with respect to the ORSN Common Stock. If ORSN Units are registered in a holder’s own name, the holder must deliver the certificate for its ORSN Units to the transfer agent with written instructions to separate the ORSN Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ORSN Common Stock from the ORSN Units.

If a broker, dealer, commercial bank, trust company or other nominee holds ORSN Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s ORSN Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of ORSN Units to be separated and the nominee holding such ORSN Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant ORSN Units and a deposit of an equal number of ORSN Common Stock, ORSN Warrants and ORSN Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the ORSN Common Stock from the ORSN Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their ORSN Common Stock to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Any request for redemption, once made, may be withdrawn at any time up to two business days immediately preceding the Special Meeting. Furthermore, if a stockholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the Special Meeting not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the ORSN Common Stock.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “The Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public stockholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Orisun will promptly return the share certificates to the public stockholder.

The Proposals

At the Special Meeting, the Orisun’s stockholders will be asked to vote on the following:

•        the Reincorporation Merger Proposal;

•        the Acquisition Merger Proposal;

•        the Incentive Plan Proposal; and

•        the Adjournment Proposal.

Please see the sections titled “The Special Meeting” on page 69 for more information on the foregoing Proposals.

Voting Securities, Record Date

As of October 7, 2020, there were 5,783,235 shares of ORSN Common Stock issued and outstanding. Only Orisun’s stockholders who hold shares of ORSN Common Stock of record as of the close of business on October 7, 2020 are entitled to vote at the Special Meeting or any adjournment of the Special Meeting. Approval of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding ORSN Common Stock present and entitled to vote at the Special Meeting; provided, however, that if 3,817,564 or more of the holders of ORSN Common Stock exercise their redemption rights then the Business Combination may not be completed.

As of October 7, 2020, the initial stockholders and Chardan collectively owned and was entitled to vote 1,343,211 shares of ORSN Common Stock, or approximately 23.23% of Orisun’s outstanding shares. With respect to the Business Combination, the initial stockholders and Chardan, which owns approximately 23.23% of Orisun’s outstanding shares as of the record date, has agreed to vote its ORSN Common Stock in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, and intends to vote for the other Proposals although there is no agreement in place with respect to voting on the other Proposals.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Orisun will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ucommune expecting to have a majority of the voting power of the post-combination company, Ucommune senior management comprising all of the senior management of the post-combination company, the relative size of Ucommune compared to Orisun, and Ucommune operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Ucommune issuing stock for the net assets of Orisun, accompanied by a recapitalization. The net assets of Orisun will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ucommune.

Regulatory Approvals

The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the plans of merger.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Orisun board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that Orisun’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), Orisun will be required to liquidate. In such event, the 1,110,010 shares of ORSN Common Stock held by the initial stockholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $11,211,101.00 based on the closing price of ORSN Common Stock of $10.10 on Nasdaq as of October 28, 2020;

•        If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), the 233,201 Private Units purchased by the Sponsor and Chardan for a total purchase price of $2,332,010, will be worthless. Such Private Units had an aggregate market value of approximately $2,518,570.80 closing price of ORSN Units of $10.80 on Nasdaq as of October 28, 2020;

•        As of October 28, 2020, Orisun has $422,001 in aggregate principal amount outstanding under the Notes that, at the Sponsor’s option, are convertible into units of Orisun upon the closing of the Business Combination. If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), then such loans may not be repaid;

•        The exercise of Orisun’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest; and

•        If the Business Combination with Ucommune is completed, Ucommune will designate all members of the board of directors.

Recommendations of the Orisun’s Board of Directors to the Orisun’s Stockholders

After careful consideration of the terms and conditions of the Merger Agreement, the Orisun board of directors has determined that Business Combination and the transactions contemplated thereby are fair to and in the best interests of Orisun and its stockholders. In reaching its decision with respect to the Reincorporation Merger and the Acquisition Merger, the Orisun board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by Ucommune. The Orisun board of directors did not obtain a fairness opinion on which to base its assessment. Orisun board of directors recommends that Orisun’s stockholders vote:

•        FOR the Reincorporation Merger Proposal;

•        FOR the Acquisition Merger Proposal;

•        FOR the Incentive Plan Proposal; and

•        FOR the Adjournment Proposal.

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 26 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Orisun’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination.

UCOMMUNE SUMMARY FINANCIAL INFORMATION

The following summary combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, summary combined and consolidated balance sheet data as of December 31, 2018 and 2019 and summary combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from Ucommune’s audited combined and consolidated financial statements included elsewhere in this proxy statement/prospectus. The following summary combined and consolidated statements of operations data for the six months ended June 30, 2019 and 2020, summary combined and consolidated balance sheet data as of June 30, 2020 and summary combined and consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from Ucommune’s unaudited combined and consolidated interim financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as Ucommune’s audited combined and consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that Ucommune considers necessary for a fair statement of its financial position and operating results for the periods presented. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Ucommune. You should read this Summary Financial Information section together with our combined and consolidated financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune” contained elsewhere herein.

The following table presents Ucommune’s summary combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, and for the six months ended June 30, 2019 and 2020

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Summary Combined and Consolidated Statements of Operation:
Revenue:
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	268,519	55.2	239,004	33,760	60.0
Marketing and branding service revenue	24,617	5.5	534,826	76,664	45.8	181,741	37.4	126,480	17,866	31.7
Other service revenue	29,535	6.6	74,538	10,685	6.4	36,240	7.4	33,083	4,673	8.3
Total revenue	448,508	100.0	1,167,358	167,334	100.0	486,500	100.0	398,567	56,299	100.0
Cost of revenue:
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(401,831)	(82.6)	(300,909)	(42,504)	(75.5)
Marketing and branding service	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(152,132)	(31.3)	(117,612)	(16,613)	(29.5)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(31,782)	(6.5)	(28,496)	(4,025)	(7.1)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(585,745)	(120.4)	(447,017)	(63,142)	(112.2)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(9.5)	(33,462)	(4,727)	(8.4)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(12,834)	(2.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(29,864)	(6.1)	(16,873)	(2,383)	(4.2)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(89,270)	(18.3)	(40,618)	(5,737)	(10.2)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	—	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(141,164)	(29.0)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(418,500)	(86.0)	(139,403)	(19,690)	(35.0)

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Interest income	21,574	4.8	5,944	852	0.5	4,284	0.9	3,006	425	0.8
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(5,038)	(1.0)	(10,091)	(1,425)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	9,431	1.9	6,578	929	1.7
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.4)	—	—	—
Gain on disposal of long-term investments	2,030	0.5	—	—	—	—	—	—	—	—
Other expense, net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(16,673)	(3.4)	(48,629)	(6,869)	(12.2)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(428,496)	(88.1)	(188,539)	(26,630)	(47.3)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(2,648)	(0.5)	(1,085)	(153)	(0.2)
(Loss)/gain from Equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(2,017)	(0.4)	144	20	0.0
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(433,161)	(89.0)	(189,480)	(26,763)	(47.5)
Less: net loss attributable to noncontrolling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(13,395)	(2.8)	(3,255)	(456)	(0.8)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(419,766)	(86.3)	(186,255)	(26,307)	(46.7)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
Weighted average shares used in calculating net loss per share
Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A
Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A

The following table presents Ucommune’s summary combined and consolidated balance sheet data as of December 31, 2018 and 2019 and June 30, 2020.

	As of December 31,			As of June 30,
	2018	2019		2020 unaudited
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	274,633	175,774	25,196	111,987	15,818
Restricted cash, current	11,000	—	—	—	—
Term deposits, current	24,000	41,715	5,979	42,950	6,067
Short-term investments	32,200	37,930	5,437	13,880	1,961
Accounts receivable, net of allowance	69,368	86,200	12,356	65,187	9,208
Prepaid expenses and other current assets	95,784	135,830	19,470	130,514	18,435
Loan receivable	190,000	—	—	—	—
Amounts due from related parties, current	25,660	52,611	7,541	51,012	7,206
Held-for-sale asset, current	—	365,233	51,064	327,216	46,220
Total current assets	722,645	886,293	127,043	742,746	104,915
Non-current assets
Restricted cash, non-current	22,273	20,527	2,942	26,834	3,790
Long-term investments	73,167	29,329	4,204	28,108	3,970
Property and equipment, net	490,351	567,844	81,397	432,373	61,074
Right-of-use assets, net	1,935,401	1,851,729	265,435	1,378,601	194,731
Intangible assets, net	30,142	40,105	5,749	34,180	4,828
Goodwill	1,419,018	1,533,485	219,817	1,533,485	216,609
Rental deposit	91,251	98,486	14,117	81,680	11,538
Long-term prepaid expenses	184,833	116,363	16,680	115,567	16,324
Amounts due from related parties, non-current	2,220	884	127	884	125
Other assets, non-current	3,385	185	27	407	57
Total non-current assets	4,252,041	4,258,937	610,495	3,632,119	513,046
Total assets	4,974,686	5,145,230	737,538	4,374,865	617,961
Total current liabilities	2,879,466	1,625,690	233,031	1,415,947	200,006
Total non-current liabilities	1,499,148	1,415,426	202,894	1,046,110	147,765
Total liabilities	4,378,614	3,041,116	435,925	2,462,057	347,771
Total shareholders’ equity	596,072	2,104,114	301,613	1,912,808	270,190
Total liabilities and shareholders’ equity	4,974,686	5,145,230	737,538	4,374,865	617,961

The following table presents Ucommune’s summary combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 and the six months ended September 30, 2018 and 2019.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(52,071)	(223,357)	(32,015)	(109,954)	2,418	342
Net cash provided by/(used in) investing activities	(29,685)	7,424	1,063	(17,391)	(38,651)	(5,461)
Net cash provided by financing activities	189,862	104,379	14,962	59,961	(22,908)	(3,236)
Effects of exchange rate changes	57	(51)	(9)	(156)	1,661	235
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(67,540)	(57,480)	(8,120)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	27,728
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	240,366	138,821	19,608

Non-GAAP Financial Measure

To supplement its combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, Ucommune uses adjusted net loss, a non-GAAP financial measure, which is calculated as net loss adjusted for impairment loss on long-lived assets, impairment loss on long-term investment and change in fair value of liabilities to be settled in shares, to understand and evaluate its core operating performance. Adjusted net loss is presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As adjusted net loss has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with GAAP. Ucommune encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(433,161)	(189,480)	(26,784)
Add:
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,462	4,727
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	—	—
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	141,164	—	—
Adjusted net loss	(340,569)	(537,715)	(77,079)	(243,875)	(156,018)	(22,057)

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of each of Ucommune and Orisun on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2019 and for the six months ended June 30, 2020 after giving effect to the Business Combination assuming (i) no redemption of ORSN Common Stock, (2) maximum redemption of ORSN Common Stock. The pro forma earnings information for the year ended December 31, 2019 and for the six months ended June 30, 2020 were computed as if the Business Combination had been completed on January 1, 2020, and carried forward through the interim period.

The historical book value per share is computed by dividing total common stockholders’ equity by the number of ORSN Common Stock outstanding at the end of the period. The pro forma combined book value per Orisun ordinary share is computed by dividing total pro forma common stockholders’ equity by the pro forma number of ORSN Common Stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s common stockholders by the pro forma weighted-average number of ORSN Common Stock outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Orisun and Ucommune and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Orisun and Ucommune pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Orisun and Ucommune would have been had the companies been combined during the periods presented.

(in thousands, except share and per share data)

	Ucommune	Orisun	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2019
Net loss	$(115,633)	$(31)	$(115,892)	$(115,892)
Weighted average shares outstanding – basic and diluted		1,366,531	73,336,896	69,519,332
Basic and diluted net (loss) income per share		(0.19)	(1.55)	(1.64)
Six Months Ended June 30, 2020
Net loss	(26,763)	(48)	(26,713)	(26,713)
Shareholders’ equity	241,959	5,000	283,175	244,679
Weighted average shares outstanding – basic and diluted		1,954,003	73,336,896	69,519,332
Basic and diluted net (loss) income per share		(0.08)	(0.36)	(0.38)
Shareholders’ equity per share – basic and diluted		2.56	3.86	3.52

SECURITIES AND DIVIDENDS

Orisun’s units, common stock, warrants and rights are each quoted on the Nasdaq, under the symbols “ORSNU,” “ORSN,” “ORSNW,” and “ORSNR,” respectively. Each ORSN Unit consists of one share of common stock, one warrant entitling its holder to purchase one-half of one share of common stock at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of the Business Combination. Orisun’s units commenced trading on Nasdaq on August 2, 2019. Orisun’s common stock, public rights and public warrants commenced trading on Nasdaq on November 7, 2019.

Orisun has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Orisun’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the PubCo board of directors. It is the present intention of Orisun board of directors to retain all earnings, if any, for use in its business operations and, accordingly, Orisun’s board does not anticipate declaring any dividends in the foreseeable future.

Ucommune’s securities are not currently publicly traded. We are applying to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq in connection with the Business Combination.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination.

Risk Factors Relating to Ucommune’s Business and Industry

Ucommune’s limited operating history makes it difficult to predict Ucommune’s future prospects, business and financial performance.

Ucommune launched its first space in September 2015 and officially launched its app, U Bazaar, in April 2016. Ucommune expanded its operations beyond Greater China to Singapore in July 2017. Ucommune entered into the New York market through the space operated by its associate in April 2018. In addition, Ucommune continually reviews its current operating models of spaces and explores new operating models for enhancing its operational efficiency and broadening its monetization channels. For example, leveraging Ucommune’s established capabilities, it further expanded the operations under U Partner in July 2019, which is a category under Ucommune’s asset-light model. Ucommune’s short operating history may not serve as an adequate basis for evaluating Ucommune’s prospects and future operating results, including Ucommune’s key operating data, net revenue, cash flows and operating margins. In addition, the agile office space industry in China is at an early stage of development and will continue to evolve. As a result, you may not be able to fully discern the market dynamics that Ucommune is subject to and to assess Ucommune’s business prospects.

Ucommune has encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to Ucommune’s ability to adapt to the industry, to maintain and monetize Ucommune’s member base and to introduce new offerings and services. If Ucommune is unable to successfully address these risks and uncertainties, Ucommune’s business, financial condition and results of operations could be materially and adversely affected.

Ucommune may not be able to retain existing members, especially those who enter into short-term contracts with it, or continue to attract new members at a level necessary to sustain or grow Ucommune’s business.

Ucommune’s membership fees constituted an important part of its net revenue, and Ucommune depends on the enlargement of its member base to build the vibrant community that Ucommune envisions. Any failure to attract existing members or bring new members in adequate numbers or at adequate rental rates would materially and adversely affect Ucommune’s business. To sustain Ucommune’s growth, Ucommune endeavors to retain Ucommune’s existing members and continually add new members to maintain or improve Ucommune’s occupancy rate.

Because the agile office space industry is relatively new and rapidly evolving, Ucommune faces uncertainties and challenges in maintaining and growing its member base. A significant number of Ucommune’s existing and target members consists of SMEs. These members frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment. If these businesses experience economic hardship, they may be unwilling or unable to use Ucommune’s services, which would reduce demand for Ucommune’s services, increase customer attrition and adversely affect Ucommune’s business, financial condition and results of operations. In addition, Ucommune may lose members due to adverse changes in general economic conditions or the regulatory environment in the regions in which Ucommune operates or the industries in which Ucommune’s members operate.

Ucommune has in the past experienced, and expects to continue to experience, fluctuations in its member base. Ucommune’s members may terminate their membership agreements for leasing Ucommune’s workstations or spaces with Ucommune at any time upon a one-month notice. Furthermore, Ucommune’s existing spaces may become unsuitable to members for a number of reasons. For example, Ucommune’s community could become less popular because of a shift in the local economic landscape, or Ucommune’s products and service offerings could become less favored by Ucommune’s members because of new work style trends or changes in the large enterprise members’ business plans. Launching new spaces, as mentioned above, is expensive and involves certain risks. Likewise, it would be costly and risky to develop and introduce new lines of products or service offerings.

Even if Ucommune attracts new members, these new members may not maintain the same level of involvement in Ucommune’s community. For example, they may not use or continue to use Ucommune’s U Plus services. In addition, Ucommune’s net revenue might be impacted by the discounts and other incentives Ucommune may offer to attract new members.

Ucommune’s growth has experienced volatility and are subject to various factors, some of which are beyond Ucommune’s control. If Ucommune is unable to manage Ucommune’s growth effectively, Ucommune’s business may be materially and adversely affected.

Ucommune’s growth has experienced volatility. The number of Ucommune’s agile office spaces increased from 191 as of December 31, 2018 to 204 as of December 31, 2019. Mainly due to the impact of COVID-19 in early 2020 and the strategy to refine space portfolio, the number of spaces decreased to 185 as of June 30, 2020. The number of Ucommune’s spaces in operation increased from 162 as of December 31, 2018 to 174 as of December 31, 2019 and decreased to 153 as of June 30, 2020. The number of workstations available in Ucommune’s spaces in operation increased from approximately 64,200 as of December 31, 2018 to approximately 73,300 as of December 31, 2019 and decreased to approximately 58,500 as of June 30, 2020. Ucommune’s growth rates are various factors, some of which are beyond Ucommune’s control, including increasing competition within the industry, declining growth of China’s agile office space industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. For example, a significant portion of Ucommune’s existing and target member base consists of SMEs, whose growth and expansion have benefited from favorable policies encouraging entrepreneurship and innovation in recent years in China. If changes in policies adversely affect the growth of SMEs in the future, Ucommune’s growth rate may decline due to the reduction in agile office needs in general.

Ucommune has incurred significant losses historically, and Ucommune may continue to experience significant losses in the future.

Ucommune has incurred net losses since its inception in April 2015. For the years ended December 31, 2018 and 2019, Ucommune incurred net loss of RMB445.2 million and RMB806.7 million (US$115.6 million), respectively, and for the six months ended June 30, 2019 and 2020, Ucommune incurred net loss of RMB433.2 million and RMB189.5 million (US$26.8 million), respectively. Ucommune’s significant losses have resulted primarily from the investments made to grow Ucommune’s business, including opening additional spaces, redeveloping existing spaces and acquiring businesses that would contribute to realizing Ucommune’s enterprise vision. Ucommune expects that these costs and investments will grow as its business develops. Moreover, Ucommune plans to invest significant capital in upgrading its technology system, recruiting a large number of members and launching more spaces. Ucommune also expects to incur additional general and administrative expenses and compliance costs. These expenditures may make it difficult for Ucommune to achieve profitability, and Ucommune cannot predict whether Ucommune will achieve profitability in the near term or at all. Furthermore, the costs actually incurred could exceed its expectations, and the investments may be unsuccessful and therefore cannot generate adequate revenue and cash flow, if any at all.

Ucommune has a substantial amount of indebtedness and other liabilities and is exposed to liquidity constraints, which could make it difficult to obtain additional financing on favorable terms or at all and could adversely affect its financial condition, results of operations and ability to repay its debts and, ultimately, PubCo’s financial conditions after the Business Combination.

Ucommune has a substantial amount of debts, which Ucommune has incurred primarily to finance the capital expenditures needed to carry out its daily operations. Ucommune had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB2,156.8 million, RMB739.4 million (US$106.0 million), and RMB673.2 million (US$95.1 million), as of December 31, 2018 and 2019 and June 30, 2020, respectively. Historically, Ucommune has not been profitable nor generated positive net cash flows. As of June 30, 2020, Ucommune had RMB84.8 million (US$12.0 million) in short-term borrowings, RMB10.2 million (US$1.4 million) as the current portion of long-term borrowings, RMB 12.8 million (US$1.8 million) in long-term borrowings, and RMB70.8 million (US$ 10 million) pursuant to convertible bond. To service its debt, Ucommune intends to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune — Liquidity and Capital Resources.”

If Ucommune were unable to obtain financing on favorable terms, this could hamper its ability to obtain further financing and meet its principal and interest payment obligations to its creditors. As a result, Ucommune may be exposed to liquidity constraints. In order to provide additional liquidity to its operations, Ucommune could be forced to reduce its planned capital expenditures, implement austerity measures and/or sell additional non-strategic assets in order to raise funds. A reduction in its capital expenditure program could adversely affect its financial condition and results of operations, in particular, Ucommune’s ability to achieve its anticipated growth or even maintain the operations of its current spaces, and such events, if they occur, would adversely affect PubCo’s financial condition and results of operations after the Business Combination.

Ucommune has recorded negative cash flows from operating activities historically and may experience significant cash outflows or has net current liabilities in the future.

Ucommune has experienced significant cash outflow from operating activities historically. Ucommune had net cash used in operating activities of RMB52.1 million and RMB223.4 million (US$32.0 million) for the years of 2018 and 2019, respectively. Although Ucommune had net cash provided by operating activities of RMB2.4 million (US$0.3 million) for the six months ended June 30, 2020, Ucommune may not achieve positive cash flows in the future. The cost of continuing operations could further reduce Ucommune’s cash position, and an increase in Ucommune’s net cash outflow from operating activities could adversely affect Ucommune’s operations by reducing the amount of cash available for Ucommune’s operations and business expansion.

Failure to generate positive cash flow from operations may adversely affect Ucommune’s ability to raise capital for Ucommune’s business on reasonable terms, if at all. It may also diminish the willingness of members or other parties to enter into transactions with Ucommune, and have other adverse effects that harm Ucommune’s long-term viability.

Ucommune had net current liabilities of RMB2,156.8 million, RMB739.4 million (US$106.0 million) and RMB673.2 million (US$95.1 million) as of December 31, 2018, December 31, 2019 and June 30, 2020, respectively. Net current liabilities expose Ucommune to liquidity risk. Ucommune has satisfied its liquidity requirements primarily through equity financing activities and short-term/long-term borrowings. Such financing might not be available to Ucommune in a timely manner or on terms that are acceptable, or at all.

Ucommune’s business will require significant amount of working capital to support its growth. Ucommune’s future liquidity and ability to make additional capital investments will depend primarily on its ability to maintain sufficient cash generated from operating activities and to obtain adequate external financing. There can be no assurance that Ucommune will be able to renew existing bank facilities or obtain equity or other sources of financing.

Ucommune’s financial condition and operational results are affected by Ucommune’s occupancy rates. Ucommune faces heightened risks as it relies on many large enterprise members to sustain its occupancy rate.

In pre-opening process, Ucommune’s spaces typically have a three to five month vacancy period to redevelop space and conduct other pre-opening preparation work. The vacancy period might also be longer than expected if Ucommune cannot attract members to its new spaces or maintain members of its existing spaces.

Ucommune relies on a limited number of key large enterprise members to sustain its occupancy rate. Ucommune’s top 25 large enterprise members accounted for approximately 29.58% of Ucommune’s tenancy in terms of workstations as of June 30, 2020 and contributed to 25.70% of Ucommune’s total revenue for the six months ended June 30, 2020. Such concentration leads to more heightened risks, for instance, if one of these key enterprises terminates their contract with Ucommune, Ucommune’s business could suffer. Large enterprise members often sign membership agreements on longer lease terms and for larger spaces or a greater number of workstations than some of Ucommune’s other members. They generally account for a high proportion of Ucommune’s net revenue at a particular community. A default by a large enterprise member under its agreement with Ucommune could cause a significant reduction in the operating cash flow generated by the community where that large enterprise member is situated. In addition, the larger amount of available space occupied by any individual large enterprise member means that the time and effort required to execute a definitive agreement tailored for such a member is greater than Ucommune’s standard membership agreements. In some instances, Ucommune agrees to varying levels of customization of the spaces Ucommune licenses to these large enterprise members. Large enterprise members may nevertheless delay commencement of their membership agreements, fail to make timely lease payments, or declare bankruptcy or otherwise default on their obligations to Ucommune. Any of these events could result in the termination of that large enterprise member’s agreement with Ucommune and, potentially, sunk costs and transaction costs that are difficult or impossible for Ucommune to recover.

In case the members choose not to continue using Ucommune’s spaces, Ucommune may experience difficulty in having new members to use the current space or would need additional time and cost to redevelop the space, which may result in longer vacancy periods and adversely affect Ucommune’s operational results.

Ucommune’s key operational metrics and other estimates may not accurately measure Ucommune’s operating performance.

Ucommune continually reviews the numbers of spaces, workstations, members and occupancy rate to evaluate its growth trends, measure its performance and make strategic decisions. These metrics are calculated using internal data and may not be indicative of Ucommune’s future operating performance. While these numbers are based on what Ucommune believes to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how Ucommune’s spaces are used across a large member base. For example, the number of Ucommune’s members may include members who do not actively use Ucommune’s spaces or services. If investors do not perceive Ucommune’s operating metrics to accurately represent Ucommune’s operating performance, or if Ucommune discovers material inaccuracies in its operating metrics, Ucommune’s business operation, financial condition and reputation may be materially and adversely affected.

Ucommune requires a significant amount of capital to fund its operations and growth. If Ucommune cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may be materially and adversely affected.

Ucommune requires a significant amount of capital and resources for its operations and continued growth. Ucommune expects to make significant investments in the expansion and operations of its spaces, which may significantly increase Ucommune’s net cash used in operating activities. Ucommune’s sales and marketing expenses may also continue to increase in order to keep attracting members and to attract new members. In addition, Ucommune invests heavily in its technology systems, which are essential to Ucommune’s expansion and operations. It may take a long time to realize returns on such investments, if at all.

To date, Ucommune has historically funded its cash requirements primarily through capital contributions from its shareholders and short-term or long-term borrowings. If these resources are insufficient to satisfy Ucommune’s cash requirements, Ucommune may seek to raise funds through additional equity offering or debt financing or additional bank facilities. Ucommune’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to its future business development, financial condition and results of operations, general market conditions for financing activities by companies in its industry, and macro-economic and other conditions in China and globally. If Ucommune cannot obtain sufficient capital on acceptable terms to meet its capital needs, Ucommune may not be able to execute its growth strategies, and Ucommune’s business, financial condition and prospects may be materially and adversely affected.

Ucommune’s advertising and branding services are subject to risks associated with concentration of customers.

The majority of Ucommune’s marketing and branding services revenue generated in the six months ended June 30, 2020 was attributed to one of Ucommune’s subsidiaries, Shengguang Zhongshuo, a digital marketing services provider Ucommune acquired in December 2018. For the six months ended June 30, 2020, the top four customers of Shengguang Zhongshuo accounted for approximately 90% of its total revenue. Such concentration leads to heightened risks. For example, any adverse changes or loss of one of Ucommune’s major customers of Ucommune’s advertising and branding services may result in a material decrease in Ucommune’s marketing and branding services revenue, and any interruption or adjustments of those major customers’ businesses may lead to material fluctuations of Ucommune’s marketing and branding services revenue. Due to the decreased marketing and branding spending by certain major clients in the first half of 2020, Ucommune’s marketing and branding services revenue decreased by 30.4% from RMB181.7 million for the six months ended June 30, 2019 to RMB126.5 million (US$17.9 million) for the six months ended June 30, 2020.

In addition, the historical financial results of Ucommune’s marketing and branding services may not serve as an adequate basis for evaluating the future financial results of this segment. Ucommune’s operational history of Shengguang Zhongshuo is very limited and the concentration of customers further increases the likelihood of material fluctuations of Ucommune’s marketing and branding services revenue. For example, Ucommune experienced substantial growth in net revenue from marketing and branding services in the third quarter of 2019 primarily due to the increased demand from Ucommune’s major customers. However, such growth rate may not be sustainable since Ucommune’s net revenue from marketing and branding services will be largely impacted by the fluctuation in demand for marketing and branding services of Ucommune’s major customers.

Ucommune’s expansion into new regions, markets and business areas may pose increased risks.

Ucommune also plans to expand operations in China and overseas markets. Additionally, in order to provide superior services to its members, Ucommune intends to increase the U Plus service offerings. This expansion will incur significant costs, and it inherently involves uncertainties and risks as Ucommune may encounter unexpected issues or situations for which Ucommune is unprepared.

As Ucommune’s business expands into new regions, Ucommune plans to invest substantial resources and may face new operational risks and challenges associated with the business, economic and regulatory environment with which Ucommune is not familiar. Ucommune will be required, among other things, to understand and comply with the local regulations, to partner with local businesses or individuals, to hire, train, manage and retain local workforce, and to cope with members or potential members who have different preferences. Additionally, in launching new spaces in a new region, Ucommune needs to negotiate satisfactory leasing terms with local parties, to adapt the design and features of Ucommune’s spaces and services to accommodate local conventions, and to adjust Ucommune’s pricing and marketing approaches as per factors such as local rental prices. All these adjustments Ucommune makes may be ineffective and adversely affect Ucommune’s business. For example, for the years of 2018 and 2019 and for the six months ended June 30, 2019 and June 30, 2020, Ucommune recorded impairment loss on long-lived assets of RMB111.2 million, RMB52.0 million (US$7.5 million), RMB46.1 million and RMB33.5 million (US$4.7 million), respectively. Ucommune’s strategy of overseas expansion will further subject it, for instance, to different cultural norms and business practice, risks relating to fluctuations in currency exchange rates, and unpredictable disruptions as a result of security threats or political or social unrest and economic instability.

Ucommune has incurred, and may in the future incur, impairment loss on long-lived assets. Significant impairment of Ucommune’s long-lived assets could materially impact its financial position and results of its operations.

Ucommune has made significant investment in long-lived assets. Ucommune is required to review Ucommune’s long-lived assets, including right-of-use of assets arising from certain long-term leases, property, plant and equipment and assets recorded in connection with business combinations, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, Ucommune measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, Ucommune would recognize an impairment loss based on the fair value of the assets. The application of long-lived asset impairment test requires significant management judgment. If Ucommune’s estimates and judgments are inaccurate, the fair value determined could be inaccurate and the impairment may not be adequate, and Ucommune may need to record additional impairments in the future.

Ucommune had impairment loss on long-lived assets of RMB52.0 million (US$7.5 million) for the year ended December 31, 2019 and RMB33.5 million (US$4.7 million) for the six months ended June 30, 2020. These impairment losses primarily reflected impairment of right-of-use of assets arising from certain long-term leases, including certain long-term lease agreements with certain shareholders. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Results of Operations.” Ucommune could be required to record additional impairments on long-lived assets in the future. Any significant impairment losses charged against Ucommune’s long-lived assets could have a material adverse effect on Ucommune’s results of operations.

Ucommune faces vigorous competition. If Ucommune is not able to compete effectively with others, Ucommune’s business, financial condition and results of operations may be materially and adversely affected.

While Ucommune is a leader in the Chinese agile office space industry, the industry is still in an early stage of development with numerous opportunities. If new companies launch competing solutions in the markets in which Ucommune operates, Ucommune may face increased competition for members. Ucommune’s existing competitors include global players, up-and-coming local companies and traditional workspace operators. Some of Ucommune’s competitors may have more resources, operate in more jurisdictions and be able to provide a better member experience at a more competitive price. Ucommune may face heightened competition under certain operation models. For example, for Ucommune’s spaces under U Brand, Ucommune’s competitor may charge lower management fees and Ucommune may lose the client due to pricing or be forced to lower its fees. Ucommune’s inability to compete effectively in securing new or repeat businesses could hinder its growth or adversely impact its operating results.

In addition, some of the services Ucommune provides or plans to provide are served by companies established in their markets. Failure to compete in such services markets could damage Ucommune’s ability to cultivate the vibrant community Ucommune seeks to build.

Ucommune’s success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If Ucommune fails to hire, retain or motivate Ucommune’s staff, Ucommune’s business may suffer.

Ucommune’s future success depends in a large part on the continued service of Ucommune’s key management. If Ucommune loses the services of any member of Ucommune’s key management, Ucommune may not be able to hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff which could severely disrupt Ucommune’s business and growth. If any member of Ucommune’s key management joins a competitor or forms a competing business, Ucommune may lose customers, know-how and key professionals and staff members.

Ucommune’s rapid growth also requires it to continually hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new products and service offerings, and develop technological capabilities. Ucommune may need to offer attractive compensation and other benefits package, including share-based compensation, to attract and retain them. Ucommune also needs to provide Ucommune’s employees with sufficient training to help them realize their career development and grow with Ucommune. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt Ucommune’s business and growth.

Certain of Ucommune’s affiliated persons or entities are now or may in the future lease the building spaces they own to Ucommune or have other transactions with Ucommune. Ucommune may have conflicts of interest with Ucommune’s officers and directors for such related party transactions and Ucommune may not be able to resolve such conflicts on terms favorable to it.

Certain of Ucommune’s officers and directors are now or may in the future lease the building spaces they own to Ucommune or have other transactions with Ucommune. For example, Ucommune leases certain spaces from Youxiang Group, an affiliate of Dr. Daqing Mao, Ucommune’s founder. Those related parties negotiated satisfactory terms that are in the best interests of their businesses as a whole, which may not necessarily be aligned with Ucommune’s best interests. Although upon completion of the Business Combination, Ucommune’s audit committee, consisting of independent non-executive directors, will review and approve all proposed related party transactions, Ucommune may not be able to resolve all potential conflicts of interest in this regard.

Ucommune has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could have an adverse effect on our business and results of operations.

In additional to leasing building spaces from related party, Ucommune has entered into a number of other transactions with related parties. See “Certain Transactions of Ucommune” for more details. Ucommune or PubCo may in the future enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with Ucommune’s or PubCo’s interests and the interests of its other shareholders. For example, conflicts of interest may arise in connection with decisions regarding the transaction arrangements which may be less favorable to Ucommune or PubCo than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations.

Unexpected termination of leases or other arrangements, failure to negotiate satisfactory terms for or duly perform leases or other arrangements, failure to renew the leases or other arrangements of Ucommune’s existing premises or to renew such leases or other arrangements at acceptable terms could materially and adversely affect Ucommune’s business.

Ucommune’s ability to increase the number of spaces and to operate them profitably depends on the due execution and performance of these leases or other arrangements and whether Ucommune is able to negotiate these leases and other arrangements on satisfactory terms. Lessors may also not duly perform their obligations under the leases or other arrangements due to various reasons, such as lessors’ failure to deliver the possession of the premises as agreed.

The increases in rental rates, particularly those markets where initial terms under Ucommune’s leases are shorter, could adversely affect Ucommune’s business. Additionally, Ucommune’s ability to negotiate favorable terms to extend an lease agreement or in connection with an alternate space will depend on then-prevailing conditions in the real estate market, such as overall lease expenses increase, competition from other would-be tenants for desirable leased spaces and Ucommune’s relationships with current and prospective building owners and landlords, or other factors that are not within Ucommune’s control. If Ucommune is not able to renew or replace an expiring lease agreement, Ucommune will incur significant costs related to vacating that space or redeveloping the space, which could result in loss of members who may have chosen that space based on the design, location or other attributes of that particular space.

Strategic alternatives to pure leasing arrangements, such as acquisitions, strategic alliances and asset management agreements accounted for a significant percentage of the spaces Ucommune obtains. These arrangements are generally more flexible and require less direct capital expenditures than a traditional lease arrangement but also involve risks and uncertainties. For example, Ucommune has experienced delay or failure to deliver the possession of the premises with some of the counterparties for various reasons, including the delay of completion of the construction and the change of title of the premise before the delivery. Although Ucommune has experienced such delay or failure in very limited cases, Ucommune could experience delay or failure to deliver the premises in the future. Disruption of these strategic arrangements will adversely affect Ucommune’s business.

Growth of Ucommune’s business will partially depend on the recognition of Ucommune’s brand. Failure to maintain, protect and enhance Ucommune’s brand would limit Ucommune’s ability to expand or retain Ucommune’s member base, which would materially and adversely affect Ucommune’s business, financial condition and results of operations.

Ucommune believes that recognition of Ucommune’s brand among Ucommune’s members and business partners has helped in managing Ucommune’s member acquisition costs and contributed to the growth and success of Ucommune’s business. Accordingly, maintaining, protecting and enhancing the recognition of Ucommune’s brand is critical to Ucommune’s business and market position. Maintaining, protecting and enhancing Ucommune’s brand depends on several factors, including, Ucommune’s ability to:

•        maintain the quality and attractiveness of the services Ucommune offers;

•        maintain relationships with landlords and other business partners;

•        increase brand awareness through marketing and brand promotion activities;

•        comply with relevant laws and regulations;

•        compete effectively against existing and future competitors; and

•        preserve Ucommune’s reputation and goodwill generally and in the event of any negative publicity on Ucommune’s services and data security, or other issues affecting us, and China’s agile office space industry in general.

A public perception that Ucommune, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage Ucommune’s reputation, diminish the value of Ucommune’s brand, undermine the trust and credibility Ucommune has established and has a negative impact on Ucommune’s ability to attract and retain members, and Ucommune’s business, financial condition and results of operations may be materially and adversely affected.

Ucommune is exposed to risks associated with the redevelopment and construction of the spaces Ucommune occupies.

Opening new spaces subjects Ucommune to risks that are associated with redevelopment projects in general, such as delays in construction, contract disputes and claims, fines or penalties levied by government authorities relating to Ucommune’s construction activities. Ucommune may also experience delays when opening a new space as a result of building owners or landlords not completing their base building work on time or as a result of delays in obtaining all necessary land-use, building, occupancy and other required governmental permits and authorizations. Failure to open a space on schedule may cost Ucommune the lost revenue from that space and may damage Ucommune’s brand and require that Ucommune leases and provides temporary space for its members.

Despite having Ucommune’s own design and building team during the development phase of spaces, Ucommune relies in part on the continued availability and satisfactory performance of third-party general contractors and subcontractors to perform the actual construction work, and in many cases to select and obtain the related building materials. As such, the timing and quality of the redevelopment of Ucommune’s occupied spaces depends on the performance of these third party contractors acting on behalf of Ucommune.

The people Ucommune engages in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury, damage to or destruction of property, plant and equipment, and environmental damage. Although Ucommune is insured against many of these risks, Ucommune’s insurance coverage may be inadequate in scope or the coverage amount may be insufficient to fully compensate Ucommune for any losses arising from any such events at a construction site Ucommune operates or oversees. Despite Ucommune’s detailed specifications and Ucommune’s inspection, project management and quality control procedures, in some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to Ucommune’s spaces and potentially lead to personal injury. Ucommune could also suffer damage to Ucommune’s reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

Ucommune incurs significant costs related to the redevelopment of its spaces, which it may be unable to recover in a timely manner or at all.

Redevelopment of a space typically takes three to five months from the date Ucommune takes possession of the space under the relevant occupancy agreement to the opening date. During this time, Ucommune incurs substantial costs without generating any revenues from the space, especially the costs for spaces under its self-operated model for which Ucommune bears lease and redevelopment costs. If Ucommune is unable to complete the redevelopment and construction activities for any reason, or conditions in the real estate market or the broader economy change in ways that are unfavorable, Ucommune may be unable to recover these costs in a timely manner or at all. In addition, Ucommune’s redevelopment activities are subject to cost and schedule overruns as a result of many factors, some of which are beyond Ucommune’s control and ability to foresee, including increases in the cost of materials and labor.

Ucommune incurs costs relating to the maintenance, refurbishment and remediation of Ucommune’s spaces.

The terms of Ucommune’s lease agreements generally require that Ucommune ensures that the spaces Ucommune occupies are kept in good status throughout the term of the occupancy agreement and Ucommune typically bears the obligation of maintenance and repair for spaces Ucommune decorated during the period. The terms of Ucommune’s lease agreements for the overseas spaces may also require Ucommune to return the space to the landlord at the end of the term of the occupancy agreement in the same condition it was delivered to Ucommune, which, in such instances, will require removing all fixtures and improvements to the space. The costs associated with this maintenance, removal and repair work may be significant.

Ucommune also anticipates that Ucommune will be required to periodically refurbish Ucommune’s spaces to keep pace with the changing needs of Ucommune’s members. Extensive refurbishments may be costly and time-consuming and may negatively impact Ucommune’s operational and financial performance. Ucommune’s member experience may also be adversely affected if extensive refurbishments disrupt Ucommune’s operations at Ucommune’s spaces.

The long-term and fixed cost nature of Ucommune’s leases may limit Ucommune’s operating flexibility and could adversely affect Ucommune’s liquidity.

Ucommune currently leases a significant majority of its spaces under long-term leases with an average term of approximately eight years. Ucommune’s obligations to landlords under these agreements extend for periods that significantly exceed the length of Ucommune’s membership agreements with its members, which may be terminated by Ucommune’s members upon one-month notice. Ucommune’s leases generally provide for fixed monthly payments that are not tied to member usage or the size of Ucommune’s member base, and all of Ucommune’s leases contain minimum lease payment obligations. As a result, if members at a particular space terminate their membership agreements with Ucommune and if Ucommune is unable to attract members to actively use its spaces or services, Ucommune’s lease expenses may exceed its net revenue. In addition, in an environment where retail cost for real estate is decreasing, Ucommune may not be able to lower its fixed monthly payments under its leases to rates that are commensurate with prevailing market rates. At the same time, Ucommune would also be pressured to lower its membership fees charged to the members, potentially resulting in Ucommune’s lease expense exceeding Ucommune’s net revenue. In such events, Ucommune would not have the ability to reduce its lease expenses or otherwise terminate the lease in accordance with its terms.

If Ucommune experiences a prolonged reduction in net revenue at a particular space, Ucommune’s results of operations in respect of that space would be adversely affected unless and until either the lease expires, or Ucommune is able to assign the lease or sublease the space to a third party, or Ucommune defaults under the terms of the lease and ceases operations at the leased spaces. Ucommune’s ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord. Additionally, Ucommune could incur significant costs if Ucommune decides to assign or sublease unprofitable leases, as Ucommune may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose Ucommune to breach of contract and other claims which could result in direct and indirect costs to us, and could result in operational disruptions that could harm Ucommune’s reputation and brand.

Failure to comply with the terms of Ucommune’s indebtedness could result in default, which could have an adverse effect on Ucommune’s cash flow and liquidity.

Ucommune may from time to time enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict Ucommune’s business and operations. If Ucommune breaches any of these covenants, including the failure to maintain certain financial ratios, Ucommune’s lenders may be entitled to accelerate Ucommune’s debt obligations. Any default under the credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which in turn may have a material adverse effect on Ucommune’s cash flow and liquidity.

Some of the lease agreements of Ucommune’s leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose Ucommune to potential fines.

Under PRC law, lease agreements of commodity housing tenancy are required to be registered with the local construction (real estate) departments. As of the date of this proxy statement/prospectus, some of Ucommune’s lease agreements for its leased properties in China, including leased properties for its spaces, have not been registered with the relevant PRC government authorities. The reasons for the incomplete registration and filing of lease agreements include (i) the relevant lessors failed to provide necessary documents for Ucommune to register the leases with the local government authorities; (ii) in practice, certain local regulatory authorities do not process certain leases registration applications; and (iii) Ucommune did not file registrations for certain of Ucommune’s lease agreements that were close to expiration. Failure to complete the registration and filing of lease agreements will not affect the validity of the lease agreements, however, in case the parties of the lease agreements fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities, they may be exposed to potential fines ranging from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. As advised by Ucommune’s PRC counsel, if Ucommune fails to rectify the unregistered leases within a period required by relevant government authorities, the maximum amount of potential fines arising from the unregistered leases would be approximately RMB0.8 million, as of the date of this proxy statement/prospectus. However, to date, no material penalty has been imposed on Ucommune for the failure to register the relevant lease agreements. Ucommune has taken several steps to strengthen its compliance for registration of lease agreements, including (i) liaising with the relevant lessors to provide required documentation for completing the registration; (ii) filing registrations for lease agreements that are close to expiration if such agreements are extended; and (iii) strengthening Ucommune’s internal control procedures to ensure registration of lease agreements for the new spaces.

Ucommune’s rights to use the leased properties could be challenged by property owners, relevant government authorities or other third parties, which may disrupt Ucommune’s operations and incur relocation costs.

As of the date of this proxy statement/prospectus, certain lessors of Ucommune’s leased properties in China failed to provide Ucommune with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties. If such lessors do not have the relevant property ownership certificates or the right to lease or sublease such properties to Ucommune, the relevant rightful title holders or other third parties may challenge Ucommune’s use of such leased properties, and Ucommune may be forced to vacate these properties and be required to seek alternative properties for lease or choose to terminate the lease earlier while bearing the penalty of early termination under the lease. The usage of Ucommune’s leased properties might also be challenged by other various reasons, such as restrictions purposed by laws, regulations or policies based on the nature or usage of certain leased properties. With respect to these properties, if the lessor was considered by competent government authorities in violation of relevant laws and regulations for providing such leased properties to Ucommune, and was penalized by such competent government authority, Ucommune may not be able to lease and use such lease properties. In such an event, Ucommune’s business operations will be interrupted, and relocation costs will be incurred. Moreover, if Ucommune’s lease agreements are challenged by third parties, this could result in diversion of management attention and cause Ucommune to incur costs associated with defending such actions, even if such challenges are ultimately determined in Ucommune’s favor.

If Ucommune’s promotional and marketing plans are not effective, Ucommune’s business and prospects may be negatively affected.

Ucommune has invested and anticipates to continue investing in sales and marketing activities to promote its brand and spaces and to deepen its relationships with members. Ucommune also pays for online advertisements to platforms to sustain its exposure and publicity. To foster the member base, Ucommune may offer discounts or other incentives, which incur costs and might not be effective for obtaining new members.

Moreover, Ucommune’s sales and marketing activities may not be well received by its existing members, and may not attract new ones as anticipated. The evolving marketing landscape may require Ucommune to experiment with new marketing methods to keep pace with industry trends and members’ preferences. Failure to refine Ucommune’s existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce the number of members, occupancy rate and market share. Ucommune also relies on a number of agencies, business partners and its own business development team to attract new members and thus enlarge its member base. Any disruption of Ucommune’s relationship with these intermediaries could harm Ucommune’s abilities to promote business. Therefore, there is no assurance that Ucommune will be able to recover the costs of its sales and marketing activities or that these activities will be effective in attracting new members and retaining existing ones.

A significant interruption in the operations of Ucommune’s suppliers could potentially disrupt Ucommune’s operations.

Ucommune partially relies on third-party suppliers for certain equipment, furniture and other fixtures. Ucommune also depends on third-party suppliers to provide certain services to facilitate its daily operations, such as security services and maintenance services. Ucommune has limited control over the operations of its third-party suppliers, and any significant interruption in their operations may have an adverse impact on Ucommune’s operations. For example, a significant interruption in the operations of Ucommune’s internet service provider could impact the operation of Ucommune’s apps, malfunctioning of Ucommune’s security equipment could lead to safety issues of Ucommune’s spaces, and any disruption of lighting could cause poor member experience. Disruptions in the supply chain may result from weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, third-party strikes or ineffective cross dock operations, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond Ucommune’s control. If Ucommune could not resolve the impact of the interruptions of operations of Ucommune’s third-party suppliers or service providers, Ucommune’s operations and financial results may be materially and adversely affected.

In some cases, Ucommune may rely on a single source for procurement of construction materials or other supplies in a given region. Any disruption in the supply of certain materials could disrupt operations at Ucommune’s existing spaces or significantly delay Ucommune’s opening of a new space, which may cause harm to Ucommune’s reputation and brand.

A large portion of Ucommune’s members are concentrated in major metropolitan areas and certain industries. An economic downturn in any of these areas or industries may result in reduction of Ucommune’s members and could adversely affect Ucommune’s results of operations.

A significant portion of Ucommune’s existing and target member base consists of SMEs who may be disproportionately affected by adverse economic conditions. In addition, the concentration of Ucommune’s operations in specific cities magnifies the risk of localized economic conditions in those cities or the surrounding regions to any business. For the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020, Ucommune generated the majority of its net revenue from its agile office spaces located in Beijing, Shanghai and Shenzhen. Adverse changes in general economic conditions or real estate market as well as relevant regulatory environment in these cities may have a disproportionate effect on the member base, occupancy rates and/or pricing. In addition, Ucommune’s members are concentrated in certain industries, such as technology, media and telecom industry. Therefore, the adverse changes in those industries may affect the demands of agile office spaces of Ucommune’s members and further affect Ucommune’s operation results. Ucommune’s business may also be affected by generally prevailing economic conditions in the markets where Ucommune operates, which can result in a general decline in real estate activity, reduce demand for occupancy and Ucommune’s services and exert downward pressure on Ucommune’s pricing.

Ucommune faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations.

China has in the past experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic or pandemic diseases, and any similar event could materially impact Ucommune’s business in the future. If a disaster or other disruption were to occur in the future that affects the regions where Ucommune operates its business, Ucommune’s operations could be materially and adversely affected due to loss of personnel and damage to property. Even if Ucommune is not directly affected, such a disaster or disruption could affect the operations or financial condition of Ucommune’s ecosystem participants, which could harm Ucommune’s results of operations.

In addition, Ucommune’s business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, COVID-19 or other disease. In December 2019, a novel strain of coronavirus (“COVID-19”) was reported to have surfaced in China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, infections have been reported globally. The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and then characterized it as a pandemic on March 11, 2020. With an aim to contain the COVID-19 outbreak, the PRC government imposed various strict measures across the country including, but not limited to, travel restrictions, mandatory quarantine requirements, temporary closure of business premises, and postponed resumption of business operations. Ucommune’s business operations were severely disrupted in the first quarter of 2020 but gradually resumed after April 2020. In particular, most of Ucommune’s space in China were temporarily shut down from February 2020 to April 2020 as a result of government restrictions and regulation. Due to the economic downturn in China and worldwide caused by COVID-19, the demand for Ucommune’s spaces have been adversely affected since January 2020. As some of Ucommune’s members are vulnerable to the COVID-19 outbreak and the slowdown of the macroeconomic conditions, they could not make the payment in a timely manner or stopped renewing the lease, resulting in a decreased occupancy rate. Although China has controlled COVID-19 to some extent and Ucommune’s business has started to recover in the second quarter of 2020, the potential impact brought by and the duration of the COVID-19 outbreak is difficult to assess or predict and the full impact of COVID-19 on Ucommune’s operations will depend on many factors beyond Ucommune’s control. While it is unknown how long these conditions will last and what the complete financial effect will be to Ucommune, Ucommune is closely monitoring the impact of COVID-19 on it. Ucommune’s business, results of operations, financial conditions and prospects could be materially adversely affected to the extent that COVID-19 harms the Chinese and global economy in general.

Ucommune’s business and reputation may be affected if Ucommune’s employees or members of Ucommune’s community or guests who enter Ucommune’s spaces behave badly.

Ucommune’s emphasis on its values makes its reputation particularly sensitive to allegations of violations of community rules or applicable laws by employees, members, or guests who enter Ucommune’s spaces. If employees, members or guests violate Ucommune’s policies or engage in illegal or unethical behaviors, or are perceived to do so, Ucommune may be subject to negative publicity and Ucommune’s reputation may be harmed. These sort of behaviors may also lead to existing members ceasing to use Ucommune’s spaces, which would adversely impact occupancy and revenue for the affected space.

Ucommune is exposed to risks relating to the cooperation with Ucommune’s business partners.

Ucommune selects and relies on a number of business partners to provide various services such as corporate secretary and human resources, to facilitate more service options and better experience for its members. Due to the reliance on such business partners, any interruption of their operations, any failure of them to accommodate Ucommune’s fast growing business scale, any termination or suspension of Ucommune’s partnership arrangements, any change in cooperation terms, or any deterioration of cooperative relationships with them may materially and adversely affect Ucommune’s brand image and impact Ucommune’s operations.

In addition, Ucommune has limited control over its business partners. Failure by third parties to provide satisfactory services or comply with laws and regulations could subject Ucommune to reputational harm based on their association with Ucommune and its brand. In the event that Ucommune becomes subject to claims arising from services provided by its business partners, it may attempt to seek compensation from the relevant business partners. However, such compensation may be limited. If no claim can be asserted against a business partner, or amounts that Ucommune claims cannot be fully recovered from business partners, Ucommune may be required to bear such losses and compensation at Ucommune’s own costs. This could have a material and adverse effect on Ucommune’s business, financial condition and results of operations.

Ucommune may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions.

Ucommune may from time to time engage in evaluations of, and discussions with, possible domestic and international acquisitions, investments or alliance candidates. Ucommune cannot guarantee that it may be able to identify suitable strategic alliances, investment or acquisition opportunities. Even when Ucommune identifies an appropriate acquisition or investment target, it may not be able to negotiate the terms of the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing business and operations. Furthermore, as Ucommune has limited control over the companies in which it only has minority stake, it cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Non-compliance of regulatory requirements by Ucommune’s investees may cause substantial harm to Ucommune’s reputations and the value of Ucommune’s investment. In addition, there may be particular complexities, regulatory or otherwise, associated with Ucommune’s expansion into new markets. Ucommune’s strategies may not be successfully implemented beyond the current markets. If Ucommune is unable to effectively address these challenges, its ability to execute acquisitions as a component of its long-term strategy will be impaired, which could have an adverse effect on its growth.

Ucommune may not achieve the benefits Ucommune expects from recent and future investments and acquisitions and Ucommune’s operations may be materially and adversely affected by such investments and acquisitions.

Ucommune has made and may continue to make equity investments in or acquisitions of businesses that it believes may complement its existing business or may improve the experience of its members. While Ucommune believes those initiatives may produce benefit to its business in the long term, such decisions may adversely impact its short- or medium-term operating results. Further, if the businesses Ucommune acquires or in which it invests do not subsequently achieve the synergies it expects or do not generate the financial and operational benefits it expects, Ucommune’s investments and acquisitions may not benefit its business strategy or generate sufficient revenues to offset the associated investment or acquisition costs.

Investments and acquisitions present financial, managerial and operational challenges, including difficulty in integrating Ucommune’s operations with businesses Ucommune acquires or in which Ucommune invests, potential disruption of Ucommune’s ongoing business and distraction of management attention and risks associated with offering new products and services or entering additional markets. For example, Ucommune invested in or acquired certain construction and decoration services providers and companies that provide value-added services to customers of agile office spaces. Ucommune has limited experience in these new businesses and services and may fail to generate sufficient revenue or other value to justify Ucommune’s investments in these businesses and services. Ucommune’s members may not respond favorably to its new services and solutions, which could damage its public image and market reputation and adversely affect its business.

In addition, acquisitions could result in significant impairments to long-term investment, goodwill and other intangible assets. For example, Ucommune invested RMB17.3 million in a company providing consulting services, but the investment was fully impaired as of December 31, 2018 as it encountered going concern issues.

Certain industry data and information in this proxy statement/prospectus were obtained from third-party sources and were not independently verified by Ucommune.

This proxy statement/prospectus contains certain industry data and information obtained from third-party sources. Ucommune has not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Statistical data in these publications also include projections based on a number of assumptions. The agile office space industry may not grow at the rates projected by market data, or at all. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the agile office space industry against the projected rates may have material and adverse effects on Ucommune’s business.

Ucommune may not be able to adequately protect its intellectual property from unauthorized use by others.

Ucommune’s trademarks and other intellectual properties are critical to its business. Any of Ucommune’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. There can be no assurance that (i) Ucommune’s pending applications for intellectual property rights will be approved, (ii) all of Ucommune’s intellectual property rights will be adequately protected, or (iii) Ucommune’s intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Third parties may also take the position that Ucommune is infringing their rights, and Ucommune may not be successful in defending these claims. Additionally, Ucommune may not be able to enforce and defend its proprietary rights or prevent infringement or misappropriation, without substantial expense to Ucommune and a significant diversion of management time and attention from business strategy.

To protect Ucommune’s trademarks and other proprietary rights, Ucommune relies on and expects to continue to rely on a combination of protective agreements with its team members and third parties (including local or other strategic partners it may do business with), physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures Ucommune has taken to protect its proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of Ucommune’s brand and other intangible assets may be diminished and Ucommune’s ability to attract and retain members may be adversely affected.

The proper functioning of Ucommune’s technology is essential to Ucommune’s business, and any difficulty experienced by such system would materially and adversely affect Ucommune.

Ucommune uses a combination of proprietary technology and technology provided by its third-party service providers to support its business and its member experience. For example, U Bazaar, which Ucommune develops in-house but also incorporates third-party and open source software where appropriate, connects local spaces and develops and deepens connections among Ucommune’s members, both at a particular space and across Ucommune’s global network.

Ucommune’s products and services may not continue to be supported by third-party service providers on commercially reasonable terms or at all. Moreover, Ucommune may be subject to claims by third parties who maintain that Ucommune’s service providers’ technology infringes the third party’s intellectual property rights. Although

Ucommune’s agreements with its third-party service providers often contain indemnities in Ucommune’s favor with respect to these eventualities, Ucommune may not be indemnified for these claims or Ucommune may not be successful in obtaining indemnification to which Ucommune is entitled.

To the extent that the technologies and systems that Ucommune uses to manage the daily operations of Ucommune’s business or that Ucommune makes available to its members malfunction, Ucommune’s ability to operate its business, retain existing members and attract new members may be impaired. Ucommune may not be able to attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and Ucommune’s current product and service offerings may not continue to be, and new product and service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. Also, any harm to Ucommune’s members’ personal computers or other devices caused by Ucommune’s software, such as Ucommune’s apps, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the member experience and Ucommune’s reputation.

Ucommune needs to invest heavily on its technology in order to sustain or grow Ucommune’s business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. On one hand, Ucommune’s ongoing investment in technology may not generate the expected level of returns; on the other hand, failure on Ucommune’s part to adopt new technologies to adapt to such changing environment may materially and adversely impact Ucommune’s business.

Ucommune’s business generates and processes a large amount of data; the improper use or disclosure of such data by unauthorized persons could subject Ucommune to significant reputational, financial, legal and operational consequences.

Ucommune generates significant amount of proprietary, sensitive and otherwise confidential information relating to its business and operations. Ucommune collects and stores these personal data regarding its members, including member names and billing data in its system. The collection, protection and use of personal data are governed by privacy laws and regulations enacted in PRC and other jurisdictions around the world. These laws and regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy laws and regulations may lead to increases in Ucommune’s operating costs and adversely impact Ucommune’s ability to conduct Ucommune’s business and market Ucommune’s products and services to Ucommune’s members and potential members. Any failure or perceived failure on Ucommune’s part or Ucommune’s third-party service providers to comply with applicable privacy laws, privacy policies or privacy-related contractual obligations may result in governmental enforcement actions, fines, litigation, other claims and adverse publicity.

Similar to other companies, Ucommune’s information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. Ucommune’s systems or the systems of third-parties that Ucommune relies upon could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or erosion of Ucommune’s proprietary information and/or members’ data. This data is maintained on Ucommune’s own systems as well as the systems of third-party service providers.

As methods used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against Ucommune or the third parties Ucommune relies on, Ucommune and its partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to Ucommune’s systems or the systems of third parties Ucommune relies on. If any such event occurs, Ucommune may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.

If a cybersecurity incident occurs, or is perceived to occur, Ucommune may be the subject of negative publicity and the perception of the effectiveness of Ucommune’s security measures and Ucommune’s reputation may be harmed, which could damage Ucommune’s relationships and result in the loss of existing or potential members. In addition, even if there is no compromise of member information, Ucommune could incur significant fines or lose the opportunity to support electronic payments from members, which would limit the full effectiveness and efficiency of Ucommune’s payment processing.

The wide variety of payment methods that Ucommune accepts subject Ucommune to third-party payment processing-related risks.

Ucommune accepts a variety of payment methods including WeChat Pay and Alipay through third-party payment processors. Ucommune pays these payment processors varying service fees, which may increase over time and raise Ucommune’s operating costs. Ucommune may also be subject to fraud, security breaches and other illegal activities in connection with the various payment methods Ucommune offers.

In addition, Ucommune is subject to various rules, regulations and requirements, regulatory or otherwise, governing payment processing, which could change or be reinterpreted to make it difficult or impossible for Ucommune to comply with. For example, according to Announcement No.10 (2018) of the People’s Bank of China issued in July 2018, or Announcement No.10, companies that refuse to accept cash payment should rectify such non-compliance. According to People’s Bank of China’s interpretation of Announcement No.10, e-commence platforms, self-service counters and other companies (i) that offer products and services online and in a cashier-less manner, (ii) whose entire customer purchase process does not involve payment or receipt of cash, and (iii) who have obtained consent from customers to use electronic payment methods, may use electronic payment methods instead of accepting cash. Ucommune believes that its cashier-less operation is in compliance with Announcement No. 10. However, Ucommune cannot assure you that the relevant governmental authorities will have the same interpretation. If Ucommune fails to comply with these rules or requirements, Ucommune may be subject to fines and higher transaction fees or no longer be able to offer certain payment methods, and Ucommune’s business, financial condition and results of operations could be materially and adversely affected.

Ucommune may experience significant complaints from members, or adverse publicity involving its spaces and services.

Ucommune faces an inherent risk of complaints from its members. Most of the complaints Ucommune received from members were related to the facilities and services of Ucommune’s spaces. Ucommune takes these complaints seriously and endeavors to reduce such complaints by implementing various remedial measures. Nevertheless, Ucommune cannot assure you that Ucommune can successfully prevent or address all complaints.

Any complaints or claims against Ucommune, even if meritless and unsuccessful, may divert management attention and other resources from Ucommune’s business and adversely affect Ucommune’s business and operations. Members may lose confidence in Ucommune and its brand, which may adversely affect Ucommune’s business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to agile office spaces industry, whether or not accurate, and whether or not concerning Ucommune’s spaces, can adversely affect Ucommune’s business, results of operations and reputation.

Pending or future litigation could have a material and adverse impact on Ucommune’s business, financial condition and results of operations.

From time to time, Ucommune has been, and may in the future be, subject to lawsuits brought on by its competitors, individuals, or other entities against Ucommune, in matters relating to intellectual property rights and contractual disputes. At times, the outcomes of actions Ucommune institutes may not be successful or favorable to it. Lawsuits against it may also generate negative publicity that significantly harms its reputation, which may adversely affect its ability to expand the member base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention from operating Ucommune’s business. Ucommune may also need to pay damages or settle lawsuits with a substantial amount of cash.

Upon the consummation of the Business Combination, PubCo, as the holding company of Ucommune, may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from Ucommune’s business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, PubCo may elect or be forced to pay substantial damages if it is unsuccessful in its efforts to defend against these claims, which could harm its business, financial condition and results of operations.

The share-based compensation may have an impact on Ucommune’s or its future holding company’s profit. Exercise of the share options granted will increase the number of Ucommune’s or its future holding company’s shares, which may affect the market price of Ucommune’s or its future holding company’s shares.

Ucommune adopted a share incentive plan in August 2019, which Ucommune refers to as 2019 Plan in this proxy statement/prospectus, to enhance Ucommune’s ability to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the company’s growth and performance. The maximum aggregate number of ordinary shares Ucommune is authorized to issue pursuant to all awards under 2019 Plan is 15,028,567 ordinary shares. As of the date of this proxy statement/prospectus, options to purchase an aggregate number of 12,505,704 ordinary shares have been granted and outstanding under the 2019 Plan. Upon the Business Combination, PubCo will adopt the 2020 Plan, with the maximum number of 7,188,661 PubCo Class A shares authorized to issue and grant awards to purchase 5,981,891 PubCo Class A shares to replace the granted and outstanding awards under 2019 Plan.

Ucommune believes the granting of share-based awards is of significant importance to Ucommune’s ability to attract and retain key personnel and employees, and Ucommune expects that after Business Combination, PubCo will continue to grant share-based compensation to employees under the 2020 Plan. As a result, PubCo’s expenses associated with share-based compensation may increase after the Business Combination, which may have an adverse effect on PubCo’s results of operations.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect Ucommune’s business and Ucommune’s financial condition.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Ukraine, Syria and North Korea. There have also been concerns on regional instability and tension, as well as the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the trade disputes between the United States and China. For example, a growing trade dispute between the United States and China could adversely impact demand for Ucommune’s agile office spaces and services, Ucommune’s costs, Ucommune’s members, suppliers and business partners and China’s economy, which could materially and adversely affect Ucommune’s business, operating results and financial condition. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect Ucommune’s business, results of operations and financial condition.

If Ucommune or PubCo fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, PubCo may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of PubCo’s ordinary shares may be materially and adversely affected.

Prior to the Business Combination, Ucommune has been a private company with limited accounting and financial reporting personnel and other resources with which Ucommune addresses its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with a proposed initial public offering of Ucommune, Ucommune previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) to audit its combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. In January 2020, Deloitte informed Ucommune

Board that Deloitte became aware of certain contractual arrangements regarding shareholder transactions of Ucommune which were not previously provided to Deloitte, and raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as Ucommune’s internal control over financial reporting. In response to the issues raised by Deloitte, the Board of Directors of Ucommune commenced an investigation (the “Internal Investigation”) of such issues with assistance from external legal advisors. On July 22, 2020, the Board of Directors of Ucommune concluded the Internal Investigation. The material weaknesses identified during the Internal Investigation includes: (i) lack of Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed; (ii) lack of financial compliance training related to the disclosure obligation by shareholders, directors and officers during an US IPO to the Ucommune’s management personnel as well as other staff; (iii) lack of strictly implementation of Ucommune’s internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering trainings; (iv) lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount are required to be reviewed; (v) lack of internal file management procedures and lack of a more effective file records management system; (vi) lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and (vii) lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters. Ucommune has implemented relevant remedy measures and all above material weaknesses are assessed to be remediated by June 30, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune — Change in Registered Independent Public Accounting Firm” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune — Internal Control Over Financial Reporting.”

In connection with the audits of its combined and consolidated financial statements included in this proxy statement/prospectus, Ucommune and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting. Ucommune’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. The material weaknesses that have been identified relate to (i) lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP and (ii) insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP. Neither Ucommune nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in its internal control over financial reporting. To remedy the identified material weaknesses, Ucommune has adopted and will adopt further measures to improve its internal control over financial reporting. Ucommune has implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. Ucommune has recruited staff with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. Ucommune has also supplemented and enhanced internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, Ucommune will utilize third party consultant for accounting services as additional resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, Ucommune cannot assure you that these measures may fully address the material weaknesses and deficiencies in Ucommune’s internal control over financial reporting or that Ucommune may conclude that they have been fully remediated.

Upon completion of the Business Combination, PubCo will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that PubCo include a report from management on the effectiveness of PubCo’s internal control over financial reporting in PubCo’s annual report on Form 20-F beginning with PubCo’s annual report in PubCo’s second annual report on Form 20-F after becoming a public company. In addition, once PubCo ceases to be an “emerging growth company” as such term is defined in the JOBS Act, PubCo’s independent registered public accounting firm must attest to and report on the effectiveness of PubCo’s internal control over financial reporting. Moreover, even if PubCo’s management concludes that PubCo’s internal control over financial reporting is effective, PubCo’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with PubCo’s internal controls or the level at which PubCo’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from PubCo. In addition, after PubCo becomes a public company, PubCo’s reporting obligations may place a significant strain on PubCo’s management, operational and financial resources and systems for the foreseeable future. PubCo may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing PubCo’s internal control procedures, in order to satisfy the requirements of Section 404, PubCo may identify other weaknesses and deficiencies in PubCo’s internal control over financial reporting. If PubCo fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, PubCo may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if PubCo fails to achieve and maintain an effective internal control environment, it could result in material misstatements in PubCo’s financial statements and could also impair PubCo’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, PubCo’s businesses, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose PubCo to increased risk of fraud or misuse of corporate assets and subject PubCo to potential delisting from the stock exchange on which PubCo lists, regulatory investigations and civil or criminal sanctions. PubCo may also be required to restate its financial statements from prior periods. PubCo will incur increased costs as a result of being a public company.

Upon completion of the Business Combination, PubCo will become a public company and expect to incur significant legal, accounting and other expenses. For example, as a result of becoming a public company, PubCo will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and PubCo may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, PubCo will incur additional costs associated with its public company reporting requirements. It may also be more difficult for PubCo to find qualified persons to serve on its Board of Directors or as executive officers.

After PubCo is no longer an “emerging growth company,” PubCo may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

Ucommune has limited insurance coverage for its operations.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Although Ucommune has purchased insurances including business disruption insurance and property insurance for its space, those insurances might not be able to cover all risks. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.

Risk Factors Relating to Ucommune’s Corporate Structure

Ucommune relies on contractual arrangements with its VIEs and their shareholders for a large portion of Ucommune’s business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by Ucommune’s VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on Ucommune’s business.

Ucommune has relied and expects to continue relying on contractual arrangements with its VIEs and their shareholders to operate its business in China. The revenues contributed by Ucommune’s VIEs and their subsidiaries constituted substantially all of Ucommune’s net revenue for the year of 2018 and 2019 and the six months ended June 30, 2020.

These contractual arrangements may not be as effective as direct ownership in providing Ucommune with control over its VIEs. For example, Ucommune’s VIEs and their shareholders could breach their contractual arrangements with Ucommune by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to Ucommune’s interests. If Ucommune had direct ownership of its VIEs, Ucommune would be able to exercise its rights as a shareholder to effect changes in the board of directors of its VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, Ucommune relies on the performance by its VIEs and their shareholders of their obligations under the contracts to exercise control over its VIEs. The shareholders of Ucommune’s consolidated VIEs may not act in the best interests of Ucommune or may not perform their obligations under these contracts. Such risks exist throughout the period in which Ucommune intends to operate certain portions of its business through the contractual arrangements with its VIEs. One of Ucommune’s VIEs, Ucommune Venture, has 45 shareholders. As a result, Ucommune faces increased risk that these shareholders may breach the VIE contracts or take other actions that are detrimental to Ucommune’s interests.

If Ucommune’s VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, Ucommune may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of Ucommune’s VIEs refuse to transfer their equity interest in Ucommune’s VIEs to Ucommune or Ucommune’s designee if Ucommune exercises the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward Ucommune, then Ucommune may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in Ucommune’s VIEs, Ucommune’s ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of Ucommune’s VIEs and third parties were to impair Ucommune’s control over Ucommune’s VIEs, Ucommune’s ability to consolidate the financial results of its VIEs would be affected, which would in turn result in a material adverse effect on its business, operations and financial condition.

The shareholders of Ucommune’s VIEs may have actual or potential conflicts of interest with Ucommune, which may materially and adversely affect Ucommune’s business and financial condition.

As of the date of this proxy statement/prospectus, Ucommune is not aware of any conflicts between the shareholders of Ucommune’s VIEs and Ucommune. However, the shareholders of Ucommune’s VIEs may have actual or potential conflicts of interest with Ucommune in the future. These shareholders may refuse to sign or breach, or cause Ucommune’s VIEs to breach, or refuse to renew, the existing contractual arrangements Ucommune has with them and Ucommune’s VIEs, which would have a material and adverse effect on Ucommune’s ability to effectively control its VIEs and receive economic benefits from them. For example, the shareholders may be able to cause Ucommune’s agreements with its VIEs to be performed in a manner adverse to Ucommune by, among other things, failing to remit payments due under the contractual arrangements to Ucommune on a timely basis. Ucommune cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of Ucommune or such conflicts will be resolved in Ucommune’s favor, particularly given the relatively large number of shareholders of Ucommune Venture, one of Ucommune’s VIEs. Currently, Ucommune does not have any arrangements to address potential conflicts of interest between these shareholders and Ucommune. If Ucommune cannot resolve any conflict of interest or dispute between us and these shareholders, Ucommune would have to rely on legal proceedings, which could result in disruption of Ucommune’s business and subject Ucommune to substantial uncertainty as to the outcome of any such legal proceedings.

Ucommune’s contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit Ucommune’s ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts except that parties may apply for a cancellation of such rulings before an intermediate people’s court at the place where the arbitration commission is located under certain circumstances, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay. In the event Ucommune is unable to enforce these contractual arrangements, or if Ucommune suffers significant delays or other obstacles in the process of enforcing these contractual arrangements, Ucommune may not be able to exert effective control over its VIEs, and Ucommune’s ability to conduct its business may be negatively affected.

Substantial uncertainties existing with the PRC foreign investment legal regime may have a significant impact on Ucommune’s corporate structure and business operations.

On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the existing laws regulating foreign investment in the PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and

the Wholly Foreign-Invested Enterprise Law, and become the legal foundation for foreign investment in the PRC. Meanwhile, the Implementation Regulation of the Foreign Investment Law came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law. The Foreign Investment Law stipulates three forms of foreign investment. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment.

Notwithstanding the above, the Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. Therefore, there are possibilities that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and then whether Ucommune’s contractual arrangement will be recognized as foreign investment, whether Ucommune’s contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain. Therefore, there is no guarantee that Ucommune’s contractual arrangement and the business of Consolidated Affiliated Entities will not be materially and adversely affected in the future.

In the extreme case-scenario, Ucommune may be required to unwind the contractual arrangement and/or dispose of the VIEs or their subsidiaries, which could have a material and adverse effect on Ucommune’s business, financial conditions and result of operations.

Contractual arrangements in relation to Ucommune’s VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that Ucommune or Ucommune’s VIEs owe additional taxes, which could negatively affect Ucommune’s financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. Ucommune could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of Ucommune’s VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Ucommune’s VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing Ucommune’s PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on Ucommune’s VIEs for the adjusted but unpaid taxes according to the applicable regulations. Ucommune’s financial position could be materially and adversely affected if the tax liabilities of its VIEs increase or if they are required to pay late payment fees and other penalties.

Ucommune may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by its VIEs, which could severely disrupt its business, render us unable to conduct some or all of its business operations and constrain its growth.

Ucommune relies on contractual arrangements with its VIEs to use, or otherwise benefit from, certain foreign restricted licenses and permits that it needs or may need in the future as its business continues to expand, such as the internet content provider license, or the ICP license held by one of its VIEs.

The contractual arrangements contain terms that specifically obligate the VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, in the event the VIEs’ shareholders breach the terms of these contractual arrangements and voluntarily liquidate Ucommune’s VIEs, or Ucommune’s VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without Ucommune’s consent, Ucommune may be unable to conduct some or all of Ucommune’s business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on Ucommune’s business, financial condition and results of operations. Furthermore, if Ucommune’s VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIEs, thereby hindering Ucommune’s ability to operate its business as well as constrain its growth.

Certain of Ucommune’s existing shareholders have substantial influence over Ucommune, and their interests may not be aligned with the interests of Ucommune’s other stockholders.

Dr. Daqing Mao, Ucommune’s founder, currently holds approximately 35.27% voting power of Ucommune, including his sole voting power and the shared voting power resulting from arrangement under acting-in-concert agreement dated November 13, 2019. Upon the completion of the Business Combination, due to dual-class share structure of PubCo at that time, Dr. Mao is expected to own approximately 69.81% of PubCo’s voting power by holding 9,452,407 PubCo Class B Ordinary Shares. Dr. Mao is expected to continue to have significant influence over Ucommune and PubCo’s business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of Ucommune or PubCo’s assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive PubCo’s stockholders of an opportunity to receive a premium for their shares as part of a sale of PubCo.

Furthermore, in case that Dr. Mao controls a majority of PubCo’s voting stock upon the completion of the Business Combination and he may pursue corporate opportunities independent of PubCo and Ucommune, and the sale of his shares could constitute a change of control under Ucommune’s debt instruments.

Risks Factors Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on Ucommune’s business and operations.

Substantially all of Ucommune’s assets and operations are located in China. Accordingly, Ucommune’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect Ucommune’s business and operating results, leading to a reduction in demand for Ucommune’s services and adversely affect Ucommune’s competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, Ucommune’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect Ucommune’s business and operating results. In addition, many of Ucommune’s members are concentrated in major metropolitan areas, therefore an economic downturn in any of these areas may materially and adversely affect Ucommune’s business.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in

China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Ucommune enjoys. These uncertainties may affect Ucommune’s judgment on the relevance of legal requirements and Ucommune’s ability to enforce its contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, Ucommune may not be aware of its violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Regulation and censorship of information disseminated over the internet in China may adversely affect Ucommune’s business and reputation and subject PubCo to liability for information displayed on Ucommune’s website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms. The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If Ucommune’s website or internet platform is found to be in violation of any such requirements, Ucommune may be penalized by relevant authorities, and Ucommune’s operations or reputation could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on Ucommune’s results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. In 2017, the RMB appreciated approximately 6.3% against the U.S. dollar. In 2018, however, the RMB depreciated approximately 5.7% against the U.S. dollar. In 2019, the RMB has continued to depreciate against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and Ucommune cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

A significant majority of Ucommune’s net revenue and costs are denominated in Renminbi. Ucommune is a holding company and Ucommune relies on dividends paid by its subsidiaries in China for its cash needs. Any significant revaluation of Renminbi may materially and adversely affect Ucommune’s results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that Ucommune needs to convert U.S. dollars Ucommune receive from the Business Combination, into Renminbi for Ucommune’s operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount Ucommune would receive. Conversely, if Ucommune decides to convert Ucommune’s

Renminbi into U.S. dollars for the purpose of making payments for dividends on Ucommune’s ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Any lack of requisite approvals, licenses or permits applicable to Ucommune’s business may have a material and adverse impact on Ucommune’s business, financial condition and results of operations.

In accordance with the relevant laws and regulations in jurisdictions in which Ucommune operates, Ucommune is required to maintain various approvals, licenses and permits to operate Ucommune’s business, including but not limited to business license, fire prevention as-built acceptance check and filing for Ucommune’s spaces, and value-added telecommunications license. These approvals, licenses and permits are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.

If Ucommune fails to obtain the necessary licenses, permits and approvals, Ucommune may be subject to fines, confiscation of revenues generated from incompliance operations or the suspension of relevant operations. Ucommune may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact its brand. Ucommune may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new spaces or new service offerings. If Ucommune fails to obtain the material licenses, Ucommune’s space launching and expansion plan may be delayed. In addition, there can be no assurance that Ucommune will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for its existing business operations upon their expiration in a timely manner or at all, which could adversely affect Ucommune’s business operations.

As of the date of this proxy statement/prospectus, a small number of spaces under of Ucommune’s self-operated model have not completed the required as-built acceptance check on fire prevention or fire safety filing. Ucommune’s spaces that fail to complete such as-built acceptance check on fire prevention as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business and may be subject to a fine ranging from RMB30,000 to RMB300,000 per space, and Ucommune’s spaces that fail to complete such fire safety filing as required may be subject to a fine of up to RMB5,000 per space. Based on relevant laws and regulations and Ucommune’s consultation with relevant government authorities, and as advised by Ucommune’s PRC counsel, the maximum amount of potential fines arising from the incompletion of the required as-built acceptance check on fire prevention and fire safety filing is approximately RMB0.9 million, as of the date of this proxy statement/prospectus. However, Ucommune has not received any material fines or penalties for such non-compliance. Ucommune has taken several steps to strengthen Ucommune’s management over fire prevention or fire safety, including (i) consulting with local regulatory authorities for completing the required as-built acceptance checks on fire prevention or fire safety filings; (ii) equipping the relevant spaces with proper fire safety facilities, equipment and safety signs; (iii) engaging several fire safety consulting institutions to conduct fire safety inspection on the fire safety equipment and system of the -relevant spaces and; (iv) the adoption and implementation of Ucommune’s fire safety internal control policy in accordance with applicable laws and regulations and providing fire safety related training to Ucommune’s employees.

The custodians or authorized users of Ucommune’s controlling non-tangible assets, including stamps and seals, may fail to fulfil their responsibilities, or misappropriate or misuse these assets.

Under PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the stamps or seals of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC industry and commerce authorities.

In order to secure the use of Ucommune’s stamps and seals, Ucommune has established internal control procedures and rules for using these stamps and seals. In any event that the stamps and seals are intended to be used, the responsible personnel will submit the application through Ucommune’s office automation system and the application will be verified and approved by authorized employees in accordance with Ucommune’s internal control procedures and rules. In addition, in order to maintain the physical security of Ucommune’s stamps, Ucommune generally has them stored in secured locations accessible only to authorized employees. Although Ucommune monitors such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that Ucommune’s employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of Ucommune’s subsidiaries or consolidated VIEs.

If any employee obtains, misuses or misappropriates Ucommune’s stamps and seals or other controlling non-tangible assets for whatever reason, Ucommune could experience disruption to Ucommune’s normal business operations, and Ucommune may have to take corporate or legal actions, which could involve significant time and resources to resolve and divert management from Ucommune’s operations.

Ucommune’s operations depend on the performance of the mobile based systems, telecommunications networks and digital infrastructure in China.

Ucommune’s operations rely heavily on mobile based systems, telecommunications networks and digital infrastructure. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. Moreover, Ucommune primarily relies on a limited number of telecommunication service providers to provide Ucommune with data communications capacity through local telecommunications lines and internet data centers to host Ucommune’s servers. Ucommune has limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of Ucommune’s business, Ucommune may be required to upgrade Ucommune’s technology and infrastructure to keep up with the increasing traffic on Ucommune’s apps. Ucommune cannot assure you that the digital infrastructure and the telecommunications networks in China will be able to support the demands associated with the continued growth in digital usage.

In addition, Ucommune has no control over the costs of the services provided by telecommunication service providers. If the prices Ucommune pays for telecommunications and digital services rise significantly, Ucommune’s results of operations may be materially and adversely affected. Furthermore, if data access fees or other charges to mobile members increase, Ucommune’s member traffic may decline and Ucommune’s business may be harmed.

Ucommune may rely on dividends and other distributions on equity paid by Ucommune’s PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of Ucommune’s PRC subsidiaries to make payments to Ucommune could have a material and adverse effect on Ucommune’s ability to conduct its business.

Ucommune is a Cayman Islands holding company and Ucommune relies principally on dividends and other distributions on equity from its PRC subsidiaries for its cash requirements, including for services of any debt Ucommune may incur.

Ucommune’s PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Ucommune’s PRC subsidiaries to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Ucommune’s PRC subsidiaries and Ucommune’s VIEs are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Ucommune’s PRC subsidiaries as a Foreign Invested Enterprise, or FIE, are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If Ucommune’s PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to Ucommune. Any limitation on the ability of Ucommune’s PRC subsidiaries to distribute dividends or other payments to its respective shareholders could materially and adversely limit Ucommune’s ability to grow, make investments or acquisitions that could be beneficial to Ucommune’s business, pay dividends or otherwise fund and conduct Ucommune’s business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to Ucommune’s PRC subsidiaries, which could materially and adversely affect Ucommune’s liquidity and Ucommune’s ability to fund and expand Ucommune’s business.

Any funds Ucommune transfer to its PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to Ucommune’s PRC subsidiaries are subject to the approval of or report investment information to the MOFCOM or their respective local branches and registration with a local bank authorized by the SAFE. In addition, any foreign loan procured by Ucommune’s PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches. Any medium or long-term loan to be provided by Ucommune to its VIEs must be registered with the National Development and Reform Commission, or NDRC, and the SAFE or its local branches. Ucommune may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by Ucommune to its PRC subsidiaries. If Ucommune fails to complete such registrations, its ability to use the proceeds to be received from the Business Combination and to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit Ucommune’s ability to use Renminbi converted from the proceeds to be received from the Business Combination, to fund the establishment of new entities in China by Ucommune’s VIEs, to invest in or acquire any other PRC companies through Ucommune’s PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect Ucommune’s business, financial condition and results of operations.

Governmental control of currency conversion may limit Ucommune’s ability to utilize Ucommune’s net revenue effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Ucommune receives substantially all of Ucommune’s net revenue in Renminbi. Under Ucommune’s current corporate structure, Ucommune, as a Cayman Islands holding company, primarily relies on dividend payments from Ucommune’s PRC subsidiaries to fund any cash and financing requirements Ucommune may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of Ucommune’s PRC subsidiaries in China may be used to pay dividends. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, Ucommune needs to obtain SAFE approval to use cash generated from the operations of Ucommune’s PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents Ucommune from obtaining sufficient foreign currencies to satisfy its foreign currency demands, Ucommune may not be able to pay dividends in foreign currencies to its shareholders.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject Ucommune’s PRC resident beneficial owners or Ucommune’s PRC subsidiaries to liability or penalties, limit Ucommune’s ability to inject capital into Ucommune’s PRC subsidiaries, limit Ucommune’s PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to Ucommune’s shareholders who are PRC residents and may be applicable to any offshore acquisitions that Ucommune make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If Ucommune’s shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, Ucommune’s PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and Ucommune may be restricted in its ability to contribute additional capital to its PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Ucommune has requested PRC residents who Ucommune knows hold direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and Ucommune is aware that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. Ucommune cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. Ucommune can provide no assurance that Ucommune is or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in Ucommune. Any failure or inability by such individuals to comply with SAFE regulations may subject Ucommune to fines or legal sanctions, restrict Ucommune’s cross-border investment activities, and limit Ucommune’s PRC subsidiaries’ ability to distribute dividends to us. As a result, Ucommune’s business operations and Ucommune’s ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, Ucommune may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect Ucommune’s financial condition and results of operations. In addition, if Ucommune decides to acquire a PRC domestic company, Ucommune cannot assure you that Ucommune or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict Ucommune’s ability to implement its acquisition strategy and could adversely affect its business and prospects.

Ucommune faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

Ucommune faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in Ucommune’s offshore subsidiaries and investments. Ucommune may be subject to filing obligations or taxed if Ucommune is transferor in such transactions, and may be subject to withholding obligations if Ucommune is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in Ucommune by investors who are non-PRC resident enterprises, Ucommune’s PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, Ucommune may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom Ucommune purchases taxable assets to comply with these circulars, or to establish that Ucommune should not be taxed under these circulars, which may have a material adverse effect on Ucommune’s financial condition and results of operations.

Certain PRC regulations may make it more difficult for Ucommune to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. Moreover, the Anti-Monopoly Law of the PRC requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered.

In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors that became effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

Ucommune may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit Ucommune’s ability to complete such transactions, which could affect Ucommune’s ability to expand its business or maintain its market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or PubCo to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. PubCo and its executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when PubCo becomes an overseas-listed company upon completion of the Business Combination. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. PubCo also faces regulatory uncertainties that could restrict its ability to adopt incentive plans for its directors, executive officers and employees under PRC law.

Ucommune may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.

PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. Ucommune cannot assure you that all the content contained in its advertisements is true and accurate as required by, and complies in all aspects with, the advertising laws and regulations, including but not limited to the Advertising Law of the People’s Republic of China and the Interim Measures for the Administration of Internet Advertising, especially given the uncertainty in the interpretation of these PRC laws and regulations. If Ucommune is found to be in violation of applicable PRC advertising laws and regulations, Ucommune may be subject to penalties and Ucommune’s reputation may be harmed, which may negatively affect Ucommune’s business, financial condition, results of operations and prospects.

Under PRC advertising laws and regulations, Ucommune is obligated to monitor the advertising content shown on Ucommune’s platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. In addition, where a special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, Ucommune is obligated to confirm that such review has been performed and approval has been obtained from competent governmental authority. Violation of these laws and regulations may subject Ucommune to penalties, including fines, confiscation of Ucommune’s advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, PRC governmental authorities may force Ucommune to terminate its advertising operation or revoke its licenses.

A majority of the advertisements shown on Ucommune’s platform are provided to Ucommune by third parties. Although Ucommune has implemented manual monitoring systems and significant efforts have been made to ensure that the advertisements shown on its platform are in full compliance with applicable laws and regulations, Ucommune cannot assure you that all the content contained in such advertisements is true and accurate as required by the advertising laws and regulations. Although Ucommune has not been subject to material penalties or administrative sanctions in the past for the advertisements shown on its platform, if Ucommune is found to be in violation of applicable PRC advertising laws and regulations in the future, Ucommune may be subject to penalties and its reputation may be harmed, which may have a material and adverse effect on its business, financial condition, results of operations and prospects.

Ucommune may also be subject to claims by customers misled by information on its apps, website or other portals where Ucommune puts its advertisements on. Ucommune may not be able to recover its losses from advertisers by enforcing the indemnification provisions in the contracts, which may result Ucommune in diverting management’s time and other resources from Ucommune’s business and operations to defend against these infringement claims. As a result, Ucommune’s business, financial condition and results of operations could be materially and adversely affected.

Ucommune’s employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated the Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. The interpretation and implementation of these regulations are still evolving, Ucommune’s employment practices may violate the labor contract law and related regulations and Ucommune could be subject to penalties, fines or legal fees as a result. If Ucommune violates relevant laws and regulations, Ucommune may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, Ucommune’s business, financial condition and results of operations may be adversely affected.

Ucommune may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities.

Ucommune is required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of Ucommune’s employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank.

As of the date of this proxy statement/prospectus, Ucommune has not made adequate contributions to the above employee benefits for some of Ucommune’s employees. Ucommune cannot assure you that the relevant government authorities will not require it to pay the outstanding amount and impose late fees or fines on us. If Ucommune fails to make the outstanding social insurance and housing fund contributions within the prescribed time frame, Ucommune may be subject to fines and late payment fees, and its financial conditions may be adversely affected.

If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

PubCo believes it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that PubCo is a PRC resident enterprise for enterprise income tax purposes, PubCo would be subject to PRC enterprise income tax on PubCo’s worldwide income at the rate of 25%. Furthermore, PubCo would be required to withhold a 10% tax from dividends PubCo pays to its shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PubCo is deemed a PRC resident enterprise, dividends paid to PubCo’s non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of PubCo would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that PubCo is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

The audit report included in this proxy statement/prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Ucommune’s independent registered public accounting firm that issues the audit reports included in this proxy statement/prospectus filed with the US Securities and Exchange Commission and is expected to issue audit reports with respect to PubCo’s financial statements, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because Ucommune’s auditors are located in the Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, Ucommune’s auditors are not currently inspected by the PCAOB. On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in this issue. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally. However, it remains unclear what further actions the SEC and PCAOB will take to address these problems and the impact of such actions on Chinese companies listed in the U.S.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating Ucommune’s auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of Ucommune’s auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in Ucommune’s reported financial information and procedures and the quality of Ucommune’s financial statements.

Additional remedial measures could be imposed on certain PRC-based accounting firms, including Ucommune’s independent registered public accounting firm, in administrative proceedings instituted by the SEC, as a result of which Ucommune’s financial statements may be determined to not be in compliance with the requirements of the Exchange Act, if at all.

In December 2012, the SEC brought administrative proceedings against the PRC-based affiliates of the Big Four accounting firms, including Ucommune’s independent registered public accounting firm, alleging that they had violated U.S. securities laws by failing to provide audit work papers and other documents related to certain other PRC-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued, censuring and suspending these accounting firms from practicing before the SEC for a period of six months. The decision was neither final nor legally effective until reviewed and approved by the SEC, and on February 12, 2014, the PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to such firms’ audit documents via the CSRC. If the firms do not follow these procedures or if there is a failure in the process between the SEC and the CSRC, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of the ordinary shares may be adversely affected.

If Ucommune’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and PubCo were unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, PubCo’s financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of PubCo’s ordinary shares from the Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ordinary shares in the United States.

Risk Factors Relating to Orisun’s Business

Orisun will be forced to liquidate the trust account if it cannot consummate a business combination within 18 months from the closing of the IPO (or 21 months, as previously described), Orisun’s public stockholders will receive $10.00 per share and the Orisun rights will expire worthless.

If Orisun is unable to complete a business combination within 18 months from the closing of the IPO (or up 21 months, as previously described), and is forced to liquidate, the per-share liquidation distribution will be $10.00, plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the ORSN Rights, which will expire worthless as a result of Orisun’s failure to complete a business combination.

You must tender your ORSN Common Stock in order to validly seek redemption at the Special Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your stock certificates to Orisun’s transfer agent by two (2) business days before the Special Meeting, or deliver your ORSN Common Stock to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by two (2) business days before the Special Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Orisun, the proceeds held in trust could be reduced and the per-share liquidation price received by Orisun’s stockholders may be less than $10.00.

Orisun’s placing of funds in trust may not protect those funds from third party claims against Orisun. Although Orisun has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Orisun’s public stockholders, they may still seek recourse against the trust account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Orisun’s public stockholders. If Orisun liquidates the trust account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, Wei Chen, Orisun’s Chief Executive Officer and President, has contractually agreed that she will be liable to ensure that the proceeds in Orisun’s trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Orisun cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the trust account for our stockholders may be less than $10.00 due to such claims.

Additionally, if Orisun is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Orisun’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Orisun may not be able to return $10.00 to Orisun’s public stockholders.

Any distributions received by Orisun’s stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Orisun was unable to pay its debts as they fell due in the ordinary course of business and the value of its assets does not exceed its liabilities.

Orisun’s amended and restated certificate of incorporation provides that it will continue in existence only until May 6, 2021 (assuming the deadline for consummation is extended in accordance with the amended and restated certificate of incorporation). If Orisun is unable to consummate a transaction within the required time period, upon notice from Orisun, the trustee of the trust account will distribute the amount in its trust account to its public stockholders. Concurrently, Orisun shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Orisun cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, Wei Chen, Orisun’s Chief Executive Officer and President, contractually agreed that, if it liquidates prior to the consummation of a business combination, she will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Orisun for services rendered or contracted for or products sold to it, but only if such a vendor or prospective target business does not execute such a waiver. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or stockholder will not file a petition with the Delaware court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of Orisun’s assets to its public stockholders.

Thereafter, Orisun’s sole business purpose will be to voluntarily liquidate and dissolve in accordance with Delaware law. In such a situation under Delaware law, a liquidator would be appointed and, subject to the terms of the required plan of liquidation, the liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) and by placing a public advertisement. However, in practice the procedure to be followed by the liquidator will be subject to the terms of the plan of liquidation and the certificate of incorporation of the company and the mentioned notice may not necessarily delay the distribution of assets particularly if the liquidator is satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. In practice, as soon as the affairs of the company are fully-wound up, the liquidator would normally lay a final report and accounts before a final general meeting which must be called by a public notice at least one month before it takes place. After the final meeting, the liquidator must make a return to the registrar confirming the date on which the meeting was held and three months after the date of such filing the company is dissolved. It is Orisun’s intention to liquidate the trust account to its public stockholders as soon as reasonably possible and Orisun’s initial stockholders have agreed to take any such action necessary to liquidate the trust account and to dissolve the company as soon as reasonably practicable if Orisun does not complete a business combination within the required time period. Pursuant to Orisun’s amended and restated certificate of incorporation, failure to consummate a business combination by February 6, 2021 or by the date that is 21 months from the closing of the IPO, or May 6, 2021, if we extend additional three months twice to consummate the Business Combination, will trigger an automatic winding up of the company.

If Orisun is forced to enter into an insolvent liquidation, any distributions received by Orisun stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Orisun was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Orisun stockholders. Furthermore, Orisun board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Orisun to claims of damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Orisun cannot assure you that claims will not be brought against it for these reasons.

If Orisun’s due diligence investigation of Ucommune was inadequate, then Orisun stockholders following the Business Combination could lose some or all of their investment.

Even though Orisun conducted a due diligence investigation of Ucommune, it cannot be sure that this diligence uncovered all material issues that may be present inside Ucommune or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Ucommune and its business and outside of its control will not later arise.

All of Orisun’s officers and directors own ORSN Common Stock, ORSN Warrants and ORSN Rights and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

All of Orisun’s officers and directors collectively own an aggregate of 1,321,011 shares of ORSN Common Stock and 211,001 ORSN Units (Chardan owns 22,200 ORSN Units). Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the trust account if Orisun is unable to consummate a business combination. Accordingly, the ORSN Common Stock, as well as the ORSN Units purchased by our officers and directors, will be worthless if Orisun does not consummate a business combination. Based on a market price of $10.10 per share of ORSN Common Stock and $10.80 per ORSN Unit on October 28, 2020, the aggregate value of these shares and units was approximately $13,489,911.80. The ORSN Common Stock acquired prior to the IPO, as well as the ORSN Units will be worthless if Orisun does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Ucommune as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Orisun stockholders’ best interest.

Orisun is requiring stockholders who wish to redeem their shares of common stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Orisun is requiring public stockholders who wish to redeem their shares of common stock to either tender their certificates to Orisun’s transfer agent or deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC System two (2) business days before the Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Orisun’s transfer agent will need to act to facilitate this request. It is Orisun’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Orisun does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Orisun has been advised that it takes a short time to deliver shares through the DWAC System, Orisun cannot assure you of this fact. Accordingly, if it takes longer than Orisun anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares of common stock.

Orisun will require its public stockholders who wish to redeem their shares of common stock in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Orisun requires public stockholders who wish to redeem their shares of common stock in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Orisun will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their shares of common stock in such a circumstance will be unable to sell their securities after the failed acquisition until Orisun has returned their securities to them. The market price for Orisun’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

The initial stockholders, including the officers and directors, control a substantial interest in Orisun and thus may influence certain actions requiring a stockholder vote.

Orisun’s initial stockholders, including the officers and directors, collectively own approximately 22.84% of its issued and outstanding shares of common stock. However, if a significant number of Orisun stockholders vote, or indicate an intention to vote, against the Business Combination, Orisun’s initial stockholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Orisun’s initial stockholders or the affiliates and Chardan have agreed to vote any shares they own in favor of the Business Combination.

If the current Orisun’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of PubCo’s securities.

Orisun’s initial stockholders are entitled to make a demand that it registers the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our initial stockholders, including Sponsor, and Chardan are entitled to demand that we register the resale of the shares underlying the Private Units and private rights and any securities our initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time upon or after we consummate a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,366,531 PubCo Class A Ordinary Shares eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of PubCo Class A Ordinary Shares after the consummation of the Business Combination.

Orisun will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

Orisun is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public stockholders from a financial point of view. Although Orisun board of directors did receive an analysis of valuation from Chardan that the valuation offered by Ucommune is favorable to Orisun, such report is not deemed as an opinion to the fairness of Business Combination and is for reference only. Orisun public stockholders therefore, must rely solely on the judgment of Orisun board of directors.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of PubCo’s securities may decline after the Business Combination.

The market price of PubCo’s securities may decline as a result of the Business Combination if:

•        PubCo does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Orisun’s directors and officers may have certain conflicts in determining to recommend the acquisition of Ucommune, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Orisun’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the Orisun’s securities owned by Orisun’s management and directors, or their affiliates and associates, would become worthless if the Business Combination is not approved and Orisun otherwise fails to consummate a Business Combination prior to its liquidation.

Orisun will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Orisun will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Orisun may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

Risk Factors Relating to the Business Combination

Our search for a business combination, and any target business with which we ultimately consummate a business combination, may be materially adversely affected by the recent coronavirus (“COVID-19”) outbreak.

On March 11, 2020, the World Health Organization officially declared the outbreak of the COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.

Orisun and Ucommune have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Orisun if the Business Combination is completed or by Orisun if the Business Combination is not completed.

Orisun and Ucommune expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Orisun expects to incur approximately $714,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Orisun if the Business Combination is completed or by Orisun if the Business Combination is not completed.

In the event that a significant number of ORSN Common Stock are redeemed, the PubCo Ordinary Shares may become less liquid following the Business Combination.

If a significant number of ORSN Common Stock are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

Orisun may waive one or more of the conditions to the Business Combination without resoliciting Orisun stockholder approval for the Business Combination.

Orisun may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Orisun board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted.

In some instances, if the Orisun board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Orisun stockholders, Orisun has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to Orisun’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Ucommune’s conduct of its business, however, if the Orisun board of directors determines that any such order or injunction is not material to the business of Ucommune, then the Orisun board of directors may elect to waive that condition and close the Business Combination.

There will be a substantial number of PubCo Ordinary Shares available for sale in the future that may adversely affect the market price of PubCo Ordinary Shares.

PubCo may issue such number of shares as may be approved by its shareholders and authorized by its directors, in accordance with the terms of its memorandum and articles of association. No less than 95% shares to be issued in the Acquisition Merger to the current Ucommune shareholders will be subject to certain restrictions on sale and cannot be sold for at the least six (6) months (or in certain cases, twelve (12) months) from the date of the Business Combination. In addition, the 1,321,011 PubCo Class A Ordinary Shares owned by our initial stockholders that are currently held in escrow will be released and available for sale as early as six months from the date of the Business Combination provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination. After the expiration of this restricted period, there will then be an additional 1,321,011 shares that are eligible for trading in the public market. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo Ordinary Shares.

Orisun stockholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that Orisun’s current stockholders have on the management of Orisun.

After the Business Combination, assuming (i) there are no redemptions of our shares, (ii) there is no exercise of the PubCo Warrants, (iii) the Notes have not been converted, and (iv) not include the shares issued pursuant to the Backstop Agreement, Orisun’s current public stockholders will own approximately 6.26% of the issued share capital of PubCo, Orisun’s current directors, officers and affiliates will own approximately 1.72% of the issued share capital of PubCo, and Ucommune shareholders will own approximately 89.72% of the issued share capital of PubCo (including the 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan). Assuming redemption by holders of 3,817,564 Orisun’s outstanding ordinary shares, Orisun’s current public stockholders will own approximately 1.44% of the issued share capital of PubCo, Orisun’s current directors, officers and affiliates will own approximately 1.81% of the issued share capital of PubCo, and Ucommune shareholders will own approximately 94.33% of the issued share capital of PubCo (including the 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan). The minority position of the former Orisun’s stockholders will give them limited influence over the management and operations of the post-Business Combination company.

Risks Factors Relating to an Investment in PubCo Ordinary Shares

PubCo’s dual-class share structure with different voting rights may adversely affect the value and liquidity of the ordinary shares.

Ucommune cannot predict whether Ucommune’s dual-class share structure with different voting rights will result in a lower or more volatile market price of the ordinary shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. In 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. In October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Because of PubCo’s dual-class structure, Ucommune will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the ordinary shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and PubCo’s dual-class structure may cause shareholder advisory firms to publish negative commentary about PubCo’s corporate governance, in which case the market price and liquidity of the ordinary shares could be adversely affected.

PubCo’s dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of PubCo’s Class A ordinary shares may view as beneficial.

PubCo will adopt a dual-class share structure such that PubCo’s ordinary shares will consist of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares conditional upon and effective immediately prior to the completion of the Business Combination. In respect of matters requiring the votes of shareholders, each PubCo Class A Ordinary Share is entitled to one vote and each PubCo Class B Ordinary Share is entitled to 15 votes. Each PubCo Class B Ordinary Share is convertible into one PubCo Class A Ordinary Share at any time by the holder thereof. PubCo Class A Ordinary Shares are not convertible into PubCo Class B Ordinary Shares under any circumstances. Only PubCo Class A Ordinary Shares are tradable on the market immediately after the Business Combination.

Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.

PubCo is a company incorporated under the laws of the Cayman Islands. Ucommune conducts most of its operations in China and substantially all of its operations outside of the United States. Most of Ucommune’s assets are located in China, and substantially all of Ucommune’s assets are located outside of the United States. In addition, after the Business Combination, most of PubCo’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against PubCo’s assets or the assets of Ucommune’s directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Comparison of Shareholder Rights — Enforceability of Civil Liabilities under the U.S. Securities Laws.”

Currently, there is no public market for the ordinary shares of PubCo. Orisun stockholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Business Combination, each ordinary share of Ucommune will be converted into the right to receive one ordinary share of PubCo. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. Orisun, Ucommune and PubCo have agreed to use their best efforts to cause the ordinary shares of PubCo to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the effective time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the ordinary shares of PubCo will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of PubCo following the closing of the Business Combination and the ordinary shares of PubCo may trade at a price less than the current market price of the common stock of Orisun.

Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the combined PubCo’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of PubCo following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of PubCo will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of PubCo to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of PubCo. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.

PubCo’s share price may be volatile and could decline substantially.

The market price of PubCo’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the company or other companies in the retail business;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other education technology companies;

•        announcements by PubCo or its competitors of new education services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

•        mergers or other business combinations involving PubCo;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting PubCo or its industry;

•        the trading volume of PubCo’s ordinary shares in the public market;

•        the release of lockup, escrow or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo’s ordinary shares.

The sale or availability for sale of substantial amounts of Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of the Class A ordinary shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the Class A ordinary shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The Class A ordinary shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, Ucommune and its directors, executive officers and existing shareholders will exchange the ordinary shares of Ucommune held by them for PubCo Class A Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Class A Ordinary Shares for 180 days after the date of this prospectus without the prior written consent of PubCo. Shares of PubCo to be held by Ucommune’s certain existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 61,303,909 outstanding and issued PubCo Class A Ordinary Shares immediately after the Business Combination. Furthermore, Dr. Daqing Mao has mortgaged certain of Ucommune’s ordinary shares beneficially owned by him to secure a loan provided by All-Stars SP X Limited, or All-Stars. After the Business Combination, certain number of PubCo’s Class B Ordinary Shares to be held by Dr. Daqing Mao will be pledged to All-Stars. If there is an event of default, All-Stars may exercise its power of sale and sell the mortgaged shares of PubCo. We cannot predict what effect, if any, market sales of securities held by PubCo’s significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the Class A ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.

The trading market for PubCo’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about PubCo or its business. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains anti-takeover provisions that could have a material adverse effect on the rights of holders of the ordinary shares of PubCo.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. PubCo’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change-of-control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with PubCo’s ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s board of directors decides to issue preference shares, the price of the ordinary shares of PubCo may fall and the voting and other rights of the holders of the ordinary shares of PubCo may be materially and adversely affected.

Risk Factors Relating to PubCo

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

PubCo’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of PubCo’s home country of Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. PubCo, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that PubCo’s home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Although as a Foreign Private Issuer PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:

•        a limited availability for market quotations for its securities;

•        reduced liquidity with respect to our securities;

•        a determination that its ordinary shares is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under Cayman Islands law.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by its memorandum and articles of association, the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against PubCo or its management named in the prospectus based on foreign laws.

PubCo is a company incorporated under the laws of the Cayman Islands, PubCo conducts substantially all of its operations in China, and substantially all of PubCo’s assets are located in China. In addition, all PubCo’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for PubCo’s shareholders to effect service of process upon PubCo or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Relating to Risks Relating to PubCo — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under Cayman Islands law.”

Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.

The U.S. Congress and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.

The Business Combination may be a taxable event for U.S. Holders of ORSN Common Stock, ORSN Warrants, and ORSN Rights.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) should not recognize gain or loss on the exchange of ORSN Common Stock, the ORSN Rights, or ORSN Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Business Combination. However, the U.S. Holders may recognize gain (but not loss) as a result of the Reincorporation Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Reincorporation Merger. Section 367(a) of the Code may apply to the Reincorporation Merger if PubCo transfers the assets it acquires from Orisun pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

If the Reincorporation Merger does not qualify as a reorganization for a reason other than the application of Section 367(a) of the Code, a U.S. Holder that exchanges its ORSN Common Stock, ORSN Rights, or ORSN Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the ORSN Common Stock, ORSN Rights, and ORSN Warrants exchanged.

The IRS may not agree with the position that PubCo should be treated as a foreign corporation for U.S. federal income tax purposes following the Business Combination.

Although PubCo will be incorporated under the laws of the Cayman Islands, the IRS may assert that PubCo should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Because PubCo will be incorporated under the laws of the Cayman Islands, PubCo would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, PubCo would be liable for U.S. federal income tax on its income like any other U.S. corporation and certain distributions made by PubCo to non-U.S. holders of PubCo securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on PubCo’s financial position and results from operations.

As more fully described under “Material U.S. Federal Income Tax Considerations of The Business Combination — Certain U.S. Federal Income Tax Consequences of the Business Combination to Orisun and PubCo — Tax Residence of PubCo for U.S. Federal Income Tax Purposes,” section 7874 is currently expected to apply in a manner such that PubCo should not be treated as a U.S. corporation for U.S. federal income tax purposes. However, holders are cautioned that the application of section 7874 to PubCo is extremely complex and the applicable Treasury regulations are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of section 7874 to the facts and circumstances of the proposed transaction are uncertain. In addition, there could be a future change in law under section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could have an effect on the application of section 7874 to PubCo. No IRS ruling has been requested or will be obtained regarding the U.S. federal income tax consequences of the Business Combination or any other matter described in this prospectus/proxy statement. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described above or that, if challenged, such treatment will be sustained by a court.

PubCo may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2020 or going forward. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination — Passive Foreign Investment Company Status” for a more detailed discussion with respect to PubCo’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Ordinary Shares, PubCo Warrants and PubCo options under the Incentive Plan.

CAPITALIZATION

The following table sets forth the capitalization on an audited, historical basis of Orisun as of June 30, 2020 and information derived from the unaudited consolidated statement of financial position of Ucommune as of June 30, 2020 after giving effect to the Business Combination assuming that (i) no holders of ORSN Common Stock exercise their redemption rights, and (ii) that the maximum number of holders of ORSN Common Stock have properly exercised their redemption rights.

(in thousands)

	Historical		As Adjusted
As of June 30, 2020	Ucommune	Orisun	Assuming No Redemption	Assuming Maximum Redemption
Cash and cash equivalents	$15,818	$84	$56,998	$18,502
Marketable securities held in trust account	—	44,804	—	—
Amounts due to related parties	7,803	—	7,803	7,803
Ordinary shares, subject to possible redemption	—	38,496	—	—
Total shareholders’ equity	241,959	5,000	283,174	244,679
Total capitalization	$249,762	$43,496	$290,977	$252,482

THE SPECIAL MEETING OF ORISUN STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to the Orisun stockholders as part of the solicitation of proxies by Orisun board of directors for use at the Special Meeting to be held on November 16, 2020 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about November 5, 2020 in connection with the vote on the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on November 16, 2020 at 10:00 a.m. Eastern Time, or such other date, time and place to which such meeting may be adjourned or postponed. Due to the COVID-19 pandemic, Orisun will be holding the Special Meeting as a teleconference using the following dial-in information:

US Toll Free	1-888-433-2831
International Toll	1-719-955-2379
Participant Passcode	441090

Purpose of the Special Meeting

At the Special Meeting, we are asking holders of ORSN Common Stock to approve the following Proposals:

•        The Reincorporation Merger Proposal to approve the Reincorporation Merger and the Plan of Merger;

•        The Acquisition Merger Proposal to approve the Acquisition Merger;

•        The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•        The Adjournment Proposal to approve the adjournment of the Special Meeting in the event Orisun does not receive the requisite stockholder vote to approve the above Proposals.

Recommendation of Orisun’s Board of Directors

Orisun board of directors:

•        has determined that each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal, are fair to, and in the best interests of, Orisun and its stockholders;

•        has approved the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and

•        recommends that the Orisun stockholders vote “FOR” each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Orisun board of directors have interests that may be different from or in addition to your interests as a stockholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on October 7, 2020, as the record date for determining those Orisun stockholders entitled to notice of and to vote at the Special Meeting. As of the close of business on October, 2020, there were 5,783,235 ORSN Common Stock outstanding and entitled to vote. Each holder of ORSN Common Stock is entitled to one vote per share on each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, and the Adjournment Proposal.

As of October 7, 2020, the initial stockholders and Chardan collectively own and is entitled to vote 1,343,211 shares of ORSN Common Stock, or approximately 23.23% of Orisun’s issued and outstanding shares of common stock. With respect to the Business Combination, the Sponsor and Chardan, which owns approximately 23.16% of Orisun’s outstanding shares of common stock as of the record date, have agreed to vote their ORSN Common Stock acquired by them in favor of the Reincorporation Proposal and the Acquisition Merger Proposal. The Sponsor has indicated that it intends to vote its shares, as applicable, “FOR” the other Proposals, although there is no agreement in place with respect to the other Proposals.

Quorum and Required Vote for the Proposals

A quorum of Orisun stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Special Meeting is represented in person or by proxy. An Orisun holder present in person or by proxy and abstaining from voting at the Special Meeting will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of Orisun present and entitled to vote at the Special Meeting; provided, however, that if 3,817,564 or more of the holders of ORSN Common Stock exercise their redemption rights then the Business Combination may not be completed. Attending the Special Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the voting on Proposals.

Voting Your Shares

Each share of ORSN Common Stock that you own in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Special Meeting. Your proxy card shows the number of shares of ORSN Common Stock that you own.

There are two ways to ensure that your ORSN Common Stock are voted at the Special Meeting:

•        You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Orisun board of directors, “FOR” the adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You can attend the Special Meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE REINCORPORATION MERGER PROPOSAL AND THE ACQUISITION MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE STOCKHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, with individual call toll-free at (800) 662-5200 and banks and brokers call at (203) 658-9400.

No Additional Matters May Be Presented at the Special Meeting

This Special Meeting has been called only to consider the approval of the Proposals.

Redemption Rights

Pursuant to Orisun’s amended and restated certificate of incorporation, a holder of ORSN Common Stock has the right to have its public shares redeemed for cash equal to its pro rata share of the trust account (net of taxes payable) in connection with the Business Combination.

If you are a public stockholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on November 12, 2020 (two (2) business days before the Special Meeting), that Orisun redeem your shares into cash; and (ii) submit your request in writing to Orisun’s transfer agent, at the address listed at the end of this section and deliver your shares to Orisun’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Special Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Orisun’s transfer agent. The proxy card or separate request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the ORSN Common Stock for which you are electing redemption by two (2) business days before the Special Meeting by either:

•        Delivering certificates representing Orisun’s ordinary shares to Orisun’s transfer agent, or

•        Delivering the ORSN Common Stock electronically through the DWAC system.

Orisun stockholders will be entitled to redeem their ORSN Common Stock for a full pro rata share of the trust account (currently anticipated to be no less than approximately $10.20 per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Orisun’s transfer agent two (2) business days prior to the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Special Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of ORSN Common Stock as of the record date. Any public stockholder who holds ORSN Common Stock on or before November 12, 2020 (two (2) business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your stock certificates to Orisun’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two (2) business days before the Special Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Orisun’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Orisun’s understanding that Orisun stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Orisun does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Orisun stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a stockholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the stockholder may withdraw the tender. In the event that a stockholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Orisun anticipates that a stockholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Orisun public stockholders, Orisun will redeem each share into a pro rata portion of the funds available in the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $10.19 per share. If you exercise your redemption rights, you will be exchanging your ORSN Common Stock for cash and will no longer own the shares. If Orisun is unable to complete the Business Combination by February 6, 2021 (18 months after the consummation of the IPO), or up to May 6, 2021 (21 months after the consummation of the IPO if the time-period is extended, as previously described herein), it will liquidate and dissolve and public stockholders would be entitled to receive approximately $10.20 per share upon such liquidation.

The Business Combination will not be consummated if the holders of 3,817,564 or more of Orisun’s shares of common stock exercise their redemption rights.

Holders of outstanding ORSN Units must separate the underlying ORSN Common Stock, ORSN Warrants and ORSN Rights prior to exercising redemption rights with respect to the ORSN Common Stock. If ORSN Units are registered in a holder’s own name, the holder must deliver the certificate for its ORSN Units to the transfer agent with written instructions to separate the ORSN Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ORSN Common Stock from the ORSN Units.

If a broker, dealer, commercial bank, trust company or other nominee holds ORSN Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s ORSN Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of ORSN Units to be separated and the nominee holding such ORSN Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant ORSN Units and a deposit of an equal number of ORSN Common Stock, ORSN Warrants and ORSN Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the ORSN Common Stock from the ORSN Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their ORSN Common Stock to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Tendering Common Stock Certificates in connection with Redemption Rights

Orisun is requiring the Orisun public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Orisun’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Special Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Orisun requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a stockholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public stockholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Orisun will promptly return the share certificates to the public stockholder.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Orisun board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Orisun and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Morrow Sodali LLC, a proxy solicitation firm that Orisun has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.

Orisun will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Orisun will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the Special Meeting.

PROPOSAL NO. 1
THE REINCORPORATION MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

Purpose of the Reincorporation Merger Proposal

The purpose of the Reincorporation Merger is to establish a Cayman Islands exempted company as the parent entity of Ucommune that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, the Orisun stockholders will no longer be stockholders of Orisun and (other than the Orisun stockholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer. As a foreign private issuer, PubCo is exempt from compliance with certain of the rules under the Exchange Act.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Reincorporation Merger

The Merger Agreement was entered into by and among Orisun, PubCo, Merger Sub, Ucommune and certain other parties on June 29, 2020. Upon the approval of the Merger Agreement and the Plan of Merger by the Orisun stockholders, PubCo and Orisun will execute the Plan of Merger, which shall be filed with the Registrar of Companies in the Cayman Islands with certain other documents on or prior to the Closing Date. On the Closing Date and concurrently with the Acquisition Merger, Orisun will reincorporate to Cayman Islands by merging with and into the PubCo, a Cayman Islands exempted company and wholly owned subsidiary of Orisun. The separate corporate existence of Orisun will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding ORSN Units will separate into their individual components of ORSN Common Stock, ORSN Rights and ORSN Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the Orisun stockholders shall be exchanged as follows:

(i)     Each share of ORSN Common Stock issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each share of such ORSN Common Stock, PubCo shall issue to each Orisun stockholder (other than Orisun stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share, which, unless explicitly stated herein, shall be fully paid;

(ii)    Each ORSN Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one-half of one PubCo Class A Ordinary Share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the ORSN Warrants; and

(iii)   The holders of ORSN Rights issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Class A Ordinary Share in exchange for the cancellation of each ORSN Right; provided, however, that no fractional shares will be issued and all fractional shares will be rounded to the nearest whole share.

Upon the closing of the Reincorporation Merger, PubCo Ordinary Shares will be reclassified into PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, where each PubCo Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at all general meetings of the post-Business Combination company and each PubCo Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at all general meetings of the post-Business Combination company.

Differences between PubCo’s Memorandum and Articles of Association and ORSN’s Certificate of Incorporation

Following is a summary of the material differences between the Memorandum and Articles of Association of PubCo to be in effect following the Business Combination and Orisun’s current amended and restated certificate of incorporation:

•        The name of the new public entity will be “Ucommune International Ltd” as opposed to “Orisun Acquisition Corp.”;

•        PubCo has 500,000,000 ordinary shares authorized, as opposed to Orisun having 30,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock;

•        PubCo’s corporate existence is perpetual as opposed to Orisun’s corporate existence terminating if a business combination is not consummated by Orisun within a specified period of time; and

•        PubCo’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Orisun’s amended and restated certificate of incorporation contains.

Authorized but unissued ordinary shares may enable PubCo’s board of directors to render it more difficult or to discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s securities. For example, if, in the due exercise of its fiduciary obligations, for example, PubCo’s board of directors were to determine that a takeover proposal were not in the best interests of PubCo, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of PubCo’s Memorandum and Articles of Association, as will be in effect upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B. See also the Section entitled Comparison of Shareholder’s Rights on page 232 of this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of The Business Combination

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders (defined below) of ORSN Common Stock (excluding any redeemed shares), ORSN Rights, and ORSN Warrants (collectively, the “Orisun securities”), (ii) of the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination and (iii) exercise of redemption rights by Orisun stockholders that are U.S. Holders. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to Orisun and PubCo.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Orisun securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold Orisun securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of ORSN Common Stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of ORSN Common Stock, or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares); or

•        holders holding Orisun securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Orisun securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Orisun securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.

Because ORSN Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a ORSN Unit should be treated as the owner of the underlying component Orisun securities for U.S. federal income tax purposes. The discussion below with respect to Orisun securities should also apply to holders of ORSN Units (as the deemed owner of the underlying component Orisun securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. ORISUN STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders

The following discussion, “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” constitutes the opinion of Loeb, counsel to Orisun, as to the material U.S. federal income tax consequences of the Business Combination to the U.S. Holders of Orisun securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Qualification of the Reincorporation Merger as a Reorganization

The Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Business Combination qualifies as a reorganization, and that PubCo has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Reincorporation Merger Qualifies as a Reorganization

Although U.S. shareholders generally do not recognize gain or loss on the receipt of stock pursuant to a reorganization under Section 368 of the Code, Section 367(a) of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. shareholders to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Reincorporation Merger in a manner that causes gain recognition to the U.S. Holders, unless the exchange of Orisun securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from Orisun pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given as to whether U.S. Holders will recognize gain, if any, as a result of the exchange of Orisun securities for PubCo securities.

Because the Reincorporation Merger should qualify as a reorganization under the provisions of Section 368 of the Code and should not be treated as an indirect stock transfer, a U.S. Holder that exchanges its Orisun securities pursuant to the Business Combination should not recognize gain or loss on the exchange of Orisun securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Ordinary Shares received as a result of the Business Combination should equal the aggregate adjusted tax basis of the ORSN Common Stock and the ORSN Rights surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the ORSN Warrants surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Orisun securities surrendered in the exchange.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Orisun securities for PubCo securities pursuant to the Business Combination, the qualification of the Reincorporation Merger as a reorganization, and the potential application of Section 367(a) to the Reincorporation Merger.

If the Reincorporation Merger Does Not Qualify as a Reorganization

If the Reincorporation Merger fails to qualify as a Reorganization for a reason other than the application of Section 367(a) of the Code, a U.S. Holder that exchanges its Orisun securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Orisun securities exchanged. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such PubCo securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Orisun securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Certain U.S. Federal Income Tax Consequences of the Business Combination to Orisun and PubCo

The following discussion is a summary of certain U.S. federal income tax consequences of the Business Combination to Orisun and PubCo.

Tax Residence of PubCo for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, PubCo, which is a Cayman Islands-incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, PubCo would be liable for U.S. federal income tax on its income like any other U.S. corporation, and certain distributions made by PubCo to non-U.S. holders of PubCo securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on PubCo’s financial position and results from operations. The section 7874 rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application.

Under section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the stock of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, as determined under complex share ownership rules described below, which are uncertain in their application in many circumstances and are intended to increase the percentage ownership for these purposes (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.

In the Business Combination, PubCo will directly acquire all of Orisun’s assets through Orisun merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity. As a result, the determination of whether PubCo will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on the application of the substantial business activities test and the Ownership Test.

PubCo is not expected to satisfy the substantial business activities test based on its activities in the Cayman Islands after the completion of the Business Combination. Accordingly, PubCo must determine whether the Ownership Test has been met.

Based on the complex rules for determining share ownership under section 7874 and Treasury Regulations promulgated thereunder and certain factual assumptions, former Orisun stockholders are expected to be treated as holding less than 80% (by both vote and value) of PubCo stock by reason of their former ownership of Orisun common stock for these purposes. Therefore, PubCo is not expected to satisfy the Ownership Test, and PubCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under section 7874. However, the application of the Ownership Test is extremely complex, and the applicable Treasury regulations relating to the Ownership Test are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of the Ownership Test to the facts and circumstances of the proposed transaction are uncertain. In addition, changes to the rules in section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect PubCo’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Gain Recognized by Orisun as a Result of the Reincorporation Merger

Although corporations generally do not recognize gain or loss on the transfer of assets pursuant to a reorganization under Section 368 of the Code, Section 367 of the Code and Treasury Regulations promulgated thereunder require, where applicable, U.S. corporations to recognize gain (but not loss) with respect to certain transfers to foreign corporations in certain cross-border reorganizations.

Even if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, as a result of Section 367 of the Code, Orisun will recognize gain (but not loss) on the transfer of its assets to PubCo, to the extent that the fair market value of such assets exceeds Orisun’s adjusted basis in such assets. Orisun does not expect the amount of such gain to be material, but there is no certainty that that would be the case.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Business Combination.

Distribution on PubCo Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo intends to apply to list the PubCo Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on NASDAQ, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.” However, PubCo may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. Holder should expect to generally treat distributions PubCo makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Ordinary Shares and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Ordinary Shares or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Ordinary Shares or PubCo Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Ordinary Shares or PubCo Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo ordinary share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo ordinary share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo ordinary share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo ordinary share would include the holding period of the PubCo Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its ORSN Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the ORSN Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the ORSN Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the ORSN Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the ORSN Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of ORSN Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Orisun’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ORSN Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the ORSN Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of ORSN Common Stock treated as held by the U.S. Holder (including any ORSN Common Stock constructively owned by the U.S. Holder as a result of owning ORSN Warrants or ORSN Rights) relative to all of the shares of ORSN Common Stock outstanding both before and after the redemption. The redemption of ORSN Common Stock generally will be treated as a sale or exchange of the ORSN Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Orisun or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only ORSN Common Stock actually owned by the U.S. Holder, but also shares of ORSN Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include ORSN Common Stock which could be acquired pursuant to the exercise of the ORSN Warrants or ORSN Rights. In order to meet the substantially disproportionate test, the percentage of Orisun’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the ORSN Common Stock must, among other requirements, be less than 80% of the percentage of Orisun’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the ORSN Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the ORSN Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other ORSN Common Stock. The redemption of the ORSN Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Orisun. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Orisun will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining ORSN Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its ORSN Warrants or possibly in other ORSN Common Stock constructively owned by it.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if PubCo, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. holder holds PubCo securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether PubCo or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of PubCo Ordinary Shares and how, and how quickly, PubCo uses liquid assets and cash obtained in the Business Combination may influence whether PubCo or any of its subsidiaries is treated as PFIC. Accordingly, we are unable to determine whether PubCo or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2020 or going forward.

If PubCo were characterized as a PFIC for any taxable year, U.S. Holders of PubCo securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of PubCo securities treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the PubCo securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if PubCo were a PFIC in a taxable year in which PubCo paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the PubCo securities.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of ORSN Common Stock. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Required Vote

Approval of the Reincorporation Merger Proposal requires the affirmative vote of the holders of a majority of the ORSN Common Stock as of the record date represented in person or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Reincorporation Merger Proposal is conditioned upon the adoption of the Acquisition Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Orisun will not consummate the Business Combination.

Recommendation of Orisun’s Board of Directors

After careful consideration, Orisun board of directors determined that the Reincorporation Merger forming part of the Business Combination with Ucommune is in the best interests of Orisun and its stockholders. On the basis of the foregoing, Orisun board of directors has approved and declared advisable the Business Combination with Ucommune and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Merger Proposal.

PROPOSAL NO. 2
THE ACQUISITION MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Acquisition Merger

Acquisition Merger with Ucommune; Acquisition Merger Consideration

Concurrently with the Reincorporation Merger, Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into Ucommune, resulting in Ucommune being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Acquisition Merger is $700,000,000, payable in the form of 70,000,000 newly issued PubCo Ordinary Shares valued at $10.00 per share to Ucommune and its shareholders. At the closing of the Acquisition Merger, the issued and outstanding shares in Ucommune held by the former Ucommune shareholders will be cancelled and ceased to exist, in exchange for the issue of an aggregate of 53,358,932 PubCo Class A Ordinary Shares and 9,452,407 PubCo Class B Ordinary Shares, of which 3,140,567 PubCo Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations of the former Ucommune shareholders. 7,188,661 PubCo Class A Ordinary Shares will be reserved and authorized for issuance under the Incentive Plan upon closing. At the closing of the Acquisition Merger, the one fully paid share in Merger Sub held by PubCo will become one fully paid share in the surviving corporation, so that Ucommune will become a wholly owned subsidiary of PubCo.

Additionally, certain former Ucommune shareholders may be entitled to receive earn-out shares as follows:

(i)     2,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2020;

(ii)    1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2021; and

(iii)   1,000,000 PubCo Class A Ordinary Shares if (x) the VWAP of the PubCo Class A Ordinary Shares equals or exceeds $30 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the PubCo Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2022.

Upon the closing of the Business Combination, PubCo board of directors will consist of seven directors, all of whom will be designated by Ucommune and a majority of whom will be “independent” under Nasdaq’s listing standards. See section titled “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

According to the Memorandum and Articles of Association of PubCo, the authorized share capital of post-closing company is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 400,000,000 PubCo Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 PubCo Class B Ordinary Shares of par value of $0.0001 each. After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “PubCo’s Directors and Executive Officers After the Business Combination — Foreign Private Issuer Status.”

After the Business Combination, assuming (i) there are no redemptions of our shares, (ii) there is no exercise of the PubCo Warrants, (iii) the Notes have not been converted, and (iv) not include the shares issued pursuant to the Backstop Agreement, Orisun’s current public stockholders will own approximately 6.26% of the issued share capital of PubCo, Orisun’s current directors, officers and affiliates will own approximately 1.72% of the issued share capital of PubCo, and Ucommune shareholders will own approximately 89.72% of the issued share capital of PubCo (including the 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan). Assuming redemption by holders of 3,817,564 Orisun’s outstanding ordinary shares, Orisun’s current public stockholders will own approximately 1.44% of the issued share capital of PubCo, Orisun’s current directors, officers and affiliates will own approximately 1.81% of the issued share capital of PubCo, and Ucommune shareholders will own approximately 94.33% of the issued share capital of PubCo (including the 7,188,661 PubCo Class A Ordinary Shares reserved and authorized for issuance under the Incentive Plan).

Assuming the Reincorporation Merger Proposal and the Acquisition Merger Proposal are approved, Orisun expects to close the Business Combination by November 17, 2020.

Representations and Warranties

Ucommune and its Principal Shareholders make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Ucommune and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure; (e) accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) material contracts; (k) ownership of real property; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) customers and suppliers; (p) employment and labor matters; (q) taxes matters; (r) environmental matters; (s) brokers and finders; (t) that Ucommune is not an investment company; and (u) other customary representations and warranties.

Orisun, PubCo and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) litigation; (d) brokers and finders; (e) capital structure; (f) validity of share issuance; (g) minimum trust fund amount; and (h) validity of Nasdaq Stock Market listing; (i) SEC filing requirements and financial statements; (j) material contracts; (k) compliance with laws, including those relating to foreign corrupt practices and money laundering.

Conduct Prior to Closing; Covenants

Each of Ucommune and Orisun has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains covenants providing for:

•        Each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

•        Ucommune delivering the financial statements required by Orisun to make applicable filings with the SEC;

•        Cooperation in making certain filings with the SEC; and

•        Ucommune’s agreement to pay certain amounts to extend the time Orisun has to complete a business combination under certain circumstances and if necessary.

Conditions to Closing

General Conditions

Consummation of the Merger Agreement and the transactions herein is conditioned on, among other things, (i) the absence of any order or provisions of any applicable Law making the transactions illegal or otherwise preventing the transactions; (ii) Orisun and Ucommune receiving approval from their respective stockholders or shareholders to the transactions, (iii) Orisun retaining its listing on Nasdaq and the additional listing application for the closing payment shares issued to shareholders of Ucommune being approved by Nasdaq; and (iv) each of the additional agreement as described in the Merger Agreement being executed provided that the non-execution of the Lock-up Agreement (see below) by Ucommune shareholders who are not the key personnel nor controlled by the key personnel as defined in the Merger Agreement and grantees of Ucommune’s options that are vested as of the closing, collectively holding no more than 5% of share capital in Ucommune immediately prior to the closing shall not affect the closing.

Ucommune’s Conditions to Closing

The obligations of Ucommune to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•        Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

•        subject to applicable materiality qualifiers, the representations and warranties of Purchaser Parties being true on and as of the closing date of the transactions and Purchaser Parties complying with all required covenants in the Merger Agreement;

•        Purchaser Parties complying with the reporting requirements under the applicable Securities Act and Exchange Act; and

•        there having been no material adverse effect to Purchaser Parties.

Purchaser Parties’ Conditions to Closing

The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•        Ucommune and its subsidiaries complying with all of the obligations under the Merger Agreement in all material respects;

•        subject to applicable materiality qualifiers, the representations and warranties of Ucommune and its subsidiaries being true on and as of the closing date of the transactions and Ucommune and its subsidiaries complying with all required covenants in the Merger Agreement;

•        there having been no material adverse effect to Ucommune’s business; and

•        Orisun receiving legal opinions from Ucommune’s counsels in the PRC and Cayman Islands.

Indemnification

Until the six (6) months anniversary from and after the closing date, certain Ucommune shareholders agreed to indemnify the PubCo from any losses incurred or sustained by the PubCo arising from any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Ucommune contained herein. The indemnification applies only to amounts (in aggregate) in excess of $1,000,000, and the indemnification obligations are capped at the value of the shares that are being held in escrow. Such indemnification can only be satisfied with the cancellation of PubCo Ordinary Shares.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Orisun stockholders, by:

•        Orisun, if the audited financial statements for the years ended December 31, 2019, 2018 and 2017 and the reviewed financial statements of Ucommune as of and for the six (6) month period ended June 30, 2020 have not been delivered by August 21, 2020;

•        either Orisun or Ucommune, if the closing has not occurred by December 31, 2021, provided that no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made;

•        Orisun, if Ucommune has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement, the plan of merger or the transactions fail to be authorized or approved by the Ucommune shareholders and such breach has not been cured within fifteen (15) days following the receipt by Ucommune of a notice describing such breach, and Orisun will be entitled to a break-up fee of $3,000,000 promptly after such termination; or

•        Ucommune, if Orisun has materially breached any representation, warranty, agreement or covenant contained in the Merger Agreement and such breach has not been cured within fifteen (15) days following the receipt by Orisun a notice describing such breach, and Ucommune will be entitled to a break-up fee of $3,000,000 promptly after such termination.

In addition to the Agreement, the following agreements will be entered into in connection with the closing of the business combination.

Backstop Agreement

In connection with the transactions, and as of October 30, 2020, Orisun, PubCo and Ucommune have entered into backstop agreements (each, a “Backstop Agreement”) with 17 investors, pursuant to which, the investors will agree to invest no less than $66 million funds through (i) acquiring ORSN Common Stock in open market or in private transactions prior to the closing of the Business Combination at the then prevailing market price of the shares, or (ii) acquiring PubCo Class A Ordinary Shares concurrently with the closing of the Business Combination at $10.10 per share (the “PIPE Shares”).

Pursuant to the Backstop Agreements, PubCo will agree that, after the closing of the Business Combination and subject to certain conditions set forth in the Backstop Agreement, PubCo will file with the SEC a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and PubCo shall use its good faith commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In addition, subject to certain exceptions, if any time after the closing of the Business Combination, PubCo proposes to file a registration statement under the Securities Act with respect to its securities, under the Backstop Agreement, PubCo shall give notice to holders of PIPE Shares as to the proposed filing and offer such stockholders an opportunity to register the sale of such number of their registrable securities as they request in writing.

Escrow Agreement

In connection with the transactions, the PubCo, the Shareholders’ Representative of Ucommune and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will issue 3,140,567 of its PubCo Ordinary Shares to be held in escrow to secure the indemnification obligations as contemplated by the Merger Agreement. The form of Escrow Agreement that was attached as an exhibit to the Merger Agreement is attached to this proxy statement as Annex D.

Lock-Up Agreements

In connection with the transactions, PubCo will enter into a Lock-Up Agreement with each Ucommune shareholder with respect to certain lock-up arrangements, which will provide that such Ucommune shareholder will not, within certain period of time from the closing of the Business Combination, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Orisun board of directors in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that Orisun’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the following:

•        If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), Orisun will be required to liquidate. In such event, the 1,110,010 shares of ORSN Common Stock held by the initial stockholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $11,211,101.00 based on the closing price of ORSN Common Stock of $10.10 on Nasdaq as of October 28, 2020;

•        If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), the 233,201 Private Units purchased by the Sponsor and Chardan for a total purchase price of $2,332,010, will be worthless. Such Private Units had an aggregate market value of approximately $2,518,570.80 closing price of ORSN Units of $10.80 on Nasdaq as of October 28, 2020;

•        As of October 28, 2020, Orisun has $422,001 in aggregate principal amount outstanding under the Notes that, at the Sponsor’s option, are convertible into units of Orisun upon the closing of the Business Combination. If the proposed Business Combination is not completed by February 6, 2021, the date that is 18 months from the closing of the IPO (or May 6, 2021, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), then such loans may not be repaid;

•        The exercise of Orisun’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest; and

•        If the Business Combination with Ucommune is completed, Ucommune will designate all members of the board of directors.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Orisun will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ucommune expecting to have a majority of the voting power of the post-combination company, Ucommune senior management comprising all of the senior management of the post-combination company, the relative size of Ucommune compared to Orisun, and Ucommune operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Ucommune issuing stock for the net assets of Orisun, accompanied by a recapitalization. The net assets of Orisun will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ucommune.

Regulatory Approvals

The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the plans of merger.

Background of the Business Combination

Promptly after the closing of the IPO on August 6, 2019, Orisun commenced the process of actively identifying potential business combination targets. Our efforts to identify a prospective target business will not be limited to any particular industry or geographic location. Orisun signed a merger and acquisitions advisory agreement with Chardan on September 19, 2019, for Chardan to act as our non-exclusive financial and M&A advisor with respect to a business combination involving targets introduced by Chardan. At the same time, Orisun also engaged Mr. Feng Liu as its independent counsultant for the Business Combinaiton. Orisun agreed to pay him an amount equal to 1% of the aggregate value of Orisun’s business combination target (regardless whether such target was introduced by him or not) to induce Mr. Feng Liu to introduce qualified merger candidates to Orisun, negotiate transaction terms, and assist with financial due diligence. In December 2019, Orisun also engaged Qmis Finance Limited (“Qmis”) to identify qualified merger candidates. Orisun reviewed eight candidates in different industries, signed non-disclosure agreements with six potential targets and had serious discussions with three of them, including Ucommune. No discussions regarding a potential business combination with any candidate were held prior to Orisun’s IPO. The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Orisun, but set forth the significant discussions and steps that Orisun took in reaching a definitive agreement with Ucommune.

1.      Target No. 1:    In October 2019, Orisun was introduced by Chardan to Target No. 1, a U.S. pharmaceutical company that focuses on developing new therapies for patients with severe neurological disease. Orisun team held multiple rounds of diligence calls and meetings with the senior management team of Target No. 1. Both companies shortly entered into a confidential merger letter of intent (the “LOI”). The LOI valued Target No. 1 at pre-transaction valuation of $120 million and proposed a structure that would have issued 12 million new Orisun shares to Target No. 1’s shareholders and resulted in Target No. 1’s shareholders owning approximately 70% of the outstanding shares in the company post-transaction, assuming no redemptions. The proposal included an earn-out structure based on the combined company’s stock price performance during the five years post-closing. The proposal also included a minimum cash closing condition that requires at least $35 million to be available to the combined company from trust or pursuant to other financing transactions. Orisun’s discussions with Target No. 1 and outreach to certain investors on a confidential basis continued for over five months. Qmis also introduced investors from Hong Kong and Mainland China to Orisun, and participated in discussions. In January 2020, Orisun and Target No. 1 received a soft commitment of $10 million investment from a well-known U.S. healthcare venture capital fund to anchor the SPAC merger transaction. While Orisun and Target No. 1 continued their efforts to communicate with other domestic and international institutional investors, it became more and more difficult to generate investor interest after the COVID-19 outbreak. In April 2020, Orisun decided not to proceed with Target No. 1 as it became clear that the minimum cash condition would not be met any time soon. In addition, Target No. 1’s delayed audit process failed to meet Orisun’s goal to timely complete a business combination.

2.      Target No. 2:    In October 2019, Orisun management, through Chardan, received an in-bound interest from Target No. 2, a US-based online social mobile video company. Orisun team met the senior management of Target No. 2 shortly but was not convinced that Target No. 2 would have a viable path to profitability at scale. Orisun subsequently received an LOI from the Target No. 2 after the meeting but decided not to respond to the LOI.

3.      Target No. 3:    In November 2019, Orisun management was introduced to Target No. 3, a China-based video game design and production company with a focus on mobile games, by Qmis. Orisun team held initial calls with the financial advisor of Target No. 3 and was impressed with its financial and operational performance. Orisun team presented a SPAC merger proposal to the financial advisor of Target No 3. Target No. 3’s management later determined that it was not interested in pursuing a SPAC merger transaction.

4.      Target No. 4:    In December 2019, Orisun management was introduced by Mr. Feng Liu to a China-based cell therapy company that focuses on regenerative medicines and immune-oncology, or Target No. 4. Both representatives from Chardan and Orisun held a meeting with Target No. 4’s management. Orisun management later withdrew its interest in Target No. 4 as it feared that having concurrent discussions with Target No. 4 and Target No. 1 would interfere and hinder its transaction progress with Target No. 1. It was Orisun’s view at the time that Target No. 1 was a more promising merger candidate.

5.      Target No. 5:    In December 2019, Orisun management was introduced by Mr. Feng Liu to Target No. 5, a US-based media production studio would consider a SPAC merger transaction. Target No. 5 specializes in animation and CGI production for film and television, and generates revenue from both production services and brand licensing & merchandising. After several management calls, Orisun’s team was not able to align with Target No. 5’s controlling shareholder on the transaction valuation and subsequently decided not to proceed with Target No. 5.

6.      Target No. 6:    In December 2019, Orisun management was introduced to Target No. 6, a UK-based new material development company that uses a novel approach to develop graphene related technologies and applications, by Qmis. Given that Target No. 6’s technologies are relatively early in development and lack commercial validation, Orisun decided not to proceed with Target No. 6.

7.      Target No. 7:    In February 2020, Orisun management met a management team of Target No. 7, a pre-revenue stage US-based food technology company that applies a novel and proprietary 3D printing approach in food manufacturing. Orisun had multiple calls and meetings with the management. Despite that Orisun’s management was impressed with the technological novelty of Target No. 7, it had concerns on the capital required for launching the technology commercially, and as a result, decided not to proceed with Target No. 7.

8.      Target No. 8:    In April 2020, Orisun was introduced by Chardan to a China-based consumer technology company that specializes in computer vision, edge intelligence and edge computing. The Orisun management team reviewed the preliminary business and financial information after signing a nondisclosure agreement and requested for additional due diligence information. Target No. 8 didn’t provide their responses timely. As the discussions with Ucommune advanced, Orisun decided not to pursue this opportunity further.

On April 21, 2020, Chardan proposed Ucommune as a potential business combination target to Orisun. A preliminary company overview was sent to Ms. Wei Chen and Mr. Xiaocheng Peng, who, after reviewing the material, decided to meet with Ucommune.

On April 22, 2020, Ms. Wei Chen, Mr. Xiaocheng Peng, Ucommune founder Dr. Daqing Mao, and Ucommune CEO Mr. Zhuangkun He, together with other key management and the financial advisors to both companies held the first conference call regarding a potential business combination between Orisun and Ucommune. During the call, Dr. Daqing Mao shared his vision for Ucommune and Mr. Zhuangkun He offered details on recent developments at Ucommune. Based on his communications with investors when Ucommune was preparing an initial public offering in 2019, Dr. Mao also mentioned that the company expected to receive strong support from its existing and new investors and business partners for a SPAC merger transaction.

Later on the day of April 22, 2020, Orisun management held a special meeting internally to discuss the possibility of a transaction with Ucommune and terminating its process with Target No. 1. The management compared the merits and risks of both targets:

•        Financials:    Both companies were not operating profitably at the time. Target No. 1 was a pre-revenue phase one drug development company and was not expected to generate revenue until completion of its drug development in the next 3 to 4 years. Ucommune had demonstrated its revenue growth in the past few years but it hadn’t been able to generate sustainable profits. Ucommune, however, did have a plan to optimize revenue mix for higher margin and projected EBITDA breakeven in 2021.

•        Uncertainty of regulatory approval:    Target No. 1’s drug development is subject to a multi-year FDA review and approval process. It has a high degree of uncertainty due to the regulatory review process.

•        Readiness for the SPAC merger:    Orisun has a tight deadline to complete its Business Combination. Ucommune had previously filed an F-1 filing that was reviewed by the SEC. It was also in the advanced stage of completing its PCAOB audit report while Target No. 1 had not yet started its audit process. Therefore, Orisun management determined that Ucommune was much better prepared for a SPAC transaction as compared to Target No. 1.

•        Minimum cash closing condition:    Target No. 1 required at least $40 million new investment into the company at the time of the closing while Ucommune does not have similar requirements for Orisun. Orisun and Target No. 1, with the assistance of financial advisors, had spent 5 months on confidential test-the-waters communications with institutional investors. It was becoming clear over time that it would be challenging to have sufficient investors’ demand for meeting Target No. 1’s $40 million minimum cash closing condition.

Orisun then concluded that given the slow progress that Target No. 1 has made in recent months, it was in the best interest of Orisun to expedite negotiations with Ucommune.

On the evening of the same day, Orisun asked Chardan to assist in preparing an LOI for Ucommune. The initial valuation proposed by Orisun was $620 million equity value for acquiring 100% of Ucommune plus up to 9 million Orisun shares to be issued as potential earn-out shares. Ucommune was widely reported to be valued at $3.0 billion during its $200 million Series D fund raising in 2018, but ultimately only closed a $10 million investment at a reduced $2.5 billion valuation due to the difficult market conditions. Ucommune faced further challenges to keep up its valuation after a peer company engaging in a similar business suspended its IPO in late 2019. Despite the challenges in the industry, Orisun still believed in the fundamental value in Ucommune and was comfortable with the valuation in its initial proposal of $620 million, which represented an over 75% discount to the Series D valuation. In addition, Orisun made it clear in the LOI that signing a definitive merger agreement would be subject to the satisfactory completion of the due diligence.

On April 23, 2020, Chardan submitted an LOI from Orisun to Ucommune. While Ucommune was evaluating the LOI, the business teams of both Orisun and Ucommune connected for follow up diligence calls.

On the evening of April 23, 2020, Ucommune’s external advisor called Chardan and walked through Ucommune’s comments on Orisun’s proposal. He shared that Ucommune had previously received a proposal with a $680 million equity value from a different SPAC, and therefore Ucommune’s board would not agree to a transaction with Orisun if the valuation is lower than the previous offer. Ms. Wei Chen called Dr. Daqing Mao and expressed the willingness to increase the equity valuation but the parties didn’t reach agreement on the call. Orisun subsequently submitted a revised LOI with an increased pre-money valuation of $650 million for Ucommune plus 6 million Orisun shares to be issued as earn-out shares.

On April 24, 2020, Dr. Daqing Mao told Ms. Wei Chen in a call that the Ucommune board would not consider any offer below $700 million, and he was confident that there would be strong third-party investment demand at the time of the business combination. Dr. Mao told Ms. Chen that the Ucommune board would be open to adjust the valuation if bona fide investors demanded a different valuation at the time of a financing in connection with the SPAC business combination.

On April 25, 2020, Orisun submitted a revised LOI. The revised LOI valued Ucommune at a pre-transaction valuation of $700 million with an additional 30 million potential value out of earn-out shares, and proposed a structure that would have issued 70 million new Orisun shares to Ucommune’s current shareholders at closing and another 3 million Orisun shares to certain shareholders as earn-out shares. While the Ucommune team initially preferred to receive its entire transaction considerations regardless of the company’s future performance, it was subsequently agreed by both parties that carving out a portion of the transaction proceeds as earn-out shares would be a good performance incentive plan. The final LOI structured three earn-outs of one million shares each based on share price during the four years following closing. The earn-out stated that certain Ucommune shareholders would receive an additional l million shares if the share price reached each of $16.50, $22.75 and $29.00 by 2022, 2023 and 2024 respectively. In the revised LOI, Orisun proposed a closing condition of no less than $35 million in new investments (through backstop arrangements or private placements) by investors introduced by Ucommune. Both parties later agreed to lower this investment commitment to $25 million.

On April 26, 2020, Ucommune provided its written comments to the LOI. Both parties reached an agreement on the valuation and closing conditions. Chardan and the external advisor of Ucommune had a call to discuss the remainder comments on the LOI. The discussion focused on the lockup arrangement, LOI exclusivity period, break-up fee for the LOI, the board representation, and the transaction timeline. Both parties agreed (i) to include a 30-day exclusivity period for the LOI and to include a mutual provision for break-up fees in the definitive agreement; (ii) that Orisun would give up its board representation following the Business Combination; and (iii) that a lockup period of at least six months would apply to the shares issued to Ucommune shareholders upon the closing of the Business Combination.

On the evening of April 26, 2020, Ucommune and Orisun managed to resolve all major commercial terms in the LOI.

Between April 26, 2020 and April 28, 2020, the final LOI was reviewed by both Orisun, Orisun’s counsel at Loeb & Loeb LLP (“Loeb”), Ucommune, and Ucommune’s counsel at Davis Polk & Wardwell LLP (“DPW”).

On April 29, 2020, Orisun and Ucommune executed the LOI. The final LOI included a 30-day mutual exclusivity period.

On May 1, 2020, Chardan forwarded several merger agreement drafting questions from Loeb to the Ucommune team.

On May 2, 2020, Orisun forwarded a business and legal diligence item request list prepared by its counsel at Loeb.

On May 8, 2020, Ucommune completed its diligence data room based on Orisun’s diligence request list and provided the online access to Orisun, Chardan, and Loeb.

Between May 8, 2020 and June 15, 2020, the Orisun team reviewed the data room and had multiple diligence calls with Ucommune’s business, legal and financial teams. Orisun’s diligence process focused on Ucommune’s existing share ownership, financial budget, cash management, existing debt obligations, related party transactions, COVID-19’s impact on the business and the feasibility of its future business plans. With respect to cash management, Orisun was concerned that Ucommune had not yet generated positive cash flow. While Ucommune had $25.2 million cash as of December 31, 2019, it could expect to face liquidity problems prior to its targeted cash flow breakeven in 2021 if Ucommune fail to receive additional financing. As far as existing debt was concerned, Orisun understood that Ucommune had approximately $25 million debt and $230 million total future lease liabilities as of May 2020. Servicing debt and making lease payment if there is inadequate rental income could also create challenges to Ucommune’s liquidity position. Orisun’s concerns on both cash management and existing debt/lease obligations of Ucommune resulted in Orisun insisting on minimum cash closing condition of $25 million. Orisun also examined Ucommune’s related party transactions and learned that related party transactions accounted for less than 11% of Ucommune’s revenue and less than 5% of the cost of goods sold and operating expenses in fiscal year 2019. While the Orisun team did not discover any significant unusual transactions that were outside Ucommune’s normal course of business, Orisun insisted on including a tight deadline for Ucommune to deliver its audited financials. Also, Orisun tried to assess the potential impact from the COVID-19 on Ucommune. The lockdown in China during the first half 2020 clearly adversely impacted Ucommune’s business as there were signs that some tenants were struggling to make rental payments on time. Despite the prolonged and uncertain recovery from the COVID-19 pandemic, Orisun believed Ucommune’s market leadership and business fundamentals would remain strong due to its brand recognition, lower lease expenses (compared to the pre-COVID-19 pandemic expenses), high barrier to entry and Ucommune’s established plan to shift to an asset-light business model in order to provide more liquidity to its operations.

On May 10, 2020, DPW and Loeb had a kick-off call regarding documentation drafting and legal diligence. The issues discussed included whether Ucommune would like to be a foreign private issuer upon closing of the business combination and whether Ucommune would like to list its ordinary shares or ADR.

On May 12, 2020, Ucommune confirmed that it would elect for a foreign private issuer’s status upon business combination and therefore require a reincorporation merger.

On May 19 2020, Ms. Wei Chen, Chardan, and Loeb held a conference call to discuss the key terms in the Merger Agreement, including termination clauses, break-up fees, and, trust extension fees. Loeb also provided a status update on its legal due diligence.

On May 21, 2020, Loeb emailed the first draft of the Merger Agreement to DPW.

On May 29, 2020, both Orisun and Ucommune decided to continue the documentation process beyond the last day of the 30-day exclusivity period.

On June 2, 2020, Orisun and Ucommune, together with their respective counsels, discussed the various legal and commercial issues in the Merger Agreement. Key topics included stockholders’ representation and warranties, break-up fees, minimum cash closing condition, backstop arrangement and responsibility, trust extension logistics and responsible party, D & O indemnification, requirements of PRC legal opinion, indemnity, and whether to include a long stop date.

Between June 9, 2020 and June 16, 2020, Mr. Xiaocheng Peng from Orisun and Ms. Xuefei Xiao from Ucommune had multiple calls regarding the formation of new Cayman entities for the reincorporation.

On June 15, 2020, Orisun, Ucommune and Chardan had a discussion on the mechanism for the backstop investment.

On June 16, 2020, Orisun, Chardan, and Loeb held a conference call to discuss several diligence issues including the requirements for maturity date extension of Ucommune’s 10 million loan owning to its lender All-Stars SP X Limited.

On June 18, 2020, Orisun, Chardan, and Loeb had a discussion regarding the dollar amount thresholds for various disclosure schedules to be provided by Ucommune. Loeb also complied a detailed shareholder ownership analysis on Ucommune’s historical and present capitalization. On June 22, 2020, Loeb identified a few items as disclosed in Ucommune’s disclosure schedules for Orisun’s consideration.

Between June 18, 2020 and June 21, 2020, Orisun and Ucommune engaged in extensive discussion on earn-out structures and decided to include financial performance targets as additional earn-out milestones as they could be better perceived by public market investors. Total earn-out shares were also increased from 3 million shares to 4 million shares with the following revisions: 2 million earn-out shares if the share price reached $16.50 by December 31, 2022 or revenue exceeded RMB 850 million for 2020; 1 million earn-out shares if the share price reached $22.75 by December 31, 2023 or revenue exceeded RMB1.275 billion for FY 2021; and 1 million earn-out shares if the share price reached $30.00 by December 31, 2024 or revenue exceeded RMB1.912 billion for 2022.

On June 23, 2020, Chardan provided Orisun management with a preliminary assessment of valuation based on certain market data and the financial projections prepared internally by the management of Ucommune as of May 20, 2020. Chardan has never been retained as a fairness opinion service provider and has never updated the report after sharing it with the Orisun board and management, and such report should not be deemed as an opinion to the fairness of the Business Combination.

On June 23, 2020, Orisun’s management advised its board of directors on the progress of the Ucommune transaction. The board package included a near final draft of Merger Agreement, Ucommune’s audited and unaudited financial statements, and a preliminary assessment of valuation presentation prepared by Chardan.

On June 24, the Orisun board of directors held a special board meeting to review the transaction with Ucommune. The Orisun board discussed transaction with a focus on Ucommune business model and the transaction valuation.

On June 26, 2020, Orisun, Ucommune, Loeb, DPW and Chardan had a discussion on the final outstanding issues relating to the Merger Agreement. Orisun and Ucommune managed to agree on all major commercial issues, including survival period of indemnification obligations, lockup agreement as a closing condition, and break-up fee in the event that Ucommune’s shareholders failed to approve the transactions.

On June 26, 2020, Orisun’s board of directors approved the transaction and authorized Orisun to enter into the definitive agreement with Ucommune and certain other parties for the purpose of consummating a business combination.

On June 28, 2020, Ucommune’s board of directors approved the transaction and authorized Ucommune to enter into the definitive agreement with Orisun and certain other parties for the purpose of consummating a business combination.

On June 29, 2020, the Merger Agreement was signed by all parties thereto.

On July 6, 2020, the signing of the Merger Agreement by Orisun and Ucommune was announced to the public. Orisun filed a Current Report on Form 8-K including a copy of the Merger Agreement and an investor presentation deck.

Orisun’s Board of Director’s Reasons for Approving the Business Combination

Prior to reaching the decision to approve the Merger Agreement, Orisun board of directors reviewed the results of the business and financial due diligence conducted by our management and third party legal and financial advisors, which included:

1.      Review of Ucommune’s prior F-1 public filings.

2.      Discussion with Ucommune’s management on the impact of COVID-19 on the business.

3.      Review of Ucommune’s “asset-light” strategy.

4.      Review of Ucommune’s strategy on improving member experience.

5.      Analysis and review of Ucommune’s historical financial statements.

6.      Review of Ucommune’s revenue model.

7.      Interviews with senior executives from various business departments of Ucommune.

8.      Channel checks involving interviews with current and past Ucommune members/tenants.

9.      Multiple rounds of discussion with CEO and the senior management of Ucommune on future organic and acquisitive growth strategy.

10.    Discussions with the Founder of Ucommune on investor support and future capital markets strategy.

11.    Background checks on Ucommune’s current and past key stakeholders.

12.    Review of Ucommune’s material business contracts.

13.    Review of Ucommune’s related party transactions.

14.    Review of prevailing industry changes and challenges in the COVID-19 era for agile office space provider in Asia and the possible strategies in facing these changes and challenges.

15.    Legal due diligence review conducted by our legal counsel.

16.    Assessment of total addressable market, its key competitors, competitive advantages, barriers of entry, and target market share.

17.    Review of an independent valuation report by our financial advisor.

18.    Review of revisions of Ucommune’s financial projections.

When considering the Business Combination with Ucommune, Orisun board of directors reviewed the information available, and considered, among other things, the following:

1.      Leading Agile Office Space Provider.    As of December 31, 2019, Ucommune had successfully built an agile office space network consisting of 211 spaces across 46 cities in Greater China and Singapore with approximately 26,600 enterprise members ranging from large enterprises to SMEs. Ucommune’s overall occupancy rate was above the industry average. And one operating staff can operate approximately 1,000 m2 more space than industry average.

2.      Large Addressable Market and Competitive Advantages.    According to Frost & Sullivan’s report, the addressable market is estimated to be approximately RMB1.03 trillion, the sum of addressable markets in tier-1 cities, new tier-1 cities, and lower tier cities in 2023. According to the same report, Ucommune is the largest player with a market share of 4.7% for year ended December 31, 2019, while each of the second to fifth largest players had market share ranging from 2% to 3%.

3.      Competitive Advantages.    Ucommune’s major competitors include WeWork China, Regus, Kr Space and SOHO 3Q. Ucommune is the largest agile office space provider in the PRC in terms of revenue, and has the most number of agile office spaces and managed area since 2018. Ucommune’s competitive advantages over its competitors include (1) financing ability: raised over 5 billion RMB in the past 5 years; (2) brand influence: Ucommune is the most recognized agile office space brand in the PRC; (3) in-house design and build capability; (4) comprehensive service capability covering individual services such as catering, fitness, healthcare, training and entertainment; general corporate services such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; and advertising and branding services; (5) an asset-light model enables the reduction of upfront capital investment. For Ucommune’s spaces under U Brand, Ucommune assists landlords in designing and building out spaces based on Ucommune standards and landlords bear the entire cost. In return, Ucommune receives fixed revenue from landlords for branding, consulting and operating services. For its recently launched U Partner services, landlords hire Ucommune as the property management company to operate and manage spaces under Ucommune’s brand and Ucommune will receive a certain percentage of total rental revenue. Under either case, Ucommune is neither required to take on the lease obligation nor responsible for significant capital expenditures. Significant upfront capital requirement and brand recognition are often the two main obstacles to newcomers who want to enter the agile office space industry in China. With the increase of mergers and acquisitions among agile office space providers, small and medium-sized players might phase out from the industry, and leading players may further enhance the concentration of the entire industry. The market share of leading players will increase in the future. Ucommune builds its brand image on the idea of building a community rather than a pure office space. Such concept is consistent with the values of newest economy enterprises. Furthermore, Ucommune incorporates the characteristics of the innovation- driven industry into its business model, thereby ensuring its status as the top domestic brand in the agile office space industry in the PRC.

4.      Customization.    Ucommune provides customization of the office space for its customers with services starting from design, construction to management. Based on the case study, space utilization and management efficiency were greatly improved.

5.      Intelligent System and Platform.    Ucommune uses a proprietary operation system and an integrated platform consisting of U Bazaar, smart office systems, IoT solutions and data management systems, Udata to better serve members both offline and online. This allows Ucommune to better understand its members’ demands and preferences, and offers customized services to them.

6.      Asset-Light Model.    Orisun’s board noted that Ucommune is focusing on an asset-light model, which reduces the pressure on Ucommune’s finances, and could achieve profitability quickly. Ucommune subsidiary focusing on the asset-light model for its agile office spaces produces a profit.

7.      Ecosystem.    Ucommune not only provides agile office spaces, but also offers enterprise members a full suite of office space solutions and services, such as general corporate services, incubation and corporate venturing services, design and build services and advertising and branding services, which serve members throughout their life cycle.

8.      Other Growth Opportunities.    Ucommune’s individual members reached approximately 688,901 as of December 31, 2019. Together, those individual members generate significant network traffic and data. Orisun’s board noted that Ucommune is leveraging this traffic by launching products pursuant to which members and their social contacts can participate in group purchases of high-quality products at favorable prices ordered on Ucommune’s platform.

9.      Strong Management Team.    The management team is a unique combination of experience in commercial real estate and technology sectors, and has gained extensive industry background and experience with market leading players such as CapitaLand, Zaha Hadid Architects and Dentsu Aegis Network. The team is led by Ucommune’s founder Dr. Daqing Mao, who has over 20 years of working experience in the commercial real estate industry. Before establishing Ucommune, he served as the general manager of Bohai-Rim region at CapitaLand China Holdings Pte Ltd for over 13 years, accumulating expertise and insights in operation and monetization in commercial real estate industry.

10.    Continued Support by High Quality Institutional Investors.    Ucommune shareholders include Sequoia Capital China, ZhenFund, Gopher Asset Management, Sinovation Ventures and other well-known institutional investors. Orisun’s board believes that the continued involvement of these investors represents a validation of Ucommune’s business, strategies and management.

11.    Strong Interest from Potential Investors.    Ucommune had held confidential discussions with various potential investors and received strong interest in investing in Ucommune on the same term of the transaction pricing prior to or at the time of a business combination. Orisun’s board viewed these positive investor feedback as a strong validation of public market perception.

12.    Future Capital Markets Strategy.    In addition to organic growth, Ucommune plans to leverage its management team’s rich M&A experience and selectively pursue strategic acquisitions, partnerships and strategic investments in the PRC and overseas which Ucommune believes will expand its agile office space network and service offerings that benefit its members and have the potential to become meaningful revenue streams in the future.

Orisun retained Chardan as its financial advisor, which also served as the lead underwriter of Orisun’s IPO in 2019. Chardan is an independent, fully licensed, FINRA-registered, global investment bank and its range of services include capital raising, merger and acquisition advisory, strategic advisory, equity research, corporate access and institutional trading. It is also a bank that underwrites, advises, manages, and sponsors special purpose acquisition companies (“SPACs”). Chardan has been an underwriter in 41 SPAC offerings from 2016 to 2020 year-to-date, and also has acted as buyside M&A, capital markets, and financial advisor in 11 closed and announced SPAC business combinations from 2018 to 2020 year-to-date. Orisun’s board mainly considered the following factors during our selection of the financial advisor and finally decided to retain Chardan as its financial advisor: (a) the financial advisor should have extensive M&A transaction experience and be able to offer support during negotiation and deal structuring; (b) the financial advisor should be familiar with the SPAC transaction process and could advise the company on a plan to complete the business combination transaction; and (c) the financial advisor should have extensive experience working with public company clients.

We entered into a financial advisory agreement with Chardan on September 19, 2019, pursuant to which Chardan was engaged to provide us financial advisory services in connection with the identification of and negotiation with potential targets, assistance with due diligence, marketing, financial analyses and investor relations. Chardan will receive a business combination advisory fee for introducing Ucommune to Orisun, which will be paid in the form of newly issued shares of the combined company at the closing of the Business Combination and is based on the aggregate value of the Business Combination. In the event a Business Combination is consummated, Orisun will be obligated to pay Chardan a fee of $10.75 million at the closing in the form of 1,075,000 newly issued shares of the combined company. No fee has been paid or will be paid to Chardan for any services provided in valuing or determining the fairness of the consideration being paid by Orisun.

On May 20, 2020, Ucommune provided Orisun with its initial revenue projections. Ucommune management estimated that total revenue would be RMB 1.2 billion (or $172 million) RMB 1.7 billion (or $246 million) and RMB 2.4 billion (or $333 million) in 2020, 2021 and 2022 respectively. The revenues of the three key segments in 2020, 2021 and 2022 are (i) $100 million, $156 million and $225 million for workspace membership which covers that the memberships of U Space, U Studio, U Design and U Partner; (ii) $57 million, $67 million and $78 million for marketing and branding services; (iii) $14 million, $23 million and $30 million for other services including U brand, e-commerce, IoT, design and decoration.

In reaching its projections, Ucommune management assumed that the total revenue in 2020 will be flat compared to 2019 due to a temporary business closure during Q1 2020 and Q2 2020 caused by the COVID-19 pandemic, and expected that Ucommune would regain its revenue growth momentum in 2021 and 2022. However, given the uncertainties around the recovery timeline and a few revenue optimization initiatives that the company had been implementing, the overall growth rate assumption for 2021 and 2022 were 43% and 36%, significantly less than 160% in 2019 and 168% in 2018. At each business segment level, Ucommune made the following assumptions for its 2020 projection: (a) a majority of its long-term tenant members continued making the rental payments despite the COVID-19 pandemic; (b) the demand for its recently launched U Studio, U Brand, U Design and U Partner services would remain strong; (c) the company would be able to grow its revenue by consolidating one or two smaller peers; and (d) advertisers would reduce their advertising spending with Ucommune by 23%. Also, Ucommune used the following assumptions in its 2021 and 2022 projections: (a) revenue across all business segments will see a normalized revenue growth in 2021 and 2022, (b) occupancy rate would recover to pre COVID-19 level at the beginning of 2021, (c) M&A and consolidation strategy would play a significant role in growing revenue; (d) U Partner would be the most important revenue growth driver, with its revenue contribution growing from 3.7% in 2020 to 11.7% in 2021 to 17.2% in 2022; and (e) the total Ucommune’s advertising revenue will gradually recover to its 2019 level in 2022. Orisun’s board of directors requested that Chardan perform a valuation analysis based on the original financial projections prepared by Ucommune as of May 20, 2020. In performing a valuation analysis, Chardan performed initial diligence and analyzed certain third party market report and data. On June 23, 2020, Chardan submitted a Ucommune assessment of valuation to Orisun’s board of directors. Chardan’s assessment of valuation methodology mainly consisted of public comparable company analysis, precedent transaction analysis and the discounted cash flow analysis.

Selected Public Comparable Company Analysis

Given that Ucommune generated revenue in various enterprise service segments, Chardan selected public comparable companies listed in the United States, Canada and Europe and in several related industries, including real estate operating, advertising & marketing, digital back office solutions with a focus on human capital management, e-commerce platforms, and workspace solutions with a focus on design and build. Due to a large number of companies in the advertising & marketing, back office solutions, e-commerce platforms and workspace solutions sectors, only companies with a market capitalization larger than $300 million were selected.

Because none of the selected companies is exactly the same as Ucommune, Chardan believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the selected public company analysis. Accordingly, Chardan also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Ucommune and the selected companies to provide a context in which it considered the results of the quantitative analysis.

Chardan considered certain financial and operating data for publicly traded companies that Chardan deemed relevant for analysis. The selected companies and their financial metrics were:

	Market Cap	Enterprise Value	Revenue ($MM)	EV/Revenue
	($MM)	($MM)	2021E	2021E
Workspace Membership
IWG plc	$3,419	$11,930	$3,350	3.5x
Advertising/Marketing Services
The Trade Desk, Inc.*	$18,552	$18,477	$941	19.6x
HubSpot, Inc.	$9,767	$9,409	$975	9.6x
Bitauto Holdings Limited	$1,127	$2,820	$1,567	1.8x
The Rubicon Project, Inc.	$790	$740	$241	3.1x
Criteo S.A.	$765	$524	$750	0.7x
QuinStreet, Inc.	$554	$471	$470	1.0x
iClick Interactive Asia Group Limited	$387	$426	$306	1.4x
Mean				2.9x
3rd Quartile				6.4x
HR/Back Office Digital Solutions
Automatic Data Processing, Inc.	$64,672	$65,428	$14,537	4.5x
Workday, Inc.	$43,492	$42,993	$4,195	10.2x
Paychex, Inc.	$26,635	$26,771	$3,898	6.9x
Paycom Software, Inc.	$18,531	$18,404	$992	18.5x
Citrix Systems, Inc.	$17,881	$19,312	$3,276	5.9x
Coupa Software Incorporated*	$17,587	$17,599	$492	35.8x
Ceridian HCM Holding Inc.	$11,868	$12,328	$975	12.6x
Randstad N.V.	$8,189	$9,816	$24,443	0.4x
Adecco Group AG	$7,635	$8,605	$23,076	0.4x
Paylocity Holding Corporation	$7,751	$7,653	$616	12.4x
Anaplan, Inc.	$6,563	$6,312	$432	14.6x
Hays plc	$2,551	$2,818	$6,071	0.5x
Cornerstone OnDemand, Inc.	$2,468	$2,379	$905	2.6x
PageGroup plc	$1,584	$1,623	$1,806	0.9x
Capita plc	$1,005	$2,848	$4,315	0.7x
Basware Oyj	$454	$507	$185	2.7x
Robert Walters plc	$359	$347	$1,422	0.2x
Mean				5.9x
3rd Quartile				12.4x
E-Commerce Platform
Amazon.com, Inc.	$1,353,588	$1,382,447	$407,354	3.4x
Alibaba Group Holding Limited	$594,210	$576,893	$93,373	6.2x
Shopify Inc.*	$108,004	$105,785	$2,937	36.0x
JD.com, Inc.	$91,045	$88,296	$120,053	0.7x
MercadoLibre, Inc.	$48,941	$47,889	$4,220	11.3x
eBay Inc.	$34,544	$39,309	$10,849	3.6x

	Market Cap	Enterprise Value	Revenue ($MM)	EV/Revenue
	($MM)	($MM)	2021E	2021E
Wayfair Inc.	$19,690	$21,310	$14,394	1.5x
Rakuten, Inc.	$11,903	$13,854	$15,680	0.9x
58.com Inc.	$8,137	$6,783	$2,665	2.5x
Qurate Retail, Inc.	$3,829	$10,448	$13,411	0.8x
Overstock.com, Inc.	$1,104	$1,094	$1,861	0.6x
Mean				3.2x
3rd Quartile				4.9x
Workspace Solutions
CBRE Group, Inc.	$15,125	$18,886	$24,555	0.8x
Jacobs Engineering Group Inc.	$11,145	$13,406	$14,026	1.0x
Skanska AB (publ)	$8,171	$8,181	$18,142	0.5x
AECOM	$6,168	$8,205	$13,133	0.6x
Jones Lang LaSalle Incorporated	$5,297	$8,712	$9,848	0.9x
FirstService Corporation	$4,376	$5,362	$2,817	1.9x
EMCOR Group, Inc.	$3,487	$3,896	$8,764	0.4x
Stantec Inc.	$3,380	$4,445	$2,953	1.5x
SNC-Lavalin Group Inc.	$2,876	$3,819	$6,101	0.6x
Cushman & Wakefield plc	$2,766	$5,778	$8,740	0.7x
Colliers International Group Inc.	$2,411	$3,745	$3,303	1.1x
Savills plc	$1,434	$1,731	$2,402	0.7x
Newmark Group, Inc.	$858	$2,841	$2,092	1.4x
Tutor Perini Corporation	$585	$1,313	$5,378	0.2x
Clipper Logistics plc	$371	$682	$737	0.9x
Mitie Group plc	$355	$681	$2,339	0.3x
Mean				0.8x
3rd Quartile				1.0x

____________

*        Statistical outliers, excluded from calculation of the averages

Workspace Membership accounted for 48% of Ucommune’s revenue in 2019. Chardan has identified IWG plc as the only comparable public company that offers similar co-working and office space solutions to small business clients. In selecting comparable companies, Chardan decided to exclude certain office space lease companies if they have less than $25 million in revenue or less than 100,000 tenant members. Compared to IWG, Ucommune has a smaller revenue base and lower profitability, but it had demonstrated much greater growth prior to Covid-19.

Advertising/Marketing Services segment represented 46% of Ucommune’s total revenue in 2019. Chardan identified a list of comparable public companies in the digital advertising and online marketing space. In selecting comparable companies, Chardan excluded traditional advertising agencies which focus on mostly larger advertisers. Ucommune’s advertising platform caters to all of its tenants, regardless of the enterprise size. In addition, many advertising companies are excluded because they do not offer a similar technological platform as Ucommune’s to allow advertisers to self-manage their marketing campaign.

Workspace Solutions segment represented 6% of Ucommune’s total revenue in 2019. Ucommune provides one-stop engineering, design, decoration and build services dedicated to its community members. In selecting comparable companies, Chardan identified a number of building engineering companies and excluded engineering firms that do not offer a one-stop full service solution to building owners as public comparable companies. Unlike the selected peers, Ucommune’s workspace solution leverages its office lease operating experience and has demonstrated strong growth due to its brand awareness in China.

Lastly, Ucommune’s back office digital solutions and e-commerce segments are still in their infant stage. Chardan identified a number of large public companies in these segments. Although all of the comparable companies in these two segments have a much larger revenue base than that of Ucommune, given the small revenue contribution of these two segments, their impact to the overall valuation was negligible.

Based on the above analysis of these companies and revenue estimates it obtained from public filings and equity research reports, Chardan applied a band of the averages and the 3rd quartiles as the lower and upper bounds of the revenue multiple ranges for the selected companies’ forward revenue multiples in 2021 for each relevant business segment of Ucommune (except for workspace membership, as there is only one public company available) and obtained an aggregate enterprise value by adding each segment up. Furthermore, Chardan studied 45 successful SPAC mergers from January 1, 2019 to June 23, 2020. While not every transaction fully disclosed its comparable companies, four SPAC target companies identified by Chardan, set their valuation forward multiples at a discount less than 15% to their respective relevant comparable companies’ multiples. Like Ucommune, these four companies are also market leaders or pioneers or have strong brand recognition in their respective sector and/or focus. New Frontier Healthcare, a company with strong brand recognition in China, was priced at an 8.8% and 2.5% discount to the averages of the comparable companies out of China on forward revenue and EBITDA multiple basis, respectively. Ranpak, a packaging solutions company in the U.S., was priced at 12.4% discount to the comparable companies’ average on a forward EBITDA multiple basis. DraftKings, a digital sports batting operator in the U.S., was priced at a 11.4% discount to the median of the comparable companies on a forward revenue multiple basis, Nikola, a hydrogen-electric vehicle company in the U.S., was priced at 236.4% and 85.87% premium to the comparable companies’ averages on a forward revenue and EBITDA multiple basis. Chardan believes New Frontier Healthcare is most relevant to Ucommune because both companies enjoy similar brand recognition in China and are relatively close in transaction sizes. Also, considering the transactions described above all took place recently and the discount ranges were relatively small or nonexistent, Chardan viewed a 15% discount to the comparable companies as appropriate. The selected comparable public company analysis indicated an implied enterprise value between $621 million and $865 million for Ucommune.

Selected Precedent Transactions Analysis

The transactions listed below were chosen by Chardan because they are in the same agile office space services industry as Ucommune is and took place in the past three years. The companies selected also share similar financial characteristics with Ucommune. In reaching its conclusion, Chardan made qualitative judgment, concerning differences between the operational, business and/or financial characteristics of Ucommune and the companies in the selected transactions to provide a context in which it considered the results of the quantitative analysis.

Date	Company	Select Buyers/Investors	Amount ($ million)	Post-Money Valuation ($ million)	Revenue ($ million)	Revenue Multiple
10/30/2019	The We Company	SoftBank Group	1,500	7,800	3,000	2.6x
11/11/2019	OfficeRnD	Flashpoint Venture Capital, LAUNCHub Ventures	3	10	2	4.6x
8/21/2019	Knotel	Led by Bloomberg Beta, Mori Trust Sogo Reit, Wafra Investment Advisory Group, etc.	400	1,601	350	4.6x
3/20/2019	Technopolis (Finland)	Kildare Partners	827	827	209	4.0x
7/28/2018	WeWork China	Hony Capital, SoftBank Group, Temasek Holdings, Trustbridge Partners	500	5,000	100	50.3x
6/29/2017	The Office Group	The Blackstone Group	640	640	116	5.5x
Median						4.6x
Average						11.9x

In selecting precedent transactions, Chardan excluded companies if workspace membership revenue did not amount to a major share of their total revenue or if the transactions were not consummated within the last 3 years. Chardan identified 6 relevant precedent transactions and studied similarities and differences between Ucommune and the companies in the selected precedent transactions. Compared to The We Company (WeWork’s parent company) Ucommune shares a similar lease revenue model but it focuses more on its “asset-light” strategy by partnering with building owners. Both companies are not profitable however. The We Company has suffered significantly more capital loss in the past. WeWork China is a subsidiary of The We Company. It is able to leverage We Company’s global brand and competes mostly directly with Ucommune in China. Similar to its parent, WeWork China is not profitable. Knotel was founded in 2015 as a flexible workspace platform. Unlike Ucommune, Knotel does not focus on its operations in China, and it has been expanding aggressively in the United States and Europe. Technopolis is a Finland based workspace membership company focusing purely on European countries. The Office Group is a UK based company that competes with The We Company in the European market. Although Ucommune shares a similar revenue model with The Office Group, there is no direct market overlap. In terms of the revenue scale, all companies in the precedent transactions share similar size with Ucommune except for two outliners: The We Company had approximately $3 billion revenue and OfficeR&D was still in its early stage at the time of the transaction with approximately $2 million in revenue.

Chardan reviewed and compared pre-money and post-money enterprise value for these companies based on the information it obtained from public filings, publicly available information, and certain equity research reports. Chardan applied a band of the median and the average as the lower and upper bound of the revenue multiple ranges for the selected companies’ forward revenue multiples. Based on this analysis which Chardan deemed relevant based on its professional judgement and expertise, Chardan used the same methodology in applying a 15% private to public discount to the initial valuation ranges. The selected transaction analysis indicated an implied enterprise value ranges from $666 million to $952 million.

Subsequent to the preliminary valuation assessment, on June 25, 2020, Orisun board of directors and Chardan received a reduced revenue projection without reference to other financial figures from Ucommune based on Ucommune management’s updated view reflecting their latest business recovery outlook post COVID-19 and the accelerated plan Ucommune implemented to eliminate less profitable business segments. The revenue estimates for 2020, 2021 and 2022 were revised to RMB 0.9 billion (or $124 million), RMB 1.4 billion (or $191 million) and RMB 2.1 billion (or $297 million), respectively. In the updated revenue projections, Ucommune accelerated its plan to close selected under-performing locations and decided to terminate its agile space acquisition plan mainly due to the impact of COVID-19; Ucommune would also accelerate its plan to open more U Brand and U Partner spaces as part of its shifted strategy to focus more on the development of its asset-light model. Chardan has since not updated its valuation report after receiving the revised revenue guidance.

Compared to the original assumptions used in the initial projection, the new assumptions under the revised projections took a more cautious view on the recovery progress of COVID-19 in China: occupancy rate would not recover to pre COVID-19 level until later part of 2021; the company would have to scale back its M&A activities in 2021 and 2022 to preserve more capital; the recovery of advertising revenue would also extend beyond 2022.

Orisun’s board compared the differences between the original and updated revenue projections and reassessed the impact of COVID-19 on Ucommune. It was convinced that while Ucommune was likely to experience a prolonged and uncertain recovery progress related to COVID-19, its market leadership and business fundamentals would remain strong in the next 3-5 years. Orisun’s board was convinced of the sustainability of Ucommune’s market leadership and business, considering the factors including (i) Ucommune’s leading performance in its industry as evidenced by the overall occupancy rate for Ucommune’s 153 total spaces in operation and 92 mature spaces being approximately 70% and 77%, respectively, as of June 30, 2020, and according to Frost & Sullivan, the industry average occupancy rate being approximately 61% as of the same date; and (ii) Ucommune’s continuing growth under its asset-light model as evidenced by the growth of both number of spaces and managed areas under such model and its intention to strategically focus on asset-light model in the future by discontinuing future plans to acquire and own fix assets on the balance sheet.

As such, Orisun’s board decided to emphasize the 2022 revenues in its internal valuation assessment as it would reflect the value of Ucommune under more normalized circumstances.

Based on the new 2022 revenue estimate, Ucommune, after the Business Combination with Orisun, would have a pro forma enterprise value equivalent to 2.58x estimated 2022 sales, assuming no redemptions. Compared to the 4.15x EV/Sales of the aforementioned comparable companies, Orisun believes that Ucommune’s enterprise value is still being valued at a 38% discount to the comparable companies.

Orisun’s board concluded that the transaction valuation would remain appealing to investors based on the revised revenue estimates.

In making its recommendation, Orisun board also considered, among other things, the following:

1.      The risk that Ucommune may experience difficulties in competing with other agile office space provider companies and executing its growth plan.

2.      The risk that Ucommune may not be able to manage its expected growth.

3.      The risk that the demand for commercial office space rental will take longer than expected time to recover post COVID-19.

4.      The risk that Ucommune may fail to source high quality properties on reasonable terms under its new asset-light business strategy.

5.      The risk that Ucommune may fail to manage costs and expenses effectively.

6.      The risk that certain key employees of Ucommune may not choose to remain with the company post-Closing.

7.      The risk that Ucommune’s financial performance may be affected by seasonal fluctuations.

8.      The risk that Ucommune does not have enough liquidity for servicing its loan repayment.

9.      The risk that Ucommune may fail to maintain sufficient occupancy rates.

10.    The risk related to Ucommune having a number of related party transactions.

11.    The risk associated with present and future regulatory changes on the commercial office space rental industry in China and the effects it may have on Ucommune’s revenue.

12.    The risk that Ucommune may fail to maintain important business relationships with key landlords and business partners.

13.    The possibility of litigation challenging the Business Combination or the combined company post Business Combination.

14.    The risk that the board of Orisun may not have properly valued Ucommune’s business.

15.    The risk that there may be negative reaction to the transaction in the market due to the failure of the WeWork IPO.

16.    The risk that the announcement of the Business Combination and potential diversion of Ucommune’s management and employee attention may adversely affect Ucommune’s operations.

17.    The risk that the Business Combination may not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Ucommune and Orisun’s respective shareholders.

18.    The other risks described in the “Risk Factors” section of this proxy statement.

The board of Orisun concluded that the potential benefits that it expects its shareholders to achieve as a result of the Business Combination outweigh the potential negative factors described above. Accordingly, Orisun’s board of directors unanimously determined that the Merger Agreement and the Business Combination are advisable, fair to, and in the best interests of, its shareholders.

Required Vote

Approval of the Acquisition Merger Proposal requires the affirmative vote of the holders of a majority of the ORSN Common Stock as of the record date represented in person or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Acquisition Merger Proposal is conditioned upon the adoption of the Reincorporation Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Orisun will not consummate the Business Combination.

Recommendation of Orisun’s Board of Directors

After careful consideration, Orisun board of directors determined that the Acquisition Merger forming part of the Business Combination with Ucommune is in the best interests of Orisun and its stockholders. On the basis of the foregoing, Orisun board of directors has approved and declared advisable the Business Combination with Ucommune and recommends that you vote or give instructions to vote “FOR” the Acquisition Merger Proposal. Orisun’s directors have interests that may be different from, or in addition to your interests as a stockholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

PROPOSAL No. 3
THE INCENTIVE PLAN PROPOSAL

Summary of the Proposal

In connection with the Business Combination, Orisun and Ucommune have agreed that PubCo shall adopt the 2020 Plan to assume and replace the 2019 Plan adopted by Ucommune on August 22, 2019. The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 of PubCo Class A Ordinary Shares. Upon the closing of the Business Combination, options to purchase an aggregate number of 5,981,891 PubCo Class A Ordinary Shares will be immediately granted and outstanding to replace the granted and outstanding awards under 2019 Plan.

The following is a summary of certain terms and conditions of the 2020 Plan. This summary is qualified in its entirety by reference to the 2020 Plan, which is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the entirety of the 2020 Plan.

Summary of the 2020 Plan

Types of Awards.    The 2020 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2020 Plan.

Plan Administration.    The 2020 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Board of Directors.

Eligibility.    PubCo’s employees and consultants are eligible to participate in the 2020 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2020 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award.    PubCo’s board of directors or any entity appointed by its board of directors to administer the 2020 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2020 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2020 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2020 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2020 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2020 Plan.    The administrator of the 2020 Plan may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2020 Plan deems it necessary or desirable to qualify or (ii) shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in PubCo’s Memorandum And Articles Of Association for any amendment to the 2020 Plan that increases the total number of shares reserved for the purposes of the 2020 Plan, and (iii) with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

2020 Plan Benefits

The following table summarizes options that PubCo will grant to (i) the persons who will serve as PubCo’s directors and executive officers upon the closing of the Business Combination and (ii) all non-executive employees under the 2020 Plan. Such options will be granted to reflect assumption of the awards granted to such persons under the 2019 Plan.

Name	Position at PubCo	PubCo Class A Ordinary Shares Underlying Outstanding Options to Be Assumed	Option Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Cheong Kwok Mun	Chairman of the Board of Directors, Chief Financial Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhuangkun He	Director, Chief Executive Officer	*	0.00021	September 19, 2019	September 19, 2029
Zhimo Zhao	Director	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Jian Zhang	Independent Director	—	—	—	—
Mei Han	Independent Director	—	—	—	—
Jinghong Xu	Independent Director	—	—	—	—
Shanshan Guo	Independent Director	—	—	—	—
Guohang Wang	Chief Strategy Officer	—	—
Xin Guan	Chief Operating Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Binchao Xu	Chief Technology Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhenfei Wu	Chief Marketing Officer	*	0.00021	September 1, 2020	September 1, 2030
Jianghai Shen	Chief Product Designer	—	—	—	—
All non-executive employees as a group	—	4,466,391	0.00021	Various dates from September 19, 2019 to October 13, 2020	Various dates from September 19, 2029 to October 13, 2030

____________

*        Less than 1% of PubCo Ordinary Shares.

Required Vote

Approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the ORSN Common Stock as of the record date represented in person or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Orisun’s Board of Directors

The Orisun board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

PROPOSAL No. 4
THE ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Reincorporation Merger, the Acquisition Merger Agreement, and the Incentive Plan Proposal, the Orisun board of directors may adjourn the Special Meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Orisun seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after February 6, 2021 (the date that is within 18 months from the closing of the IPO) or up to May 6, 2021 (the date that is within 21 months from the closing of the IPO if the time period has been extended, as previously described herein).

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the ORSN Common Stock as of the record date represented in person or by proxy at the Special Meeting and entitled to thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of Orisun’s Board of Directors

The Orisun board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

BUSINESS OF UCOMMUNE

What is Ucommune

Ucommune is China’s leading agile office space manager and provider with global ambitions. Ucommune operates the largest agile office space community in China in terms of the number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Ucommune’s mission is to cultivate a new working culture anchored in four pillars: “Sharing, Innovation, Responsibility and Success for all.”

Ucommune is dedicated to providing specialized, integrated service for managing agile office spaces in China. Leveraging its strong management and chain operating capabilities, Ucommune distinguished itself through seamless integration of physical spaces offline and member community online, empowering its members to fulfil their dreams.

The agile office space we envisage is based on a standardized, intelligent, humanized, digital and physical scene. It is an open platform that is complemented by enterprise services and enterprise empowerment, and it also has office space covering the business ecology of both online and offline members.

Overview

The urban transformation and the evolution in working culture in China have created a strong demand for flexible and innovative working space, creating a unique and significant opportunity for the agile office space industry in China. Ucommune brand is the most recognized agile office space brand in China according to Frost & Sullivan. Ucommune’s leading brand position, which is evidenced by brand awareness and member satisfaction according to the survey conducted by Frost & Sullivan in 2019, demonstrates its operational excellence, and supports its future development.

Ucommune’s nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Such a unique and comprehensive network provides Ucommune’s enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations expeditiously and enhance productivity. Ucommune is also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China. Ucommune believes the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Leveraging its physical spaces, Ucommune also offers a comprehensive suite of corporate services to empower its members, which Ucommune refers to as U Plus services.

Ucommune’s expertise in the real estate and retail industries has enabled it to operate its agile office spaces with high efficiency. Since the launch of its first agile office space in September 2015, Ucommune has replicated its success across China and expanded its footprint overseas by leveraging its strong management and chain operating capabilities. Ucommune had 185 spaces across 47 cities as of June 30, 2020, which 153 spaces were in operation, providing approximately 58,500 workstations to its members, and 32 spaces were under construction or preparation for construction. The following map illustrates Ucommune’s agile office space network in Greater China as of June 30, 2020:

In addition, Ucommune has spaces operated by its associates (which refer to the spaces in which Ucommune has a minority interest investment but are operated by its associates and Ucommune does not consolidate the revenue from such spaces) to supplement its agile office space network. When members need agile office space services in locations in which Ucommune does not operate directly, Ucommune refers them to the spaces operated by its associates and share its service experiences for such members with its associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services as provided by Ucommune’s agile office spaces. As of June 30, 2020, Ucommune had five spaces operated by its associates across four cities in Greater China and New York.

Ucommune has also been focusing on developing its asset-light model, under which Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. The asset-light model allows more landlords to benefit from Ucommune’s professional capabilities and strong brand recognition, which in turn enables its business to scale in a cost-efficient manner. As of June 30, 2020, Ucommune had 64 spaces under the asset-light model with managed area of approximately 221,400 m2, representing 39.4% of the aggregate managed area of approximately 561,700 m2 of all spaces. In the years of 2018 and 2019 and the six months ended June 30, 2020, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to further develop the agile office space business under its asset-light model as one of its major growth drivers.

The profitability of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the length of time a space has been open to its members. Ucommune defines spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, Ucommune’s initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates a recurring stream of revenue and cash flows. As of June 30, 2020, the overall occupancy rate for Ucommune’s 153 total spaces in operation and 92 mature spaces was approximately 70% and 77%, respectively.

While physical office spaces constitute its core offering, Ucommune has built a smart and integrated platform connecting offline and online services via technology innovation. Ucommune’s app U Bazaar, smart office system, IoT solutions and data management system, Udata, have together created a seamless working experience for its members to go beyond physical spaces and provided them with convenient access to its U Plus services (described in more detail below), resulting in enhanced member loyalty and an expanded member base. As of June 30, 2020, Ucommune had approximately 851,300 members, including approximately 822,600 individuals and 28,700 enterprises, ranging from large enterprises to SMEs.

Agile office spaces give Ucommune a unique access to a large base of urban population with high disposable income in the office setting, providing Ucommune with great potential monetization opportunities. Ucommune’s individual members using workstations generally spend an average of eight hours in Ucommune’s spaces during a typical working day, building rapport with the Ucommune community and generating a large amount of traffic and data. Powered by its technology capabilities, Ucommune is able to offer various U Plus services meeting its members’ needs and preferences and build a vibrant Ucommune community serving a wider group of members beyond the physical spaces. Cooperating with over 700 business partners and more than 30 investees, Ucommune provides a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and services to further energize Ucommune community. Ucommune receives revenue from members by providing U Plus services and charging members fees based on the services provided. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services.

Ucommune’s total revenue increased by 160.3% from RMB448.5 million in 2018 to RMB1,167.4 million (US$167.3 million) in 2019, and decreased by 18.1% from RMB486.5 million for the six months ended June 30, 2019 to RMB398.6 million (US$56.3 million) in the same period of 2020. Ucommune’s spaces in operation increased from 162 as of December 31, 2018 to 174 as of December 31, 2019 and decreased to 153 as of June 30, 2020. Ucommune’s member base increased from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 851,300 as of June 30, 2020. In first half of 2020, Ucommune’s financial condition and results of operation have been materially and adversely affected by the impact of COVID-19 outbreak. Despite the adverse conditions, Ucommune has maintained its market leading position, as evidenced by the overall occupancy rate of 70% for all its spaces in operation as of June 30, 2020, compared to the industry average of approximately 61%, according to Frost & Sullivan.

The following chart illustrates Ucommune’s business model:

851,300 members(1)
185 agile office spaces(2)
Self-operated model
U Space
U Studio
U Design
Asset-light model
U Brand
U Partner
U Bazaar APP
Smart office system
AI
Customer data
Operating data
Udata
UDA
U Plus services
Individual services
General corporate services
Incubation and corporate venturing services
Design and build services
Advertising and branding services
New initiatives
Precision marketing
E-commerce
Additional services to energize community

Notes:

(1) Approximate number as of June 30, 2020, Including 822,600 individual members and 28,700 enterprise members

(2) As of June 30, 2020

Ucommune’s Strengths

China’s Leading Agile Office Space Brand Rooted in Deep Understanding of Local Market Dynamics

Ucommune brand is the most recognized agile office space brand in China according to Frost & Sullivan, reflecting its leading position with operational excellence, and supporting its future development. Ucommune is the largest agile office space provider in China in terms of the number of agile office spaces, the aggregate managed area and the number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. From the launch of its first agile office space in September 2015 to June 30, 2020, Ucommune has successfully built its agile office space network, consisting of 185 spaces (153 in operation and 32 under construction) across 47 cities. In addition, Ucommune has spaces operated by its associates to supplement its agile office space network. When members need agile office space services in locations in which Ucommune does not operate, Ucommune refers them to the spaces operated by its associates and share its service experiences for such members with its associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services as provided by its agile office spaces. As of June 30, 2020, Ucommune had five spaces operated by its associates across four cities in Greater China and New York.

Centering on its brand, Ucommune has established a unique and extensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, and offer various office space solutions and services. As a result, Ucommune is able to provide enterprise members with flexible and cost-efficient office space solutions, especially for their geographic expansion, helping them to achieve potential and enhance productivity. As of June 30, 2020, Ucommune had approximately 28,700 enterprise members ranging from large enterprises to SMEs.

Ucommune’s leading position largely benefits from its deep understanding of local market dynamics. Ucommune’s management team has decades of experience in China’s commercial real estate industry, deep understanding of China’s urban development, and extensive local knowledge. In light of China’s fast-paced development, both SMEs and large enterprises demand for cost-effective and flexible office space solutions. Based on its unique and extensive network of agile office spaces and its Chinese cultural background, Ucommune has developed a deep understanding of the needs and preferences of enterprises in China.

In addition, Ucommune contributes its local knowledge and expertise to fulfilling its corporate responsibilities. Ucommune’s well-recognized brand enables it to revitalize the properties that it occupy and improve the neighborhood where its spaces are located. By transforming under-utilized buildings across China to modern agile office spaces, Ucommune has built a vibrant community with a large number of members, thus benefitting the surrounding office buildings, shopping malls and restaurants and improving consumers’ perception of the adjacent community. As of June 30, 2020, Ucommune had completed the transformation of 12 old buildings to agile office spaces in several tier-1 and new tier-1 cities such as Beijing, Shanghai, Guangzhou, Shenzhen, Nanjing and Wuxi.

Moreover, Ucommune’s leading position and strong brand exemplify China’s highest agile office space industry standard operating procedure, or SOP, attracting more real estate developers and owners to partner with it under its asset-light model. In addition, as Ucommune’s brand is further enhanced through its technology-driven platform that integrates members, business partners, traffic and data, Ucommune is able to offer more services meeting the needs and preferences of its members and diversify monetization opportunities. Ucommune believes it is well-positioned to capture the growth of China’s agile office space industry and strengthen its leading position.

Superior Space Operating Efficiency and Chain Operating Capabilities

Ucommune’s capabilities in sourcing, design and build, and management are the foundation of its success in operating agile office spaces with high efficiency.

•        Sourcing.    Ucommune’s management team has decades of experience in commercial real estate and has a deep understanding of urban development and local knowledge. Ucommune’s leading brand and strong value proposition to Ucommune community have resulted in strategic partnerships with more than ten leading commercial real estate developers and owners in China. Ucommune is able to access real estate opportunities that suit its sourcing and growth strategies and obtain long-term lease pipeline for properties at favorable terms. As of the date of this proxy statement/prospectus, Ucommune has entered into strategic cooperation agreements with a number of property providers in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

•        Design and Build.    With a team of over 40 experienced architects and designers, Ucommune has built strong in-house design and build capabilities to reduce build-out cost and time, maintain high quality and consistently create innovative solutions tailored to its members’ needs. Ucommune’s design philosophy combines “Design, Skill and Technology” together with providing one-stop spaces upgrade services. Ucommune’s integrated design and build capabilities largely improve the space opening efficiency. It typically takes Ucommune about three to five months to open a space under U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months. As of June 30, 2020, Ucommune’s team had involved in the design of over 28 projects across 67 cities for approximately 569,200 m2 area. Certain design plans of Ucommune’s spaces have been published in renowned architecture websites and received positive feedback. With its continuously enhanced design and build capabilities, Ucommune will provide customers with prefabricated office design products.

•        Management.    Together with the efforts of its operation and community management team including, among others, more than 170 operating staff with hotel operation or other service industry experience, Ucommune has achieved a higher occupancy rate than its peers. As of June 30, 2020, Ucommune’s overall occupancy rate was 70% for all spaces in operation, compared to the industry average of approximately 61%, according to Frost & Sullivan. For mature spaces, Ucommune’s overall occupancy rate was 77% as of June 30, 2020.

Ucommune has replicated its success across China as a result of its strong chain operating capabilities, enabled by its nationwide presence, proprietary operation system and product standardization. Ucommune has combined a centralized system for nationwide agile office space planning and product standardization and local expertise to manage the day-to-day operations in each agile office space. Ucommune’s proprietary operation system, UDA, is a customized solution designed for its agile office space operation. It manages and monitors conference rooms and workstations in hundreds of agile office spaces simultaneously, improving Ucommune’s operating efficiency and enhancing its members’ experience. Ucommune has standardized its agile office spaces into three categories including Premium, Superior and Standard, accommodating different needs from its members.

Ucommune’s superior operating efficiency and chain operating capabilities lead to high scalability under asset-light model. Landlords benefit from Ucommune’s management expertise through its provision of a full range of space operation services and customized office space solutions. As of June 30, 2020, Ucommune had 64 spaces under the asset-light model with managed area of approximately 221,400 m2, representing 39.4% of the aggregate managed area of approximately 561,700 m2 of all spaces. In the years of 2018 and 2019 and the six months ended June 30, 2020, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. The asset-light model can free up a large capital investments to build out and launch new spaces, allowing Ucommune to expand its agile office space network at a faster pace, generate sustainable service revenue and achieve profitability more quickly.

Technology-driven Platform

Supported by its strong technology capabilities and a dedicated team with extensive internet and technology industry background, Ucommune has built an integrated platform consisting of U Bazaar, smart office system, IoT solutions and data management system, Udata, to effectively serve its members both offline and online and to create more monetization opportunities.

U Bazaar is connected to several smart office tools, enabling members to easily manage office logistics and operations, such as conference room and workstation booking, workstation log-in, smart device operation and calendar management. Through U Bazaar, its members also enjoy various services, ranging from individual services such as catering and healthcare to general corporate services such as corporate secretary and legal services. In addition, Ucommune equips its spaces with smart office system and IoT solutions, promoting automated services including smart conference, cloud-based printing, facial recognition entrance and other cloud-based security control. Ucommune’s Udata applies data analytics and AI algorithms to analyze the large amount of data generated in Ucommune community. Udata provides Ucommune with a better understanding of its members’ needs and preferences, enabling Ucommune to offer customized and satisfactory services to them.

Ucommune’s technology-driven platform has not only improved work efficiency and experience of its members, thereby improving member stickiness, but also improved its operational cost effectiveness. As of June 30, 2020, one operating staff operated on average approximately 2,778 m2 of Ucommune’s spaces in China, exceeding the industry average of approximately 1,400 m2 according to Frost & Sullivan. Moreover, by integrating offline and online services on its platform, Ucommune has created a strong connection among its members and between its members and its business partners, fostering a vibrant community around its brand with diversified monetization opportunities.

Dynamic Agile Office Ecosystem Empowering Enterprise Members

Ucommune’s dynamic agile office ecosystem provides a compelling value proposition to empower enterprise members; as its enterprise members understand its value, this increases member stickiness and drives its growth.

Ucommune offers its enterprise members a full suite of office space solutions and U Plus services. Ucommune cooperates with its business partners and investees to provide its enterprise members with high-quality services at favorable prices such as general corporate services, incubation and corporate venturing services, design and build services and advertising and branding services. Ucommune is also dedicated to creating business opportunities through dynamic interactions among its enterprise members and its business partners and investees. With the expansion of Ucommune community, Ucommune believes its compelling value proposition can benefit its enterprise members of all types and sizes.

Ucommune maintains a healthy member mix of large enterprises and SMEs. Ucommune’s extensive agile office space network and customization capability suit the needs of large enterprises including Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang for flexible and cost-efficient office space solutions, which provide Ucommune with steady revenue streams. Ucommune’s office space solutions and U Plus services serve SME members throughout their life cycle, helping them grow their business, expand into new geographic locations and reduce operating costs.

Ucommune’s dynamic agile office ecosystem has led to high member loyalty and attracted more enterprise members and business partners, which in turn makes it a more vibrant environment for Ucommune community.

Diversified Monetization Channels Enabled by Expansion of Member Base beyond Physical Spaces

Ucommune’s agile office spaces and technology-driven platform give it unique access to a large base of urban population with high disposable income in an office setting, providing it with great potential monetization opportunities.

Ucommune’s individual members using workstations generally spend an average of eight hours in Ucommune’s spaces during a typical working day, building rapport with Ucommune community and generating large amount of traffic and data. Ucommune is dedicated to meeting individual members’ strong and various demands. Ucommune cooperates with its business partners and investees to provide individual members with comprehensive services such as cafeterias, cafes, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment. Ucommune receives revenue from providing these services. Ucommune also receives revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services. Through this, Ucommune has not only diversified its monetization channels, but have also expanded its membership beyond the physical spaces. Ucommune has experienced rapid growth in its member base. Ucommune’s individual members increased from approximately 239,700 as of December 31, 2018 to approximately 688,900 as of December 31, 2019 and further to approximately 822,600 as of June 30, 2020.

Powered by its technology capabilities, Ucommune is able to leverage the large amount of traffic in Ucommune community to explore new monetization initiatives. For example:

•        Ucommune promotes community e-commerce through cooperation with its business partners and investees. Ucommune launched U Product in August 2019, whereby its members and their social contacts can participate in group purchases of high-quality products at favorable prices ordered on its platform and delivered to its spaces. Ucommune had processed an aggregate of approximately 52,300 U Product orders with GMV of RMB39.9 million since it launched in August 2019.

•        Ucommune provides precision marketing services through U Bazaar and its agile office spaces. Ucommune leverages its technology to analyze the large amount of data on its platform, which enables it to help its advertisers understand consumers’ needs and preferences. Ucommune has integrated its smart advertising and branding platform with U Bazaar to facilitate its members to purchase the service and make the advertisements available at the screens and digital displays in its spaces.

These initiatives enable Ucommune to bring more value to its members, business partners and investees and build a vibrant community serving wider group of members beyond the physical spaces.

Innovative Management

Ucommune is founded by Dr. Daqing Mao, who has over 20 years of working experience in the commercial real estate industry. Before founding Ucommune, he served as the general manager of Bohai-Rim region at CapitaLand China Holdings Pte Ltd for over 13 years, accumulating expertise and insights in the operation of and monetization in the commercial real estate industry.

Ucommune has a visionary and innovative management team with a unique combination of experience in commercial real estate and technology sectors. Ucommune’s management team has gained extensive industry background and experience with market leading players such as CapitaLand, Zaha Hadid Architects and Dentsu Aegis Network.

Ucommune’s Strategies

Reinforce Leading Market Position by Exploring Growth under Asset-light Model and Pursuing Target Expansion

Ucommune intends to further develop the agile office space business under its asset-light model as one of its major growth drivers. Ucommune believes its leading position, strong brand and operating capabilities will attract more partners, including real estate developers, property owners and hotels, under its asset-light model. The growth in the operation under the asset-light model can effectively reduce Ucommune’s capital investments to build out and launch new spaces and further achieve economies of scale by monetizing its operating capabilities, which Ucommune believes will help it become the largest office property manager and operator in China.

In addition, Ucommune plans to reinforce leading market position by pursuing target expansion by focusing on the following approaches:

•        Increase its managed area and the number of workstations by launching more spaces in cities with existing coverage and expanding to additional cities.

•        Further explore the potential of property management and leasing of small-sized commercial properties under its U Studio category. Ucommune believes it can generate higher margins with these spaces, leveraging its capabilities and scale of economics. Therefore, Ucommune plans to devote more resources to the expansion of its U Studio category to other tier-1 cities in China in the coming few years.

•        Expand in its target overseas markets. Ucommune sees significant opportunities to grow in emerging overseas market, such as Asia. Ucommune intends to help foreign companies enter the China market by leveraging Ucommune’s strong network in China and support China’s new economy companies to expand their overseas footprint and rapidly adapt to local markets.

Further Expand U Plus Services to Refine Ucommune’s Ecosystem

Ucommune will further explore the potential to monetize its operating capabilities. Ucommune’s capabilities in sourcing, design and build, and management enable it to provide whole package space services. Urban transformation in China has resulted in increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure. Therefore, Ucommune may monetize its capabilities by seizing the market opportunity, such as offering design and build services to its members and others beyond the Ucommune community, such as property developers and other office space providers.

The Ucommune community also serves as a connection between members who are in upstream sector and members who are in downstream sector in a specific industry. Ucommune plans to expand its offering of high-quality services to its members by developing U Bazaar as an enterprise and lifestyle platform. Leveraging its technology, Ucommune is able to understand the demands and preferences of its members and is well-positioned to offer more services meeting their needs and monetize the large amount of traffic in the Ucommune community. Cooperating with over 700 business partners and more than 30 investees, Ucommune plans to launch more services to enterprise members to facilitate their business development and continually upgrade and diversify service offerings to individual members. For example, Ucommune can provide precision marketing services on U Bazaar and in its physical spaces. Ucommune also launched U Product, its community e-commerce initiative, in August 2019. Ucommune believes expanding U Plus services will enable it to enhance member stickiness, improve member experience and build a more vibrant community.

Continue to Invest in Technology to Enhance Operating Efficiency and Upgrade Smart Office System

Ucommune plans to continue investing in its technology to enhance its operational efficiency and upgrade its smart office system by focusing on the following:

•        Strengthen its AI algorithm capabilities to enhance its operational management system, especially its data management system, Udata.

•        Continue to develop its proprietary smart office technology. For example, Ucommune plans to promote the use of its proprietary IoT hub conference robot, Melobot, which is able to automatically record meeting videos, audios, scripts and mark up the speech of each participant.

•        Further upgrade its smart office system. For example, Ucommune cooperates with a multinational technology company and other partners in developing smart screens, which improves its individual members’ work efficiency and can also function as a new channel for Ucommune to distribute precision marketing services.

Selectively Pursue Acquisition and Investment Opportunities

Ucommune plans to evaluate various investment opportunities, including acquiring local agile office brands with strong regional influence to expand its coverage, and companies that may support Ucommune to integrate industrial chain resources for refining its one-stop space upgrade service.

In addition, Ucommune plans to further explore corporate venturing. Ucommune expects the wide coverage of services provided by its investees to enable it to keep satisfying the evolving needs of its members. Meanwhile, its investees’ businesses will also grow with Ucommune.

Ucommune Community

Ucommune is China’s largest agile office space provider in terms of the number of spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. Beyond the physical spaces, Ucommune has built a technology-driven platform consisting of U Bazaar, a smart office system, IoT solutions and a data management system, Udata, to foster a vibrant Ucommune community by offering U Plus services to satisfy the needs of its members.

Ucommune launched its first space in September 2015, and has since expanded its operations into 47 cities as of June 30, 2020. Ucommune currently operates its spaces under the following two models:

•        Self-operated Model.    Ucommune has three categories of space under its self-operated model.

•        U Space, under which Ucommune enters into leases with landlords for spaces with area generally over 200 m2 each, and designs and builds the spaces using its proprietary SOP.

•        U Studio, under which Ucommune leases scattered and small office spaces with areas generally less than 200 m2 each from landlords, and designs and builds the spaces using its proprietary SOP.

•        U Design, under which Ucommune provides one-stop customized services from location selection to daily operation in accordance with the specifications of its members.

Fees received under Ucommune’s self-operated model, including for U Space, U Studio and U Design, pursuant to member service contracts are recognized as workspace membership revenue. Fees charged to members for ancillary services under Ucommune’s self-operated model, such as printing and copying, are recognized as other services revenue.

•        Asset-light Model.    Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. Ucommune has two categories under its asset-light model.

•        U Brand, under which Ucommune primarily charges landlords management fees for branding, consulting and operating services.

•        U Partner, under which Ucommune shares revenue with landlords.

Fees received under U Brand category are recognized as other services revenue. Fees received under U Partner category are recognized as workspace membership revenue.

Leveraging its large-scale agile office space network, Ucommune consistently seeks opportunities to provide U Plus services to improve the experience of its members and to build a vibrant Ucommune community serving wider group of members beyond the physical spaces.

To offer various U Plus services, Ucommune cooperates with third-party business partners and have strategically invested in enterprises engaging in a wide range of services. As of June 30, 2020, Ucommune has invested in more than 30 enterprises with high growth and market penetration potential, including Maker, an incubator specializing in science and technology industries, Accvally, a leading player in meetings, incentives, conferences and exhibitions industry, Phoenix Tree Holdings Limited (NYSE: DNK), one of the largest co-living platforms in China, Chief Business Review, a well-known business commentary media in China, and Runnar, a pioneer sports tourism provider in China. Ucommune’s investees further extend Ucommune’s offerings and their businesses grow with Ucommune’s expansion. Cooperating with over 700 business partners and more than 30 investees, Ucommune provides a comprehensive suite of U Plus services, including (i) individual services, such as catering, fitness, healthcare, training and entertainment, (ii) general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services, (iii) design and build services, (iv) incubation and corporate venturing services, (v) advertising and branding services, and (vi) services to further energize Ucommune community.

The following chart illustrates Ucommune community:

Agile office space Services

Member Base for Agile office space Services

Ucommune provides agile office space services to enterprise and individual members on a regular or as-needed basis.

Enterprise Members

Ucommune’s unique and comprehensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, provides its enterprise members with flexible and cost-efficient office space solutions, particularly for their geographic expansion, helping them to achieve scale and enhance productivity expeditiously. As June 30, 2020, Ucommune had approximately 28,700 enterprise members ranging from large enterprises to SMEs.

Ucommune’s enterprise member base is diverse in terms of size, industry and geography with a healthy mix of large enterprise members and SME members. The following chart illustrates the diversity of Ucommune’s enterprise members by industry as of June 30, 2020:

Large Enterprise Members

Large enterprise members are enterprise members with 100 or more employees. Compared to SME members, large enterprise members generally occupy more workstations and enter into leases with longer tenure, which offer better visibility on Ucommune’s future revenue. Under long-term leases for dedicated spaces of more than 100 workstations, Ucommune usually conducts large-scale customization to suit the needs of such members. As of June 30, 2020, Ucommune’s large enterprise members included Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang.

SME Members

SME members are enterprise members with fewer than 100 employees. Ucommune’s SME members are a significant driver of the growth of its business. As Ucommune’s SME members grow, they typically rely on Ucommune to access more workstations and extensively utilize its suite of corporate services. For SME members that occupy more than 20 workstations, Ucommune can conduct moderate customization such as rearranging the furniture and opening the partitions between offices, to better satisfy the needs of those members. In addition, SMEs often lack channels and negotiating power when they seek to purchase general corporate services. As Ucommune’s members, they enjoy discounted rates for general corporate services and employee benefits provided by Ucommune’s business partners in U Bazaar.

Ucommune takes pride in helping its SME members succeed. Ucommune often hosts events and activities in its spaces to assist SMEs members to resolve problems they encounter during different development stages of the SMEs. Ucommune invites successful investors to its spaces to meet with SME members and provide them with the opportunities to connect with these investors and to seek advice. Ucommune also leverages its advertising, marketing and branding capabilities to promote SMEs members to help them attract users and improve brand awareness.

Individual Members

Ucommune’s individual members consist primarily of employees of its enterprise members and freelancers. As of June 30, 2020, Ucommune had approximately 822,600 individual members. According to a member survey conducted by Frost & Sullivan, more than 75% of Ucommune’s individual members using workstations have bachelor’s or master’s degrees and their annual incomes are higher than per capita disposable income in China in 2019. They generally spend an average of eight hours in Ucommune’s spaces during a typical working day, providing Ucommune with opportunities for offering various services to help with their career advancement and improve the quality of their personal lives. As of June 30, 2020, Ucommune’s individual members using workstations was approximately 40,900.

Ucommune’s Operation Models

As of June 30, 2020, Ucommune had 185 spaces across 47 cities of which 153 spaces were in operation, providing approximately 58,500 workstations to its members, and 32 spaces were under construction or preparation for construction. The following table sets forth some of Ucommune’s operating metrics as of the dates indicated:

	As of December 31, 2018	As of December 31, 2019	As of June 30, 2020
Number of cities	38	44	47
Number of Spaces	191	204	185
Number of spaces under self-operated model(1)	160	157	121
Number of spaces under asset-light model	31	47	64
Managed area (m2)(2)	571,900	643,100	561,700
Managed area under self-operated model(2)	465,800	471,900	340,300
Managed area under asset-light model(2)	106,100	171,200	221,400
Number of spaces in operation	162	174	153
Number of workstations of spaces in operation(2)(3)	64,200	73,300	58,500
Number of members(2)	252,000	715,600	851,300
Number of individual members(2)	239,700	688,900	822,600
Number of individual members using workstations(2)	38,300	58,100	40,900
Number of enterprise members(2)	12,300	26,700	28,700
Occupancy rate for all spaces in operation(2)	60%	79%	70%
Occupancy rate for mature spaces(2)	75%	87%	77%

____________

Notes:

(1)      As spaces under U Studio category are small offices, Ucommune counts one or more small offices operated under U Studio category in one building as one space. As of December 31, 2018, December 31, 2019 and June 30, 2020, Ucommune cooperated with 130, 147 and 139 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, Ucommune leases the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of Ucommune’s spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Based on different operational models and revenue sources, Ucommune categorizes its spaces into two models:

Self-operated Model

U Space

U Space is the core of Ucommune’s brand and community. Ucommune accumulated its initial member base in the spaces under U Space and built its brand awareness from here. Under this model, Ucommune enters into long-term leases with landlords. On average, the length of Ucommune’s leases under U Space category is approximately nine years. Ucommune designs and builds the space and then directly leases the space and workstations to its members. Ucommune bears the cost of leasing office buildings or floors from the landlords and expenses on design and build and operation of the spaces. Revenue is generated by directly leasing spaces to its members and charging membership fees. Ucommune also generates revenue by leasing storefronts, restaurants and workstations to its business partners who occupy its spaces to provide services to its members. As of June 30, 2020, Ucommune had 88 spaces under U Space category, including 84 spaces in operation with approximately 40,500 workstations available for members.

U Studio

Under U Studio category, Ucommune leases small strata titled office spaces that are scattered in commercial office buildings, conduct moderate alteration and provide streamlined operation services to members. It is common in China that many office spaces are owned by different property owners within one office building, presenting challenges for owners of these small offices to manage their properties. These office spaces are usually small, with an average area of under 200 m2 and are mostly owned by individual owners. These individual strata owners typically do not have professional management capabilities and resources to operate these office spaces on their own. Ucommune can leverage its operation capabilities and economies of scale to generate higher margin and gross profit with these spaces. Ucommune bears the cost of leasing these office spaces from the landlords and expenses on design and build and operation of the spaces. Revenue is generated by directly leasing spaces to its members and charging membership fees. As of June 30, 2020, Ucommune had 27 spaces under U Studio category, all of which were spaces in operation located in Beijing with approximately 4,900 workstations available for members. U Studio spaces become appealing to members, in particular SMEs, as they provide more privacy compared to other types of agile office spaces. Ucommune plans to expand the U Studio category to other tier-1 cities.

U Design

For members who wish to bring in the Ucommune experience to their own office spaces, Ucommune provides an option of customizing an office space according to the specifications of its members. Ucommune provides one-stop service to its members, from advisory services on location selection, design and build services, to delivery and operation services. The services provided under this model are provided on an as-needed basis, and Ucommune generates revenue from services that are actually provided, such as operation fee, advisory fee and fees related to design and build of the spaces. As of June 30, 2020, Ucommune had six spaces under U Design category, all of which are spaces in operation with approximately 1,600 workstations available for members.

Asset-light Model

There are two categories under the asset-light model — U Brand and U Partner. Under both subcategories, Ucommune is responsible for the spaces operation and therefore it can deliver to its members the same quality services that Ucommune provides in U Space. As Ucommune expands rapidly into other cities and countries under the asset-light model, Ucommune is able to provide its members with spaces in more geographical locations. As of June 30, 2020, Ucommune had 64 spaces under the asset-light model with managed area of approximately 221,400 m2, representing 39.4% of the aggregate managed area of approximately 561,700 m2 of all spaces. In the years of 2018 and 2019 and the six months ended June 30, 2020, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to further develop the agile office space business under its asset-light model as one of its major growth drivers.

U Brand

Under this model, landlords engage Ucommune to design and build spaces in accordance with its standards and the associated costs are borne by landlords. Alternatively, landlords can deliver to Ucommune fully furnished spaces that meet its standards of design and functions. Under this model, Ucommune’s revenue consists of (i) consultation fees relating to branding, design and build services, (ii) management fees for operating services, and (iii) under certain contracts, incentive fees based on the financial performance of the spaces. Since U Brand does not require Ucommune to incur significant capital investments to build out and launch new spaces, Ucommune believes it can scale rapidly under this model. As of June 30, 2020, Ucommune had 45 spaces under the U Brand category, including 25 spaces in operation with approximately 8,400 workstations available for members.

U Partner

Ucommune is making substantial effort in exploring a new operation category, U Partner, and launched its first space under U Partner category in July 2019. Under this model, Ucommune enters into partnerships with landlords, whereby the landlords offer the right to use spaces and Ucommune operates and manage the spaces under its brand. The landlords are required to deliver to Ucommune fully furnished spaces that meet its standards of design and functions. If the landlords choose to engage Ucommune to design and build the spaces, Ucommune charges a separate service fee for providing such services. Ucommune generates revenue in accordance with the revenue sharing mechanism under its agreement with landlords. As of June 30, 2020, Ucommune had 19 spaces under the U Partner category, including 11 spaces in operation with approximately 3,000 workstations available for members.

Case study:

CIPRUN Group is a preeminent IP cloud service platform in China. In 2017, for increasing operational efficiency of its office building and developing deep connections with more enterprises, CIPRUN became our first partner under U Brand model, under which CIPRUN Group engaged Ucommune to operate part of its office building with managed area of approximately 2,726 m2.

For the years of 2018 and 2019, CIPRUN-Ucommune Space reached the occupancy rate of over 90%, with various enterprise and individual members reside in. Benefiting from the strong demands of IP services of resident members and visitors, CIPRUN-Ucommune Space effectively extends the customer reach of CIPRUN, which in turn continuously drives space operation by Ucommune.

Ucommune’s Space Offerings

Ucommune aims to provide one-stop office space solutions to members. Ucommune provides its members with various types of offices and workstations to ensure that they can find the most suitable office solutions from Ucommune’s spaces.

•        Standard workstations: Standard workstations are dedicated workstations in shared offices.

•        On-demand workstations: On-demand workstations are flexible workstations in open spaces. Members who do not need to use workstations every day can book on-demand workstations in any of Ucommune’s agile office spaces on as-needed basis.

•        Private offices and customized offices: Private offices and customized offices are independent enclosed office spaces that can be customized depending on the needs and scale of the members.

Ucommune’s spaces offering includes certain basic services and amenities free of charge, including high-speed internet access, reception services, package handling, security services, office furniture and stationary, lounge and common area and shared kitchen and pantry.

Ucommune’s spaces also feature various smart functions that aim to improve its members’ experience. Facial-recognition and smart monitoring systems are available in the majority of Ucommune’s spaces. As of June 30, 2020, cloud access control had been installed in approximately 90% of Ucommune’s spaces; and approximately 70% of Ucommune’s conference rooms were equipped with smart conferencing system, featuring screen casting and video conferencing. Ucommune’s members can host video conferences across departments and geographical locations.

Ucommune’s spaces are equipped with various sensors such as air quality sensors, as well as temperature and humidity sensors that generate a large amount of data into its data analytics platform to help with operational and space improvement. Ucommune’s smart operation systems, connected to power panels and lights in its spaces, can control lights, air conditioners and other devices automatically based on feedback from the sensors in its spaces.

Ucommune also provides its members with cloud-based printing services. Members can upload the documents to Ucommune’s smart office system, and print from printers of their choice in Ucommune’s spaces by logging into their user accounts and scanning QR codes to process payment for the printing.

Ucommune’s Smart Platform

Ucommune’s members are able to access all of Ucommune’s service offerings through U Bazaar in a quick and convenient way. U Bazaar is integrated with Ucommune’s smart office system, IoT devices and other technology capabilities to create a seamless working experience for its members in and beyond physical spaces. For more details of U Bazaar and Ucommune’s smart platform, see “— Technology.”

In addition, Ucommune’s members can also enjoy various enterprise-level and individual-level services provided by Ucommune and its business partners and investees through U Bazaar and Ucommune’s smart platform. For more details, see “— U Plus Services.”

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Development and Management of Ucommune’s Agile office spaces

Sourcing

Ucommune established its brand by opening Ucommune spaces in centrally located business districts in tier-1 cities. In selecting potential locations for its spaces, Ucommune focuses on demographics, population density, GDP growth, and the surrounding neighborhood. Ucommune selects locations to cater to the needs and business goals of its target members. Ucommune plans to implement its sourcing strategy while Ucommune continues to grow in tier-1 cities and expand into new tier-1 cities in China and overseas.

Ucommune has strong working relationships and a successful track-record cooperating with China’s leading commercial real estate developers and owners as well as local governments, as it understands and is able to address their concerns and challenges in today’s changing environment. Real estate developers and owners seek to enter into long-term leases with customers to bring in steady income, which makes agile office space a natural fit for their business model. Local governments hope to support new start-ups to attract young working professionals to their cities and the space providers contributing to urban transformation. Ucommune’s strong brand and operation capabilities and integrated community of large member base make Ucommune a valuable partner for these landlords. Ucommune’s spaces also bring more foot traffic to surrounding office buildings and shopping malls and improve the neighborhood where Ucommune’s spaces are located. The foregoing factors allow Ucommune to address the needs of landlords and enable Ucommune to secure long-term leases at prime locations at favorable rental rates, effectively lowering its real estate procurement costs. As of the date of this proxy statement/prospectus, Ucommune has entered into strategic cooperation agreements with six landlords in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

Design and Build

Ucommune’s design capabilities are the foundation of its unified and highly identifiable brand. Ucommune’s spaces feature innovative design with aesthetics, high efficiencies and broad functionalities.

The most significant feature of Ucommune’s design capability is the combination of standardization and modularization with artistic design. Ucommune’s proprietary SOP refines its design and build process to the finest details, which enables it to create and execute design plans in an orderly and efficient manner at lower costs. Ucommune’s SOP stipulates details such as the size of workstations, capacities of electricity, layout of air conditioners and area of common space. Ucommune’s relentless effort in improving and modularizing its design and build is the key to its high scalability. With a team of over 40 experienced architects and designers, Ucommune has built up strong in-house design-and-build capabilities. Ucommune’s architects and designers were trained in the world’s top-tier architecture firms and are knowledgeable about China’s local markets. They have rich experience in designing agile office spaces and are able to deliver a three-dimension design in a short time with the use of advanced software and modelling technology. As of June 30, 2020, Ucommune’s team had involved in the design of 28 projects across 67 cities for approximately 569,200 m2 area. Certain design plans of Ucommune’s spaces have been published in renowned architecture websites and received positive feedback. With its continuously enhanced design and build capabilities, Ucommune plans to provide customers with prefabricated office design products.

Ucommune’s design and build capabilities enable it to reduce the time from taking possession of a new space to making the space ready for leasing to members. It typically takes Ucommune about three to five months to open a U Space. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months.

Ucommune also has long-term relationships with reputable third-party contractors able to deliver high-quality construction, build and project management. Ucommune gives its construction contractors detailed design and execution plans, and designate quality vendors for major materials and equipment and supervise the build process by conducting periodic and ad hoc inspections to ensure the space under construction can meet its standards. As leading agile office space provider in China, Ucommune is also able to obtain favorable terms from its contractors, such as extension of construction warranty from 12 months to 24 months for its projects in China.

Based on the factors including redevelopment costs, location and standards of decoration and office facilities, Ucommune has developed three product lines based on different design standards, i.e. premium, superior and standard, which can satisfy the various needs and different budgets of its members.

Premium product line

Ucommune’s premium product line serves as flagship Ucommune spaces and are critical to its branding. As Ucommune’s top product line, it features premium facilities and decor. Ucommune usually designs the space with a customized theme and redevelops the entire space in accordance with the design. As of June 30, 2020, Ucommune had 27 spaces under its premium product line, all of which are spaces in operation with approximately 14,000 workstations available for members.

Superior product line

Ucommune develops the superior product line with high-end facilities and decor. As of June 30, 2020, Ucommune had 46 spaces under its superior product line, including 43 spaces in operation with approximately 17,700 workstations available for members.

Standard product line

Ucommune develops its standard product line by utilizing the original facilities and decor and conduct necessary modelling. Ucommune’s goal is to complete the redevelopment of the properties in a cost-efficient manner while ensuring the proper functioning of its working spaces. As of June 30, 2020, Ucommune had 112 spaces under its standard product line, including 83 spaces in operation with approximately 26,700 workstations available for members.

Management

Ucommune’s management team has a deep understanding of and rich experience in operating chain commercial real estate space, such as hotels and service apartments. Combined with its refined SOP on agile office space operation, Ucommune has significantly streamlined and simplified the operation of its spaces while maintaining its superior services that its members expect from it.

Led by its management team, Ucommune has an experienced operation and community management team including, among others, more than 170 operating staff with hotel operation or other service industry experiences. Ucommune offers training to its operating staff on various aspects of spaces operation, including facilities and amenities maintenance, cleaning, security and other services. Ucommune also provides operating guidance manual, which serves as the reference when the operating staff encounter problems in the daily operation.

Operating Efficiency

Ucommune has achieved high efficiency as a result of its development and management capabilities. As of June 30, 2020, one operating staff operated on average approximately 2,778 m2 of Ucommune’s spaces in China, well exceeded the industry average of approximately 1,400 m2 according to Frost & Sullivan. Ucommune’s overall occupancy rate as of June 30, 2020 was 70% for all spaces in operation, compared to industry average of approximately 61%, according to Frost & Sullivan.

Further, the profitability profile of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the period of time a space has been open to its members. Once a space reaches maturity, occupancy is generally stable, Ucommune’s initial investment in build-out and sales and marketing to acquire members is complete and the space typically generates a recurring stream of revenue and cash flow. As of June 30, 2020, notwithstanding the adverse impact resulting from the COVID-19 pandemic, the overall occupancy rate for Ucommune’s 153 total spaces in operation and 92 mature spaces was approximately 70% and 77%, respectively.

U Plus Services

In addition to agile office space services, Ucommune continually seeks opportunities to provide comprehensive services to empower its members, which Ucommune refers to as U Plus services, to improve the experience of its members and to build a vibrant Ucommune community serving wider group of members beyond the physical spaces.

Ucommune is dedicated to providing services by itself or through its business partners and investees. Business partners are third-party service providers who, through Ucommune’s spaces or technology-driven platform, sell services to Ucommune’s members. Ucommune screens and selects reputable business partners through a rigorous screening process to ensure that the quality of services they provide meet its standards. As of June 30, 2020, Ucommune has cooperated with over 700 business partners and more than 30 investees to provide various U Plus services ranging from office services to lifestyle, from general corporate services to advertising and branding services, and from self-development to social networking.

Ucommune’s individual members using workstations generally spend an average of eight hours in Ucommune’s spaces during a typical working day, establishing rapport with Ucommune community and generating large amount of traffic and data. Ucommune has developed Udata, its data management system, which applies data analytics and AI algorithms to analyze and provide it with a better understanding of its members’ needs and preferences, enabling it to offer upgraded and satisfactory services to its members. For more details of Udata, see “— Technology — Udata.”

Leveraging its offering of various U Plus services and technology capabilities, Ucommune has experienced rapid growth in its member base, increasing from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 851,300 as of June 30, 2020.

In addition to enhancing member stickiness by improving member experience, Ucommune has launched various online and offline initiatives to increase its member loyalty. Ucommune hosts various kinds of events in its spaces, such as reading clubs, career development training and entrepreneur forums, to strengthen the connection among its members and between its members and its business partners and investees, fostering a vibrant community even outside working hours. Furthermore, Ucommune has started to engage in community e-commerce, attracting members and their social contacts to participate in discounted sales of products. Through online orders and offline deliveries to its spaces, Ucommune brings value to its members and business partners whilst creating a vibrant and interactive Ucommune community. Ucommune has also launched a member loyalty program, under which its members receive reward points for engaging in various activities and who can use such reward points to purchase its value-add services, book its conference rooms and exchange for membership gift packages.

Ucommune receives revenue from members by providing U Plus services and charging members fees based on the services provided, such as design and build services, and advertising and branding services. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services. Under a typical agreement for revenue sharing arrangements with Ucommune’s business partners, (i) business partners provide services in designated agile office spaces and are primarily responsible for operation and maintenance, (ii) Ucommune provides utilities and ancillary services to support the services provided in the agile office spaces, (iii) business partners share revenue with Ucommune in accordance with the pre-agreed proportion of their monthly/quarterly service income and may enjoy a one-month complimentary trial operation period, and (iv) the term of Ucommune’s cooperation with business partners ranges from one to two years. Under a typical agreement for fixed fee arrangements with Ucommune’s business partners, (i) business partners provide services in designated agile office spaces and are primarily responsible for operation and maintenance, (ii) Ucommune provides utilities and ancillary services to support the services provided in the agile office spaces, (iii) business partners pay fixed-fees per month/quarter/year for leasing Ucommune’s spaces and may enjoy a one-month complimentary trial operation period, and (iv) the term of Ucommune’s cooperation with business partners ranges from one to two years. Under Ucommune’s current arrangement, Ucommune provides a handful of its business partners with a one-off complimentary trial operation period ranging from one to three months in a few selected cases, at the beginning of Ucommune’s revenue sharing or fixed-fee arrangements, which do not materially increase its cost of revenue (excluding impairment loss). Furthermore, as Ucommune’s member base grows, Ucommune is exploring diversified monetization channels to further energize Ucommune community.

Individual Services

By cooperating with over 700 business partners and more than 30 investees, Ucommune offers comprehensive individual services to improve the experience of its individual members and help them to achieve self-development. Such services include corporate secretarial, cafeteria, café, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment at agile office spaces.

Individual members access all the offered services necessary for their work and life style either within Ucommune’s spaces or through U Bazaar in a place where they spend their working hours. Ucommune also provides individual members with opportunities to interact with each other, supporting a cohesive culture among employees of enterprise members and fostering a vibrant community even outside working hours.

General Corporate Services

Start-up companies of smaller scale often lack negotiating power or experience when they seek to purchase services. As Ucommune’s members, they enjoy preferential rates for services from Ucommune’s business partners.

Because of its large member base and density of foot traffic in its spaces, Ucommune is able to select high-quality service providers and negotiate discounts on behalf of its members. Ucommune’s members not only save time on selecting and subscribing services, but the savings due to discounted rate also lower their costs and expenses, which increase member loyalty. In addition, Ucommune has consolidated general corporate services on U Bazaar, enabling its enterprise members to access such services on one single platform. The general corporate services provided to enterprise members cover a wide range of services, including corporate secretariat, finance, legal, human resources, tax, trademark and intellectual property registration, software, healthcare and travel services, making Ucommune as an integrated general corporate service platform.

Incubation Services and Corporate Venture

Ucommune cooperates with its business partners to provide incubation services. Ucommune has many start-up members with high demand for financing and mentoring services, such as identifying and addressing market opportunities, and advising on government policies. Through hosting events in its spaces, Ucommune and its business partners invite entrepreneurs and mentors to share experiences on early stage projects with start-up founders, and to make connections with business partners and potential investors.

In addition, Ucommune provides venture financing to companies that will expand its service offerings and refine its ecosystem. As of June 30, 2020, Ucommune has invested in more than 30 enterprises with high growth and market penetration potential. Ucommune expects the wide coverage of services provided by its investees to enable Ucommune to keep satisfying the evolving needs of its members.

Design and Build Services

Ucommune’s in-house design and build capabilities are established based on its agile office space services. Empowered by cutting edge technologies, Ucommune is able to provide high quality, innovative and tailored design and build services to its members and others beyond Ucommune community, such as property developers and other office space providers.

Advertising and Branding Services

In December 2018, Ucommune acquired a 51% equity interest in Shengguang Zhongshuo, a digital marketing services provider co-founded in June 2015 by Guangdong Advertising Group Co., Ltd., one of the largest advertising companies in China. Since its inception, Shengguang Zhongshuo has helped companies formulate tailor-made digital marketing strategies in their respective industries, including the internet, automobile, finance, electronics and consumer goods. Shengguang Zhongshuo has won numerous awards and accolades, such as the Golden Award granted at the Kerui International Innovation Festival and the Golden Bi Te Award granted at the Mobile Intelligent Marketing Conference in 2018.

Through Shengguang Zhongshuo, Ucommune provides members with a wide range of tailor-made advertising and branding services based on their respective industry, business scale, competitive environment and phase of the lifecycle. Ucommune has integrated its smart advertising and branding platform with U Bazaar to facilitate its members purchasing advertising and branding services in a convenient and efficient way. Ucommune can help its members identify suitable advertising and branding tools and provide them with choices of distribution channels to implement their advertising and branding campaigns. Ucommune is generally able to negotiate favorable price for prominent advertising and branding channels because of its scale of member base.

In addition, Ucommune also provides its members with advertising and branding services through the events hosted in its spaces, such as advertisement displays.

Ucommune utilizes its strong membership base to distinguish its marketing and branding services and attract customers. For example, many of Ucommune’s SMEs members have strong financing needs and thus are target customers for online financial service providers. Ucommune has attracted certain online financial service providers as the major customers of its advertising and branding services in 2019.

Services to Further Energize Ucommune’s Community

The nature of Ucommune’s business — providing office space solutions — results in Ucommune’s individual members spending long hours in its physical spaces. Ucommune’s individual members using workstations generally spend an average of eight hours in Ucommune’s spaces during a typical working day, establishing rapport with Ucommune community and generating a large amount of traffic and data. Coupled with its business partners and investees and its technology capabilities, Ucommune has launched initiatives, such as community e-commerce and precision marketing, to build a vibrant community serving wider group of members beyond the physical spaces.

Community E-commerce

Ucommune analyzes the preferences and behavior of its members and launched its community e-commerce initiative, U Product, in August 2019. Ucommune partners with emerging or established brands to conduct sales of high-quality products at favorable prices to its members and their social contacts by leveraging its physical spaces and online platform. Ucommune is able to obtain favorable discounts from sellers because (i) delivery of products happens onsite with in Ucommune’s spaces, which reduces the delivery costs of the sellers, (ii) orders are made on its online platform, which allows the sellers to pre-plan production to control cost and manage inventories, and (iii) Ucommune community operating staff share product information with members in its spaces and are rewarded when its members make purchases. Ucommune does not charge members processing fees for the purchase of products through U Product platform. As U Product is a relatively new service, as of the date of this proxy statement/prospectus, Ucommune does not charge partnered brands fees for their sale of products on its platform in order to promote community e-commerce and improvement in the product offerings and user experience. In future, Ucommune plans to charge partnered brands fees for selling products through its U Product platform.

As of June 30, 2020, Ucommune had processed an aggregate of approximately 52,300 U Product orders with a gross market value of RMB39.9 million since it launched U Product in August 2019. As of the date of this proxy statement/prospectus, most purchases are made through Ucommune’s WeChat mini program and U Bazaar. The promotional interfaces of the U Product WeChat mini program aid the shopping experience on Ucommune’s platform, enabling dissemination of product information. Ucommune’s members can easily share the WeChat mini program for U Product with their families, friends and other social contacts who may also be interested in buying products through Ucommune’s platform. Through its members’ word-of-mouth referral through their social networks, Ucommune’s platform has been attracting a large and growing base of members. As it promotes community e-commerce in more spaces and offer broader selection of products, Ucommune will be able to draw WeChat mini program users to U Bazaar by offering more products and better prices on U Bazaar, which it believes will significantly increase its member network and business partner base, helping it to keep member acquisition costs low.

Precision Marketing

Leveraging the traffic brought by its large member base and technology capabilities to analyze the large amount of data on Ucommune’s platform and making available the screens and digital displays in its spaces and in-app push on U Bazaar, Ucommune helps advertisers, including its members and business partners, understand consumers’ needs and preferences in order to deliver precision marketing online and offline. Ucommune’s precision marketing services also empower more merchants in the surrounding areas by connecting them with its members.

Technology

Technology is at the core of Ucommune’s business, enabling it to operate its spaces with high efficiency and build an integrated platform to serve and empower its members both online and offline. Ucommune’s research and development team, consisting of more than 40 staff with extensive internet- and technology-industry backgrounds, focuses on optimizing its systems based on business development, data analytics and member feedback. Ucommune plans to continue to invest in technology to refine its capabilities of data analytics and technologies to improve its operation efficiency and to drive monetization opportunities.

Udata

Udata is Ucommune’s proprietary data management system for storing, cleaning and processing data. Ucommune systematically stores and organizes unstructured data in its data pool and then structures the data on the data processing platform to be stored as structured datasets. Ucommune utilizes AI technology, including machine learning algorithms, and other data processing and statistics tools to automate modelling exercises to find meaningful correlations and intelligent patterns in order to generate actionable and effective insights from the data.

Udata is one of the key drivers for further expansion of Ucommune’s member base and enhancement of member loyalty. Udata will manage more data generated in Ucommune community as Ucommune grows its business. It enhances Ucommune’s ability to provide more services meeting members’ demands and preferences. Udata also helps Ucommune explore diversified monetization opportunities, such as community e-commerce and precision marketing businesses.

U Bazaar

U Bazaar is Ucommune’s official app for members, consolidating various functions and services enabled by other operation systems. Through U Bazaar, members can manage access, including facial recognition access, to Ucommune’s spaces at their level of authorization and control the amenities in their dedicated space. Integrated with Ucommune’s smart conferencing system and Rocket Calendar, an emerging meeting and scheduling tool, U Bazaar provides its members with meeting scheduling, conference room booking, appointment reminders, and visitor management features. U Bazaar is also a one-stop service platform, providing members with convenient access to comprehensive services provided by Ucommune and its business partners and investees. Moreover, U Bazaar functions as a social platform, creating a connection among Ucommune’s members and between Ucommune’s members and its business partners, fostering a vibrant community around Ucommune’s brand.

UDA System

UDA is Ucommune’s proprietary agile office space operating system. Ucommune’s assets, contracts, occupancy data, conference room data, member information and profiles and third-party resources are managed in the UDA system. It is integrated with Ucommune’s customer relation management system, or CRM, and financial reporting system. UDA system enables Ucommune to monitor its operation and occupancy on real-time basis and is highly scalable. It provides real-time insights into the performance of Ucommune’s business and provides support to its expansion under asset-light models.

Smart Advertising and Branding System

Ucommune’s smart advertising and branding system manages the delivery of advertising content and support multi-channel and multi-media delivery. Ucommune’s smart advertising and branding system centralizes content delivery and display of all the screens and digital displays in its spaces. Integrated with Ucommune’s proprietary demand-side platform powered by intelligent auction algorithm, Ucommune’s smart advertising and branding system enables real-time bidding for displaying online advertising.

Smart Office System

Ucommune’s smart office system consists of three major components: smart conferencing system, access control system and UcomOS office operating system.

Smart Conferencing System

Ucommune’s smart conferencing systems, which is integrated with U Bazaar, manages the availability and booking of its conference rooms. Screen casting and video conferencing can be enabled through Ucommune’s smart conferencing system and allows members to have video conferences across departments, locations and cities without modifying their current network or having to pre-install any software. As of June 30, 2020, approximately 70% conference rooms were equipped with smart conferencing systems.

Access Control System

Ucommune’s artificial intelligence-powered access control system enables centralized management of access to its spaces. Ucommune uses facial recognition technology in access control. Once members and visitors upload their pictures onto U Bazaar, Ucommune’s access control system will allow members and visitors with proper authorization to enter into Ucommune’s spaces. Ucommune also uses QR code and Bluetooth-enabled access control technology to allow members and visitors to enter Ucommune’s spaces by using their mobile devices. As of June 30, 2020, over 50 of Ucommune’s agile office spaces were equipped with facial recognition access control, and cloud-based security system cover almost all of its agile office spaces.

UcomOS

UcomOS is Ucommune’s proprietary cloud office operating system. UcomOS implements a system-level cloud architecture that allows members to enjoy simplified and convenient services, such as content searching and cloud-based printing, achieving a consistent office experience almost anywhere, anytime. UcomOS can be fully integrated with commonly used office systems and software to ensure a smooth on boarding process for its members.

Hui Office

In June 2019, Ucommune launched Hui Office, an office space leasing platform designed to present available office spaces of various sizes, conditions and locations on one single platform. By consolidating information of various office spaces into one single platform, Ucommune can help office space providers and potential customers to reach each other in a reliable and efficient way. Under its standard contract with office space providers, Ucommune will charge them fixed fees for using the Hui Office brand, listing spaces on the Hui Office platform and using its operating system to operate Hui office spaces.

Privacy and Data Security

Ucommune has implemented internal rules and policy governing the use and sharing of personal and business data that it collects. Ucommune’s access to user data is on a strict “need-to-know” basis. Ucommune has also developed protocols, technologies and systems to implement such rules and policy. Data encryption and masking are implemented to ensure data safety.

Ucommune’s members must acknowledge the terms and conditions of the user agreement before using Ucommune’s spaces or its app.

Intellectual Property

Ucommune develops and protects its intellectual property portfolio by registering its patents, trademarks, copyrights and domain names. Ucommune has also adopted a comprehensive set of internal rules for intellectual property management.

Ucommune has entered into standard employee agreements with its employees, including research and development employees, which provide that the intellectual property created by them in connection with their employment with Ucommune is Ucommune’s intellectual property.

Ucommune develops proprietary SOP on agile office space operation. Ucommune also owns the copyright of the major systems that power its operation, including Udata, U Bazaar, UDA system, UcomOS and Hui Office. For its systems that are not proprietary, Ucommune enters into licensing arrangements on reasonable terms to ensure its right of use.

As of June 30, 2020, Ucommune had registered two patents, 749 trademarks, 58 copyrights and 31 domain names in the PRC, which include the domain name of its main operating website (www.ucommune.com). As of the same date, Ucommune registered one patent, 218 trademarks and four domain names and had four patent applications outside of China.

Properties and Facilities

Ucommune leases the properties for its principal executive office, which is located on Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China with an aggregate area of approximately 860 m2.

Ucommune leases the properties for its agile office spaces. For more information on Ucommune’s spaces, see “— Agile office space Services.”

In addition to its leased agile office spaces and offices, as of June 30, 2020, Ucommune had self-owned properties in China with an aggregate area of approximately 249,000 m2.

Branding, Marketing and Sales

Ucommune has built a strong brand by providing superior experience and distinguished value proposition to its members and business partners. Ucommune’s highly recognizable brand allows it to expand through word-of-mouth. Active on social media, Ucommune regularly interacts with its members and business partners to promote its brand and the Ucommune spaces.

Ucommune’s dedicated sales and marketing team, supported by its integrated operation systems, conduct promotion of its agile office spaces. Ucommune occasionally engages real estate agents to conduct offline sales in targeted neighborhoods. Ucommune also cooperates with industrial zones, enterprises and organizations to conduct marketing and sales.

Ucommune leverages data analytics and strategically place advertisements on third-party online information platforms such as 58.com and Ganji.com to attract potential members. Ucommune’s self-developed algorithm proactively searches for potential members on those third-party online information platforms and make recommendations based on the profiles of potential members.

Competition

Ucommune competes in an emerging and competitive industry for the following:

•        Locations:    The growth of business depends on Ucommune’s ability to source suitable real estate for management under self-operated model and asset-light model.

•        Members:    While the number of companies and individuals seeking agile office space solutions is growing, Ucommune competes to acquire new members and retaining existing members.

•        Business partners:    Ucommune’s ability to continue to attract and retain quality business partners and to obtain favorable pricing for its members from such business partners depends on its ability to grow its member base and effectively match its members’ needs with the services provided by its business partners.

•        Technology:    Technology drives the growth and operating efficiencies of Ucommune’s business. Ucommune needs to develop better operation systems and more user-friendly apps to be competitive.

•        Personnel:    Employees are the most valuable assets of Ucommune’s business. Ucommune competes with its peer company to retain and recruit talented employees by providing competitive compensation and great growth opportunities to its employees.

Ucommune believes that it is leading the competition in the agile office space industry on the basis of the above factors. However, some of its competitors may have more resources than Ucommune does, and may be able to devote greater resources than Ucommune can to expand their business and market shares. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — Ucommune faces vigorous competition”. If Ucommune is not able to compete effectively with others, its business, financial condition and results of operations may be materially and adversely affected.”

Employees

Ucommune had a total of 568 employees as of June 30, 2020, approximately 71% of whom have a bachelor’s degree or above. The following table gives a breakdown of Ucommune’s employees as of June 30, 2020 by function:

Function	Number
Operation and development	322
Technology and product development	111
Sales and marketing	18
Finance	54
General administrative and others	63
Total	568

As of June 30, 2020, 560 of Ucommune’s employees were based in Greater China. The remainder of Ucommune’s employees were based in Singapore.

Ucommune’s employees, who are on average below age 33, drive the rapid growth of Ucommune’s business. Ucommune devotes management and organizational focus and resources to ensuring that Ucommune’s culture and brand remain highly attractive to potential and existing employees. Ucommune has established comprehensive training programs that cover topics such as its corporate culture, employee rights and responsibilities, team-building, professional behavior and job performance.

Ucommune believes it offers its employees competitive compensation packages and a dynamic work environment that encourages initiative. As a result, Ucommune has generally been able to attract and retain qualified employees and maintain a stable core management team.

Under PRC regulations, Ucommune participates in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. Ucommune is required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of its employees, up to a maximum amount specified by the local government from time to time. In addition, Ucommune purchased additional commercial health insurance to increase insurance coverage of its employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of Ucommune’s business. Ucommune adopted the 2019 Plan to grant share-based incentive awards to its employees to incentivize their contributions to its growth and development.

Ucommune enters into standard labor contracts with its employees. Ucommune also enters into standard confidentiality agreements with its senior management that contain non-compete restrictions.

Ucommune believes that it maintains a good working relationship with its employees, and Ucommune has not experienced any major labor disputes.

Insurance

Consistent with industry practices, Ucommune maintains three types of insurance, namely public liability insurance, third party liability insurance, and property all risks insurance. Ucommune considers its insurance coverage to be sufficient for its business operations in China.

Legal Proceedings

Ucommune is currently not a party to any material legal or administrative proceedings. Ucommune may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of Ucommune’s resources, including its management’s time and attention.

Corporate History of Ucommune

Ucommune commenced its operations in April 2015 through Ucommune Venture. Ucommune expanded its operations beyond Greater China to Singapore in July 2017. Ucommune entered into New York market through the space operated by its associates in April 2018. In August 2018, Beijing U Bazaar was established.

Ucommune underwent a series of restructuring transactions, which primarily included:

•        In September 2018, Ucommune Group Holdings Limited, Ucommune’s current ultimate holding company, was incorporated under the laws of the Cayman Islands.

•        In December 2018, Ucommune Group Holdings (Hong Kong) Limited was incorporated under the laws of Hong Kong.

•        In January 2019, Ucommune (Beijing) Technology Co., Ltd., or Ucommune Technology, was incorporated in the PRC as a wholly owned subsidiary of Ucommune Group Holdings (Hong Kong) Limited. In May 2019, Ucommune Technology entered into a series of contractual arrangements, with Ucommune Venture as well as its shareholders, and the contractual arrangements were renewed in July 2019 and in November 2019. In May 2019, Ucommune Technology entered into a series of contractual arrangements, with Beijing U Bazaar as well as its shareholder. Ucommune obtained control over Ucommune Venture and Beijing U Bazaar and their respective subsidiaries through contractual arrangements.

In May 2019, Ucommune acquired Melo Inc., a holding company incorporated under the laws of Delaware. Beijing Melo Technology Co., Ltd., or Beijing Melo, a company engaging in smart office systems development, is a wholly-owned subsidiary of Melo Inc. Ucommune believes the acquisition further strengthens its technology capability and enables it to provide advanced office solutions to its members. Beijing Melo entered into a series of contractual arrangements, with Weixue Tianxia, a company incorporated in the PRC in December 2017, as well as its respective shareholders, through which Ucommune obtained control over Weixue Tianxia.

Ucommune is regarded as the primary beneficiary of each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their respective subsidiaries. Ucommune treats them as its consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in its combined and consolidated financial statements in accordance with U.S. GAAP. Ucommune refers to Ucommune Technology and Beijing Melo as its wholly foreign owned entities, or WFOEs, and to each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia as its variable interest entities, or VIEs, in this proxy statement/prospectus. For more details and risks related to Ucommune’s variable interest entity structure, please see “— Contractual Arrangements with Ucommune’s VIEs and Their Respective Shareholders” and “Risk Factors — Risks Relating to Ucommune’s Corporate Structure.”

Corporate Structure of Ucommune

The following chart shows Ucommune’s corporate structure as of the date of this proxy statement/prospectus, including its principal subsidiaries and its VIEs.

____________

(1)      Ucommune’s shareholders or its affiliates hold 100% equity interests in Ucommune Venture.

(2)      Ms. Nan Shi, Ucommune’s employee responsible for its branding and marketing strategies, holds 100% of Beijing U Bazaar’s equity interests.

(3)      Ucommune’s shareholders and their affiliates hold 100% equity interests in Weixue Tianxia.

Contractual Arrangements with Ucommune’s VIEs and Their Respective Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, VATS, and certain other businesses. Ucommune is a company incorporated in the Cayman Islands. Ucommune currently conducts its VATS business through Beijing U Bazaar, including value-added online services for its members. Ucommune also plans to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future. Ucommune operate its business mainly through its VIEs in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, Ucommune exerts effective control over, and is considered the primary beneficiary of, its VIEs and consolidate their operating results in Ucommune’s financial statements under the U.S. GAAP.

The following is a summary of the contractual arrangements by and among Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, the contractual arrangements by and among Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar, and the contractual arrangements by and among Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia. For the complete text of these contractual arrangements, please see the copies filed as exhibits to the registration statement filed with the SEC of which this proxy statement/prospectus forms a part.

In the opinion of Jingtian & Gongcheng, Ucommune’s PRC legal counsel, the contractual arrangements described below are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Ucommune has been further advised by its PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating Ucommune’s value-added telecommunication services and related business do not comply with PRC government restrictions on foreign investment in such businesses, Ucommune could be subject to severe penalties including being prohibited from continuing operating such business. For a description of the risks related to these contractual arrangements and Ucommune’s corporate structure, please see “Risk Factors—Risks Relating to Ucommune’s Corporate Structure.”

Agreements relating to Ucommune Venture and Beijing U Bazaar

Exclusive business cooperation agreement

Under the exclusive business cooperation agreement dated July 5, 2019, Ucommune Technology has agreed to provide the following services (among others) to Ucommune Venture:

•        the provision of technical support and marketing services, including, but not limited to consultancy, collection and research of information thereof, support and training for employees, services related to customers and order management;

•        the provision of services related to the transfer, leasing and disposal of equipment or assets;

•        the development, maintenance and updates of computer system, hardware and database;

•        the licensing of software legally owned by Ucommune Technology; and

•        the development of application software and related updates and operational support.

Ucommune Venture has agreed to pay fees up to its and its subsidiaries’ after tax profit to Ucommune Technology. This agreement was effective from July 5, 2019 and will continue to be effective unless it is terminated by written notice of Ucommune Technology or, or until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive purchase option agreement.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive business cooperation agreement, which contains terms substantially similar to the exclusive business cooperation agreement described above.

Equity pledge agreement

Ucommune Venture and its shareholders entered into an equity pledge agreement with Ucommune Technology, dated November 22, 2019. Under such equity pledge agreement, each of the shareholders of Ucommune Venture agreed to pledge their respective equity interest in Ucommune Venture to Ucommune Technology to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive business cooperation agreement. Each of such shareholders further agreed to not transfer or pledge his or her respective equity interest in Ucommune Venture without the prior written consent of Ucommune Technology. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above.

Ucommune has completed the registration of equity pledge of Ucommune Venture and Beijing U Bazaar with the relevant offices of State Administration for Market Regulation, or the SAMR (formerly known as State Administration of Industry and Commerce, or the SAIC).

Exclusive option agreement

Under the exclusive option agreement entered into by Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, dated November 22, 2019, shareholders of Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of their respective equity interest in Ucommune Venture for the minimum amount of consideration permitted by PRC law. In addition, under the exclusive option agreement, Ucommune Venture has granted Ucommune Technology or its designee an option to purchase all or a portion of the assets of Ucommune Venture or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Ucommune Venture and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Ucommune Venture without the prior written consent of Ucommune Technology. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee, or until all parties agree in writing to terminate the agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive purchase option agreement, which contains terms substantially similar to the exclusive purchase option agreement described above.

Shareholders’ voting rights proxy agreement

Under the shareholders’ voting rights proxy agreement among Ucommune Technology, Ucommune Venture and shareholders of Ucommune Venture, dated November 22, 2019, each of the shareholders of Ucommune Venture, agreed to irrevocably entrust Ucommune Technology or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Ucommune Venture. The shareholders’ voting rights proxy agreement shall remain effective until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive option agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into a shareholders’ voting rights proxy agreement, which contains terms substantially similar to the shareholders’ voting rights proxy agreement described above.

Spousal consent letter

The spouse of relevant individual shareholders of Ucommune Venture has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in Ucommune Venture which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholders’ voting rights proxy agreement and exclusive business cooperation agreement, as amended from time to time. Moreover, the spouse undertook not to take any action with the intent to interfere with above-mentioned arrangements and unconditionally and irrevocably waive all rights or entitlements whatsoever to such equity interest that may be granted to the spouse according to applicable laws.

Agreements relating to Weixue Tianxia

In January 2019, Beijing Melo entered into contractual arrangements with Weixue Tianxia and the shareholders of Weixue Tianxia. Ucommune acquired Melo Inc. in May 2019.

Exclusive technology consulting and service agreement

Under the exclusive technology consulting and service agreement dated January 30, 2019, Beijing Melo has agreed to provide, including without limitation, the following services to Weixue Tianxia:

•        the provision of comprehensive resolutions of information technology as required by the business operations of Weixue Tianxia;

•        the development of computer software and technical support and maintenance for computer software operation;

•        training of IT related personnel and collect IT information; and

•        any other technology and consulting services required by Weixue Tianxia.

Weixue Tianxia has agreed to pay fees equal to its monthly income (after tax and expenses) with Beijing Melo in accordance with calculation method as specified in the exclusive consulting and service agreement. The exclusive consulting and service agreement was effective from January 30, 2019 and will continue to be effective unless it is terminated by Beijing Melo or otherwise required by law.

Equity pledge agreement

The shareholders of Weixue Tianxia have entered into an equity pledge agreement with Beijing Melo and Weixue Tianxia taking effect from January 30, 2019. Under such equity pledge agreement, each of the shareholders of Weixue Tianxia agreed to pledge their respective equity interest in Weixue Tianxia to Beijing Melo to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive consulting and service agreement. Each of such shareholders further agreed to not transfer or pledge his respective equity interest in Weixue Tianxia without the prior written consent of Beijing Melo. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

Ucommune has completed the registration of the equity pledges with the relevant office of SAMR.

Exclusive option agreement

Under the exclusive option agreement entered into by Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia, dated January 30, 2019, shareholders of Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of their respective equity interest in Weixue Tianxia for the minimum amount of consideration permitted by PRC law. In addition, under the exclusive option agreement, Weixue Tianxia has granted Beijing Melo or its designee an option to purchase all or a portion of the assets of Weixue Tianxia or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Weixue Tianxia and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Weixue Tianxia without the prior written consent of Beijing Melo. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Weixue Tianxia have been acquired by Beijing Melo or its designee, or until Beijing Melo unilaterally terminates the agreement by written notice.

Shareholders’ voting rights proxy agreement

Under the shareholders’ voting rights proxy agreement among Beijing Melo, Weixue Tianxia and shareholders of Weixue Tianxia, dated January 30, 2019, each of the shareholders of Weixue Tianxia, agreed to irrevocably entrust Beijing Melo or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Weixue Tianxia. The shareholders’ voting rights proxy agreement shall remain effective until all parties agree in writing to terminate the agreement, or until Beijing Melo unilaterally terminates the agreement by written notice.

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL AND OPERATING DATA OF UCOMMUNE

The following selected combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, selected combined and consolidated balance sheet data as of December 31, 2018 and 2019 and selected combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 have been derived from Ucommune’s audited combined and consolidated financial statements included elsewhere in this proxy statement/prospectus. The following selected combined and consolidated statements of operations data for the six months ended June 30, 2019 and 2020, selected combined and consolidated balance sheet data as of June 30, 2020 and selected combined and consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from Ucommune’s unaudited combined and consolidated interim financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as Ucommune’s audited combined and consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that Ucommune considers necessary for a fair statement of its financial position and operating results for the periods presented. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Ucommune. You should read this Selected Combined and Consolidated Financial Data and Operating Data section together with our combined and consolidated financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune” contained elsewhere herein.

The following table presents Ucommune’s selected combined and consolidated statements of operations data for the years ended December 31, 2018 and 2019, and for the six months ended June 30, 2019 and 2020

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Selected Combined and Consolidated Statements of Operation:
Revenue:
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	268,519	55.2	239,004	33,760	60.0
Marketing and branding service revenue	24,617	5.5	534,826	76,664	45.8	181,741	37.4	126,480	17,866	31.7
Other service revenue	29,535	6.6	74,538	10,685	6.4	36,240	7.4	33,083	4,673	8.3
Total revenue	448,508	100.0	1,167,358	167,334	100.0	486,500	100.0	398,567	56,299	100.0
Cost of revenue:
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(401,831)	(82.6)	(300,909)	(42,504)	(75.5)
Marketing and branding service	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(152,132)	(31.3)	(117,612)	(16,613)	(29.5)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(31,782)	(6.5)	(28,496)	(4,025)	(7.1)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(585,745)	(120.4)	(447,017)	(63,142)	(112.2)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(9.5)	(33,462)	(4,727)	(8.4)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(12,834)	(2.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(29,864)	(6.1)	(16,873)	(2,383)	(4.2)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(89,270)	(18.3)	(40,618)	(5,737)	(10.2)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	—	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(141,164)	(29.0)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(418,500)	(86.0)	(139,403)	(19,690)	(35.0)

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Interest income	21,574	4.8	5,944	852	0.5	4,284	0.9	3,006	425	0.8
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(5,038)	(1.0)	(10,091)	(1,425)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	9,431	1.9	6,578	929	1.7
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.4)	—	—	—
Gain on disposal of long-term investments	2,030	0.5	—	—	—	—	—	—	—	—
Other expense, net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(16,673)	(3.4)	(48,629)	(6,869)	(12.2)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(428,496)	(88.1)	(188,539)	(26,630)	(47.3)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(2,648)	(0.5)	(1,085)	(153)	(0.2)
(Loss)/gain from Equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(2,017)	(0.4)	144	20	0.0
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(433,161)	(89.0)	(189,480)	(26,763)	(47.5)
Less: net loss attributable to noncontrolling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(13,395)	(2.8)	(3,255)	(456)	(0.8)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(419,766)	(86.3)	(186,255)	(26,307)	(46.7)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
– Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A
– Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A

The following table presents Ucommune’s selected combined and consolidated balance sheet data as of December 31, 2018 and 2019 and June 30, 2020.

	As of December 31,			As of June 30,
	2018	2019		2020 unaudited
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	274,633	175,774	25,196	111,987	15,818
Restricted cash, current	11,000	—	—	—	—
Term deposits, current	24,000	41,715	5,979	42,950	6,067
Short-term investments	32,200	37,930	5,437	13,880	1,961
Accounts receivable, net of allowance	69,368	86,200	12,356	65,187	9,208
Prepaid expenses and other current assets	95,784	135,830	19,470	130,514	18,435
Loan receivable	190,000	—	—	—	—
Amounts due from related parties, current	25,660	52,611	7,541	51,012	7,206
Held-for-sale asset, current	—	365,233	51,064	327,216	46,220
Total current assets	722,645	886,293	127,043	742,746	104,915

Non-current assets
Restricted cash, non-current	22,273	20,527	2,942	26,834	3,790
Long-term investments	73,167	29,329	4,204	28,108	3,970
Property and equipment, net	490,351	567,844	81,397	432,373	61,074
Right-of-use assets, net	1,935,401	1,851,729	265,435	1,378,601	194,731
Intangible assets, net	30,142	40,105	5,749	34,180	4,828
Goodwill	1,419,018	1,533,485	219,817	1,533,485	216,609
Rental deposit	91,251	98,486	14,117	81,680	11,538
Long-term prepaid expenses	184,833	116,363	16,680	115,567	16,324
Amounts due from related parties, non-current	2,220	884	127	884	125
Other assets, non-current	3,385	185	27	407	57
Total non-current assets	4,252,041	4,258,937	610,495	3,632,119	513,046
Total assets	4,974,686	5,145,230	737,538	4,374,865	617,961
Total current liabilities	2,879,466	1,625,690	233,031	1,415,947	200,006
Total non-current liabilities	1,499,148	1,415,426	202,894	1,046,110	147,765
Total liabilities	4,378,614	3,041,116	435,925	2,462,057	347,771
Total shareholders’ equity	596,072	2,104,114	301,613	1,912,808	270,190
Total liabilities and shareholders’ equity	4,974,686	5,145,230	737,538	4,374,865	617,961

The following table presents Ucommune’s selected combined and consolidated cash flow data for the years ended December 31, 2018 and 2019 and the six months ended September 30, 2018 and 2019.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(52,071)	(223,357)	(32,015)	(109,954)	2,418	342
Net cash provided by/(used in) investing activities	(29,685)	7,424	1,063	(17,391)	(38,651)	(5,461)
Net cash provided by financing activities	189,862	104,379	14,962	59,961	(22,908)	(3,236)
Effects of exchange rate changes	57	(51)	(9)	(156)	1,661	235
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(67,540)	(57,480)	(8,120)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	27,728
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	240,366	138,821	19,608

Non-GAAP Financial Measure

To supplement its combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, Ucommune uses adjusted net loss, a non-GAAP financial measure, which is calculated as net loss adjusted for impairment loss on long-lived assets, impairment loss on long-term investment and change in fair value of liabilities to be settled in shares, to understand and evaluate its core operating performance. Adjusted net loss is presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As adjusted net loss has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with GAAP. Ucommune encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(433,161)	(189,480)	(26,784)
Add:
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,462	4,727
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	—	—
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	141,164	—	—
Adjusted net loss	(340,569)	(537,715)	(77,079)	(243,875)	(156,018)	(22,057)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UCOMMUNE

You should read the following discussion and analysis of Ucommune’s financial condition and results of operations in conjunction with the section entitled “Selected Combined and Consolidated Financial Data” and Ucommune’s combined and consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Ucommune’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Ucommune brand is the most recognized agile office space brand in China according to Frost & Sullivan. Ucommune’s leading brand position, which is evidenced by brand awareness and member satisfaction according to the survey conducted by Frost & Sullivan in 2019, demonstrates its operational excellence, and supports its future development. Ucommune operates the largest agile office space community in China in terms of the number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. Leveraging its physical spaces, Ucommune also offers comprehensive services to empower its members, which it refers to as U Plus services.

Since the launch of its first agile office space in September 2015, Ucommune has replicated its success across China and expanded its footprint overseas by leveraging its strong management and chain operating capabilities. Ucommune had 185 spaces across 47 cities as of June 30, 2020 of which 153 spaces were in operation, providing approximately 58,500 workstations to its members, and 32 spaces were under construction or preparation for construction. In addition, Ucommune has spaces operated by its associates to supplement its agile office space network. When members need agile office space services in locations in which it does not operate, Ucommune refers them to the spaces operated by its associates and share its service experiences for such members with its associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services as provided by Ucommune’s agile office spaces. As of June 30, 2020, Ucommune had five spaces operated by its associates across four cities in Greater China and New York.

Ucommune has also been focusing on developing its asset-light model, under which Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. The asset-light model allows more landlords to benefit from Ucommune’s professional capabilities and strong brand recognition, which in turn enables Ucommune’s business to scale at a cost-efficient manner. As of June 30, 2020, Ucommune had 64 spaces under the asset-light model with managed area of approximately 221,400 m2, representing 39.4% of the aggregate managed area of approximately 561,700 m2 of all agile office spaces. In the years of 2018 and 2019 and the six months ended June 30, 2020, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to further develop the agile office space business under its asset-light model as one of its major growth drivers.

The profitability profile of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the length of time a space has been open to its members. Ucommune defines spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, Ucommune’s initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates a recurring stream of revenue and cash flows. As of June 30, 2020, the overall occupancy rate for Ucommune’s 153 total spaces in operation and 92 mature spaces was approximately 70% and 77%, respectively.

While physical office spaces constitute its core offering, Ucommune has built a smart and integrated platform connecting offline and online services via technology innovation. Ucommune’s app U Bazaar, smart office system, IoT solutions and data management system, Udata, have together created a seamless working experience for its members to go beyond physical spaces and provided them with convenient access to its comprehensive U Plus services, resulting in enhanced member loyalty and an expanded member base. As of June 30, 2020, Ucommune had approximately 851,300 members, including approximately 822,600 individuals and 28,700 enterprises, ranging from large enterprises to SMEs.

Agile office spaces give Ucommune a unique access to a large base of urban population with high disposable income in the office setting, providing it with great potential monetization opportunities. Ucommune’s individual members using workstations generally spend eight hours in its spaces during working days, building rapport with its Ucommune community and generating a large amount of traffic and data. Powered by its technology capabilities, Ucommune is able to offer various U Plus services meeting its members’ needs and preferences and build a vibrant Ucommune community serving wider group of members beyond the physical spaces. Cooperating with over 700 business partners and more than 30 investees, Ucommune provides a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and services to further energize its community. Ucommune receives revenue from members by providing U Plus services and charging members fees based on the services provided, such as design and build services, and advertising and branding services. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services.

Key Operating Data

Ucommune regularly monitors a number of operating metrics in order to measure its current performance and project its future performance. These metrics aid Ucommune in developing and refining its growth strategies and making strategic decisions.

	As of December 31, 2018	As of December 31, 2019	As of June 30, 2020
Number of cities	39	45	47
Number of Spaces	191	204	185
Number of spaces under self-operated model(1)	160	157	121
Number of spaces under asset-light model	31	47	64
Managed area (m2)(2)	571,900	643,100	561,700
Managed area under self-operated model(2)	465,800	471,900	340,300
Managed area under asset-light model(2)	106,100	171,200	221,400
Number of spaces in operation	162	174	153
Number of workstations of spaces in operation(2)(3)	64,200	73,300	58,500
Number of members(2)	252,000	715,600	851,300
Number of individual members(2)	239,700	688,900	822,600
Number of individual members using workstations(2)	38,300	58,100	40,900
Number of enterprise members(2)	12,300	26,700	28,700
Occupancy rate for all spaces in operation(2)	60%	79%	70%
Occupancy rate for mature spaces(2)	75%	87%	77%

____________

Notes:

(1)      As spaces under U Studio category are small offices, Ucommune counts one or more small offices operated under U Studio category in one building as one space. As of December 31, 2018, December 31, 2019 and June 30, 2020, Ucommune cooperated with 130, 147 and 139 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, Ucommune leases the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of Ucommune’s spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Key Factors Affecting Ucommune’s Results of Operations

Ucommune operates in China’s agile office space industry, and its results of operations and financial condition are influenced by the macroeconomic factors affecting this industry, such as China’s economic growth, the impact of COVID-19 outbreak on the economy in China or worldwide, the emergence of China’s new economy and internet companies under favorable policies encouraging entrepreneurship and innovation, and urbanization of the workforce.

In particular, Ucommune’s financial condition and results of operation have been materially and adversely affected by the impact of COVID-19 outbreak. For example, the net revenue of Ucommune for the six months ended June 30, 2020 decreased partially due to the temporary closure of Ucommune spaces during the break and Ucommune experienced difficulty in collection of receivables, which resulted in additional allowance for doubtful accounts or impairment loss. The COVID-19 outbreak has resulted in, and may intensify global economic distress, and the extent to which it may affect Ucommune’s financial condition, results of operations, and cash flows will depend on future developments, which are highly uncertain and cannot be reasonably estimated at this time. See “Risk Factors — Ucommune faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations.”

Ucommune’s financial condition and results of operations are also affected by a number of emerging market trends, such as companies’ rising needs for cost-efficient and flexible office space solutions and one-stop services for both corporates and employees, and new demand for intelligent office systems and working environments. In addition, as Ucommune has historically generated, and expect to continue to generate, a portion of its net revenue from providing marketing and branding services, its results of operations are also affected by the general factors affecting its advertisers and their marketing and branding budgets.

Ucommune’s results of operations and financial condition are also subject to changes in the regulatory regime governing China’s agile office space industry, as well as the U Plus services it provide. The PRC government regulates various aspects of Ucommune’s business and operations, such as leasing, design and build and the operation of office spaces and online advertising and branding content. See “Risk Factors — Risks Relating to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect Ucommune’s business and reputation and subject PubCo to liability for information displayed on Ucommune’s website.”

Additionally, Ucommune believes that its results of operations and financial condition are also affected by a number of company-specific factors, including the factors discussed below.

Ucommune’s Ability to refine its Agile office Space Network

Given that the majority of its net revenue is from workspace membership, Ucommune’s net revenue growth depends primarily on its ability to refine its agile office space network and expand its community.

Since the launch of its first agile office space in September 2015, Ucommune has expanded its operations across 47 cities primarily through its self-operating model. Substantially all of Ucommune’s net revenue is derived from the operations within Greater China. In addition, Ucommune has developed an asset-light model by providing landlords with its design and build and operation capabilities. There are two categories, i.e., U Brand and U Partner, under Ucommune’s asset-light model. Under U Brand, Ucommune primarily receives management fees from landlords. Under U Partner, Ucommune primarily shares revenue with landlords. Ucommune operates agile office spaces under its asset-light model through one subsidiary. In both years of 2018 and 2019 and the six months ended June 30, 2020, the net revenue and operating profit of such subsidiary was relatively insignificant to Ucommune, however the subsidiary generated an operating profit while Ucommune incurred overall loss from operations.

Ucommune plans to refine its agile office space network by exploring growth under asset-light model and pursuing target expansion. Ucommune’s spaces under asset-lighted model increased from 31 as of December 31, 2018 to 47 as of December 31, 2019 and further increase to 64 as of June 30, 2020. Ucommune also plans to enhance its leading position by focusing on expanding across tier-1 and new tier-1 cities in China and to further expand into overseas markets.

Meanwhile, with the expansion of its agile office space network, Ucommune’s business may be exposed to additional risks. For example, Ucommune’s impairment loss on long-lived assets was RMB33.5 million (US$4.7 million) for the six months ended June 30, 2020, as compared to RMB46.1 million for the six months ended June 30, 2019, which was primarily associated with the spaces where carrying value is not expected to be fully recoverable. The changes in impairment loss on long-lived assets are affected by various factors, primarily including the performance of Ucommune’s spaces in operation and the new operational risks and challenges associated with its expansion into existing markets and new markets, and therefore are subject to fluctuations. See “Risk Factors — Ucommune’s expansion into new regions, markets and business areas may pose increased risks.” However, Ucommune believes that it has the ability to improve the performance of its spaces in operation leveraging on its management capabilities and its experience of expanding into new markets.

Ucommune’s Ability to Manage Costs and Expenses Effectively

Ucommune’s ability to manage its costs and expenses effectively is critical to the success of its business. Ucommune has benefited from the use of technologies and the standardization of its processes and achieved economies of scale as Ucommune has developed a core competency in the efficient sourcing, design and build, and operation of its spaces. Leveraging such operating capabilities, Ucommune has also developed asset-light model, which can free up a large amount of capital investments to build out and launch new spaces. Ucommune’s cost of revenue (excluding impairment loss) as a percentage of its net revenue decreased from 2018 to 2019 and further decreased for the six months ended June 30, 2020.

The financial and business performance of Ucommune’s agile office spaces under U Space category is highly dependent on its ability to source and lease suitable properties on reasonable terms. Ucommune plans to leverage its management team’s expertise in developing and operating commercial properties and its strong relationships with landlords to identify new locations that are suitable for the expansion of its business and to negotiate leasing terms of such properties to effectively manage its costs and expenses.

Ucommune’s design and build capabilities enable it to shorten the time from taking possession of a new space to making the space ready for leasing to members. Ucommune typically completes this process within three to five months for spaces under U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months.

Ucommune expects its costs and expenses to increase in absolute amount as it expands its business and to decrease a percentage of its net revenue as it continue to improve operational efficiency, achieve economies of scale and enhance its brand recognition.

Growth in Ucommune’s Member Base and Pricing of Ucommune’s Agile office Space Services

Ucommune generates most of its net revenue from providing various agile office space solutions to its members from whom it collects monthly rent in the form of membership service fees in accordance with membership service contracts or office workstation rental fees in accordance with office workstation rental contracts. The key contract terms and services provided under both membership service contracts and office workstation rental contracts are identical. Therefore, Ucommune’s results of operations are directly affected by the growth in its member base and the pricing of its agile office space services. The number of individual members using workstations increased from approximately 38,300 as of December 31, 2018 to approximately 58,100 as of December 31, 2019, and decreased to approximately 40,900 as of June 30, 2020.

The pricing of Ucommune’s agile office space services is affected by its service positioning strategy, locations of its spaces, brand recognition, the competitive landscape of the agile office space industry in China and the design and build and maintenance cost of its agile office spaces. Ucommune’s ability to maintain or increase the pricing of its agile office space services will largely depend on its ability to compete effectively and differentiate its services through its strong brand recognition, its unique and nationwide agile office space network and its ability to meet its members’ needs for office space solutions.

Continued Development and Provision of U Plus Services

Ucommune derives revenue from U Plus services in cooperation with its business partners and investees. As of June 30, 2020, Ucommune had over 700 business partners and more than 30 investees. Ucommune’s member base has grown rapidly, increasing from approximately 252,000 as of December 31, 2018 to approximately 715,600 as of December 31, 2019 and further to approximately 851,300 as of June 30, 2020. As its business grows, Ucommune has opportunities to provide more services and build a vibrant community serving wider group of members beyond the physical spaces.

The growth of Ucommune’s net revenue from U Plus services depends on its own capabilities, including through acquisitions or strategic investments, or through selected quality business partners to provide services that match the needs of its members at reasonable prices. Ucommune will make continuous efforts, including investing time and money, to identify the needs of its members and provide quality and diversified services to them.

Acquisition Activities to Expand Ucommune’s Offerings

Ucommune has made acquisitions or investments that Ucommune believes will expand its agile office space network and service offerings that benefit its members and have the potential to become meaningful revenue streams in the future. For example, in 2018, Ucommune acquired a company engaging in marketing and branding services and two companies engaging in interior design and construction services. Ucommune intends to continue selectively pursuing strategic partnerships and acquisitions to expand its Ucommune community.

Key Components of Results of Operations

Ucommune has three operating segments including (i) workspace membership, (ii) marketing and branding services, and (iii) other services. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available and is regularly evaluated by Ucommune’s chief operating decision makers in deciding how to allocate resources and assess performance. See Ucommune’s combined and consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information regarding its three reportable segments.

Revenue

The following table sets forth a breakdown of Ucommune’s revenue, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	268,519	55.2	239,004	33,760	60.0
Marketing and branding services revenue	24,617	5.5	534,826	76,664	45.8	181,741	37.4	126,480	17,866	31.7
Other services revenue	29,535	6.6	74,538	10,685	6.4	36,240	7.4	33,083	4,673	8.3
Total revenue	448,508	100.0	1,167,358	167,334	100.0	486,500	100.0	398,567	56,299	100.0

Workspace membership revenue.    Ucommune generates the majority of its revenue from providing various agile office space solutions to its members from whom it collects monthly rent in the form of membership service fees or office workstation rental fees. Ucommune’s workspace membership revenue primarily includes fees generated through its agile office spaces services under its self-operated model, fees generated through revenue sharing under U Partner, and also includes other revenue in relation to utilizing its spaces, such as revenue generated from service fees for using its conference rooms.

Marketing and branding services revenue.    Ucommune’s marketing and branding services revenue includes advertising services revenue, primarily generated by integrated branding services and online targeted marketing services provided by Shengguang Zhongshuo that Ucommune acquired in December 2018.

Other services revenue.    Other services revenue primarily consists of (i) interior design and construction revenue generated from two companies that Ucommune acquired in July 2018, (ii) management fees generated from Ucommune’s agile office spaces under U Brand, and (iii) charges to members for ancillary services such as printing and copying fees.

Cost of revenue (excluding impairment loss)

The following table sets forth a breakdown of Ucommune’s cost of revenue (excluding impairment loss), in absolute amounts and as percentages of total cost of revenue (excluding impairment loss), for the periods indicated.

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss)
Workspace membership	624,844	94.2	814,002	116,683	59.4	401,831	68.6	300,909	42,504	66.7
Marketing and branding services	22,481	3.4	485,473	69,590	35.5	152,132	26.0	117,612	16,613	26.0
Other services	16,284	2.4	69,917	10,022	5.1	31,782	5.4	28,496	4,025	6.3
Total cost of revenue (excluding impairment loss)	663,609	100.0	1,369,392	196,295	100.0	585,745	100.0	447,017	63,142	100.0

Note: Ucommune’s cost of revenue does not include impairment loss, and it generally do not consider impairment factor on a routine basis when operating and managing its agile office space business.

Workspace membership.    The following table sets forth a breakdown of the cost of revenue (excluding impairment loss) for workspace membership, in absolute amounts and as percentage of total cost of revenue (excluding impairment loss) for workspace membership, for period indicated.

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss) for workspace membership
Lease expenses	382,897	61.3	490,068	70,249	60.2	266,053	66.2	205,237	28,990	68.2
Employee compensation and benefits	37,210	6.0	42,051	6,028	5.2	25,533	6.4	17,628	2,490	5.9
Depreciation and amortization	76,869	12.3	105,761	15,160	13.0	53,625	13.3	20,873	2,948	6.9
Other workspace operating costs	127,868	20.4	176,122	25,246	21.6	56,620	14.1	57,171	8,076	19.0
Total cost of revenue (excluding impairment loss) for workspace membership	624,844	100.0	814,002	116,683	100.0	401,831	100.0	300,909	42,504	100.0

Cost of revenue (excluding impairment loss) for workspace membership primarily consists of (i) lease expenses, (ii) employee compensation and benefits, (iii) depreciation and amortization expenses, and (iv) other workspace operating costs, such as costs for daily maintenance and cleaning, and insurance costs.

Marketing and branding services.    Cost of revenue (excluding impairment loss) for marketing and branding services primarily consists of costs associated with advertisement distribution and content design, and employee compensation and benefits.

Other services.    Cost of revenue (excluding impairment loss) for other services primarily consists of costs in relation to Ucommune’s interior design and construction services, costs in relation to revenue from asset-light model, and other ancillary costs.

Impairment loss on long-lived assets

Ucommune’s impairment loss on long-lived assets was impairment loss recognized whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may no longer be recoverable.

Pre-opening expenses.

Ucommune’s pre-opening expenses consist primarily of lease expenses incurred before an agile office space open for operations.

Sales and marketing expenses.

Ucommune’s sales and marketing expenses consist primarily of (i) marketing and promotion expenses, and (ii) compensation for its sales and marketing personnel.

General and administrative expenses.

Ucommune’s general and administrative expenses consist primarily of (i) compensation for its management and administrative personnel, (ii) expenses in connection with its operation supporting functions such as legal and human resources, and (iii) other administrative expenses.

Remeasurement gain of previously held equity interests in connection with step acquisitions

Remeasurement gain of previously held equity interests in connection with step acquisitions was recognized in relation to the business acquisition achieved in stages in which the initial investments made by Ucommune were re-measured to fair value.

Change in fair value of liabilities to be settled in shares

Ucommune’s change in fair value of liabilities to be settled in shares was recognized since it had certain issuable shares for its financing and acquisition that were not issued during the reporting period, which were accounted for as a liability and subsequently measured at fair value. The change primarily arose from the change of the fair value of Ucommune’s shares during the reporting period.

Impairment loss on long-term investments

Ucommune’s impairment loss on long-term investments was impairment loss recognized when the investees’ operating performances indicate that the carrying value of the investment is no longer recoverable.

Gain on disposal of long-term investments

Ucommune’s gain on disposal of long-term investments was generated from the disposal of equity interests in one of its investees in 2018.

Taxation

Cayman Islands

Ucommune is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Ucommune is not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, Ucommune’s payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Ucommune International Limited, Ucommune’s subsidiary incorporated in the BVI, is not subject to income tax in the British Virgin Islands.

Hong Kong

Ucommune Group Holdings (Hong Kong) Limited, Ucommune’s subsidiary incorporated in Hong Kong, is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first two million Hong Kong dollars of profits earned by a company are subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable income for the years ended December 31, 2018 and 2019.

Singapore

Ucommune Singapore Pte. Ltd., Ucommune’s subsidiary incorporated in Singapore, is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2018 and 2019.

United States

Ucommune N.Y. Corp. is incorporated in the U.S. and is subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

According to the requirements of Cai Shui [2014] No. 26, Enterprises that qualify as encouraged industrial enterprises located in Heng Qin New Area in Guangdong province, Ping Tan Comprehensive Experimental Area in Fujian province and Qian hai shen gang Modern Service Cooperation Zone in Shenzhen are subject to a tax rate of 15%. The notification will be implemented from January 1, 2014 to December 31, 2020. One of Ucommune’s subsidiaries, Shenggung Zhongshuo, an advertising company, was established in June 2015 in Heng Qin New Area. Its main business belongs to one of the industries in the tax preferential catalogue, which accounts for more than 70% of the total income of enterprises, so it enjoys 15% preferential tax rate of income tax.

For enterprises with the annual taxable income amount no more than RMB0.5 million in 2017, and the annual taxable income of no more than RMB1 million in 2018, such enterprises shall qualify as the small low-profit enterprises, and only 50% of such enterprises’ taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) the annual taxable income of no more than RMB 3 million, the number of employees of no more than 300, and (ii) the total assets of no more than RMB 50 million. For small, low-profit enterprises whose annual taxable income is no more than RMB1 million, such enterprises are subject to the preferential income tax rate of 5%. For small, low-profit enterprises whose annual taxable income exceed RMB1 million but no more than RMB3 million, such enterprises are subject to the preferential income tax rate of 10%.

As a Cayman Islands holding company, Ucommune may receive dividends from its PRC subsidiaries through Ucommune Group Holdings (Hong Kong) Limited. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply for the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-resident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Ucommune Group Holdings (Hong Kong) Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements Ucommune has been for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If Ucommune’s holding company in the Cayman Islands or any of its subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”

Critical Accounting Policies, Judgments and Estimates

Ucommune prepares its financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. Ucommune continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that Ucommune believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from Ucommune’s expectations as a result of changes in its estimates. Some of Ucommune’s accounting policies require a higher degree of judgment than others in their application and require it to make significant accounting estimates.

The critical accounting policies, judgments and estimates that Ucommune believes to have the most significant impact on its combined and consolidated financial statements are described below, which should be read in conjunction with its combined and consolidated financial statements and accompanying notes and other disclosures included in this proxy statement/prospectus. When reviewing Ucommune’s financial statements, you should consider (i) its selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Principle of consolidation

Ucommune’s combined and consolidated financial statements include the financial information of Ucommune and its subsidiaries, the VIEs and VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

Impairment of right-of-use assets and other long-lived assets

Ucommune review its right-of-use assets, or ROU assets, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors Ucommune considers to be important which could trigger an impairment review primarily includes (a) significant underperformance relative to projected operating results; (b) significant changes in the overall business strategy; (c) significant adverse changes in legal or business environment and (d) significant competition, unfavorable industry trends, or economic outlook. When these events occur, Ucommune measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, Ucommune would recognize an impairment loss based on the fair value of the assets. Ucommune measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate.

Lease

In February 2016, the FASB issued ASU 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

Ucommune early adopted ASC Topic 842—Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, Ucommune elected to utilize the package of practical expedients available under ASC 842, which permit it to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of Ucommune’s right-of-use assets, or ROU assets. In connection with the adoption of ASC 842, Ucommune made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. Ucommune has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to Ucommune’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the perspective of Lessee

Ucommune leases properties for its collaborative workspaces and other locations. At the commencement of each lease, management determines the classification as an operating or finance lease. For leases that qualify as operating leases, Ucommune recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when it enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, Ucommune recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term. The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, Ucommune elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, Ucommune elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, Ucommune uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses it incurred or becomes probable.

From the perspective of Lessor

Ucommune recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. Ucommune provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership service fees or workstation rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as service fees for the use of conference room and prints/copies. The price of each membership varies, based on the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the number of workstations in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of Ucommune’s lease contracts are fixed lease payment contracts. Ucommune’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred.

The residual value of Ucommune’s lease assets represents the fair value of the leased assets at the end of the lease terms. Ucommune relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Revenue recognition

Ucommune’s revenue primarily derived from workspace leasing to its members, ancillary services, marketing and branding services, and others. Workspace leasing is set out, as aforementioned in Note “Lease, from the perspective of lessor section”. For all other revenue streams, Ucommune applies ASC 606, as defined below.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. Ucommune has early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017. Ucommune elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on Ucommune’s financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to Ucommune’s customers in an amount of consideration to which it expects to be entitled to in exchange for those goods or services. Ucommune follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) Ucommune satisfies a performance obligation.

The primary sources of Ucommune’s revenues are as follows:

(a)    Workspace membership revenue

Workspace membership revenue is recognized under ASC 842. See “— Lease, from the perspective of lessor.”

(b)    Marketing and branding services revenue

Ucommune offers integrated branding services and online targeted marketing services to customers primarily through Shengguang Zhongshuo, a subsidiary Ucommune acquired in December 2018. For the integrated branding services, Ucommune provides packaged services including content design and creation, online and offline advertising activities to help customers promote brand awareness. The online targeted marketing services mainly include content design and creation as well as comprehensive advertisement placement services.

Payment terms and conditions for contracts with customers vary. Ucommune typically offers standard terms of net 15 to 30 days. Ucommune does not offer extended payment terms longer than one year. The contracts do not contain any significant financing component. Payment is due after the advertisements are placed on the media platform. Ucommune may offer extended terms or obtain prepayments from the customers depending on certain circumstances.

Ucommune is the principal in providing the marketing and branding services because Ucommune controls the specified services before the services are transferred to the customers. Ucommune is the sole responsible party addressing customer’s feedback for the design and placement of the advertisement to the customers’ satisfaction. Ucommune assumes full fulfilment risk and risks related to the quality and acceptability of the services. The services provided are accounted for as a single performance obligation and revenue is recognized over the service period. Ucommune uses the advertisement placed as the output method to measure progress toward complete satisfaction because the nature of its promise is a comprehensive marketing and branding service and the customers benefit from the desired publicity promotion throughout the advertising campaign. Ucommune has determined that the output method provides a faithful depiction of the transfer of services to the customers as the advertisement placement is directly observable which measures the value of services transferred to the customers.

(c)     Other services revenue

Other services revenue primarily consists of (i) interior design and construction net revenue, (ii) agile office space management fees and (iii) charges to members for ancillary services including printing, copying, etc. Design and construction revenue is generated from two companies acquired in 2018. Design revenue is recognized over time based on the basis of direct measurement of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Agile office space management fees is derived from operating agile office spaces under Ucommune’s U Brand model for landlords. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which Ucommune expects to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between Ucommune’s satisfaction of performance obligation and the customers’ payment.

Business combinations

Ucommune records business combinations using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred. Common forms of the consideration made in acquisitions is equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

In a business combination achieved in stages, Ucommune re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

Property and equipment, net

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statement of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, Ucommune considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. Ucommune early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019.

Based on the result of Ucommune’s annual goodwill impairment assessment, no impairment charges were recognized for the years ended December 31, 2018 and 2019.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.

Fair value of ordinary shares

Prior to the Business Combination, Ucommune was a private company with no quoted market prices for its ordinary shares. Ucommune therefore needed to make estimates of the fair value of its ordinary shares at various dates primarily for the following purposes:

•        Determining the fair value of share considerations in connection with Ucommune’s business acquisitions

•        Determining the fair value of Ucommune’s equity interests to be applied in non-monetary exchanges

•        Determining the fair value of the share options granted

The following table sets forth the fair value of Ucommune’s ordinary shares estimated at different times prior to the Business Combination with the assistance from an independent valuation firm:

Date	Fair value per share(1) (RMB)	DLOM	Discount rate	Type of valuation	Purpose of valuation
December 1, 2017	66.24	12.4%	14.4%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions, and determination of fair value in non-monetary exchanges
July 1, 2018	77.47	10.0%	14.4%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
December 31, 2018	80.20	9.0%	14.2%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
May 31, 2019	87.05	7.5%	14.1%	Discounted cash flow method	Fair value of equity interests in connection of business acquisitions
September 19, 2019	45.90	5.9%	16.8%	Discounted cash flow method	Fair value of the share options granted

____________

Note:

(1)      Assuming Ucommune has completed the reorganization and issued ordinary shares to all of its equity interest holders at various valuation dates. See Note 2 to Ucommune’s combined and consolidated financial statements.

The determination of the fair value of Ucommune’s ordinary shares requires complex and subjective judgments to be made regarding its projected financial and operating results, its unique business risks, the liquidity of its shares and its operating history and prospects at the time of valuation.

The major assumptions used in calculating the fair value of ordinary shares include:

Discount rates. The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size premium and non-systemic risk factors.

Discount for lack of marketability, or DLOM. DLOM was quantified by the Black Scholes put option model (“Black Scholes model”). Under Black Scholes model, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. Black Scholes model is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event (such as an initial public offering) and estimated volatility of Ucommune’s shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Ucommune’s revenues and earnings growth rates, as well as major milestones that it has achieved, contributed to the increase in the fair value of its ordinary shares. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with Ucommune’s business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; Ucommune’s ability to retain competent management, key personnel and staff to support its ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain.

The fair value of Ucommune’s ordinary shares increased from RMB66.24 as of December 1, 2017 to RMB77.47 as of July 1, 2018. The increase in fair value of Ucommune’s ordinary shares was attributable to organic growth of its business.

The fair value of Ucommune’s ordinary shares increased from RMB77.47 as of July 1, 2018 to RMB80.20 as of December 31, 2018. DLOM decreased from 14.4% to 14.1%, primarily due to Ucommune’s expectations for the timing of its initial public offering. Meanwhile, the increase in fair value of Ucommune’s ordinary shares was attributable to organic growth of its business.

The fair value of Ucommune’s ordinary share increased from RMB80.20 as of December 31, 2018 to RMB87.05 as of May 31, 2019. The increase in fair value of Ucommune’s ordinary shares was attributable to organic growth of its business.

The fair value of Ucommune’s ordinary share decreased from RMB87.05 as of May 31, 2019 to RMB45.90 as of September 19, 2019. The decrease was primarily attributable to issuance of ordinary shares in August 2019.

These estimates will not be necessary to determine the fair value of PubCo Ordinary Shares to be traded. Valuations and estimates will no longer be necessary once Ucommune goes public because it will then rely on the market price to determine the market value of its ordinary shares.

Results of Operations

The following table summarizes Ucommune’s combined and consolidated results of operations both in absolute amounts and as percentages of its total revenue for the periods presented. This information should be read together with Ucommune’s combined and consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Revenue:
Workspace membership revenue	394,356	87.9	557,994	79,985	47.8	268,519	55.2	239,004	33,760	60.0
Marketing and branding services revenue	24,617	5.5	534,826	76,664	45.8	181,741	37.4	126,480	17,866	31.7
Other services revenue	29,535	6.6	74,538	10,685	6.4	36,240	7.4	33,083	4,673	8.3
Total revenue	448,508	100.0	1,167,358	167,334	100.0	486,500	100.0	398,567	56,299	100.0
Cost of revenue (excluding impairment loss):
Workspace membership	(624,844)	(139.3)	(814,002)	(116,683)	(69.7)	(401,831)	(82.6)	(300,909)	(42,504)	(75.5)
Marketing and branding services	(22,481)	(5.0)	(485,473)	(69,590)	(41.6)	(152,132)	(31.3)	(117,612)	(16,613)	(29.5)
Other services	(16,284)	(3.6)	(69,917)	(10,022)	(6.0)	(31,782)	(6.5)	(28,496)	(4,025)	(7.1)
Total cost of revenue (excluding impairment loss)	(663,609)	(148.0)	(1,369,392)	(196,295)	(117.3)	(585,745)	(120.4)	(447,017)	(63,142)	(112.2)
Impairment loss on long-lived assets	(111,203)	(24.8)	(52,030)	(7,458)	(4.5)	(46,122)	(9.5)	(33,462)	(4,727)	(8.4)
Pre-opening expenses	(20,165)	(4.5)	(15,124)	(2,168)	(1.3)	(12,834)	(2.6)	—	—	—
Sales and marketing expenses	(44,783)	(10.0)	(75,841)	(10,871)	(6.5)	(29,864)	(6.1)	(16,873)	(2,383)	(4.2)
General and administrative expenses	(118,798)	(26.5)	(181,582)	(26,029)	(15.6)	(89,270)	(18.3)	(40,618)	(5,737)	(10.2)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	6.1	386	55	0.0	—	—	—	—	—
Change in fair value of liabilities to be settled in shares	25,607	5.7	(179,475)	(25,727)	(15.4)	(141,164)	(29.0)	—	—	—
Loss from operations	(456,900)	(102.0)	(705,700)	(101,159)	(60.5)	(418,500)	(86.0)	(139,403)	(19,690)	(35.0)
Interest income	21,574	4.8	5,944	852	0.5	4,284	0.9	3,006	425	0.8
Interest expense	(9,902)	(2.2)	(16,346)	(2,343)	(1.4)	(5,038)	(1.0)	(10,091)	(1,425)	(2.5)
Subsidy income	31,783	7.1	16,782	2,406	1.4	9,431	1.9	6,578	929	1.7
Impairment loss on long-term investments	(18,990)	(4.2)	(37,453)	(5,369)	(3.2)	(2,000)	(0.4)	—	—	—
Gain on disposal of long-term investments	2,030	0.5	—	—	—	—	—	—	—	—
Other expense, net	(11,715)	(2.6)	(63,480)	(9,100)	(5.4)	(16,673)	(3.4)	(48,629)	(6,869)	(12.2)

	For the Year Ended December 31,					For the Six months Ended June 30,
	2018		2019			2019 unaudited		2020 unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Loss before income taxes and loss from equity method investments	(442,120)	(98.6)	(800,253)	(114,713)	(68.6)	(428,496)	(88.1)	(188,539)	(26,630)	(47.3)
Provision for income taxes	(2,087)	(0.5)	(4,872)	(698)	(0.4)	(2,648)	(0.5)	(1,085)	(153)	(0.2)
(Loss)/gain from Equity method investments	(948)	(0.2)	(1,548)	(222)	(0.1)	(2,017)	(0.4)	144	20	0.0
Net loss	(445,155)	(99.3)	(806,673)	(115,633)	(69.1)	(433,161)	(89.0)	(189,480)	(26,763)	(47.5)
Less: net loss attributable to noncontrolling interests	(15,563)	(3.5)	(15,523)	(2,225)	(1.3)	(13,395)	(2.8)	(3,255)	(456)	(0.8)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(95.8)	(791,150)	(113,408)	(67.8)	(419,766)	(86.3)	(186,255)	(26,307)	(46.7)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
– Diluted	(4.74)	N/A	(7.56)	(1.08)	N/A	(4.63)	N/A	(1.78)	(0.25)	N/A
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A
– Diluted	90,646,360	N/A	104,684,701	104,684,701	N/A	90,646,360	N/A	104,684,701	104,684,701	N/A

Six months Ended June 30, 2020 Compared to Six months Ended June 30, 2019

Ucommune’s revenue decreased by 18.1% from RMB486.5 million for the six months ended June 30, 2019 to RMB398.6 million (US$56.3 million) for the six months ended June 30, 2020.

Workspace membership revenue

Ucommune’s workspace membership revenue decreased by 11.0% from RMB268.5 million for the six months ended June 30, 2019 to RMB239.0 million (US$33.8 million) for the six months ended June 30, 2020, primarily due to (i) the decreased occupancy rate from 74% as of June 30, 2019 to 70% as of June 30, 2020 and temporary closures of spaces, which in turn was mainly caused by the impact of COVID-19; and (ii) the decrease in number of space in operation from 170 as of June 30, 2019 to 153 as of June 30, 2020, which in turn was mainly since Ucommune strategically closed certain under performance spaces. The decrease in Ucommune’s workspace membership revenue was partially set off by the revenue of RMB2.3 million (US$0.33 million) generated under U Partner for the six months ended June 30, 2020 as compared to nil in for the six months ended June 30, 2019.

Marketing and branding services revenue

Ucommune’s marketing and branding services revenue was decreased by 30.4% from RMB181.7 million for the six months ended June 30, 2019 to RMB126.5 million (US$17.9 million) for the six months ended June 30, 2020, primarily due to the decreased marketing and branding spending by certain clients with Ucommune’s marketing and branding services, which in turn was mainly due to the intensified competitive landscape in China’s advertisement industry and the decreased spending by such clients in their sales and marketing activities in first half of 2020 due to factors including the impact of COVID-19.

Other services revenue

Ucommune’s other services revenue decreased by 8.7% from RMB36.2 million for the six months ended June 30, 2019 to RMB33.1 million (US$4.7 million) for the six months ended June 30, 2020, primarily due to the decrease in revenue generated from Ucommune’s interior design and construction service, which was partially due to the suspension of design and construction service caused by COVID-19.

Cost of revenue (excluding impairment loss)

Ucommune’s cost of revenue (excluding impairment loss) decreased by 23.7% from RMB585.7 million for the six months ended June 30, 2019 to RMB447.0 million (US$63.1 million) for the six months ended June 30, 2020.

Workspace membership

Ucommune’s cost of revenue (excluding impairment loss) for workspace membership decreased by 25.1% from RMB401.8 million for the six months ended June 30, 2019 to RMB300.9 million (US$42.5 million) for the six months ended June 30, 2020, primarily attributable to the decrease in lease expense, which in turn was in line with the decrease in the number of spaces in operation.

Marketing and branding services

Ucommune’s cost of revenue (excluding impairment loss) for marketing and branding services decreased by 22.7% from RMB152.1 million for the six months ended June 30, 2019 to RMB117.6 million (US$16.6 million) for the six months ended June 30, 2020, primarily attributable to the decrease in the costs for advertisement distribution and content design, which in turn was in line with the decrease in Ucommune’s marketing and branding services revenue.

Other services

Ucommune’s cost of revenue (excluding impairment loss) for other services decreased by 10.3% from RMB31.8 million for the six months ended June 30, 2019 to RMB28.5 million (US$4.0 million) for the six months ended June 30, 2020, primarily due to the decrease in costs associated with Ucommune’s interior design and construction service .

Impairment loss on long-lived assets

Ucommune’s impairment loss on long-lived assets was RMB33.5 million (US$4.7 million) for the six months ended June 30, 2020, as compared to RMB46.1 million for the six months ended June 30, 2019. The impairment loss on long-lived assets incurred for the six months ended June 30, 2019 was primarily due to an increase in the number of spaces, whose carrying value Ucommune expected would not be recoverable, during its expansion in that period.

Pre-opening expenses

Ucommune’s pre-opening expenses was nil for the six months ended June 30, 2020, as compared to RMB12.8 million for the six months ended June 30, 2019, which was primarily due to the significant slowdown in pre-open space during the six months ended June 30, 2020 in response to the COVID-19 break.

Sales and marketing expenses

Ucommune’s sales and marketing expenses decreased by 43.5% from RMB29.9 million for the six months ended June 30, 2019 to RMB16.9 million (US$2.4 million) for the six months ended June 30, 2020, mainly due to the decreased in compensation for its sales and marketing personnel and the decrease in marketing and promotion expenses in response to the COVID-19 break.

General and administrative expenses

Ucommune’s general and administrative expenses decreased by 54.5% from RMB89.3 million for the six months ended June 30, 2019 to RMB40.6 million (US$5.7 million) for the six months ended June 30, 2020, mainly since Ucommune optimized its staff structure and reduced its general and administrative personnel to increase its operational efficiency and the decrease in professional consulting fee.

Change in fair value of liabilities to be settled in shares

Ucommune’s change in fair value of liabilities to be settled in shares was nil for the six months ended June 30, 2020, as compared to a loss of RMB141.2 million for the six months ended June 30, 2019. Ucommune’s change in fair value of liabilities to be settled in shares for the six months ended June 30, 2019 reflected the increase in the fair value of its equity interests during the period.

Loss from operation

As a result of the foregoing, Ucommune’s loss from operation was RMB139.4 million (US$19.7 million) for the six months ended June 30, 2020, as compared to RMB418.5 million for the six months ended June 30, 2019.

Interest income

Ucommune’s interest income was RMB3.0 million (US$0.4 million) for the six months ended June 30, 2020, as compared to RMB4.3 million for the six months ended June 30, 2019, which was primarily generated from its bank balance, short-term investments and loan receivables. The decrease in interest income was primarily because of the maturity of certain short-term investments it purchased.

Interest expense

Ucommune’s interest expense was RMB10.1 million (US$1.4 million) for the six months ended June 30, 2020, as compared to RMB5.0 million for the six months ended June 30, 2019, which was primarily associated with Ucommune’s bank loans and other borrowings. The increase primarily because of the issued convertible bond and increased borrowings.

Subsidy income

Ucommune’s subsidy income was subsidies granted by local governments to support the development and operation of agile office spaces. Ucommune’s subsidy income was RMB6.6 million (US$0.9 million) for the six months ended June 30, 2020, as compared to RMB9.4 million for the six months ended June 30, 2019.

Impairment loss on long-term investments

Impairment loss on long-term investments was nil for the six months ended June 30, 2020, as compared to RMB2.0 million for the six months ended June 30, 2019.

Other expense, net

Ucommune’s other expense, net, was RMB48.6 million (US$6.9 million) for the six months ended June 30, 2020, as compared to RMB16.7 million for the six months ended June 30, 2019. The increase was primarily associated with the payment of early termination fee paid for closing certain spaces in the first half of 2020, which in turn was due to Ucommune’s strategy to close certain underperformance spaces and open more new spaces under asset-light model.

Provision for income taxes

Ucommune had provision for income taxes of RMB1.1 million (US$0.2 million) for the six months ended June 30, 2020 and RMB2.6 million for the six months ended June 30, 2020, which was primarily in relation to income taxes incurred by certain companies it acquired in the second half of 2018.

Gain/Loss from equity method investments

Ucommune had a gain from equity method investments of RMB144 thousand (US$20 thousand) for the six months ended June 30, 2020, and loss from equity method investments of RMB2.0 million for the six months ended June 30, 2019, primarily due to certain gains recorded in connection with our investees for the six months ended June 30, 2020.

Net loss

As a result of the foregoing, Ucommune’s net loss was RMB189.5 million (US$26.8 million) for the six months ended June 30, 2020 as compared to RMB433.2 million for the six months ended June 30, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenue

Ucommune’s revenue increased by 160.3% from RMB448.5 million in 2018 to RMB1,167.4 million (US$167.3 million) in 2019.

Workspace membership revenue

Ucommune’s workspace membership revenue increased by 41.5% from RMB394.4 million in 2018 to RMB558.0 million (US$80.0 million) in 2019, primarily due to the growth in (i) the number of Ucommune’s spaces in operation from 162 as of December 31, 2018 to 174 as of December 31, 2019; (ii) the number of workstations available in the spaces in operation from approximately 64,200 as of December 31, 2018 to approximately 73,300 as of December 31, 2019; (iii) the number of individual members using workstations from approximately 38,300 as of December 31, 2018 to approximately 58,100 as of December 31, 2019; and (iv) the increase in the revenue of RMB1.0 million (US$0.14 million) generated under U Partner .

Marketing and branding services revenue

Ucommune’s marketing and branding services revenue increased by 2,072.6% from RMB24.6 million in 2018 to RMB534.8 million (US$76.7 million) in 2019. The increase was primarily attributed to the acquisition of a company engaging in marketing and branding services in December 2018.

Other services revenue

Ucommune’s other services revenue increased by 152.4% from RMB29.5 million in 2018 to RMB74.5 million (US$10.7 million) in 2019, primarily due to (i) the increase in revenue generated from interior design and construction services since Ucommune acquired two companies engaging in design and building services in July 2018; and (ii) the increase in management fees which in turn is driven by the increase in the number of spaces in operation under U Brand.

Cost of revenue (excluding impairment loss)

Ucommune’s cost of revenue (excluding impairment loss) increased by 106.4% from RMB663.6 million in 2018 to RMB1,369.4 million (US$196.3 million) in 2019.

Workspace membership

Ucommune’s cost of revenue (excluding impairment loss) of workspace membership increased by 30.3% from RMB624.8 million in 2018 to RMB814.0 million (US$116.7 million) in 2019, primarily attributable to the increase in lease expenses of RMB107.1 million and the increase in depreciation and amortization costs of RMB28.9 million, which in turn primarily due to the increase in the managed areas of Ucommune’s agile office spaces.

Marketing and branding services

Ucommune’s cost of revenue (excluding impairment loss) of marketing and branding services increased by 2,059.5% from RMB22.5 million in 2018 to RMB485.5 million (US$69.6 million) in 2019. The increase was primarily attributed to the costs associated with a company engaging in marketing and branding services Ucommune acquired in December 2018, including the costs for advertisement distribution and content design, and employee compensation and benefits.

Other services

Ucommune’s cost of revenue (excluding impairment loss) of other services increased by 329.3% from RMB16.3 million in 2018 to RMB69.9 million (US$10.0 million) in 2019, primarily due to (i) the increase in the number of spaces in operation under U Brand; and (ii) costs incurred for providing interior design and construction services since July 2018.

Impairment loss on long-lived assets

Ucommune’s impairment loss on long-lived assets was RMB52.0 million (US$7.5 million) in 2019, as compared to RMB111.2 million in 2018. The impairment loss in 2019 and 2018 was mainly attributable to the spaces whose carrying value Ucommune expected would not be recoverable, which was primarily due to the underperformance of certain spaces it opened in new geographic markets with relatively higher lease expense. However, Ucommune believes it has the ability to reduce the impairment loss caused by the underperformance of its spaces as its management capabilities improved and experience in new geographic markets gained.

Pre-Opening Expenses

Ucommune’s pre-opening expenses decreased by 25.0% from RMB20.2 million in 2018 to RMB15.1 million (US$2.2 million) in 2019, primarily due to the decrease in managed areas of its agile office spaces under preparation in 2019 as compared to 2018.

Sales and marketing expenses

Ucommune’s sales and marketing expenses increased by 69.4% from RMB44.8 million in 2018 to RMB75.8 million (US$10.9 million) in 2019, mainly attributable to (i) the increase in marketing and promotion expenses to attract more members; and (ii) the increase in compensation for Ucommune’s sales and marketing personnel of business acquired.

General and administrative expenses

Ucommune’s general and administrative expenses increased by 52.8% from RMB118.8 million in 2018 to RMB181.6 million (US$26.0 million) in 2019, mainly attributable to the increase in the number of staff for management and administration in line with Ucommune’s agile office space business expansion in 2019.

Remeasurement gain of previously held equity interests in connection with step acquisitions

Ucommune’s remeasurement gain of previously held equity interests in connection with step acquisitions was RMB386 thousand (US$55 thousand) in 2019, as compared to RMB27.5 million in 2018, primarily because the amount of change in fair value in 2018 was recognized in relation to the step acquisition achieved in stages in which the initial investments made by Ucommune were remeasured to fair value.

Change in fair value of liabilities to be settled in shares

Ucommune’s change in fair value of liabilities to be settled in shares was a loss of RMB179.5 million (US$25.7 million) in 2019, as compared to a gain of RMB25.6 million in 2018. Ucommune’s change in fair value of liabilities to be settled in shares in 2019 reflected the increase of the fair value of its equity interests.

Loss from operations

As a result of the foregoing, Ucommune’s loss from operations was RMB705.7 million (US$101.2 million) in 2019, as compared to RMB456.9 million in 2018.

Interest income

Ucommune’s interest income was RMB5.9 million (US$0.9 million) in 2019, as compared to RMB21.6 million in 2018, which was primarily generated from its bank balance, short-term investments and loan receivables. The decrease in interest income was primarily because of the maturity of certain short-term investments it purchased.

Interest expense

Ucommune’s interest expense was RMB16.3 million (US$2.3 million) in 2019, as compared to RMB9.9 million in 2018, which was primarily associated with Ucommune’s bank loans and other borrowings. The increase primarily because of the issued convertible bond and increased borrowings.

Subsidy income

Ucommune’s subsidy income was subsidies granted by local governments to support the development and operation of agile office spaces. Ucommune’s subsidy income was RMB16.8 million (US$2.4 million) in 2019, as compared to RMB31.8 million in 2018.

Impairment loss on long-term investments

Impairment loss on long-term investment was RMB37.5 million (US$5.4 million) in 2019, as compared to RMB19.0 million in 2018. The increase was primarily related to the impairment of Ucommune’s investment in a company engaged in agile workspace service.

Gain on disposal of long-term investments

Ucommune’s gain on disposal of long-term investments was generated from its sale of a long-term investment. Ucommune’s gain on disposal of long-term investments was nil in 2019, as compared to RMB2.0 million in 2018.

Other expense, net

Ucommune’s other expense, net, was RMB63.5 million (US$9.1 million) in 2019, as compared to its other income, net, of RMB11.7 million in 2018. Ucommune’s other expense, net, in 2019 was mainly due to the provision of penalty associated with idled lands owned by Ucommune, the early termination of certain leases, as well as the other ancillary expenses.

Provision for income taxes

Ucommune had provision for income taxes of RMB4.9 million (US$0.7 million) in 2019 and RMB2.1 million in 2018, which was primarily in relation to the income taxes incurred by certain companies it acquired in the second half of 2018.

Loss from equity method investments

Ucommune’s loss from equity method investments were loss generated from its certain investments, which was RMB1.5 million (US$0.2 million) in 2019 as compared to RMB0.9 million in 2018, primarily due to certain losses recorded in connection with Ucommune’s investees.

Net loss

As a result of the foregoing, Ucommune’s net loss was RMB806.7 million (US$115.6 million) in 2019 as compared to RMB445.2 million in 2018.

Non-GAAP Financial Measure

To supplement its combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, Ucommune uses adjusted net loss, a non-GAAP financial measure, which is calculated as net loss adjusted for impairment loss on long-lived assets, impairment loss on long-term investment and change in fair value of liabilities to be settled in shares, to understand and evaluate its core operating performance. Adjusted net loss is presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measures. As adjusted net loss has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider adjusted net loss as a substitute for, or superior to, net loss prepared in accordance with GAAP. Ucommune encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Six months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(445,155)	(806,673)	(115,633)	(433,161)	(189,480)	(26,784)
Add:
Impairment loss on long-lived assets	111,203	52,030	7,458	46,122	33,462	4,727
Impairment loss on long-term investments	18,990	37,453	5,369	2,000	—	—
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727	141,164	—	—
Adjusted net loss	(340,569)	(537,715)	(77,079)	(243,875)	(156,018)	(22,057)

Liquidity and Capital Resources

Cash flows and working capital

Ucommune’s principal sources of liquidity have been cash provided from capital contributions from its shareholders and short-term/long-term borrowings. As of December 31, 2018 and 2019 and June 30, 2020, Ucommune had RMB274.6 million, RMB175.8 million (US$25.3 million) and RMB112.0 million (US$15.8 million), respectively, in cash and cash equivalents. Ucommune’s cash and cash equivalents consist primarily of cash at bank and on hand and are primarily denominated in Renminbi. Ucommune had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB2,156.8 million, deficits of RMB739.4 million (US$106.0 million), and deficits of RMB673.2 million (US$95.1 million), respectively, as of December 31, 2018 and 2019 and June 30, 2020. Historically, Ucommune has not been profitable nor generated positive net cash flows. As of June 30, 2020, Ucommune had RMB84.8 million (US$12.0 million) short-term borrowings, RMB10.2 million (US$1.4 million) current portion of long-term borrowings, and RMB70.8 million(US$ 10 million) convertible bond. Ucommune has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

From November 2019 to June 2020, Ucommune entered into four loan agreements with four independent third-party lenders in the principal amounts of RMB580 million bearing annual interest rate range from 4.35% to 6.31%. The loans will provide in installments from December 2019 to November 2021 and will be repayable one year after each installment.

In addition, Ucommune continually seek to expand its asset-light model, under which it can reduce upfront capital investment for opening new spaces. Ucommune regularly monitors its current and expected liquidity requirements to help ensure that it maintain sufficient cash balances to meet its existing and reasonably likely long-term liquidity needs.

Based on its current business plan, Ucommune believes that its current cash and cash equivalents, current term deposits, short-term investments and anticipated cash flow from operations and financing activities will exceed its anticipated cash needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months.

Ucommune intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities. Ucommune may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions it may decide to pursue. If its existing cash is insufficient to meet its requirements, Ucommune may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts Ucommune needs or on terms acceptable to it, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute Ucommune’s earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Ucommune’s operations and its ability to pay dividends to its shareholders. If Ucommune is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — Ucommune requires a significant amount of capital to fund its operations and growth. If Ucommune cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may be materially and adversely affected.”

As a holding company with no material operations of its own, Ucommune conducts a substantial majority of its operations through its PRC subsidiaries and its consolidated VIEs in China. Ucommune is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, Ucommune’s subsidiaries in China may only provide Renminbi funding to its consolidated VIEs through entrusted loans. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to Ucommune’s PRC subsidiaries, which could materially and adversely affect Ucommune’s liquidity and Ucommune’s ability to fund and expand Ucommune’s business.” The ability of Ucommune’s subsidiaries in China to make dividends or other cash payments to Ucommune is subject to various restrictions under PRC laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — Ucommune may rely on dividends and other distributions on equity paid by Ucommune’s PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of Ucommune’s PRC subsidiaries to make payments to Ucommune could have a material and adverse effect on Ucommune’s ability to conduct its business.” and “Risk Factors — Risks Relating to Doing Business in China — If PubCo is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to PubCo and its non-PRC shareholders.”

The following table presents Ucommune’s selected combined and consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019		2019 unaudited	2020 unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in)/provided by operating activities	(52,071)	(223,357)	(32,015)	(109,954)	2,418	342
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063	(17,391)	(38,651)	(5,461)
Net cash provided by/(used in) financing activities	189,862	104,379	14,962	59,961	(22,908)	(3,236)
Effects of exchange rate changes	57	(51)	(9)	(156)	1,661	235
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)	(67,540)	(57,480)	(8,120)
Cash, cash equivalents and restricted cash – beginning of the year/period	199,743	307,906	44,137	307,906	196,301	27,728
Cash, cash equivalents and restricted cash – end of the year/period	307,906	196,301	28,138	240,366	138,821	19,608

Operating activities

Net cash provided by operating activities was RMB2.4 million (US$0.3 million) for the six months ended June 30, 2020. The difference between net loss of RMB189.5 million (US$26.8 million) and the net cash provided by operating activities was mainly due to (i) a decrease in right-of-use assets of RMB370.0 million (US$52.3 million) primarily due to the closures of certain Ucommune’s underperformance spaces, (ii) amortization of right-of-use assets of RMB98.1 million (US$13.9 million) primarily associated with right-of-use of Ucommune’s spaces, and (iii) depreciation of property and equipment of RMB24.8 million (US$3.5 million) primarily associated with the closures of certain Ucommune’s underperformance spaces, partially offset by a decrease in lease liability of RMB387.5 million (US$54.7 million) primarily due to the closures of certain Ucommune’s underperformance spaces.

Net cash used in operating activities was RMB223.4 million (US$32.0 million) in 2019. The difference between net loss of RMB806.7 million (US$115.6 million) and the net cash used in operating activities was mainly due to (i) amortization of right-of-use assets of RMB289.0 million (US$41.4 million) primarily associated with right-of-use of Ucommune’s spaces; (ii) change in fair value of liabilities to be settled in shares of RMB179.5 million (US$25.7 million) reflecting the increase in fair value of Ucommune in 2019, (iii) depreciation of property and equipment of RMB108.3 million (US$15.5 million) primarily associated with the closures of certain Ucommune’s underperformance spaces, partially offset by (i) an increase of right-of-use assets of RMB203.0 million (US$ 29.1 million) in line with the expansion of Ucommune’s spaces.

Net cash used in operating activities was RMB52.1 million in 2018. The difference between net loss of RMB445.2 million and the net cash used in operating activities was mainly due to (i) amortization of right-of-use assets of RMB288.1 million, (ii) impairment loss on long-lived assets of RMB111.2 million, (iii) an increase of lease liabilities of RMB574.0 million in line with the expansion of Ucommune’s spaces, (iv) depreciation of property and equipment of RMB79.2 million, partially offset by an increase in right-of-use assets of RMB741.4 million in line with the expansion of Ucommune’s spaces.

Investing activities

Net cash used in investing activities was RMB38.7 million (US$5.5 million) for the six months ended June 30, 2020, which was primarily attributable to (i) purchase of short-term investments of RMB67.5 million (US$9.5 million), (ii) purchase of property, plant and equipment of RMB57.9 million (US$8.2 million), partially offset by settlement of short-term investments of RMB91.5 million (US$12.9 million).

Net cash provided by investing activities was RMB7.4 million (US$1.1 million) in 2019, which was primarily attributable to (i) settlement of short-term investments of RMB317.2 million (US$45.5 million), (ii) loan collected from third parties of RMB190.0 million (US$27.2 million); partially offset (i) purchase of short-term investments of RMB321.9 million (US$46.1 million), and (ii) purchase of property and equipment of RMB173.6 million (US$24.9 million).

Net cash used in investing activities was RMB29.7 million in 2018, which was primarily attributable to (i) purchase of property and equipment of RMB135.2 million, (ii) loans provided to third parties of RMB70.0 million and (iii) purchase of short-term investments of RMB32.2 million, partially offset by (i) settlement of short-term investments of RMB206.4 million, and (ii) cash received for business acquisitions of RMB29.9 million.

Financing activities

Net cash used in financing activities for the six months ended June 30, 2020 was RMB22.9 million (US$3.3 million), which was primarily attributable to loan repaid to third parties of RMB73.4 million (US$10.4 million), partially offset by loan received from third parties of RMB47.5 million (US$6.7 million).

Net cash provided by financing activities in 2019 was RMB104.4 million (US$15.0 million), which was primarily attributable to (i) loan received from third parties of RMB120.2 million (US$17.2 million), and (ii) cash received from issuing convertible bond of RMB69.8 million (US$10.0 million), partially offset by loan repaid to third parties of RMB73.7 million (US$10.6 million).

Net cash provided by financing activities in 2018 was RMB189.9 million, which was primarily attributable to (i) subscription received to be settled in shares of RMB126.5 million, and (ii) loan received from third parties of RMB60.0 million, partially offset by loan repaid to third parties of RMB11.3 million.

Capital Expenditures

Ucommune’s capital expenditures are incurred primarily in connection with purchase of property and equipment and purchase of intangible assets. Ucommune’s capital expenditures were RMB277.0 million in 2018 and RMB224.5 million (US$32.2 million) in 2019 and RMB79.7 million and nil for the six months ended June 30, 2019 and 2020, respectively. Ucommune’s commitments for capital expenditures as of June 30, 2020 was nil. See “— Contractual Obligations.” Ucommune intends to fund its future capital expenditures with its existing cash balance and proceeds from the Business Combination.

Contractual Obligations

The following table sets forth Ucommune’s contractual obligations and commitments as of June 30, 2020.

	Payments Due by Years Ending
	Total	Less than 1 year	1 – 3 years	3 – 5 year	More than 5 years
	(RMB in thousands)
Short-term borrowings(1)	84,755.00	84,755.00	—	—	—
Long-term borrowings(2)	22,985.00	10,200.00	12,785.00	—	—
Capital commitments(3)	2,414.64	2,414.64	—	—	—
Investment commitments(4)	5,000.00	5,000.00	—	—	—
Lease commitments(5)	2,142,553.00	370,312.68	629,161.49	502,737.19	640,341.64
Total contractual obligations	2,257,707.64	472,682.32	641,946.49	502,737.19	640,341.64

____________

(1)      The short-term borrowings for working capital purpose, which primarily include borrowings of RMB48.3 million from commercial banks, a balance of RMB 21.4 million due to Innoven Capital China Pte., Ltd and a loan of RMB15 million from Red Star Macalline Group Co., Ltd. The annual interest rate of the short-term borrowings ranged from 4.5% to 12%.

(2)      Long-term borrowings consist of a balance of RMB3.2 million due to Innoven Capital China Pte., Ltd. for a loan with an annual interest rate of 9.5% and a balance of RMB19.8 million from a commercial bank with an annual interest rate from 7.03% to 12.24%.

(3)      Capital commitments relate to capital expenditures on leasehold improvement with payment due within one year.

(4)      Investment commitments relate to Ucommune’s obligation to pay several long-term investments under various arrangements.

(5)      Lease commitments relate to Ucommune’s obligation to pay under lease agreements.

Holding Company Structure

Ucommune Group Holdings Limited is a holding company with no material operations of its own. Ucommune conducts its operations primarily through its subsidiaries and its consolidated VIEs. As a result, Ucommune’s ability to pay dividends depends upon dividends paid by its subsidiaries. If Ucommune’s subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Ucommune.

In addition, Ucommune’s subsidiaries in China are permitted to pay dividends to Ucommune only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, Ucommune’s consolidated VIEs in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of Ucommune’s consolidated VIEs. Appropriation to discretionary surplus fund is made at the discretion of Ucommune’s consolidated VIEs. Pursuant to the law applicable to China’s foreign investment enterprise, Ucommune’s subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of Ucommune’s subsidiary. Appropriation to the other two reserve funds are at Ucommune’s subsidiary’s discretion.

As an offshore holding company, Ucommune is permitted under PRC laws and regulations to provide funding from the proceeds of its offshore fund raising activities to its PRC subsidiaries only through loans or capital contributions, and to its consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to Ucommune’s PRC subsidiaries, which could materially and adversely affect Ucommune’s liquidity and Ucommune’s ability to fund and expand Ucommune’s business.” As a result, there is uncertainty with respect to Ucommune’s ability to provide prompt financial support to its PRC subsidiaries and consolidated VIEs when needed. Notwithstanding the foregoing, its PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to its consolidated affiliated entity either through entrusted loans from its PRC subsidiaries to its consolidated VIEs or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in Ucommune’s combined and consolidated financial statements against the consolidated affiliated entity’s share capital.

Off-Balance Sheet Commitments and Arrangements

Ucommune has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. Ucommune has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its combined and consolidated financial statements. Furthermore, Ucommune does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Ucommune does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Ucommune’s cash and cash equivalents denominated in RMB amounted to RMB175.8 million and RMB 109.1 million as of December 31, 2019 and June 30, 2020, respectively.

Inflation risk

Since its inception, inflation in China has not materially impacted Ucommune’s results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 1.9% and 2.9%, respectively. Although Ucommune has not in the past been materially affected by inflation since its inception, it can provide no assurance that it will not be affected in the future by higher rates of inflation in China.

Internal Control Over Financial Reporting

Prior to the Business Combination, Ucommune has been a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the internal investigation conducted by Ucommune Board with the assistance from external legal advisors in 2020, the following material weaknesses were identified, including: (i) lack of Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed; (ii) lack of financial compliance training related to the disclosure obligation by shareholders, directors and officers during an US IPO to Ucommune’s management personnel as well as other staff; (iii) lack of strictly implementation of Ucommune’s internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering trainings; (iv) lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount are required to be reviewed; (v) lack of internal file management procedures and lack of a more effective file records management system; (vi) lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and (vii) lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters. Ucommune has already made improvements in relating to above material weaknesses, including (i) the establishment of Audit & Risk Committee and the appointment of an independent director as the Chair of Audit &

Risk Committee, effective upon the SEC’s declaration of effectiveness of Ucommune International Ltd.’s registration statement on Form F-4 to which this prospectus forms a part; and the appointment of the Chief Risk Officer to monitor company’s policies since February 2020, who will also report directly to Audit & Risk Committee; (ii) the implementation of financial compliance related trainings and the plan to hold such training regularly in the future; (iii) the release of the policies regarding to significant operation activities to all employee, and the improvement on OA system to ensure all internal contracts are proposed and approved properly; (iv) the strengthened approval of contracts relating to related party transactions or contacts with significant amount; (v) the establishment of internal file management system; (vi) the improvement of the chop management procedure and the implementation of an effective chop usage registration records since June 2020; and (vii) the establishment of new compliance policy related to conflict of interest, related party transaction and ethics. All those improvements have been effectively implemented before June 30, 2020 and all above material weaknesses are assessed to be remediated by June 30, 2020.

In connection with the audits of its combined and consolidated financial statements included in this proxy statement/prospectus, Ucommune and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting. Ucommune’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting.

The material weaknesses that have been identified relates to (i) lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP and (ii) insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP. Neither Ucommune nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in its internal control over financial reporting. Ucommune is required to do so only after it become a public company. Once Ucommune ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Had Ucommune performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of its internal control over financial reporting, additional control deficiencies may have been identified. The material weaknesses, if not timely remedied, may lead to significant misstatements in Ucommune’s consolidated financial statements in the future.

To remedy the identified material weaknesses, Ucommune has adopted and will adopt further measures to improve its internal control over financial reporting. Ucommune has implemented, and plan to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. Ucommune has recruited staffs with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. Also Ucommune has supplemented and enhanced internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, Ucommune will utilize a third party consultant for accounting services as additional resources.

Ucommune intends to remediate these material weaknesses in multiple phases and expect that it will incur certain costs for implementing its remediation measures. The implementation of the measure, however, may not fully address the material weaknesses identified in Ucommune’s internal control over financial reporting, and Ucommune cannot conclude that the material weaknesses have been fully remedied. See “Risk Factors — Risk Factors Relating to Ucommune’s Business and Industry — If Ucommune or PubCo fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, PubCo may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of PubCo’s ordinary shares may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for its last fiscal year, Ucommune qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to Ucommune’s combined and consolidated financial statements.

Change in Registered Independent Public Accounting Firm

In connection with a proposed initial public offering of Ucommune, Ucommune previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) to audit its combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. The proposed initial public offering of Ucommune was subsequently put on hold, and Ucommune’s engagement with Deloitte was terminated effective on June 1, 2020. Ucommune has withdrawn its initial public offering documents on August 6, 2020.

In connection with the Business Combination, Ucommune engaged Marcum Bernstein & Pinchuk LLP (“Marcum BP”) effective on June 2, 2020 as Ucommune’s independent registered public accounting firm to audit its combined and consolidated financial statements for the two fiscal years ended December 31, 2018 and 2019.

The change of Ucommune’s independent registered public accounting firm had been approved by the Board of Directors of Ucommune (“Ucommune Board”), and the decision was not made due to any disagreements between Ucommune and Deloitte.

The reports of Deloitte on Ucommune’s combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 previously filed with the Securities and Exchange Commission did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 1, 2020, in connection with Deloitte’s audits on Ucommune’s combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018, other than as disclosed hereinafter, there were no (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in their report on the combined and consolidated financial statements for such years, or (ii) “reportable events” (hereinafter defined) requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 16F of Form 20-F.

In January 2020, Deloitte informed Ucommune Board that Deloitte became aware of certain contractual arrangements regarding shareholder transactions of Ucommune which were not previously provided to Deloitte, and raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as Ucommune’s internal control over financial reporting.

In response to the issues raised by Deloitte, Ucommune Board commenced an investigation of such issues with assistance from external legal advisors. On July 22, 2020, Ucommune Board concluded this investigation and Ucommune has implemented relevant remedy measures including changes to Ucommune Board composition and senior management team, strengthening internal control structure, and assessment of the impact of these contracts on the 2019 financial statements and related disclosures.

Ucommune provided a copy of this disclosure to Deloitte and requested that Deloitte furnish Ucommune with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Deloitte addressed to the SEC, dated August 19, 2020, is filed as Exhibit 23.3 to this proxy statement/prospectus.

Prior to Marcum BP’s engagement, neither Ucommune nor anyone on its behalf consulted Marcum BP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Ucommune’s financial statements, and neither a written report nor oral advice was provided to Ucommune by Marcum BP that Marcum BP concluded was an important factor considered by Ucommune in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

ORISUN’S BUSINESS

Overview

Orisun was incorporated in Delaware on October 22, 2018 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses. Although our efforts to identify a prospective target business will not be limited to any particular industry or geographic location, Orisun intends to focus its search on companies in and around the high-tech industry.

Orisun’s amended and restated certificate of incorporation provide that it will liquidate the trust account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve if it does not consummate a Business Combination within 18 months (after one three-month extension) from the closing of the IPO (or up to 21 months, as previously described).

Offering Proceeds Held in Trust

On August 6, 2019, Orisun consummated the IPO of 4,000,000 units, at $10.00 per unit, generating gross proceeds of $40,000,000. We granted the underwriters a 45-day option to purchase up to 600,000 additional ORSN Units to cover over-allotments at IPO price, less the underwriting discounts and commissions. Simultaneously with the closing of the IPO, we consummated the sale of 220,000 Private Units at a price of $10.00 per unit in a private placement to Sponsor and Chardan, generating gross proceeds of $2,200,000. Each ORSN Unit (including the Private Unit) consisting of one share of common stock, one redeemable warrant to purchase one-half of one share of common stock at a price of $11.50 per full share and one right to receive one-tenth of one share of common stock upon consummation of an initial business combination. In addition, the company sold to Chardan (and its designees), for $100, an option to purchase 300,000 ORSN Units exercisable at $11.50 per unit (or an aggregate exercise price of $3,450,000) commencing upon the consummation of a Business Combination.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the company consummated the sale of an additional 440,024 ORSN Units at a price of $10.00 per unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per unit) was placed in the trust account. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, Orisun issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase options may be exercised for cash or on a cashless basis, at the holder’s option, and expires on August 2, 2024.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $44,400,240 was deposited into a trust account established for the benefit of Orisun’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of October 28, 2020, we have approximately $76,599.96 of unused net proceeds that were not deposited into the trust account to pay future general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of October 28, 2020, there was $45,277,675.48 held in the trust account (including $384,457.18 of accrued interest which we can withdraw to pay taxes).

Business Combination Activities

On June 29, 2020, Orisun entered into the Merger Agreement, which provides for the Business Combination, by and among Orisun, Ucommune, PubCo, Merger Sub and certain other person. Pursuant to the terms of the Merger Agreement, Orisun will merge with and into PubCo resulting in all Orisun stockholders becoming shareholders of the PubCo. Concurrently therewith, Merger Sub will merge with and into Ucommune, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of Ucommune.

In the event that the Business Combination is not consummated by February 6, 2021 (the date that is within 18 months from the closing of the IPO) or up to May 6, 2021 (the date that is within 21 months from the closing of the IPO if the time period has been extended, as described herein), Orisun will distribute the proceeds held in the trust account to its public stockholders, liquidate and dissolve. See section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” for more information.

Redemption Rights

Pursuant to Orisun’s amended and restated certificate of incorporation, Orisun stockholders (except the initial stockholders, including the Sponsor, and Chardan) will be offered the option to redeem their ORSN Common Stock for a pro rata share of the trust account (currently anticipated to be no less than approximately $10.20 per share of common stock for Orisun stockholders) net of taxes payable in connection with a business combination.

Orisun will consummate its initial business combination only if its public stockholders holding less than 3,817,564 shares of ORSN Common Stock elect to redeem their shares for cash based on the financial numbers as of October 28, 2020.

The initial stockholders, including the Sponsor, and Chardan do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If we do not complete a business combination by February 6, 2021 (the date that is within 18 months from the closing of the IPO) or up to May 6, 2021 (the date that is within 18 months from the closing of the IPO if the time period has been extended), it will trigger our automatic winding up, dissolution and liquidation pursuant to the terms of our amended and restated certificate of incorporation. We will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account (net of interest that may be used by us to pay income taxes or other taxes) which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining holders of common stock and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. However, if we anticipate that we may not be able to consummate our initial business combination within 18 months, we may, but are not obligated to, extend the period of time to consummate a business combination, for another two times, by an additional three months each time (for a total of up to 21 months to complete a business combination). Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement entered into between us and American Stock Transfer & Trust Company, LLC on the effective date of the IPO, in order to extend the time available for us to consummate our initial business combination, our Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $444,002 on or prior to the date of the applicable deadline. Such person will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of our initial business combination, or, at the lender’s discretion, converted upon consummation of our business combination into additional private units at a price of $10.00 per unit. Our stockholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our initial business combination. In the event that we receive notice from our Sponsor five days prior to the applicable deadline of their intent to effect an extension, we intend to issue a press release announcing such intention at least three days prior to the applicable deadline.

In connection with our redemption of 100% of our outstanding public shares of common stock, each holder will receive an amount equal to (1) the number of public shares of common stock being converted by such public holder divided by the total number of public shares multiplied by (2) the amount then in the trust account (initially $10.00 per share), which includes the deferred underwriting discounts and commissions, plus a pro rata portion of any interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes (subject in each case to our obligations under Delaware law to provide for claims of creditors). Holders of rights or warrants will receive no proceeds in connection with the liquidation with respect to such rights or warrants, which will expire and will be worthless.

The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of Orisun stockholders. We may not have funds sufficient to pay or provide for all creditors’ claims. Although we will seek to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. There is also no guarantee that the third parties would not challenge the enforceability of these waivers and bring claims against the trust account for monies owed them. In addition, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Orisun stockholders. Therefore, the actual per-share redemption price may be less than $10.00.

Our initial stockholders including Sponsor and Chardan have agreed to waive their respective rights to participate in any liquidation of our trust account or other assets with respect to the insider shares and Private Units and to vote their insider shares and private shares in favor of any dissolution and plan of distribution which we submit to a vote of stockholders. There will be no distribution from the trust account with respect to our warrants or rights, which will expire and will be worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share distribution from the trust account would be $10.00.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public stockholders. Although we will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.00 per share.

Facilities

We currently maintain our principal executive offices at 555 Madison Avenue, Room 543, New York, NY 10022. The cost for this space is provided to us by our sponsor, at no cost. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of their time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full time employees prior to the consummation of a business combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF Orisun

The following table sets forth selected historical financial information derived from Orisun’s audited financial statements for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 2018, which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement.

The historical results of Orisun included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Orisun. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Orisun” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	For the Period from October 22, 2018 (inception) through December 31, 2018
Income Statement Data:
Operating costs	$211,349	$16,759	$335,132	$863
Interest income on marketable securities	$162,816	$—	$303,731	$—
Net loss	$(48,533)	$(16,759)	$(31,401)	$(863)
Basic and diluted net loss per share	$(0.08)	$(0.02)	$(0.19)	$(0.00)
Weighted average shares outstanding, basic and diluted	1,954,003	1,000,00	1,366,531	1,000,000
	June 30, 2020	December 31, 2020	December 31, 2019
Balance Sheet Data:
Total assets	$44,923,619	$45,073,644	$252,500
Total liabilities	$1,427,972	$1,529,464	$228,363
Common stock subject to possible redemption	$38,495,645	$38,544,171	$—
Total stockholders’ equity	$5,000,002	$5,000,009	$24,137

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ORISUN

The following discussion should be read in conjunction with our Financial Statements and footnotes thereto contained in this report.

Overview

We were formed on October 22, 2018 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses.

We presently have no revenue, have had losses since inception from incurring formation costs and have had no operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

Offering Proceeds Held in Trust

On August 6, 2019, Orisun consummated the IPO of 4,000,000 units, at $10.00 per unit, generating gross proceeds of $40,000,000. We granted the underwriters a 45-day option to purchase up to 600,000 additional ORSN Units to cover over-allotments at IPO price, less the underwriting discounts and commissions. Simultaneously with the closing of the IPO, we consummated the sale of 220,000 Private Units at a price of $10.00 per unit in a private placement to Sponsor and Chardan, generating gross proceeds of $2,200,000. Each ORSN Unit (including the Private Unit) consisting of one share of common stock, one redeemable warrant to purchase one-half of one share of common stock at a price of $11.50 per full share and one right to receive one-tenth of one share of common stock upon consummation of an initial business combination. In addition, the company sold to Chardan (and its designees), for $100, an option to purchase 300,000 ORSN Units exercisable at $11.50 per unit (or an aggregate exercise price of $3,450,000) commencing upon the consummation of a Business Combination.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the company consummated the sale of an additional 440,024 ORSN Units at a price of $10.00 per unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per unit) was placed in the trust account. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, Orisun issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase options may be exercised for cash or on a cashless basis, at the holder’s option, and expires on August 2, 2024.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $44,400,240 was deposited into a trust account established for the benefit of Orisun’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of October 28, 2020, a total of $45,277,675.48 was in the trust account established for the benefit of our public stockholders.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination successfully.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30. 2020, we had a net loss of $91,605, which consisted of operating costs of $113,397, offset by interest income on marketable securities held in the Trust Account of $18,689 and an income tax benefit of $3,103.

For the six months ended June 30. 2020, we had a net loss of $48,533, which consisted of operating costs of $211,349, offset by interest income on marketable securities held in the Trust Account of $162,816.

For the three months ended June 30, 2019, we had a net loss of $103, which consisted of operating costs.

For the six months ended June 30, 2019, we had a net loss of $16,759, which consisted of operating costs.

Liquidity and Capital Resources

On August 6, 2019, we consummated the IPO of 4,000,000 Units at a price of $10.00 per unit, generating gross proceeds of $40,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 220,000 Private Units at a price of $10.00 per Private Unit in a private placement to the Sponsor and Chardan, generating gross proceeds of $2,200,000.

On August 28, 2019, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 440,024 units and the sale of an additional 13,201 Private Units, generating total gross proceeds of $4,532,250.

Following the IPO, the partial exercise of the over-allotment option and the sale of the Private Units, a total of $44,400,240 was placed in the Trust Account and we had $652,039 of cash held outside of the Trust Account, after payment of costs related to the IPO, and available for working capital purposes. We incurred $3,180,906 in transaction costs, including $1,332,010 of underwriting fees, $1,332,010 of deferred underwriting fees and $516,886 of other offering costs.

For the six months ended June 30, 2020, cash used in operating activities was $247,986, resulting primarily from net loss of $48,533 and interest earned on marketable securities held in the Trust Account of $162,816. Changes in operating assets and liabilities used $36,637 of cash.

At June 30, 2020, we had marketable securities held in the Trust Account of $44,804,228. Through June 30, 2020, an aggregate of $62,559 was withdrawn from the interest earned on the Trust Account, of which $12,500 was used to pay trustee fees and $40,545 was withdrawn to pay for franchise taxes during the six months ended June 30, 2020. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At June 30, 2020, we had cash of $83,829 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $500,000 of such loans may be convertible into units identical to the Private Units, at a price of $10.00 per unit at the option of the lender.

On July 28, 2020, we issued two unsecured promissory notes each in an amount of $222,001 (or an aggregate principal amount of $444,002), to the Sponsor and Ucommune, respectively, in exchange for the Sponsor and Ucommune each depositing such amount into the Trust Account in order to extend the amount of time we have available to complete a Business Combination from August 6, 2020 to November 6, 2020. The notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

On October 13, 2020, we issued an unsecured promissory note in an amount of $50,000 to Ucommune, in exchange for Ucommune depositing such amount into Orisun’s working capital account in order to consummate the underlying Business Combination. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

On November 2, 2020, we issued an unsecured promissory note in an amount of $444,002 to Ucommune, in exchange for Ucommune depositing such amount into the Trust Account in order to extend the amount of time we have available to complete a Business Combination from November 6, 2020 to February 6, 2021. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the note may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

We will need to raise additional capital through loans or additional investments from our Sponsor, officers, directors, or their affiliates. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2020. We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the following:

Warrant Solicitation Fee

Orisun has agreed to pay Chardan a warrant solicitation fee of 5% of the exercise price of each Public Warrant exercised during the period commencing 12 months from the effective date of the registration statement (August 2, 2019) other than (a) in conjunction with a force-call provision, or (b) in the case that all solicitations to warrant holders are made exclusively by Orisun and/or the Sponsor without third party assistance on an engaged or non-engaged basis. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to Chardan except to the extent it is limited by the number of warrants outstanding. As of June 30, 2020, no warrants have been exercised.

Deferred Underwriting Commission

The underwriters are entitled to a deferred fee of $0.30 per unit, or $1,332,010 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that Orisun fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Advisory Agreement

Orisun entered into an agreement with Chardan, pursuant to which Chardan will act as a financial and mergers and acquisition advisor to Orisun with respect to a Business Combination involving Orisun. Orisun will pay Chardan a cash fee equal to 5% of the aggregate sales price of Orisun’s securities sold to potential investors introduced by Chardan in the Business Combination. In addition, Orisun has agreed to pay Chardan an aggregate mergers and acquisition fee based on the aggregate value (as defined in the Advisory Agreement) of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common stock subject to possible redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Orisun’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net loss per common share

We apply the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.

Recent accounting standards

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2020, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements(auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the consummation of the Business Combination or until we are no longer an “emerging growth company,” whichever is earlier.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2020. As of the date of this proxy statement/prospectus, we have not completed an assessment, nor have our auditors tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•        staffing for financial, accounting and external reporting areas, including segregation of duties;

•        reconciliation of accounts;

•        proper recording of expenses and liabilities in the period to which they relate;

•        evidence of internal review and approval of accounting transactions;

•        documentation of processes, assumptions and conclusions underlying significant estimates; and

•        documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expense in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when, or if, required by Section 404. The independent auditors may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Related Party Transactions

Insider Shares

In December 2018, the initial stockholders purchased 1,150,000 shares of ORSN Common Stock for an aggregate price of $25,000. The insider shares included an aggregate of up to 150,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of Orisun’s issued and outstanding shares after the IPO (assuming the initial stockholders did not purchase any public shares in the IPO and excluding the Private Units). On August 28, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 110,010 insider shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option and, therefore, 39,990 insider shares were forfeited.

The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their insider shares until, with respect to 50% of the insider shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the insider shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, Orisun completes a liquidation, merger, stock exchange or other similar transaction which results in all of Orisun stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances — Related Party

The Sponsor advanced Orisun an aggregate of $57,500 to cover expenses related to the IPO. The advances were non-interest bearing and due on demand. At June 30, 2020 and December 31, 2019, advances of $0 and $57,500 were outstanding and due on demand.

Promissory Note — Related Party

On December 28, 2018, Orisun issued an unsecured promissory note to the Sponsor, pursuant to which Orisun may borrow up to an aggregate principal amount of $300,000, of which $225,000 was outstanding under the promissory note as of June 30, 2019. The promissory note is non-interest bearing and due on the earlier of the consummation of the IPO or on the date on which Orisun determines not to proceed with the IPO. On August 9, 2019, the outstanding balance of $234,000 under the promissory note was repaid in full.

On August 17, 2020, Orisun issued an unsecured promissory note to Advance Waste & Water Technology Environmental Ltd., a company affiliated with the Orisun’s Chief Executive Officer, Ms. Wei Chen, pursuant to which Orisun borrowed an aggregate principal amount of $200,000. The notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit. As of August 19, 2020, there was $200,000 outstanding under this promissory note.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of Orisun’s officers and directors or their affiliates may, but are not obligated to, loan Orisun funds as may be required (“Working Capital Loans”). If Orisun completes a Business Combination, Orisun would repay the Working Capital Loans out of the proceeds of the trust account released to Orisun. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, Orisun may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

On October 13, 2020, we issued an unsecured promissory note in an amount of $50,000 to Ucommune, in exchange for Ucommune depositing such amount into Orisun’s working capital account in order to consummate the underlying Business Combination. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

Related Party Extension Loans

Orisun may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for Orisun to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the trust account $444,002 ($0.10 per public share), or an aggregate of $1,332,010, or $0.30 per unit, on or prior to the date of the applicable deadline. The Sponsor or its affiliates or designees will receive a non-interest bearing, unsecured promissory note that will not be repaid in the event that Orisun is unable to close a Business Combination unless there are funds available outside the trust account to do so. The note would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, converted upon the consummation of a Business Combination into additional Private Units at a price of $10.00 per unit. The initial stockholders and its affiliates or designees are not obligated to fund the trust account to extend the time for Orisun to complete a Business Combination.

On July 28, 2020, our Sponsor and Ucommune extended the time available to us to complete the Business Combination to November 6, 2020 by depositing $222,001 into our trust account respectively. In conjunction with the extension, we issued unsecured promissory notes in the aggregate principal amount of $444,002 to the Sponsor and Ucommune respectively in exchange for they depositing such amount into the trust account. The notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

On November 2, 2020, we issued an unsecured promissory note in an amount of $444,002 to Ucommune, in exchange for Ucommune depositing such amount into the Trust Account in order to extend the amount of time we have available to complete a Business Combination from November 6, 2020 to February 6, 2021. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the note may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Orisun is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations as of December 31, 2019 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2019, and the unaudited pro forma combined statements of operations as of June 30, 2020 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read together with Ucommune’s and Orisun’s respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ucommune,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Orisun” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated balance sheet as of June 30, 2020, as included elsewhere in this proxy statement; and

•        Orisun’s unaudited historical balance sheet as of June 30, 2020, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated statement of income for the year ended December 31, 2019, as included elsewhere in this proxy statement; and

•        Orisun’s unaudited historical statement of operations for the year ended December 31, 2019, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

•        Ucommune’s unaudited historical consolidated statement of income for the six months ended June 30, 2020, as included elsewhere in this proxy statement; and

•        Orisun’s unaudited historical statement of operations for the six months ended June 30, 2020, as included elsewhere in this proxy statement.

Description of the Transactions

The Business Combination is being made pursuant to the terms of the Merger Agreement by and among Orisun, Ucommune and the other parties named therein, pursuant to which Orisun will acquire all of the issued and outstanding shares of Ucommune. The aggregate consideration to be provided by Orisun to the Sellers pursuant to the Merger Agreement will consist of: (i) an aggregate number of ordinary shares equal to $633,138,297 divided by the redemption price (or 62,811,339 ordinary shares assuming a redemption price of $10.08 per share), among which 3,140,567 Purchaser Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations incurred, plus (ii) 7,188,661 Purchaser Ordinary Shares will be reserved and authorized for issuance under the equity incentive plan upon closing; (iii) earn-out payments to certain Ucommune shareholders consisting of up to an additional 2,000,000 of the Company’s ordinary shares if Ucommune meet certain financial performance targets for the 2020 fiscal year, an additional 1,000,000 of the Company’s ordinary shares if Ucommune meets certain financial performance targets for the 2021 fiscal year and an additional 1,000,000 of the Company’s ordinary shares if Ucommune meets certain financial performance targets for the 2022 fiscal year. For more information about the Business Combination, please see the section entitled “Proposal No. 1 The Reincorporation Proposal” and “Proposal No.2 The Acquisition Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to the accompanying proxy statement as Annex A.

Accounting for the Transactions

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Orisun will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Ucommune expecting to have a majority of the voting power of the post-combination company, Ucommune senior management comprising all of the senior management of the post-combination company, the relative size of Ucommune compared to Orisun, and Ucommune operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Ucommune issuing stock for the net assets of Orisun, accompanied by a recapitalization. The net assets of Orisun will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ucommune.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Ucommune and Orisun have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of the shares of Orisun Common Stock:

•        Scenario 1 — Assuming No Redemptions into Cash:    no Orisun shareholders exercise their redemption rights, all Orisun shares previously subject to redemption for cash amounting to $38.5 million would be transferred to permanent equity; and

•        Scenario 2 — Assuming Maximum Redemptions into Cash:    the maximum number of Orisun shares are redeemed for cash by Orisun shareholders, $38.5 million would be paid out in cash. The $38.5 million, which is the amount required to redeem 3,817,564 Orisun shares, represents the maximum redemption amount to leave a minimum of $5.0 million of net tangible assets, including the cash to be released from Orisun’s Trust Account, after giving effect to payments for estimated transaction expenses and payments to redeeming shareholders based on a consummation of the Business Combination on June 30, 2020.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 62,811,339 ordinary shares to be issued to Ucommune shareholders in connection with the Merger Agreement and 4,000,000 ordinary shares to be issued to Ucommune shareholders in connection with achievement of the each earn-out shares target under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no Orisun shareholders elect to redeem their shares for cash, Ucommune will own approximately 85.7% of the outstanding Orisun ordinary shares, the former shareholders of Orisun will own approximately 8.5% of the outstanding Orisun ordinary shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants and the unit purchase option).

If 3,817,564 ordinary shares are redeemed for cash, which assumes the maximum redemption of Orisun ordinary shares and providing for a minimum net tangible asset value of $5,000,001 after giving effect to payments of estimated transaction expenses and payments to redeeming shareholders, Ucommune will own approximately 90.3% of the outstanding Orisun ordinary shares, Orisun former shareholders will own approximately 3.5% of the outstanding Orisun ordinary shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants and the unit purchase option).

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ucommune	(B) Orisun	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$15,818	$84	$44,804	(1)	—	—		—
			(1,428)	(2)
			(2,280)	(3)		$(38,496)	(3)
			—	(6)	$56,998			$18,502
Accounts receivable, net	9,208	—	—		9,208	—		9,208
Term deposit, current	6,067	—	—		6,067	—		6,067
Short-term investment	1,961	—	—		1,961	—		1,961

Amounts due from related parties	7,206	—	—		7,206	—		7,206
Held-for-sale assets, current	46,220	—	—		46,220	—		46,220

Prepaid expenses and other current assets	18,435	36	—		18,471	—		18,471
Total Current Assets	104,915	120	41,096		146,131	(38,496)		107,635
Marketable securities held in Trust Account	—	44,804	—		—	—		—
			(44,804)	(1)	—	—		—
Restricted cash, non-current	3,790	—	—		3,790	—		3,790
Long-term investments	3,970	—	—		3,970			3,970
Property and equipment, net	61,074	—	—		61,074	—		61,074
Right-of-use assets,net	194,731	—	—		194,731	—		194,731
Intangible assets, net	4,828	—	—		4,828	—		4,828
Goodwill	216,609	—	—		216,609	—		216,609
Rental deposit, non-current	11,538	—	—		11,538	—		11,538
Long term prepaid expenses	16,324	—	—		16,324	—		16,324
Amounts due from related parties, non-current	125	—	—		125	—		125
Other non-current assets	57	—	—		57	—		57
Total Assets	$617,961	$44,924	$(3,708)		$659,177	$(38,496)		$620,681

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$11,972	—	—		$11,972	—		$11,972
Long-term borrowings, current	1,440	—	—		1,440	—		1,440
Note payable	1,710	—	—		1,710	—		1,710
Accounts payable	35,585	—			35,585	—		35,585
Convertible bond	—	—	—	(6)	—	—		—

Loan recevied from a related party
Accrued expenses and other current liabilities	31,626	$96	$(96)	(2)	31,626	—		31,626
Advanced workspace membership fee	9,338	—	—		9,338	—		9,338
Contract liabilities	2,639	—	—		2,639			2,639
Income tax payable	18	—	—		18	—		18
Convertible bond	10,000	—	—		10,000	—		10,000
Held-for-sale liabilities, current	3,844	—	—		3,844	—		3,844
Lease liabilities, current	82,682	—	—		82,682	—		82,682
Amounts due to related parties	7,803	—	—		7,803	—		7,803
Deferred subsidy income	1,349	—	—		1,349	—		1,349
Total Current Liabilities	200,006	96	96		200,006	—		200,006

PRO FORMA COMBINED BALANCE SHEET – (Continued)
AS OF JUNE 30, 2020
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ucommune	(B) Orisun	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Long-term borrowing	1,806	—			1,806	—		1,806
Refundable deposits from members, non-current	2,967	—	—		2,967	—		2,967
Deferred tax liabilities	280	—	—		280	—		280
Lease liabilities, non-current	142,712	—	—		142,712	—		142,712
Deferred underwriting fees payable	—	1,332	(1,332)	(2)	—	—		—
Total Liabilities	347,771	1,428	(1,428)		347,771	—		347,771

Commitments and Contingencies
Common stock subject to possible redemption 3,817,564 share at redemption valued as of June 30,2020	—	38,496	(38,496)	(4)	—	—		—

Shareholders’ Equity
Ordinary shares	13	—	1	(5)
			—	(4)	14	—	(4)	14
Share subscription receivables	(11)	—	—		(11)	—		(11)
Additional paid-in capital	514,967	5,081	38,496	(4)	—	(38,496)		—
			(82)	(5)	558,462	—		519,966
Statutory reserves	541	—	—		541	—		541
Accumulated deficit	(273,569)	(81)	(2,280)	(3)
			81	(5)
					(275,849)	—		(275,849)
Accumulated other comprehensive loss	18	—	—		18	—		18
Total Shareholders’ Equity	241,959	5,000	36,216		283,175	(38,496)		245,679
Non-controlling interest	28,231	—	—		28,231	—		28,231
Total Liabilities and Shareholders’ Equity	$617,961	$44,924	$(3,708)		$659,177	$(38,496)		$620,681

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited balance sheet of Ucommune as of June 30, 2020.

(B)    Derived from the unaudited balance sheet of Orisun as of June 30, 2020.

(1)    Reflects the release of cash from marketable securities held in the Trust Account.

(2)    Reflects the payments of Orisun’s accrued expenses and other current liabilities, deferred underwriting fee payable.

(3)    Reflects the payments of transaction fees of $2.3 million (including $1.6 million of Ucommune’s transaction expenses and $0.7 million of Orisun’s expenses). This cost is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(4)    In Scenario 1, which assumes no Orisun shareholders exercise their redemption rights, all Orisun shares previously subject to redemption for cash amounting to $38.5 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1, 2 and 3 above, but also assumes the maximum number of Orisun shares are redeemed for cash by Orisun shareholders, $38.5 million would be paid out in cash. The $38.5 million, which is the amount required to redeem 3,817,564 Orisun shares, represents the maximum redemption amount to leave a minimum of $5.0 million of net tangible assets, including the cash to be released from Orisun’s Trust Account, after giving effect to payments for estimated transaction expenses and payments to redeeming shareholders based on a consummation of the Business Combination on June 30, 2020.

(5)    Reflects recapitalization of Ucommune through (a) the contribution of all the share capital in Ucommune to Orisun, (b) the issuance of 62,811,339 Orisun shares (assuming a redemption price of $10.08 per share) and (c) the elimination of the historical accumulated deficit of Orisun, the accounting acquiree.

(6)    On August 17, 2020, a related party of Orisun loaned $200,000 to Orisun Acquisition Corp in the form of a non-interest bearing promissory note. This amount is intended to be paid in cash upon the consummation date.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ucommune	(B) Orisun	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
Net revenues	$167,334	$—	$—		$167,334	$—	$167,334
Formation and operating costs	—	(335)	—		(335)	—	(335)
Cost of revenues	(196,295)	—	—		(196,295)	—	(196,295)
Sales and marketing expenses	(10,871)	—	—		(10,871)	—	(10,871)
General and administrative expenses	(26,029)	—	—		(26,029)	—	(26,029)
Pre-operating expenses	(2,168)	—	—		(2,168)	—	(2,168)
Impairment loss on long-lived assets	(7,458)	—	—		(7,458)	—	(7,458)
Remeasurement gain of previously held equity interests in connection with step acquisition	55	—	—		55	—	55
Change in fair value of liabilities to be settled in share	(25,727)	—	—		(25,727)	—	(25,727)
Operating loss	(101,159)	(335)	—		(101,494)	—	(101,494)

Other income (expense):
Interest income	852	304	(304)	(2)	852	—	852
Interest expense	(2,343)	—	—		(2,343)	—	(2,343)
Other expense, net	(12,063)	—	—		(12,063)	—	(12,063)
Loss before income taxes	(114,713)	(31)	(304)		(115,048)	—	(115,048)
(Provision) Benefit for income taxes	(698)	—	76	(3)	(622)	—	(622)
Loss from equity method investment	(222)	—	—		(222)		(222)
Net Loss	(115,633)	(31)	(228)		(115,892)		(115,892)
Less: net loss attributable to non-controlling interests	(2,225)	—	—		(2,225)		(2,225)
Net loss attributable to Company	$(113,408)	$(31)	$(228)		$(113,667)	$—	$(113,667)

Weighted average shares outstanding, basic and diluted		1,366,531	71,970,365	(4)	73,336,896	(3,817,564)	69,519,332
Basic and diluted net (loss) income per share		$(0.19)			$(1.55)		$(1.64)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Ucommune	(B) Orisun	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Net revenues	$56,299	$—	$—		$56,299	$—		$56,299
Formation and operating costs		(211)	101	(1)	(110)			(110)
Cost of revenues	(63,142)	—	—		(63,142)	—		(63,142)
Sales and marketing expenses	(2,383)	—	—		(2,383)	—		(2,383)
General and administrative expenses	(5,737)	—	193	(1)	(5,544)	—		(5,544)
Impairment loss on long-lived assets	(4,727)	—	—		(4,727)	—		(4,727)
Operating loss	(19,690)	(211)	294		(19,607)	—		(19,607)

Other income (expense):
Interest income	425	163	(163)	(2)	425	—		425
Interest expense	(1,425)	—	—		(1,425)	—		(1,425)
Other expense, net	(5,940)	—	—		(5,940)	—		(5,940)
Loss before income taxes	(26,630)	(48)	131		(26,547)	—		(26,547)
(Provision) benefit for income taxes	(153)	—	(33)	(3)	(186)	—		(186)
(Loss)/gain from equity method investments	20				20			20
Net Loss	(26,763)	(48)	98		(26,713)	$—		(26,713)
Less: net loss attributable to non-controlling interests	(456)	—	—		(456)	—		(456)
Net loss attributable to Company	$(26,307)	$(48)	$98		$(26,257)	$—		$(26,257)

Weighted average shares outstanding, basic and diluted		1,954,003	71,382,893	(4)	73,336,896	(3,817,564)	(4)	69,519,332
Basic and diluted net (loss) income per share		$(0.08)			$(0.36)			$(0.38)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited statement of operations of Ucommune for the year ended December 31, 2019 and for the six months ended June 30, 2020.

(B)    Derived from the unaudited consolidated statements of operations of Orisun for the year ended December 31, 2019 and for the six months ended June 30, 2020.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Ucommune in the amount of $0.2 million for the six months ended June 30, 2020, and in the historical consolidated financial statements of Orisun in the amount of $0.10 million for the six months ended June 30, 2020.

(2)    Represents an adjustment to eliminate interest income related to cash, cash equivalents and marketable securities held in the Trust Account.

(3)    To record the tax effect of the pro forma adjustments applied at Ucommune’s normalized blended statutory income tax rate of 25.0%.

(4)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the year ended December 31, 2019 and the six months ended June 30, 2020:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Orisun public shares	4,440,024	622,460
Orisun public right	444,002	444,002
Orisun shares held by sponsor	1,386,531	1,386,531
Orisun shares held by Chardan Capital Markets, LLC and Orisun’s M&A Consultant	1,775,000	1,775,000
Orisun shares held by UK Back-stop & PIPE investors	2,500,000	2,500,000
Orisun shares issued in the Business Combination	62,811,339	62,811,339
Weighted average shares outstanding	73,356,896	69,539,332

Percent of shares owned by existing holders of Ucommune share	85.7%	90.3%
Percent of shares owned by existing holders of Orisun share	8.5%	3.5%
Percent of shares owned by UK Back-stop & PIPE Investors	3.4%	3.6%
Percent of shares owned by Chardan Capital Markets, LLC	2.4%	2.6%
	100%	100%

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE of Orisun

Current Directors and Executive Officers of Orisun

Our current directors and executive officers, their ages and positions are as follows:

Name	Age	Position
Wei Chen	51	Chief Executive Officer, Chairman and President
Xiaocheng Peng	31	Chief Financial Officer and Director
Lihua Zheng	41	Independent Director
Ling Wu	50	Independent Director
Tony Chi Ming Chan	51	Independent Director

Below is a summary of the business experience of each our executive officers and directors:

Wei Chen has been our Chairman and President since our inception and was appointed as our chief executive officer in March, 2019. Ms. Chen has been an independent investor through her family office, Everpower International Holdings Co., Ltd. since January, 2009. She focuses on high technology, the greater health industry, and entertainment opportunities and helps create strategic plans for target companies. Ms. Chen has successfully helped multiple overseas technology companies moving their manufacturing operations to mainland China, including a graphene technology application company supported by Rutgers University and a Taiwanese organic photovoltaic solar cell company. She also helped these companies get local policy support and collaborate with Chinese private equity firms. Her family office has been authorized to act as the exclusive licensee by the Hollywood Chamber of Commerce to engage in certain Hollywood-related commercial activities in China. Ms. Chen is currently leading several projects such as a theme park and other Hollywood related real estate projects. Previously, Ms. Chen was an officer at the China General Administration of Customs from January 1989 to January 2009. She earned a degree in business management from Jiangsu Provincial Party School. We believe that Ms. Chen is well-qualified to serve as Chief Executive Officer and Chairman of the Board due to her in-depth knowledge and extensive experience in the project management. We believe Ms. Chen’s access to contacts and sources, ranging from private and public company contacts, private equity funds and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates.

Xiaocheng Peng has been employed by Orisun since December 2019. Mr. Peng has served as an investment professional at Ms. Chen’s family office, Everpower International Holdings Co., Ltd. since December 2015. He focuses on high technology and entertainment opportunities and helps create strategic plans for target companies. Mr. Peng has led due diligence and prepared the related investment materials and analysis reports for target companies. He is also experienced in deal negotiation and post-investment management. Mr. Peng earned his Master of Business Administration degree from California State University Long Beach in 2015, a Master of Engineering in Environmental Engineering from Oregon State University in 2013 and a bachelor’s degree in Food Safety and Quality from Jilin University in China in 2011. Mr. Peng is well-qualified to serve as our Chief Financial Officer and Director due to his in-depth knowledge and experience in the U.S. and China capital markets and his leadership in financings and mergers and acquisitions for several public and private companies.

Lihua Zheng has served as our independent director since December 2018. Mr. Zheng has served as the Director and Co-Founder of AnHeart Therapeutics Inc. since October 2018 and of AnBio Inc. since December 2017, where he leads the operation in licensing in pharmaceutical development programs in both companies. He is also the owner and founding partner of Zheng & Karg LLP, which he founded in January 2018. Prior to that, he was the owner and founding partner of Liu Zheng Chen & Hoofman LLP from October 2015 to December 2017. Mr. Zheng worked at Proskauer Rose LLP from June 2008 until September 2015. He was also a postdoctoral research scientist at Columbia University Medical Center from November 2006 until May 2008. Mr. Zheng earned a juris doctor degree from Fordham University School of Law in 2012, a Ph. D in molecular and human genetics from Baylor College of Medicine in 2006, and a master’s and bachelor’s degree in biology from Fudan University in China in 2001. We believe that Mr. Zheng is well-qualified to serve as a member of our board of directors given his number of years of service in the legal and biology industry, understanding of the fiduciary duties as a board member, his high standards of ethics, as well as his demonstrated professionalism.

Ling Wu has served as our independent director since December 2018. Mr. Wu is the founder and principal attorney of Wu Law Firm PLLC, which he founded in September 2011. Prior to founding his own firm, he served as the project leader of Ricoh Corporation Information Technology Group from October 2002 until August 2011. Mr. Wu was an associate in the investment banking department of Morgan Stanley Dean Witter from October 2000 until February 2002. Prior to that, he was an software engineer at Lockheed Martin IMS from October 1999 until September 2000. Mr. Wu earned a juris doctor degree from Rutgers University School of Law in 2011, a master’s degree in business computer information systems from Baruch College of CUNY in 1999, and a bachelor’s degree in English from Shanghai University in China in 1990. Mr. Wu is well-qualified to serve as a member of our board of directors given his number of years of service in the legal and IT industry, understanding of the fiduciary duties as a board member, his high standards of ethics, as well as his demonstrated professionalism.

Tony Chi Ming Chan has served as our independent director since February 2019. Mr. Chan has served as the chief financial officer at Good Resources Holdings Limited (“GRHL,” a Hong Kong public listed company with stock code: 109), where he is mainly responsible for the financial and investment management, since January 2019. Mr. Chan is also an independent director of Theme International Holdings Limited (a Hong Kong public listed company with stock code: 990). Mr. Chan was a non-executive director of Hua Xia Healthcare Holdings Limited (“Hua Xia,” a Hong Kong public listed company with stock code: 8143) from November 2016 until July 2018 and then served as an executive director of Hua Xia from July 2018 to January 2019. Prior to that, he was an executive director of Wan Kei Group Holdings Limited (a Hong Kong public listed company with stock code:1748) from November 2016 until July 2018. Mr. Chan served as company secretary and authorized representative of GRHL from September 2007 until May 2017. Prior to joining GRHL, Mr. Chan worked at Deloitte Touche Tohmatsu (between July 2000 and September 2001), Ernst & Young (from November 1994 to June 2000 and then from June 2004 until August 2007), and Coopers & Lybrand (from July 1994 until November 1994). Mr. Chan holds a bachelor’s degree in Accounting from Australian National University and master’s degree in Finance from University of New South Wales. Mr. Chan was admitted as Certified Practicing Accountant of CPA Australia in November 1993 and was admitted as Certified Public Accountant of Hong Kong Institute of Certified Public Accountants in February 2012. Mr. Chan is well-qualified to serve as a member of our board of directors due to his extensive experience managing several companies, his over ten years of experience in auditing in one of the big four auditing firms, his understanding of the fiduciary duties as a board member, his high standards of ethics, as well as his demonstrated professionalism.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing initial stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Orisun board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely of independent directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors.” Currently, Lihua Zheng, Ling Wu, and Tony Chi Ming Chan would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested independent directors.

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. We have established an audit committee of the board of directors, which consists of Lihua Zheng, Ling Wu, and Tony Chi Ming Chan, each of whom is an independent director under Nasdaq’s listing standards. Tony Chi Ming Chan is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to Orisun board of directors whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Orisun board of directors has determined that Tony Chi Ming Chan qualified as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

The members of the Nominating Committee are Lihua Zheng, Ling Wu, and Tony Chi Ming Chan, each of whom is an independent director under Nasdaq’s listing standards. Tony Chi Ming Chan is the Chairperson of the Nominating Committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the Orisun board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

The members of the Compensation Committee are Lihua Zheng, Ling Wu, and Tony Chi Ming Chan, each of whom is an independent director under Nasdaq’s listing standards. Tony Chi Ming Chan is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our president and chief executive officer’s compensation, evaluating our president and chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our president and chief executive officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner during the fiscal year ended December 31, 2019.

Code of Ethics

We adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

PUBCO’S DIRECTORS AND EXECUTIVE OFFICERS
AFTER THE BUSINESS COMBINATION

PubCo’s directors and executive officers upon the consummation of the Business Combination will be as follows:

Name	Age	Position
Cheong Kwok Mun	52	Chairman of the Board of Directors, Chief Financial Officer
Zhuangkun He	48	Director, Chief Executive Officer
Zhimo Zhao	38	Director
Jian Zhang	44	Independent Director
Mei Han	51	Independent Director
Jinghong Xu	57	Independent Director
Shanshan Guo	41	Independent Director
Guohang Wang	42	Chief Strategy Officer
Xin Guan	39	Chief Operating Officer
Binchao Xu	42	Chief Technology Officer
Zhenfei Wu	43	Chief Marketing Officer
Jianghai Shen	35	Chief Product Designer

Cheong Kwok Mun will serve as PubCo’s chairman of board of directors and chief financial officer upon the closing of the Business Combination. Prior to joining Ucommune in 2019, he was independent consultant specializing in real estate advisory services. He previously served as the Asian regional head of capital raising and client relations at Corestate Capital Group from 2015 to 2017. Before that, he had worked at CapitaLand Limited (SGX: C31) for 11 years, during which he served as the managing director of Raffles City China Fund from 2008 to 2010 and as vice president of investor relations and capital partners at the headquarters in Singapore from 2009 to 2015. Mr. Cheong received his bachelor’s degree in economics from University of Western Australia in 1993.

Zhuangkun He will serve as PubCo’s director and chief executive officer upon the closing of the Business Combination. Before joining Ucommune, Mr. He had been a practicing lawyer for more than ten years and he served as partner at Liuhe Jinzheng Law Firm. He received his master’s degree in law from University of International Business and Economics in 2008 and his bachelor’s degree in engineering from Zhengzhou Engineering College (currently known as Zhengzhou University) in 1995.

Zhimo Zhao will serve as PubCo’s director upon the closing of the Business Combination. Mr. Zhao is in charge of investor relations at Ucommune. Mr. Zhao served as chief marketing officer and chief representative for East Asia region at Eurofr Environment Tech. Ltd. Mr. Zhao received his master’s degree in management from the Australian National University in 2013.

Jian Zhang will serve as PubCo’s independent director upon the closing of the Business Combination. Ms. Zhang has served as independent director of Shenzhen Sinexcel Electric Co., Ltd. (SZSE: 300693) since 2015, and served as independent director of NetPosa Technologies Ltd. (SZSE: 300367) from 2016 to 2020. Ms. Zhang worked at TCL group from 2007 to 2014, in charge of financial matters. Ms. Zhang also had nine years of professional auditing experience at Ernst & Young from 1998 to 2007. Ms. Zhang received her EMBA degree from China Europe International Business School in 2013 and her bachelor’s degree in accounting from Beijing Wuzi University in 1997.

Mei Han will serve as PubCo’s independent director upon the closing of the Business Combination. Dr. Han has more than 25 years of experience in the areas of finance, investment strategies, sales and management. During 20 years of working for Capital Group from 1997 to 2017, Dr. Han held several senior management roles, including managing director for Capital Group’s strategic solutions. She was also a founding member of Capital Group China. Dr. Han received her doctorate degree in business administration from University of South Australia in 2010, her master’s degree in business administration from European University in 1993, and her bachelor’s degree in law from Peking University in 1990.

Jinghong Xu will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Xu is the chairman of Zhongguancun Longmen Investment Limited, and served as the chairman of Tsinghua Holdings Co., Ltd. from 2012 to 2018. Mr. Xu has years of experience at Tsinghua University at various positions including Deputy Director of President’s Office, Director of Administration, and Vice Dean of General Affairs. Mr. Xu received his master’s degree in mechanical engineering from Tsinghua University in 1988.

Shanshan Guo will serve as PubCo’s independent director upon the closing of the Business Combination. Mr. Guo has been a partner of Sequoia Capital China since 2010. Prior to that, he served as a senior research analyst at McKinsey & Company from 2005 to 2010. Prior to that, he served as a project manager at Bosch-Siemens Home Appliance from 2004 to 2005. He received his master’s degree from Loughborough University in 2003 and his bachelor’s degree from Chongqing University in 2002.

Guohang Wang will serve as PubCo’s chief strategy officer upon the closing of the Business Combination. Prior to joining Ucommune in 2019, Mr. Wang founded Rocket Technology in 2018, which Ucommune acquired in 2019. Prior to that, Mr. Wang served as the chief executive officer of Beijing Lailai Web Network Technology Co., Ltd. from 2011 to 2018, as vice president of Utour Group Co., Ltd. (SZSE: 002707) from 2006 to 2010, and as general manager of Beijing branch of HNA Tourism Group Co., Ltd. from 2002 to 2006. He received his bachelor’s degree in arts from College of Applied Arts and Science of Peking University, currently known as College of Applied Arts and Science of Beijing Union University, in 2000.

Xin Guan will served as PubCo’s chief operating officer upon the closing of the Business Combination. Before joining Ucommune in 2016, she was in charge of systematic construction at Taikang Community from 2014 to 2016. She also served as vice president for the medium-level brand chain at Plateno Group from 2012 to 2014. Ms. Guan obtained her executive master of business administration degree from China Europe International Business School in 2018 and her bachelor’s degree in mathematics with a dual degree in business administration from University of Waterloo in 2004.

Binchao Xu will serve as PubCo’s chief technology officer upon the closing of the Business Combination. Prior to joining Ucommune in 2015, Mr. Xu served as general manager of the product center of Hi Sun Technology (China) Limited (HKEX: 0818) from 2009 to 2013, and manager of the product division of Nine Energy Service, Inc. (NASDAQ: NINE) from 2006 to 2008. Mr. Xu received his bachelor’s degree in computer science and application from Lanzhou University in 2002.

Zhenfei Wu will serve as PubCo’s chief marketing officer upon the closing of the Business Combination. Prior to joining Ucommune in 2018, Mr. Wu Zhenfei founded Shengguang Zhongshuo Digital Marketing Co., Ltd. in 2015, which Ucommune acquired in 2018. Prior to that, Mr. Wu served as general manager of south China district of media and advertising department and vice manager of Shenzhen branch of Bluefocus Intelligent Communications Group Co., Ltd. from 2014 to 2015, general manager of south China district of Shanghai OMP Advertisement Communication Company from 2013 to 2014, vice general manager of south China district of Shanghai Madhouse Advertisement Communication Company in 2012, vice general manager of south China district of Shanghai MediaV Advertisement Communication Company from 2009 to 2012, senior manager of Shanghai Allyes Advertisement Communication Company from 2005 to 2009, and senior manager of International Data Group from February 2004 to August 2005. Mr. Wu received his bachelor’s degree in mechanical engineering and automation from South China University of Technology in 2001 and his graduate certificate in marketing and communication from the University of Hong Kong in 2015.

Jianghai Shen will serve as PubCo’s chief product designer upon the closing of the Business Combination. Prior to joining Ucommune in 2018, Mr. Shen founded Beijing Daguan Architectural Design Consulting Co., Ltd. in 2016, which Ucommune acquired in 2018. Prior to that, he served as design manager at Sino-Ocean Group Holding Limited (HKEX: 3377) from 2015 to 2016, as architectural design manager at China Vanke Co., Ltd. (HKEX: 2202) from 2011 to 2015, and as architect at Zaha Hadid Architects from 2010 to 2011. Mr. Shen received his master’s degree in architecture design from University of Westminster in 2010 and his bachelor’s degree in architecture from Hebei University of Technology in 2009.

Board of Directors

PubCo’s Board of Directors will consist of seven directors, including four independent directors, namely Jian Zhang, Mei Han, Jinghong Xu and Shanshan Guo, upon the closing of the Business Combination. A director is not required to hold any shares in PubCo to qualify as a director. The Listing Rules of the NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PubCo is required to declare the nature of his or her interest at a meeting of PubCo’s directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. PubCo’s Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.

Committees of PubCo’s Board of Directors

Upon the closing of the Business Combination, PubCo intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee under its Board of Directors. PubCo also intends to adopt a charter for each of the three committees upon the closing of the Business Combination. Each committee’s members and functions are described below.

Audit Committee.    PubCo’s audit committee will consist of Jian Zhang, Mei Han and Jinghong Xu, chaired by Jian Zhang. PubCo has determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. PubCo has determined that Jian Zhao qualifies as an “audit committee financial expert.” The audit committee oversees PubCo’s accounting and financial reporting processes and the audits of its financial statements. The audit committee is responsible for, among other things:

•        establishing clear hiring policies for employees or former employees of the independent auditors;

•        reviewing and recommending to PubCo’s Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent auditors at least annually;

•        obtaining a written report from PubCo’s independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with PubCo’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        reviewing and recommending the financial statements for inclusion within PubCo’s quarterly earnings releases and to its Board of Directors for inclusion in its annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing policies with respect to risk assessment and risk management;

•        reviewing the adequacy and effectiveness of PubCo’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing;

•        meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•        monitoring compliance with PubCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•        reporting periodically to PubCo’s Board of Directors; and

•        such other matters that are specifically delegated to PubCo’s audit committee by PubCo’s Board of Directors from time to time.

Compensation Committee.    PubCo’s compensation committee will consist of Mei Han, Cheong Kwok Mun and Zhimo Zhao, chaired by Mei Han. PubCo has determined that Mei Han satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and evaluating PubCo’s executive compensation and benefits policies generally;

•        reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•        reporting periodically to PubCo’s Board of Directors; and

•        such other matters that are specifically delegated to the compensation committee by PubCo’s Board of Directors from time to time.

Nominating and Corporate Governance Committee.    PubCo’s nominating and corporate governance committee will consist of Jinghong Xu, Cheong Kwok Mun and Zhimo Zhao, chaired by Jinghong Xu. PubCo has determined that Jinghong Xu satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become PubCo’s directors and in determining the composition of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to PubCo’s Board of Directors for election or re-election to PubCo’s Board of Directors, or for appointment to fill any vacancy or newly created directorships on PubCo’s Board of Directors;

•        reviewing periodically with PubCo’s Board of Directors the current composition of PubCo’s Board of Directors with regards to characteristics such as judgment, experience, expertise, diversity and background;

•        recommending to PubCo’s Board of Directors such criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

•        recommending to PubCo’s Board of Directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        periodically and reassessing the adequacy of the committee charter;

•        overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

•        overseeing and leading the self-evaluation of PubCo’s Board of Directors in its performance and effectiveness as a whole.

Duties and Functions of Directors

Under Cayman Islands law, PubCo’s directors owe fiduciary duties to PubCo, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in PubCo’s best interests. PubCo’s directors must also exercise their powers only for a proper purpose. PubCo’s directors also owe to PubCo a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to PubCo, PubCo’s directors must ensure compliance with PubCo’s Memorandum and Articles of Association, as amended and restated from time to time. PubCo has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in PubCo’s name if a duty owed by PubCo’s directors is breached. The functions and powers of PubCo’s Board of Directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of PubCo, including the registering of such shares in PubCo’s share register.

Terms of Directors and Officers

PubCo’s officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by PubCo to be of unsound mind; (iii) resigns by notice in writing to PubCo; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of PubCo’s Memorandum And Articles Of Association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2019, Ucommune paid an aggregate of RMB4.82 million (US$0.69 million) in cash to its directors and executive officers. For share incentive grants to Ucommune’s directors and executive officers, see “— Share Incentive Plan.”

Share Incentive Plan

2019 Plan

Ucommune adopted the 2019 Plan on August 22, 2019, to attract and retain exceptionally qualified personnel and to encourage them to acquire a proprietary interest in Ucommune’s growth and performance. The 2019 Plan provides for the issuance of up to an aggregate of 15,028,567 of Ucommune’s ordinary shares. As of date of this proxy statement/prospectus, options to purchase an aggregate number of 12,505,704 ordinary shares are outstanding under the 2019 Plan, and none of such options have vested and become exercisable.

The options granted under the 2019 Plan will be completely assumed and replaced by the options under the 2020 Plan. One option granted under the 2019 Plan will be assumed and replaced by 0.478333 option under the 2020 Plan.

2020 Plan

In connection with the Business Combination, PubCo will adopt the 2020 Plan, to assume and replace the 2019 Plan. PubCo will roll over options granted under the 2019 Plan with the same terms. The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 of PubCo Class A Ordinary Shares. Upon the closing of the Business Combination, options to purchase an aggregate number of 5,981,891 PubCo Class A Ordinary Shares will be immediately granted and outstanding to replace the granted and outstanding awards under 2019 Plan.

The terms under the 2020 Plan will be substantially the same with the 2019 Plan. The following paragraphs summarize the terms of the 2020 Plan.

Types of Awards.    The 2020 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2020 Plan.

Plan Administration.    The 2020 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Board of Directors.

Eligibility.    PubCo’s employees and consultants are eligible to participate in the 2020 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2020 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award.    PubCo’s board of directors or any entity appointed by its board of directors to administer the 2020 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2020 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2020 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2020 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2020 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2020 Plan.    The administrator of the 2020 Plan may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2020 Plan deems it necessary or desirable to qualify or (ii) shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in PubCo’s Memorandum And Articles Of Association for any amendment to the 2020 Plan that increases the total number of shares reserved for the purposes of the 2020 Plan, and (iii) with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

The following table summarizes options that PubCo will grant to the persons who will serve as PubCo’s directors and executive officers upon the closing of the Business Combination under the 2020 Plan. Such options will be granted to reflect assumption of the awards granted to such persons under the 2019 Plan.

Name	Position at PubCo	PubCo Class A Ordinary Shares Underlying Outstanding Options to Be Assumed	Option Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Cheong Kwok Mun	Chairman of the Board of Directors, Chief Financial Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhuangkun He	Director, Chief Executive Officer	*	0.00021	September 19, 2019	September 19, 2029
Zhimo Zhao	Director	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Jian Zhang	Independent Director	—	—	—	—
Mei Han	Independent Director	—	—	—	—
Jinghong Xu	Independent Director	—	—	—	—
Shanshan Guo	Independent Director	—	—	—	—
Guohang Wang	Chief Strategy Officer	—	—	—	—
Xin Guan	Chief Operating Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Binchao Xu	Chief Technology Officer	*	0.00021	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhenfei Wu	Chief Marketing Officer	*	0.00021	September 1, 2020	September 1, 2030
Jianghai Shen	Chief Product Designer	—	—	—	—
All non-executive employees as a group	—	4,466,391	0.00021	Various dates from September 19, 2019 to October 13, 2020	Various dates from September 19, 2029 to October 13, 2030

____________

*        Less than 1% of PubCo Ordinary Shares.

Foreign Private Issuer Status

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT PRIOR TO THE BUSINESS COMBINATION

The following table sets forth as of November 3, 2020 the number of shares of common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding shares of common stock (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. As of November 3, 2020, we had 5,783,235 shares of common stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record of beneficial ownership of any common stock issuable upon exercise of the warrants or conversion of rights.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Approximate Percentage of Outstanding Common Stock
Everstone Investments LLC(2)	1,317,011	22.77%
Wei Chen(3)	1,317,011	22.77%
Lihua Zheng	1,000	0.02%
Ling Wu	1,000	0.02%
Tony Chi Ming Chan	1,000	0.02%
Lu Zhou	1,000	0.02%
All directors and executive officers as a group (5 individuals)	1,321,011	22.84%
Boothbay Absolute Return Strategies LP(4)	419,631	7.26%
Boothbay Fund Management, LLC(4)	419,631	7.26%
Ari Glass(4)	419,631	7.26%
Hudson Bay Capital Management LP(5)	290,000	5.01%
Sander Gerber(5)	290,000	5.01%
Weiss Asset Management LP(6)	290,000	5.01%
WAM GP LLC(6)	290,000	5.01%
Andrew M. Weiss, PHD(6)	290,000	5.01%
Karpus Investment Management(7)	432,525	7.48%
Periscope Capital Inc.(8)	334,791	5.79%
Polar Asset Management Partners Inc.(9)	764,207	13.21%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Orisun Acquisition Corp., 555 Madison Avenue, Room 543, New York, NY 10022.

(2)      Everstone Investments LLC is owned and controlled by Wei Chen, our Chairman of the Board of Director and President.

(3)      Consists of shares owned by Everstone Investments LLC, our sponsor, which is owned by Wei Chen, our chief executive officer.

(4)      Based on a Schedule 13G filed by the reporting persons. The address for the reporting persons is 810 7th Avenue, Suite 615, New York, NY 10019-5818. Boothbay Absolute Return Strategies LP, a Delaware limited partnership (the “Fund”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all Units held by the Fund. Ari Glass is the Managing Member of the Adviser. Shares reported may be deemed beneficially owned by Boothbay Absolute Return Strategies LP, Boothbay Fund Management, LLC and Ari Glass.

(5)      Based on a Schedule 13G filed by the reporting persons. The address for the reporting persons is 777 Third Avenue, 30th Floor, New York, NY 10017. Hudson Bay Capital Management LP (the “Investment Manager”) serves as the investment manager to Hudson Bay Master Fund Ltd. Tech Opportunities LLC, in whose name the securities reported herein are held, is controlled by Hudson Bay Master Fund Ltd. As such, the Investment Manager may be deemed to be the beneficial owner of all securities held by Tech Opportunities LLC. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities.

(6)      Based on a Schedule 13G filed by the reporting persons. The address for the reporting persons is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. Weiss Asset Management is the sole investment manager to a private investment partnership (“Partnership”) and a private investment fund. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership and the Fund.

(7)      Based on a Schedule 13G filed by the reporting person. The address for the reporting person is 183 Sully’s Trail, Pittsford, New York 14534. Karpus Management, Inc., d/b/a Karpus Investment Management (“KIM”), is an investment advisor in accordance with §240.13d-1(b)(1)(ii)(E). Accounts managed by KIM (the “Accounts”) have the right to receive all dividends from, and any proceeds from the sale of the shares. None of the Accounts has an interest in shares constituting more than 5% of the shares outstanding.

(8)      Based on a Schedule 13G filed by the reporting person. The address for the reporting persons is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2. Periscope Capital Inc. acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds.

(9)      Based on a Schedule 13G filed by the reporting person. The address for the reporting persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc. serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company, with respect to the shares directly held by the its vehicles.

SECURITY OWNERSHIP OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

The following tables sets forth information regarding the beneficial ownership of PubCo Ordinary Shares immediately after the consummation of the Business Combination by:

•        each person known to PubCo who will be the beneficial owner of more than 5% of any class of its shares immediately after the Business Combination;

•        each of its officers and directors; and

•        all of its officers and directors as a group.

Unless otherwise indicated, PubCo believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all PubCo’s securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, PubCo believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All PubCo Ordinary Shares subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of issued shares is based on 70,861,316 PubCo Ordinary Shares to be issued and outstanding upon consummation of the Business Combination. Such amount (i) includes the issuance of the 62,811,339 PubCo Ordinary Shares in the Acquisition Merger, including 53,358,932 PubCo Class A Ordinary Shares and 9,452,407 PubCo Class B Ordinary Shares to be issued to the current Ucommune shareholders; (ii) includes the issuance of up to 6,250,557 PubCo Class A Ordinary Shares to the Orisun stockholders in connection with the Reincorporation Merger (assuming there are no Orisun stockholders who exercise their redemption rights and an aggregate of 467,322 shares are issued upon conversion of the ORSN Rights, including private rights); (iii) assumes that no exercise of the PubCo Warrants; (iv) includes an aggregate of 24,420 PubCo Class A Ordinary Shares to be issued upon conversion of the promissory note issued to Ucommune on July 28, 2020; (v) includes an aggregate of 1,775,000 PubCo Class A Ordinary Shares to be issued to Chardan as financial advisor and Mr. Feng Liu as M&A consultant to the Business Combination; and (vi) excludes the PubCo Class A Ordinary Shares to be issued to certain investors pursuant to the Backstop Agreement.

Name and Address of Beneficial Owner(1)	PubCo Class A Ordinary Shares		PubCo Class B Ordinary Shares		Voting Power (%)
	Number	%	Number	%
Executive Officers and Directors
Cheong Kwok Mun	*	*	—	—	*
Zhuangkun He	*	*	—	—	*
Zhimo Zhao	*	*	—	—	*
Jian Zhang	—	—	—	—	—
Mei Han	—	—	—	—	—
Jinghong Xu	—	—	—	—	—
Shanshan Guo	—	—	—	—	—
Guohang Wang(2)	962,288	1.36	—	—	*
Xin Guan	*	*	—	—	*
Binchao Xu	*	*	—	—	*
Zhenfei Wu	*	*	—	—	*
Jianghai Shen	*	*	—	—	*
All Executive Officers and Directors as a group	2,947,352	4.11	—	—	1.44

Name and Address of Beneficial Owner(1)	PubCo Class A Ordinary Shares		PubCo Class B Ordinary Shares		Voting Power (%)
	Number	%	Number	%
5% Or Greater Holders
Holding group of Dr. Daqing Mao/Angela Bai(3)	—	—	9,452,407	13.34	69.78
AMBITIOUS WORLD LIMITED(4)	5,374,142	7.58	—	—	2.64

____________

*        Less than 1%.

(1)      Except for Jian Zhang, Shanshan Guo, Jinghong Xu and Mei Han, the address of our directors and executive officers is Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. The business address of Jian Zhang is 3D Building D, Baoneng Taigucheng North, Nanshan District, Shenzhen, People’s Republic of China. The business address of Jinghong Xu is Room 601 6-F, No.2 Kexueyuan South Road, Haidian District, Beijing, People’s Republic of China. The business address of Mei Han is 214 Depot Road, #18-68, The lnterlace, Singapore. The business address of Shanshan Guo is Room 3006, Plaza 66 Tower 2, 1366 Nanjing West Road, Shanghai, People’s Republic of China.

(2)      Represents 962,288 PubCo Class A Ordinary Shares to be issued to Bannong Holdings Limited, a British Virgin Islands company controlled by Mr. Guohang Wang. The registered address of Bannong Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)      Represents an aggregate of 9,452,407 PubCo Class B Ordinary Shares to be issued upon consummation of the Business Combination, consisting of (i) 4,200,000 PubCo Class B Ordinary Shares to be issued to Maodq Limited, a limited liability company incorporated in the British Virgin Islands wholly owned by Dr. Daqing Mao, (ii) 3,817,408 PubCo Class B Ordinary Shares to be issued to Fair Vision Group Limited, a British Virgin Islands company wholly owned by Planet MDQ Limited and ultimately controlled by Dr. Daqing Mao, and (iii) 1,434,999 PubCo Class B Ordinary Shares to be issued to Astro Angel Limited, a British Virgin Islands company wholly owned by Baixh Limited and ultimately controlled by Ms. Angela Bai, the spouse of Dr. Daqing Mao. The registered address of Maodq Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. The registered address of Fair Vision Group Limited and Astro Angel Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. 4,200,000 PubCo Class B Ordinary Shares to be issued to Maodq Limited have been pledged to All-Stars to secure the loan extended by All-Stars to us under a convertible promissory note.

(4)      Represents 5,374,142 PubCo Class A Ordinary Shares to be issued to Ambitious World Limited, a British Virgin Islands company controlled by Wisdom World Group Limited, a British Virgin Islands company wholly owned by TCT (BVI) Limited. TCT (BVI) Limited is a trust established under the laws of the British Virgin Islands and managed by the Core Trust Company Limited as the trustee, Mr. Bin Zhao as the settlor of the trust, and Mr. Weihao Zhao, Mr. Bin Zhao’s son, as the beneficiary of the trust. The registered address of Ambitious World Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

INDUSTRY OVERVIEW

Overview of China’s Agile Office Space Industry

An agile office space is an office space where different companies or individuals share the same work environment, creating a community in the office space. Generally, agile office space providers enter into long-term lease agreements with office landlords and design and/or build those offices as agile office spaces with modern and flexible layout, then lease the spaces and provide integrated office solutions to enterprises or freelancers. In addition to office-related services, agile office space providers provide various types of services, for example, individual services, such as catering, fitness, healthcare, training and entertainment, and general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services. These services aim to attract and retain members and generate additional revenue for agile office space providers, playing an increasingly important role in the agile office space value chain.

Market Size

According to Frost & Sullivan, the market size of China’s agile office space industry, comprising of rental revenue and service revenue, grew from RMB1.85 billion in 2014 to RMB25.83 billion in 2019 at a CAGR of 69.5%, and is expected to grow further to RMB100.03 billion in 2023 at a CAGR of 40.3%.

Market Size of Agile Office Space Industry in China, by Revenue, 2014-2023E

Source: Frost & Sullivan

Penetration Rates

The agile office space industry is gradually gaining acceptance and becoming mainstream in tier-1 and new tier-1 cities in China, evidenced by the increasing penetration rate, which is defined as the percentage of the area of agile office spaces relative to the total area of the commercial office buildings. According to Frost & Sullivan, China’s total area of commercial office buildings increased from 272.0 million m2 in 2014 to 396.6 million m2 in 2019, and is expected to reach 509.4 million m2 in 2023. According to Frost & Sullivan, the penetration rate of agile office spaces in the relatively more mature commercial office market in tier-1 cities increased from 0.9% in 2014 to 7.4% in 2019, and is expected to reach 8.9% in 2023; the penetration rate of agile office spaces in new tier-1 cities increased from 0.9% in 2014 to 5.1% in 2019, and is expected to reach 6.2% in 2024. As the agile office space business model becomes more widely accepted in China, the penetration rate is expected to gradually increase in lower tier cities. Growth in the agile office space rental market in China is expected to take place primarily in tier-1 cities, with further growth originating from new tier-1 cities and moderate growth in lower tier cities.

Penetration Rates of Agile Office Space in Tier-1 Cities and New Tier-1 Cities in China as a Percentage of Total Area of Commercial Office Buildings, 2014-2023E

Source: Frost & Sullivan

Competitive Landscape

According to Frost & Sullivan, China’s agile office space industry is rapidly evolving in recent years and relatively dispersed. The top ten players accounted for 21.2% of total market share in terms of revenue for the year ended December 31, 2019, among which Ucommune is the largest player with a market share of 4.5% while each of the second to fifth players had market share ranging from 2.1% to 3.1%, according to Frost & Sullivan. Industry consolidation has been taking place as the agile office space business model evolves and market leaders strengthen their positions. The industry is expected to shift from a purely physical space growth model driven by the increase in the number of spaces and workstations to a space-and-service driven model with service revenue being the growth engine.

Key Drivers

According to Frost & Sullivan, the key drivers for China’s agile office space industry include:

Continuing urbanization and urban transformation

China’s urbanization rate increased from 54.8% in 2014 to 60.6% in 2019, and is expected to reach 64.8% in 2023, according to Frost & Sullivan. Continuing urbanization results in increased labor supply in urban areas, leading to increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure in the context of urban transformation.

Flexible solutions addressing shortcomings of traditional workspaces

Traditional workspaces, generally offered under a long-term lease with a large amount of upfront payment as lease deposit, are costly and rigid. Enterprises generally have to spend time and money to refurbish or renovate the spaces prior to occupancy. According to Frost & Sullivan, in today’s changing environment, enterprises are looking for flexible solutions that enable them to expand and/or adjust promptly and cost-effectively in response to business developments. Accordingly, it is believed that traditional workspaces, the shortest tenancy of which normally ranges from three to four years according to Frost & Sullivan, are less appealing to enterprise tenants, while agile office spaces can satisfy the need of both large enterprises and SMEs.

According to Frost & Sullivan, the established extensive network of agile office spaces provides large enterprises with sufficient and variable number of spaces and workstations in accordance with their workforce growth and geographic expansion, facilitating their penetration into new markets in China and overseas with time and cost efficiency.

SMEs generally are characterized as operating in small teams and value fast development and agility in response to the changing economic and industry environment. As a result, SMEs naturally look for flexible office space solutions at cost-effective prices. Agile office spaces offer SMEs more cost-effective solutions by reducing costs for deposits and refurbishment. For example, agile office spaces could result in up to 35% per employee savings compared to traditional offices in same or similar locations in tier-1 cities in China, according to Frost & Sullivan. Furthermore, by providing various options in terms of locations, sizes, lease terms and facilities, agile office spaces offer a seamless and fast on boarding process that fits SMEs’ needs in a fast-paced development lifecycle.

According to Frost & Sullivan, agile office space clients find that the community and the interactive nature of having many employees of different enterprises working in one agile office space can result in improved productivity. The environment also leads to demand for “one-stop” services, including, among others, (i) individual services such as catering, fitness, healthcare, training and entertainment, (ii) general corporate services such as corporate secretary, human resources, legal, finance, IT support and tax services, (iii) incubation services, (iv) design and build services, (v) advertising, marketing and branding services, and (vi) consultation and operation services for spaces under asset-light model, which are expected to create synergies with traditional offline business.

Rise of the sharing economy and demand from Generation Z

According to Frost & Sullivan, the sharing economy has become increasingly popular over the past few years in China, driven by the continuing urbanization and Generation Z’s desire for value, quality and variety in the work place. According to National Bureau of Statistics of China, the population of Generation Z was approximately 336.0 million in 2019, representing approximately 24.0% of the total population in China. The sharing economy reshapes the way of living and provides people with a new lifestyle, increasing market acceptance of agile office spaces, which can offer flexible office space solutions and various services.

Moreover, according to Frost & Sullivan, Generation Z is becoming the main force of the working population in China and they value the quality of working places as they consistently seek improved lifestyle and living standards. Offices that attract Generation Z do not simply offer a space for work, but provide quality facilities and aesthetic designs, as well as a vibrant community with collaborative atmosphere and social interaction. Most agile office spaces can satisfy such needs of Generation Z, providing them with an extensive network to share knowledge and resources towards achieving their career goals.

Strong growth in number of SMEs under favorable government policies

In recent years, China has been encouraging entrepreneurship and innovation, resulting in a surge of entrepreneurial activities across the country. Newly registered enterprises in China grew from 3.7 million in 2014 to 7.3 million in 2019, representing a CAGR of 14.6%, according to Frost & Sullivan. China has also promulgated policies to encourage agile office spaces to support and incubate SMEs. For example, in 2016 the State Council issued Guidance on Accelerating the Development of Working Spaces for Entrepreneurs to Serve the Transformation and Upgrading of the Real Economy, encouraging the implementation of incentives and subsidies for, as well as investment in, start-up incubators and agile office spaces. The Ministry of Science and Technology issued National Strategy Planning on Start-up Incubators in 2017, planning to build a multi-type and multi-level start-up incubator services system by 2020. The number of SMEs is expected to continue to rise under favorable policies, creating greater demand for agile office spaces forward.

Increased demand for smart working

To improve efficiency and to save costs, enterprises tend to switch to agile office spaces to access smart office systems, integrated online platforms, and advanced and tailored technology support throughout their lifecycles. According to Frost & Sullivan, technology development will facilitate the growth of the agile office space industry, making it possible for people to work without location restrictions.

High demand for fully equipped workspaces

Enterprises have to spend time and resources in office decoration and facilities. Any delay caused by complex design and build process in office decoration may negatively affect the commencement of business and daily operation. Moreover, according to Frost & Sullivan, enterprises, in particular, SMEs, often lack negotiation power or experience and therefore end up paying higher prices when purchasing things such as fixtures, equipment and furniture. Accordingly, according to Frost & Sullivan, a fully equipped agile office space that includes facilities, furniture, high-speed internet and a staffed reception is appealing to enterprises, helping them to achieve time and cost efficiency. In addition, agile office space providers can achieve economies of scale when offering fully equipped workspaces, which was in line with government’s environmentally sustainable development goal.

Demand for professional management of small-sized office spaces

It is common in China that a single commercial office building contains numerous small-sized office spaces owned by different individual owners. In general, these individual owners lack capabilities and resources to operate these office spaces profitably, resulting in strong demand for professional management of such spaces. Agile office space providers are well-positioned to provide professional management services of small-sized office spaces as they have a large base of upstream SME members who are potential users, as well as the expertise to manage workspaces of different sizes.

China’s Agile Office Space Rental Market

China’s agile office space rental market has experienced rapid growth since its emergence. According to Frost & Sullivan, China’s agile office space rental market in terms of revenue from agile office spaces, grew from RMB1.71 billion in 2014 to RMB20.53 billion in 2019 at a CAGR of 64.4%, and is expected to reach RMB51.99 billion in 2024 at a CAGR of 26.1%, according to Frost & Sullivan.

Rapid growth in the number of available workstations is expected to further drive the growth of the agile office space rental market. The number of China’s agile office workstations has increased from approximately 0.1 million in 2014 to 1.7 million to 2019 at a CAGR of 76.2%, and is expected to reach 3.1 million in 2023 at a CAGR of 16.2%, according to Frost & Sullivan. Along with the increase in the number of workstations, China’s agile office space area has increased from approximately 1.0 million m2 in 2014 to approximately 11.8 million m2 in 2019 at a CAGR of 63.8%, and is expected to reach 21.8 million m2 in 2023 at a CAGR of 16.6%, according to Frost & Sullivan.

China’s Agile Office Space Service Market

Agile office space providers, in addition to providing spaces and workstations, also offer services primarily including (i) individual services, such as catering, fitness, healthcare, training and entertainment, (ii) general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services, (iii) incubation services helping start-ups grow, such as management training, marketing and equity financing, (iv) design and build services, (v) advertising, marketing and branding services, and (vi) consultation and operation services for spaces under asset-light model. As agile office space member base expands and community becomes more vibrant, there are opportunities to extend services to enterprises and individuals both in and beyond agile office spaces, such as community e-commerce.

According to Frost & Sullivan, China’s agile office space service market grew from RMB0.14 billion in 2014 to RMB5.30 billion in 2019 at a CAGR of 106.8%, and is expected to reach RMB48.04 billion in 2023 at a CAGR of 73.5%, representing 48.0% of the expected total revenue of the agile office space market in 2023.

Moreover, services can help agile office space providers monetize the traffic in workspaces and achieve higher operating efficiency. Therefore, agile office space services are expected to become the key growth driver for China’s agile office space industry in the future, according to Frost & Sullivan.

Asia Agile Office Space Industry

The market size of agile office space industry in Asia, comprising of rental revenue and service revenue, increased from US$0.40 billion in 2014 to US$5.09 billion in 2019 at a CAGR of 66.3%, according to Frost & Sullivan. China has been driving the growth in Asia’s agile office space industry, resulting in a growth rate higher than that of the U.S. market during the same period.

In the future, China, Japan, South Korea and Singapore, as well as other emerging markets such as Indonesia and Philippines, are expected to be the main markets driving the growth in agile office space industry in Asia. The market size is expected to reach US$21.90 billion in 2023 at a CAGR of 44.0% from 2019, according to Frost & Sullivan.

Market Size of Agile Office Space Industry in Asia, by Revenue, 2014-2023E

Source: Frost & Sullivan

REGULATIONS APPLICABLE TO UCOMMUNE

Regulations Relating to Foreign Investment

Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, which was promulgated and is amended from time to time by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NDRC. In June 2017, MOFCOM and NDRC promulgated a revision of the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which became effective in July 2017. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth “permitted” category.

In June 2020, MOFCOM and NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2020Version), or the Negative List, effective in July 2020. The Negative List expands the scope of permitted industries by foreign investment by reducing the number of industries that fall within the Negative List where restrictions on the shareholding percentage or requirements on the composition of board or senior management still exists. According to the Negative List, the proportion of foreign investment in a value-added telecommunications business (excluding e-commerce business, domestic multi-party communications, store-and-forward and call center) shall not exceed 50%.

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and most recently amended in February 2016, or the FITE Regulations, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor contemplating to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas.

In June 2015, the Ministry of Industry and Information Technology, or MIIT, issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business to amend the relevant provisions in the FITE Regulations, allowing foreign investors to own more than 50% of equity interest in an value-added telecommunication service provider that “conducts e-commerce” business. However, other requirements provided by the FITE Regulations (such as the track record and experience requirement for a major foreign investor) still apply, and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of value-added telecommunications services, or the VATS.

Foreign Investment Law (2019)

The Foreign Investment Law of the PRC, or the Foreign Investment Law, was formally adopted by the National People’s Congress, or the NPC, on March 15, 2019, which came into effect on January 1, 2020 and replaced the existing laws governing foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law of PRC and the Partnership Enterprise Law of PRC.

According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investment at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. Foreign investors shall not invest in any prohibited fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening. On December 30, 2019, the MOFCOM and the State Administration for Market Regulation, or the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Leasing Properties

Pursuant to the Administration of Urban Real Estate Law of the PRC, which was promulgated by the Standing Committee of the NPC in July 1994 and most recently amended and came into effect in January 2020, a written lease contract shall be entered into between the lessor and the lessee for leasing a property, and the contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, etc. as well as other rights and obligations of both parties. The contract shall be filed for registration and record with the real estate administration department.

The Administrative Measures for Commercial House Leasing was promulgated by Ministry of Housing and Urban-Rural Development in December 2010, and became effective in February 2011. These measures set out specific rules for commercial house leasing. House may not be leased in any of the following circumstances:(i) the house is an illegal structure;(ii) the house fails to meet mandatory engineering construction standards with respect to safety and disaster preventions; (iii) the house usage is changed in violation of applicable regulations; and (iv) other circumstances which are prohibited by laws and regulations. The lessor and the lessee shall register and file with the local property administration authority within thirty days after entering into the lease contract. Non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 provided that they fail to rectify within required time limits.

Regulations Relating to Fire Prevention

Fire Prevention Design Approval and Filing

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted in April 1998 and was most recently amended in April 2019. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be).

Pursuant to Notice of the Adjustments to the Functions, Structure and Staffing of the Ministry of Housing and Urban-Rural Development issued by the General Office of the CPC Central Committee and the General Office of the State Council on September 13, 2018, the review and examine function of fire protection designs for construction projects of the Ministry of Public Security was assigned to the Ministry of Housing and Urban-Rural Development.

According to the requirement of the Fire Prevention Law and Interim Provisions on the Administration of the Fire Protection Design Review and Final Inspection of Construction Projects, or the Interim Provisions, which became effective in June 2020, the housing and urban-rural development authorities of the local government at or above the county level (the “fire protection design review and final inspection authorities”) shall undertake fire protection design review, fire protection final inspection and recordation and random inspection of construction projects within their respective administrative regions. For those construction projects that satisfy certain criteria (the “special construction projects”), the construction institutions shall apply for fire prevention design review and approval. For the construction projects other than the foregoing (the “other construction projects”), the construction institutions shall provide fire protection design drawings or technical information as needed for construction when applying for a construction permit or a construction commencement report. If fire protection design drawings or technical information as needed for construction fail to be submitted, the relevant authority shall neither issue a construction permit nor approve the construction commencement report. According to the Interim Provisions, and the Measures for the Administration of

Construction Permits for Construction Projects, for a construction project with an investment amount less than RMB 300,000 or a construction area less than 300 m2, the fire prevention design approval or the provision of fire protection design drawings or technical information is not required.

Fire prevention As-built Acceptance Check and Filing

According to the requirements of the Fire Prevention Law and the Interim Provisions, upon completion of a construction project to which a fire prevention design has been applied, such project must go through an as-built acceptance check on fire prevention by, or filed with the fire protection design review and final inspection authorities. For special construction projects, the construction institutions shall, prior to use and operation of any business thereof, apply for a safety acceptance check on fire prevention. For other construction projects, the construction institutions shall submit the filing for as-built inspection of the project. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 m2 the fire prevention as-built acceptance check or filing is not required.

The construction institutions that carry out a construction project of which the required fire prevention design is required to be approved but such design has not been approved or has failed the examination, or put into use a construction project which is required to undergo a fire prevention acceptance check, but the project has not undergone such acceptance check or has failed the acceptance check, shall be ordered to suspend construction, usage, production or business operations and be imposed a fine of RMB30,000 to RMB300,000 by competent government authorities. The construction institutions who fails to submit the filing for as-built inspect to the competent department of housing and urban-rural development, will be ordered to effect rectifications and be imposed a fine of not more than RMB5,000 by such department.

Fire Safety Inspection

The Fire Prevention Law requires the construction institution or institutions using such venue shall apply to the fire prevention department of the public security authority of the local people’s government at or above the county level for a fire safety inspection before a public gathering place is put into use or opens for business. Public gathering places that have not undergone or have failed the fire safety inspection shall not be put into use or carry out business operations.

Regulations Relating to Value-Added Telecommunication Services

In September 2000, the Telecommunications Regulations of PRC, or the Telecom Regulations, were issued by the State Council in September 2000 and most recently amended in February 2016 as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between “basic telecommunications services” and “value-added telecommunications services, or the VAT.” A “Catalog of Telecommunications Business” was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic telecommunications services or VATS. In December 2015, MIIT released the Catalog of Telecommunication Business (2015 Version), or the 2015 Telecom Catalog, effective in March 2016 and most recently amended in June 2019. Under the 2015 Telecom Catalog, both the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business, continue to be categorized as value-added telecommunication services, and the information service business as defined under the 2015 Telecom Catalog includes information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services.

In March 2009, MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, which became effective in April 2009 and was most recently amended in July 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China, namely, licenses for basic telecommunications services and licenses for VATS. The Telecom Permit Measures set forth the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of VATS must first obtain a VATS License from the MIIT or its provincial level counterparts, otherwise such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, closure of websites.

In September 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which was most recently amended in January 2011. Under the Internet Measures, operators engage in commercial internet information services shall obtain a VATS License for internet information service, or the ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within China.

In addition to the Telecommunications Regulations and other regulations above, the apps are specially regulated by the Regulations for the Administration of Mobile Internet Applications Information Services, or the APP Provisions, which were promulgated by the Cyberspace Administration of China, or the CAC in June 2016 and became effective in August 2016. Pursuant to the APP Provisions, the APP information service providers shall satisfy relevant qualifications required by laws and regulations, strictly carry out the information security management responsibilities and fulfill their obligations in various aspects relating to the real-name system, protection of users’ information and the examination and management of information content.

Ucommune’s consolidated affiliated entity, Beijing U Bazaar, which is also Ucommune’s main on-line operating entity, has obtained a VATS License for the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business (only for internet information services, except for information search and query services, information community platform services, information real-time interactive services, and information protection and processing services).

Regulations Relating to E-Commerce

In January 2014, State Administration for Industry and Commerce of the People’s Republic of China (the “SAIC”, the predecessor of SAMR) adopted the Administrative Measures for Online Trading, or the Online Trading Measures. The Online Trading Measures set forth a series of requirements and the obligations for anyone engaging in online trading and related services within China. Operators engaging in online commodity trading and related services shall go through industrial and commercial registration in accordance with the law. When selling commodities or providing services to consumers, online commodity operators shall observe the Law on the Protection of Consumer Rights and Interests, the Product Quality Law and provisions of other laws, regulations and rules and shall not infringe on the consumers’ legitimate rights and interests. In addition, when collecting or using information about consumers or operators in business activities, online commodity operators and related service operators shall follow the principles of legality, legitimacy and necessity, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected. When collecting or using information about consumers or operators, online commodity operators and related service operators shall disclose their collection and use rules and shall not collect or use information in violation of laws and regulations and the agreement between both parties. Online commodity operators and related service operators and their staff must strictly keep confidential, and may not divulge, sell or illegally provide others with the data and information about personal information of consumers or trade secrets of operators they collected. Online commodity operators and related service operators shall take technical measures and other necessary measures to ensure information security and prevent information from being divulged or lost. When any information divulgence or loss occurs or may occur, remedial actions shall be taken immediately.

The Standing Committee of the NPC enacted the E-Commerce Law of the PRC or the E-Commerce Law in August 2018, which became effective in January 2019. The E-commerce Law proposes a series of requirements on e-commerce operators including individuals and entities carrying out business online, e-commerce platform operators and merchants on the platform. For example, the operators shall respect and equally protect consumers’ legitimate rights and provide options to consumers without targeting their personal characteristics, and also requires e-commerce operators to clearly point out to consumers their tie-in sales in which additional services or products are added by merchants to a purchase, and not to assume consumers’ consent to such tie in sales by default. The e-commerce platform operators are required to establish a credit evaluation system and publicize the credit evaluation rules, and to provide consumers with ways to evaluate products sold or services provided within the platform. Moreover, according to the E-Commerce Law, e-commerce platform operators who fail to take necessary actions when they know or should have known that the merchants within the platform infringe others’ intellectual property rights or the products or services provided by the merchants do not meet the requirements for personal and property security, or otherwise infringe upon consumers’ legitimate rights, will be imposed a joint liability with such merchants. With respect to the products or services affecting consumers’ life and health, the e-commerce platform operators will be held jointly liable with the merchants if they fail to review the qualifications of merchants or fail to safeguard the interests of the consumers.

Regulations Relating to Advertising Business

The SAMR is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include the Advertisement Law of the PRC, or the Advertisement Law, promulgated by the Standing Committee of the NPC in October 1994 and most recently amended in October 2018, and the Administrative Regulations for Advertising, or the Advertising Regulations, promulgated by the State Council in October 1987 and which has been effective since December 1987.

According to the Advertisement Law and the Advertising Regulations, companies that engage in advertising activities must obtain, from the SAMR or its local branches, a business license, which specifically includes operating an advertising business in its business scope. Enterprises engaged in the advertising business with such advertising business in its business scope do not need to apply for an advertising operation license. The Advertising Law and the Advertising Regulations set certain content requirements for advertisements, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required to ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, the SAMR or its local branches may suspense their advertisement publishing business or revoke such offenders’ business licenses.

In July 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Interim Measures, to regulate internet advertising activities. The Interim Measures, which became effective in September 2016, defining internet advertising as any commercial advertising that directly or indirectly promotes goods or services through websites, webpages, internet applications and other internet media in the forms of words, picture, audio, video or others, including promotion through emails, texts, images, video with embedded links and paid-for search results. According to the Interim Measures, an internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited: (i) providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons; (ii) using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or (iii) using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. Internet advertisement publishers are required to verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in internet advertising business activities but simply provide information services are required to block any attempt to publish illegal advisements that they are aware of or should reasonably be aware of through their information services.

Regulations Relating to Internet Information Security and Privacy Protection

The MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, or the Several Provisions, in December 2011, which became effective in March 2012. Pursuant to the Several Provisions, internet information service providers may not collect any users’ personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect such information which is necessary for the provision of its services. An internet information service provider is also required to properly maintain the users’ personal information, and in case of any leak or likely leak of the users’ personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

The Standing Committee of the NPC has issued the Decision on Strengthening Internet Information Protection in December 2012. Pursuant to this decision, the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by steal or other illegal means, nor sell or illegally provide certain information others. The Decision further set out the requirement for the internet service providers. When collecting or using the personal electronic information of citizens in their business activities, the internet service providers shall follow the principle of lawfulness, properness and necessity, explicitly disclose their purposes, methods and scopes for collection and use of the information, and, upon consent of the information providers, may collect or use information without violation of the provisions of the laws and regulations and the agreement of both parties. Where the internet service providers collect and use the personal electronic information of citizens, they shall disclose the rules for such collection and use. The network service providers as well as their personnel must keep in strict confidence of the personal electronic information of citizens collected in their business activities. They shall not divulge, distort or damage such information, or shall not sell or illegally provide certain information to others. Furthermore, the network service provider shall take technical measures and other necessary measures to ensure information security and prevent the divulgence, damage or loss of any personal electronic information of citizens collected in their business activities. In case of occurrence or possible occurrence of such divulgence, damage or loss of information, remedial measures shall be immediately taken.

Furthermore, MIIT’s Provisions on Protection of Personal Information of Telecommunications and Internet Users which was promulgated in July 2013 and became effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the NPC in August 2015 which became effective November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. Any individual or entity that (a) sells or provides personal information to others in a way violating the applicable law, or (b) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

The Standing Committee of the NPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective in June 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the Constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems, verifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the China and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

Regulations Relating to Intellectual Property in the PRC

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was most recently amended in November 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. According to the Trademark Law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action and pay damages.

Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, as amended in 2008, a patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Copyright

Pursuant to the Copyright Law of the PRC, or the Copyright Law, as amended in February 2010, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law, shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, offer an apology and pay damages. Pursuant to the Computer Software Copyright Protection Regulations promulgated in December 2001 and amended in January 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Domain Name

Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT in August 2017 and became effective in November 2017. The MIIT is the major regulatory authority of the domain names. The registration of domain names in China is on a “first-apply-first-registration” basis. A domain name applicant will become the domain name holder upon completion of the application procedure.

Regulations Relating to Tax in the PRC

Income Tax

The Enterprise Income Tax Law of the PRC, or the Enterprise Income Tax Law, was promulgated in March 2007 and was most recently amended in December 2018. The Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, or MOF, and the State Administration of Tax, or the SAT, jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In February 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, which became effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and placement in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which was amended in June 2018. The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC which was promulgated in December, 1993 and most recently amended in November 2017 and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax. A value-added tax rate at 6%, 11% or 17% applies to the PRC enterprises unless otherwise exempted or reduced according to the value-added tax Regulations and other relevant regulations.

Pursuant to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax which was promulgated in March 2016 and most recently amended on in December 2017, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates which was promulgated on April 4, 2018 and come to effect on May 1, 2018, by MOF and SAT, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable tax rates of 17% and 11% shall be adjusted to 16% and 10%. Furthermore, pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform promulgated by MOF, SAT and the General Administration of Customs of PRC on March 20, 2019 and came to effect on April 1, 2019, the currently applicable value-added tax rate of 16% shall be adjusted to 13%, and the value-added tax rate of 10% shall be adjusted to 9%.

Regulations Relating to Labor Protection in the PRC

Labor Law and Labor Contract Law

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC in July 1994, became effective in January 1995, and was most recently amended in December 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees, and shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards.

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated by the NPC Standing Committee in June 2007, became effective in January 2008, and was most recently amended in December 2012, and the Implementation Regulations on Labor Contract Law, promulgated in and became effective in September 2008, regulate both employer and the employee and contain specific provisions involving the terms of the labor contract. Pursuant to the Labor Contract Law, employers shall establish employment relationship with employees on the date that they start employing the employees. To establish employment, a written employment contract shall be concluded, or employers will be liable for the illegal actions. Furthermore, enterprises and institutions are prohibited from forcing the laborers to work beyond the time limit and the employers shall pay laborers overtime working compensation in accordance with national regulations. In addition, the labor wages shall not be lower than local standards on minimum wages and shall be paid to the laborers timely.

Regulations on Social Insurance and Housing Provident Fund

According to the Social Insurance Law of the PRC effective as of July 1, 2011, and as amended on December 29, 2018, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and most recently amended on March 24, 2019, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. If an employer does not pay the full amount of social insurance premiums as required by law, the social insurance premium collection institution shall order the employer to make the payment or make up the difference within the stipulated period and impose a daily surcharge equivalent to 0.05% of the overdue payment from the date on which the payment is overdue. If such overdue payment is not made within the stipulated period, the relevant administration government department shall impose a fine from one to three times the amount of overdue payment.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated in and became effective in April 1999, and was most recently amended in March 2019, the employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies violate these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

According to the Regulations on Foreign Exchange Administration of the PRC (Revised in 2008) which was promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and was last revised on August 5, 2008, RMB is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, payment of interests and dividends. Current account foreign exchange income may, in accordance with relevant provisions of the PRC, be retained or sold to any financial institution engaged in foreign exchange settlement and sales business. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the State Administration of Foreign Exchange, or the SAFE, or its local branches.

Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies may repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local branches. Pursuant to the Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 which was promulgated on November 19, 2012, and became effective on December 17, 2012 and was revised on May 4, 2015 and October 10, 2018 respectively, the approval is not required for the opening of an account entry in foreign exchange accounts under direct investment or for domestic transfer of the foreign exchange under direct investment. SAFE Circular No. 59 also simplifies the capital verification and confirmation formalities for foreign invested enterprises, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire the equity interests and foreign exchange registration formalities required for the foreign investors to acquire the equity interests of Chinese party, and further improves the administration on exchange settlement of foreign exchange capital of foreign invested enterprises.

In light of The Circular of the SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or the SAFE Circular No. 13, promulgated on February 13, 2015 and became effective on June 1, 2015, to improve the efficiency on foreign exchange management, the SAFE has cancelled the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment. In addition, SAFE Circular No. 13 simplifies the procedure of registration of foreign exchange and investors shall register with banks to have the registration of foreign exchange under the condition of direct domestic investment and direct overseas investment.

The Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or the SAFE Circular No. 19, which was promulgated on March 30, 2015 and came into effect as of June 1, 2015, adopts the approach of discretional foreign exchange settlement. The discretional settlement of the foreign exchange capital of foreign-invested enterprises refers to that the settlement of foreign exchange capital in the capital accounts of foreign-funded enterprises that have been subject to the confirmation of cash capital contribution at foreign exchange authorities (or the entry registration of cash contribution at banks) may be handled at banks based on the enterprises’ actual requirements for business operation. The proportion of discretional settlement of foreign exchange capital of foreign-funded enterprises is temporarily determined as 100%. The SAFE may, based on the international balance of payments, adjust the aforesaid proportion at appropriate times.

The Notice of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular 16, was promulgated and became effective on June 9, 2016. According to the SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency into RMB on self-discretionary basis. The SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital, foreign debts and repatriated funds raised through overseas listing) on self-discretionary basis, which applies to all enterprises registered in China. The SAFE Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or expenditure prohibited by laws and regulations of PRC and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within China unless otherwise specifically provided. In addition, the converted RMB may not be used to make loans for unrelated enterprises unless it is within the business scope nor to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

Regulations in Relation to Offshore Investment

Pursuant to the Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the Circular No. 37, which was promulgated by the SAFE and became effective on July 4, 2014, a domestic resident shall, before contributing the domestic and overseas lawful assets or interests to a special purpose vehicle(“SPV”), apply to the foreign exchange office for foreign exchange registration of overseas investments. In addition, in the event of any change of basic information of the overseas SPV such as the individual shareholder, name, operation term, etc., or if there is a capital increase, decrease, equity transfer or swap, merge, spin-off or other amendment of the material items, the domestic resident shall complete the modification of foreign exchange registration procedures for offshore investment. Upon the completion of the overseas financing, the SPV shall comply with the related provisions on Chinese foreign investment and foreign debt administration if the capital financed is repatriated for use within the territory of China. Failure to comply with the registration procedures as set out in SAFE Circular 37 may result in penalties.

The SAFE Circular No. 13 has further revised Circular No. 37 by requiring domestic residents to register with qualified banks rather than the SAFE or its local counterparts in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Relating to Stock Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or Circular 7, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company and complete certain other procedures.

In addition, SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Mergers and Acquisitions

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. For a detailed description of the risks associated with the M&A Rules, see “Risk Factors — Risk Relating to Doing Business in China — Certain PRC regulations may make it more difficult for Ucommune to pursue growth through acquisitions”.

CERTAIN TRANSACTIONS

Certain Transactions of Orisun

In December 2018, the initial stockholders purchased 1,150,000 shares of ORSN Common Stock for an aggregate price of $25,000. The insider shares included an aggregate of up to 150,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of Orisun’s issued and outstanding shares after the IPO (assuming the initial stockholders did not purchase any public shares in the IPO and excluding the Private Units). On August 28, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 110,010 insider shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option and, therefore, 39,990 insider shares were forfeited.

The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their insider shares until, with respect to 50% of the insider shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the insider shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, Orisun completes a liquidation, merger, stock exchange or other similar transaction which results in all of Orisun stockholders having the right to exchange their shares of common stock for cash, securities or other property.

On December 28, 2018, Orisun issued an unsecured promissory note to the Sponsor, pursuant to which Orisun may borrow up to an aggregate principal amount of $300,000, of which $225,000 was outstanding under the promissory note as of June 30, 2019. The promissory note is non-interest bearing and due on the earlier of the consummation of the IPO or on the date on which Orisun determines not to proceed with the IPO. On August 9, 2019, the outstanding balance of $234,000 under the promissory note was repaid in full.

Simultaneously with the closing of the IPO, Orisun consummated a private placement of 220,000 Private Units at a price of $10.00 per unit. Simultaneously with the sale of the over-allotment units in the IPO, Orisun consummated a private sale of an additional 13,201 Private Units to the Sponsor and Chardan, generating total proceeds of $2,332,010. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Private Units are identical to the units sold in the IPO except that the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, Chardan or their permitted transferees. Additionally, because the Private Units will be issued in a private transaction, the Sponsor and Chardan will be allowed to exercise the private warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective and receive unregistered shares of common stock. Furthermore, the holders agreed (A) to vote their private shares and any public shares acquired in or after the IPO in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of the IPO (or 21 months, as applicable), unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the private shares) into the right to receive cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination (or sell any shares they hold to us in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our certificate of incorporation relating to the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of the IPO (or 21 months, as applicable) and (D) that the private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the trust account if a business combination is not consummated. Additionally, the Sponsor and Chardan (and/or their designees) have agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions agreed to by the insiders) until the completion of our initial business combination.

If public units or shares are purchased by any of Orisun’s initial stockholders (including the Sponsor) and Chardan, they will be entitled to funds from the trust account to the same extent as any public stockholder upon Orisun’s liquidation but will not have redemption rights related thereto.

The Sponsor advanced Orisun an aggregate of $57,500 to cover expenses related to the IPO. The advances were non-interest bearing and due on demand. At June 30, 2020 and December 31, 2019, advances of $0 and $57,500 were outstanding and due on demand.

On July 28, 2020, our Sponsor and Ucommune extended the time available to us to complete the Business Combination to November 6, 2020 by depositing $222,001 into our trust account respectively. In conjunction with the extension, we issued unsecured promissory notes in the aggregate principal amount of $444,002 to the Sponsor and Ucommune respectively in exchange for they depositing such amount into the trust account. The notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

On November 2, 2020, we issued an unsecured promissory note in an amount of $444,002 to Ucommune, in exchange for Ucommune depositing such amount into the Trust Account in order to extend the amount of time we have available to complete a Business Combination from November 6, 2020 to February 6, 2021. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the note may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

On October 13, 2020, we issued an unsecured promissory note in an amount of $50,000 to Ucommune, in exchange for Ucommune depositing such amount into Orisun’s working capital account in order to consummate the underlying Business Combination. The note is non-interest bearing and due upon the consummation of a Business Combination. In addition, the notes may be converted at the lender’s discretion into units identical to the units issued in the IPO at a price of $10.00 per unit.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Orisun also requires each of Orisun’s directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Certain Transactions of Ucommune

Transactions with Dr. Daqing Mao

In December 2018, Ucommune extended a loan of RMB2.2 million to Dr. Daqing Mao. Ucommune settled all the outstanding balance of the related-party loan due from Dr. Daqing Mao in March 2019.

Transactions with Youxiang Group

Ucommune entered into six lease agreements with Youxiang Chuangzhi (Beijing) Technology Service Co., Ltd. and its affiliates, collectively Youxiang Group, an affiliate of Dr. Daqing Mao. Those lease agreements have the term ranging from two years to 20 years, and daily rents to be paid by Ucommune range from RMB2.83/m2 to RMB10/m2 with annual increases as agreed in the lease agreements. For the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020, the lease expenses incurred in connection with lease agreements with Youxiang Group were RMB12.0 million, RMB22.3 million (US$3.2 million) and RMB9.9 million (US$1.4 million), respectively. As of December 31, 2018 and 2019 and June 30, 2020, the amount for lease agreement due to Youxiang Group were RMB8.0 million, RMB27.9 million (US$4.0 million) and RMB30.5 million (US$4.3 million), respectively.

Youxiang Group provided property management services to Ucommune. For the years ended December 31, 2018 and 2019, and for the six months ended June 30, 2020, the expenses incurred in connection with property management services provided by Youxiang Group were RMB1.5 million, RMB3.5 million (US$0.5 million) and RMB0.22 million (US$0.03 million), respectively. As of December 31, 2018 and 2019 and June 30, 2020, the amount for property management services due to Youxiang Group were nil, RMB6.2 million (US$0.9 million) and RMB6.4 million (US$0.9 million), respectively.

Ucommune provided consulting, construction and designing services to Youxiang Group. For the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020, the amount of revenue generated from Youxiang Group for consulting, construction and designing services were RMB4.4 million, RMB12.1 million (US$1.7 million) and RMB4.5 million (US$0.6 million), respectively. As of December 31, 2018 and 2019 and as of June 30, 2020, the amount for consulting, construction and designing services due from Youxiang Group were RMB18.7 million, RMB14.5 million (US$2.1 million) and RMB4.0 million (US$0.6 million), respectively.

Transaction with Feitelan Culture

Beijing Feitelan Culture Development Co., Ltd., or Feitelan Culture, was one of Ucommune’s affiliates in 2018, and became its subsidiary in 2019. In May 2018 and September 2018, Ucommune extended two loans of RMB3.5 million and RMB0.3 million, respectively, to Feitelan Culture. Each of the two loans had an interest rate of 6% per annum and a term of one year. As of December 31, 2018 and 2019, the amounts due from Feitelan Culture were RMB6.6 million and nil, respectively.

Transaction with Xinjiang Xinzhongshuo

Xinjiang Xinzhongshuo Marketing Co., Ltd., or Xinjiang Xinzhongshuo, was controlled by Zhenfei Wu, the chief marketing officer of Ucommune. In 2019, Ucommune procured promotion consulting services from Xinjiang Xinzhongshuo. In 2019, expenses incurred for such services were RMB4.4 million (US$0.6 million). Ucommune settled all the outstanding balance due to Xinjiang Xinzhongshuo in 2019.

Xinjiang Xinzhongshuo sells advertisement distribution resources to Ucommune. For the year ended December 31, 2019 and for the six months ended June 30, 2020, the expenses incurred in connection with the purchase of advertisement distribution resources from Xinjiang Xinzhongshuo were RMB47.4 million (US$6.8 million) and nil, respectively. As of December 31, 2019 and June 30, 2020, the amount for advertisement distribution services due from Xinjiang Xinzhongshuo were RMB1.6 million (US$0.2 million) and nil, respectively.

Transaction with Guangdong Advertising Co., Ltd

Ucommune provided marketing services to Guangdong Advertising Co., Ltd., an affiliate of Shengguan Zhongsuo, one of Ucommune’s subsidiaries. For the year ended December 31, 2019 and for the six months ended June 30, 2020, revenues generated from providing marketing services to Guangdong Advertising Co., Ltd were RMB117.8 million

(US$16.9 million) and RMB60.9 million (US$8.6 million), respectively. As of December 31, 2019 and June 30, 2020, the amount for marketing services due from Guangdong Advertising Co., Ltd were RMB36.4 million (US$5.2 million) and RMB47.0 million (US$6.6 million), respectively.

Guangdong Advertising Co., Ltd sells advertisement distribution resources to Ucommune. For the year ended December 31, 2019 and for the six months ended June 30, 2020, the expenses incurred in connection with the purchase of advertisement distribution resources from Guangdong Advertising Co., Ltd were RMB2.9 million (US$0.4 million) and RMB1.1 million (US$0.2 million), respectively. As of December 31, 2019 and June 30, 2020, the amount for advertisement distribution services due from Guangdong Advertising Co., Ltd were RMB2 million (US$0.3 million) and nil, respectively.

Transaction with Guangdong Marketing Advertising Group

Guangdong Marketing Advertising Group, a subsidiary of an affiliate of Shengguan Zhongsuo, one of Ucommune’s subsidiaries, sells advertisement distribution resources to Ucommune. For the year ended December 31, 2019 and for the six months ended June 30, 2020, the expenses incurred in connection with the purchase of advertisement distribution resources from Guangdong Advertising Co., Ltd were RMB8.7 million (US$1.2 million) and RMB6.2 million (US$0.9 million), respectively. As of December 31, 2019 and June 30, 2020, the amount for advertisement distribution services due to Guangdong Advertising Co., Ltd were RMB9.2 million (US$1.3 million) and RMB15.4 million (US$2.2 million), respectively.

Transaction with Binchao Xu

In 2019, the Ucommune additional acquired 21% equity interests of Xiyu Information with no consideration. The control of Xiyu Information was transferred to Ucommune in November 2019. Prior to the acquisition, Mr. Binchao Xu was the chief technology officer of Ucommune and held 55% equity interests in Xiyu Information, hence the acquisition was deemed as a related party transaction.

SHARES ELIGIBLE FOR FUTURE SALE

According to the Memorandum and Articles of Association of PubCo the authorized share capital of post-closing company is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 400,000,000 PubCo Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 PubCo Class B Ordinary Shares of par value of $0.0001 each. All of the PubCo Ordinary Shares issued in connection with the Reincorporation Merger will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, subject to the restrictions detailed below. The PubCo Ordinary Shares issued in the Acquisition Merger will also be registered at the closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Ordinary Shares or PubCo Warrants.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and PubCo’s Memorandum and Articles of Association, the fully paid-up ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may require to show the right of the transferor to make the transfer. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Lock-up Agreements

No less than (i) 95% shares to be issued in the Acquisition Merger to the current Ucommune shareholders, (ii) 50% shares or 350,000 shares to be issued to Mr. Feng Liu pursuant to the independent consultant agreement, and (iii) 50% shares or 537,500 shares to be issued to Chardan pursuant to the merger and acquisitions advisory agreement will be subject to certain restrictions on sale and cannot be sold for at the least six (6) months (or in certain cases, twelve (12) months) from the date of the Business Combination.

Escrow Agreements

In addition, the 1,321,011 PubCo Class A Ordinary Shares to be owned by our initial stockholders that will be held in an escrow account will be released and available for sale as early as six months from the date of the Business Combination provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination. After the expiration of this restricted period, there will then be an additional 1,321,011 shares that are eligible for trading in the public market.

In connection with Ucommune’s indemnification obligations under the Merger Agreement, PubCo, the Shareholders’ Representative and the Escrow Agent, will enter into an escrow agreement at the time of the consummation of the Business Combination. 3,140,567 of its PubCo Ordinary Shares escrow shares (which will not be fully paid at issuance) will be issued to the escrow agent to hold in escrow for the escrow period to satisfy any potential claims against the current Ucommune shareholders brought pursuant to the Merger Agreement.

The escrow shares will be issued as partly paid. During the escrow period, the Ucommune shareholders shall be entitled to vote and to receive dividends on the escrow shares. If any claims are to be satisfied by withholding part of or all of the escrow shares from the Ucommune shareholders at the end of the escrow period, those escrow shares will be forfeited and cancelled by PubCo. Any escrow shares released from the escrow account and transferred by the escrow agent to the Ucommune shareholders will be deemed fully paid PubCo Ordinary Shares as of the time of such release and transfer and no Ucommune shareholders will be required to pay any additional amount (in cash or otherwise) to PubCo in connection with the receipt of fully paid PubCo Ordinary Shares.

PubCo Options

In connection with the Business Combination, Orisun and Ucommune have agreed that PubCo shall adopt the 2020 Plan to assume and replace the 2019 Plan adopted by Ucommune on August 22, 2019. The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 of PubCo Class A Ordinary Shares. Upon the closing of the Business Combination, options to purchase an aggregate number of 5,981,891 PubCo Class A Ordinary Shares will be immediately granted and outstanding to replace the granted and outstanding awards under 2019 Plan. See “PubCo’s Directors and Executive Officers after the Business Combination—Share Incentive Plan.”

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

PubCo is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that PubCo sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by PubCo’s affiliates. Generally, subject to certain limitations, holders of PubCo’s restricted shares who are not affiliates of PubCo or who are affiliates of PubCo by virtue of their status as an officer or director of PubCo may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of PubCo restricted shares by an officer or director who is an affiliate of PubCo solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of PubCo restricted shares who will be an affiliate of PubCo other than by virtue of his or her status as an officer or director of PubCo.

PubCo is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of PubCo Ordinary Shares that will be outstanding upon the consummation of the Business Combination, other than those equity shares issued and registered in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then issued equity shares of the same class which, immediately after the Business Combination, will equal 7,423,241 equity shares (assuming redemption by holders of 3,817,564 Orisun shares and not including the PIPE Shares); or

•        the average weekly trading volume of PubCo Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of PubCo’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with the transactions, Orisun, PubCo and Ucommune entered into Backstop Agreements with a number of investors. The Backstop Agreement will provide that holders of the PIPE Shares can, at any time after the consummation of the Business Combination and subject to certain conditions set forth in the Backstop Agreement, make up to two demands that PubCo register the applicable PubCo Class A Ordinary Shares. In addition, pursuant to the Backstop Agreement, the holders of PIPE Shares have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination.

DESCRIPTION OF PUBCO’S SECURITIES

PubCo or Ucommune International Ltd is a Cayman Islands company and its affairs are governed by the memorandum and articles of association, as amended and restated from time to time, and Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the “Companies Law” below, and the common law of the Cayman Islands.

PubCo currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. The share capital of the PubCo is $50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

PubCo Ordinary Shares

The following includes a summary of the terms of PubCo Ordinary Shares, based on its Memorandum and Articles of Association and Cayman Islands law. Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association.” According to the Memorandum and Articles of Association, the authorized share capital of post-closing company is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each, comprising (a) 400,000,000 PubCo Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 PubCo Class B Ordinary Shares of par value of $0.0001 each.

General.    Immediately prior to the consummation of the Business Combination, PubCo’s authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each, comprising (a) 400,000,000 PubCo Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 PubCo Class B Ordinary Shares of par value of US$0.0001 each. PubCo’s ordinary shares are divided into PubCo Class A ordinary shares and PubCo Class B ordinary shares. Holders of PubCo Class A ordinary shares and PubCo Class B ordinary shares have the same rights except for voting and conversion rights. All of PubCo’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. PubCo may not issue share to bearer. PubCo’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of PubCo’s ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Law. In addition, PubCo’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. PubCo’s Memorandum and Articles of Association provide that dividends may be declared and paid out of PubCo’s profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, PubCo will be able to pay its debts as they become due in the ordinary course of business and PubCo has funds lawfully available for such purpose. Holders of PubCo Class A ordinary shares and PubCo Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each PubCo Class A ordinary share is entitled to one vote, and each PubCo Class B ordinary share is entitled to 15 votes, voting together as one class. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, PubCo is not obliged by the Companies Law to call shareholders’ annual general meetings. PubCo’s Memorandum and Articles of Association provide that PubCo may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case PubCo will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of PubCo’s shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, PubCo Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of PubCo’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to PubCo’s Memorandum and Articles of Association.

Conversion.    Each PubCo Class B ordinary share is convertible into one PubCo Class A ordinary share at any time at the option of the holder thereof. PubCo Class A ordinary shares are not convertible into PubCo Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of PubCo Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such PubCo Class B ordinary shares shall be automatically and immediately converted into the equivalent number of PubCo Class A ordinary shares.

Transfer of Ordinary Shares.    Subject to the restrictions in PubCo’s Memorandum and Articles of Association as set out below, any of PubCo’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by PubCo’s Board of Directors.

PubCo’s Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which PubCo has a lien. PubCo’s Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as PubCo’s Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as PubCo’s directors may from time to time require is paid to PubCo in respect thereof.

If PubCo’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as PubCo’s Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as PubCo’s board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst PubCo’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst PubCo’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by PubCo’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a PubCo Class A ordinary share and a holder of a PubCo Class B ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares.    PubCo may issue shares on terms that such shares are subject to redemption, at PubCo’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by PubCo’s Board of Directors or by a special resolution of PubCo’s shareholders. PubCo may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Law, the redemption or repurchase of any share may be paid out of PubCo’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, PubCo may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time PubCo’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not PubCo is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of PubCo Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s list of shareholders or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    PubCo’s Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

PubCo’s Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

PubCo’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of PubCo’s Memorandum and Articles of Association may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that authorize PubCo’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company.    PubCo is an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

PubCo Warrants

Set forth below is also a description of the PubCo Options and the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Memorandum and Articles of Association attached as Annex B to this proxy statement/prospectus.

The PubCo Warrants will have the same terms as the ORSN Warrants. Each PubCo Warrant entitles the holder thereof to purchase one-half (1/2) of one PubCo Class A Ordinary Share at a price of $11.50 per full share. PubCo will not issue fractional shares. As a result, a warrant holder must exercise its PubCo Warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise the PubCo Warrants. The PubCo Warrants will become exercisable on the later of the completion of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the PubCo Warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the PubCo Ordinary Shares underlying the PubCo Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.

If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Ordinary Shares at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

COMPARISON OF SHAREHOLDERS’ RIGHTS

In connection with the Business Combination, holders of ORSN Common Stock will become shareholders of PubCo and their rights will be governed by the Cayman Islands law and the Memorandum and Articles of Association. Currently, the rights of Orisun stockholders are governed by the laws of the State of Delaware and Orisun’s amended and restated certificate of incorporation.

This section describes the material differences between the rights of Orisun stockholders and the proposed rights of PubCo’s shareholders. This summary is not complete and does not cover all of the differences between the Cayman Islands laws and Delaware laws affecting corporations and their shareholders or all the differences between Orisun’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of the Cayman Islands laws and Delaware laws and Orisun’s and PubCo’s organizational documents. For information on Orisun’s amended and restated certificate of incorporation see the section titled, “Where You Can Find More Information” in this proxy statement/prospectus. For a summary of PubCo’s Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus and see the full text of PubCo’s Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex B.

Cayman Islands	Delaware
Shareholder Meetings
• Held at a time and place as designated in the Articles of Association. Our Articles of Association provide that our board may designate such time and place.	• Held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors
• May be held within or outside the Cayman Islands	• May be held within or without Delaware
• Notice:	• Notice:

•   Our Articles of Association provides that a general meeting of the company may be called by the chairman or a majority of our board or by the holders of at least one-third of all votes attached to all issued shares entitled to vote at our general meetings.

•   Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail or electronic mail as designated in the Articles of Association.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.
• Notice of not less than 15 days before the meeting
Shareholders’ Voting Rights

•   Our Articles of Association provide shareholders may take any action requiring an ordinary or special resolution passed at a meeting of shareholders without a meeting if their consent to such ordinary or special resolution is in writing and is signed by all shareholders entitled to vote on such resolution, in accordance with the procedure in our articles of association.

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote
• Any person authorized to vote may authorize another person or persons to act for him by proxy if permitted by the Articles of Association. Our Articles of Association permit such proxies.	• Any person authorized to vote may authorize another person or persons to act for him by proxy.

Cayman Islands	Delaware

•   Quorum is as designated in the Articles of Association. Quorum in our Articles of Association is two or more shareholders representing not less than one-half of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting.

•   For stock corporations, certificate of incorporation or by-laws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

• The Memorandum and Articles of Association may provide for cumulative voting in the election of directors. Our Articles of Association do not provide for cumulative voting.	• The certificate of incorporation may provide for cumulative voting.

•   Our Articles of Association provide that the rights attached to any class of shares may be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Directors
• Our Articles of Association provide that the number of directors shall not be less than 5 directors.	• Board must consist of at least one member.
• Maximum number of directors can be changed by an amendment to the Articles of Association. Our Articles of Association do not provide for a maximum number.

•   Number of board members shall be fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

•   If the board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the Articles of Association, it can do so provided that it complies with the procedure set out in the Articles of Association. Our Articles of Association permit our board to appoint additional directors.

Fiduciary Duties
• In summary, directors and officers owe the following fiduciary duties:	• Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation as a whole.
• Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;	• Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.
• Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•   Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

Cayman Islands	Delaware
• Directors should not improperly fetter the exercise of future discretion;
• Duty to exercise powers fairly as between different groups of shareholders;
• Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and
• Duty to exercise independent judgment.
• In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:
• the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and
• the nature of the company, the nature of the decision and the position of the director and the responsibilities undertaken.

•   As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles of Association or alternatively by shareholder approval at general meetings.

Shareholders’ Derivative Actions

•   Generally speaking, the company is the proper plaintiff in any action. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

• Those who control the company have refused a request by the shareholders to move the company to bring the action;	• Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.

•   Those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);

• Such action shall not be dismissed or compromised without the approval of the Chancery Court.

Cayman Islands	Delaware
• a company is acting or proposing to act illegally or beyond the scope of its authority; or

•   Shareholders of a Delaware corporation that redeemed their shares, or whose shares were canceled in connection with dissolution, would not be able to bring a derivative action against the corporation after the shares have been redeemed or canceled.

• the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained.

•   Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

PubCo will appoint Cogency Global Inc. as its agent upon whom process may be served in any action brought against it under the securities laws of the United States after the consummation of the Business Transactions.

Maples and Calder (Hong Kong) LLP, PubCo’s counsel as to Cayman Islands law, and Jingtian & Gongcheng, Ucommune’s counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed PubCo that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has further informed PubCo that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the

Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

As advised by Jingtian & Gongcheng, Ucommune’s PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Jingtian & Gongcheng has further advised that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares and the PubCo Warrants to acquire PubCo Ordinary Shares will be passed upon by Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to PubCo, and Loeb & Loeb LLP, PubCo’s U.S. Counsel respectively.

EXPERTS

The combined and consolidated financial statements of Ucommune as of and for each of the years ended December 2018 and 2019 included in this registration statement have been audited by Marcum Bernstein & Pinchuk LLP an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Orisun Acquisition Corp. for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018 included in this Prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Orisun Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of Orisun knows of no other matters which may be brought before the Special Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Orisun and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Orisun’s proxy statement/prospectus. Upon written or oral request, Orisun will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Orisun deliver single copies of such documents in the future. Shareholders may notify Orisun of their requests by calling or writing Orisun at its principal executive offices at 555 Madison Avenue, Room 543, New York, NY 10022, Attn: Wei Chen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Orisun is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC.

Neither Orisun, PubCo nor Ucommune has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Orisun stockholders nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ORISUN ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

UCOMMUNE GROUP HOLDINGS LIMITED
Index to combined and consolidated financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Orisun Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Orisun Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY
March 30, 2020

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$83,829	$336,270
Prepaid expenses	35,562	42,917
Total Current Assets	119,391	379,187
Marketable securities held in Trust Account	44,804,228	44,694,457
Total Assets	$44,923,619	$45,073,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$95,962	$139,954
Advance from related party	—	57,500
Total Current Liabilities	95,962	197,454
Deferred underwriting fee payable	1,332,010	1,332,010
Total Liabilities	1,427,972	1,529,464

Commitments
Common stock subject to possible redemption 3,817,564 and 3,831,138 shares at redemption valued as of June 30, 2020 and December 31, 2019, respectively	38,495,645	38,544,171

Stockholders’ Equity
Common stock, $0.00001 par value; 30,000,000 shares authorized;1,965,671 and 1,952,097 shares issued and outstanding (excluding 3,817,564 and 3,831,138 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019, respectively	20	20
Additional paid in capital	5,080,779	5,032,253
Accumulated deficit	(80,797)	(32,264)
Total Stockholders’ Equity	5,000,002	5,000,009
Total Liabilities and Stockholders’ Equity	$44,923,619	$45,073,644

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Formation and operating costs	$113,397	$103	$211,349	$16,759
Loss from operations	(113,397)	(103)	(211,349)	(16,759)
Other income:
Interest income	18,689	—	162,816	—
Loss before provision for income taxes	(94,708)	(103)	(48,533)	(16,759)
Benefit from income taxes	3,103	—	—	—
Net loss	$(91,605)	$(103)	$(48,533)	$(16,759)
Weighted average shares outstanding, basic and diluted(1)	1,955,909	1,000,000	1,954,003	1,000,000
Basic and diluted net loss per common share(2)	$(0.05)	$(0.00)	$(0.08)	$(0.02)

____________

(1)      At June 30, 2020, excludes an aggregate of 3,817,564 shares subject to possible redemption. At June 30, 2019, excluded an aggregate of up to 150,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

(2)      Net loss per share – basic and diluted excludes interest income attributable to shares subject to possible redemption of $0 and $98,489 for the three and six months ended June 30, 2020, respectively (see Note 3).

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Common Stock(1)		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	1,952,097	$20	$5,032,253	$(32,264)	$5,000,009
Change in value of common stock subject to possible redemption	3,812	—	(43,071)	—	(43,071)
Net loss	—	—	—	43,072	43,072
Balance – March 31, 2020	1,955,909	20	4,989,182	10,808	5,000,010
Change in value of common stock subject to possible redemption	9,762	—	91,597	—	91,597
Net loss	—	—	—	(91,605)	(91,605)
Balance – June 30, 2020	1,965,671	$20	$5,080,779	$(80,797)	$5,000,002

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Common Stock(1)		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	1,150,000	$12	$24,988	$(863)	$24,137
Net loss	—	—	—	(16,656)	(16,656)
Balance – March 31, 2019	1,150,000	12	24,988	(17,519)	7,481
Net loss	—	—	—	(103)	(103)
Balance – June 30, 2019	1,150,000	$12	$24,988	$(17,622)	$7,378

____________

(1)      Included an aggregate of up to 150,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

ORISUN ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(48,533)	$(16,759)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(162,816)	—
Changes in operating assets and liabilities:
Prepaid expenses	7,355	—
Accrued expenses	(43,992)	—
Net cash used in operating activities	(247,986)	(16,759)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay trustee fees and franchise taxes	53,045	—
Net cash provided by investing activities	53,045	—

Cash Flows from Financing Activities:
Payment of advance from related party	(57,500)	—
Payment of offering costs	—	(88,256)
Net cash used in financing activities	(57,500)	(88,256)

Net Change in Cash	(252,441)	(105,015)
Cash – Beginning	336,270	147,000
Cash – Ending	$83,829	$41,985

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(48,526)	$—

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Orisun Acquisition Corp. (the “Company”) was incorporated in Delaware on October 22, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in and around the high-tech industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Ucommune Group Holdings Limited (“Ucommune”) (see Note 7). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s subsidiaries are comprised of Ucommune International Ltd, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (the “Purchaser”), and Everstone International Ltd, a Cayman Islands exempted company and a wholly owned subsidiary of Purchaser (the “Merger Sub,” together with the Company, Purchaser, the “Purchaser Parties”).

The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2019. On August 6, 2019, the Company consummated the Initial Public Offering of 4,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 220,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Everstone Investments, LLC (the “Sponsor”) and Chardan Capital Markets LLC (and their designees) (“Chardan”), generating gross proceeds of $2,200,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 6, 2019, an amount of $40,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 28, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company consummated the sale of an additional 440,024 Units at a price of $10.00 per Unit and the sale of an additional 13,201 Private Units at a price of at $10.00 per unit, generating total gross proceeds of $4,532,250. Following the closing, an additional $4,400,240 of net proceeds ($10.00 per Unit) was placed in the Trust Account, resulting in $44,400,240 ($10.00 per Unit) held in the Trust Account.

Transaction costs amounted to $3,180,906, consisting of $1,332,010 of underwriting fees, $1,332,010 of deferred underwriting fees and $516,886 of other offering costs. In addition, at June 30, 2020, cash of $83,829 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 6) (the “Initial Stockholders”) and Chardan have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a stockholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders and Chardan have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company initially had until August 6, 2020 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by August 6, 2020, or such later extended date, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination) (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline for each three month extension.

On July 28, 2020, the Company issued two unsecured promissory notes each in an amount of $222,001 (or an aggregate principal amount of $444,002), to the Sponsor and Ucommune, respectively, in exchange for the Sponsor and Ucommune each depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from August 6, 2020 to November 6, 2020 (see Note 6).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and Chardan have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or Chardan acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, Ms. Wei Chen, the Company’s chief executive officer, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Ms. Wei Chen, the chief executive officer, will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Ms. Chen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or closing of a business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. LIQUIDITY AND GOING CONCERN

As of June 30, 2020, the Company had $83,829 in its operating bank accounts, $44,804,228 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $55,235, which excludes franchise and income taxes payable as these amounts can be paid from the interest earned in the Trust Account. As of June 30, 2020, approximately $404,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or their affiliates. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 6, 2020, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

At June 30, 2020 and December 31, 2019, the assets held in the Trust Account held in trust funds that invests in U.S. Treasury Bills. Through June 30, 2020, an aggregate of $62,559 was withdrawn from the interest earned on the Trust Account, of which $12,500 was used to pay trustee fees and $40,545 was withdrawn to pay for franchise taxes during the six months ended June 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2020 due to the valuation allowance recorded against the Company’s net operating losses.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At June 30, 2019, weighted average shares were reduced for the effect of an aggregate of 150,000 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 2,336,613 shares of common stock (2) rights sold in the Initial Public Offering and private placement that convert into 467,323 shares of common stock and (3) a unit purchase option sold to the underwriter that is exercisable for 333,002 shares of common stock, warrants

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to purchase 166,501 shares of common stock and rights that convert into 33,300 shares of common stock, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into shares of common stock are contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Reconciliation of Net Loss Per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(91,605)	$(103)	$(48,533)	$(16,759)
Less: Income attributable to shares subject to possible redemption	—	—	(98,489)	—
Adjusted net loss	$(91,605)	$(103)	$(147,022)	$(16,759)
Weighted average common shares outstanding, basic and diluted	1,955,909	1,000,000	1,954,003	1,000,000
Basic and diluted net loss per common share	$(0.05)	$(0.00)	$(0.08)	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,440,024 units at $10.00 per Unit, inclusive of 440,024 Units sold to the underwriters on August 28, 2019 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock, one right (“Public Right”) and one warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Public Warrant entitles the holder to purchase one half of one share of common stock at a price of $11.50 per whole share, subject to adjustment (see Note 8).

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and their designees) purchased an aggregate of 220,000 Private Units at a price of $10.00 per Private Unit, of which 200,000 Private Units were purchased by the Sponsor and 20,000 Private Units were purchased by Chardan, for an aggregate purchase price of $2,200,000. On August 28, 2019, the Company consummated the sale of an additional 13,201 Private Units at a price of $10.00 per Private Unit, which was purchased by the Sponsor and Chardan, generating gross proceeds of $132,010. Each Private Unit consists of one share of common stock (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right will convert into one-tenth (1/10) of one share of common stock upon the consummation of a Business Combination (see Note 8). Each Private Warrant is exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Sponsor purchased 1,150,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 150,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units). On August 28, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 110,010 Founder Shares are no longer subject to forfeiture. The underwriters elected not to exercise the remaining portion of the over-allotment option and, therefore, 39,990 Founder Shares were forfeited.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of their Founder Shares until, with respect to 50% of the Founder Shares, the earlier of six months after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the six months after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances — Related Party

The Sponsor advanced the Company an aggregate of $57,500 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. At June 30, 2020 and December 31, 2019, advances of $0 and $57,500, respectively, were outstanding and due on demand.

Promissory Note — Related Party

On December 28, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, of which $225,000 was outstanding under the Promissory Note as of June 30, 2019. The Promissory Note is non-interest bearing and due on the earlier of the consummation of the Initial Public Offering or on the date on which the Company determines not to proceed with the Initial Public Offering. On August 9, 2019, the outstanding balance of $234,000 under the Promissory Note was repaid in full.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $444,002 ($0.10 per Public Share), or an aggregate of $1,332,010, or $0.30 per Unit, on or prior to the date of the applicable deadline. The Sponsor will receive a non-interest bearing, unsecured promissory note that will not be repaid in the event that the Company is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. The note would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, converted upon the consummation of a Business Combination into additional Private Units at a price of $10.00 per unit. The initial stockholders and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

On July 28, 2020, the Company issued two unsecured promissory notes each in an amount of $222,001 (or an aggregate principal amount of $444,002), to the Sponsor and Ucommune, respectively, in exchange for the Sponsor and Ucommune each depositing such amount into the Company’s Trust Account in order to extend the amount of time it has available to complete a Business Combination from August 6, 2020 to November 6, 2020. The Notes are non-interest bearing and due upon the consummation of a Business Combination. In addition, the Notes may be converted at the lender’s discretion into units identical to the Units issued in the Initial Public Offering at a price of $10.00 per unit.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 2, 2019, the holders of the Founder Shares, Private Units (and all underlying securities), and any shares that may be issued upon conversion of Working Capital Loans will be entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. The holders of a majority of the Private Units and units issued in payment of Working Capital Loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 28, 2019, the underwriters elected to partially exercise their over-allotment option to purchase an additional 440,024 Units at a purchase price of $10.00 per Unit.

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,332,010 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company has granted Chardan a right of first refusal, for a period of 18 months after the date of the consummation of a Business Combination, to act as lead investment banker, or minimally as a co-manager, with at 30% of the economics or 20% if three investment banks are involved in the transaction, for any public or private equity and debt offerings during such period.

Warrant Solicitation Fee

The Company has agreed to pay Chardan a warrant solicitation fee of 5% of the exercise price of each Public Warrant exercised during the period commencing 12 months from the effective date of the registration statement (August 2, 2019) other than (a) in conjunction with a force-call provision, or (b) in the case that all solicitations to warrant holders are made exclusively by the Company and/or the Sponsor without third party assistance on an engaged or non-engaged basis. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to Chardan except to the extent it is limited by the number of warrants outstanding. As of June 30, 2020, no warrants have been exercised.

Advisory Agreement

The Company entered into an agreement with Chardan, pursuant to which Chardan will act as a financial and mergers and acquisition advisor to the Company with respect to a Business Combination involving the Company. The Company will pay Chardan a cash fee equal to 5% of the aggregate sales price of the Company’s securities sold to potential investors introduced by Chardan in the Business Combination. In addition, the Company has agreed to pay Chardan an aggregate mergers and acquisition fee based on the aggregate value (as defined in the Advisory Agreement) of the Business Combination.

Merger Agreement

On June 29, 2020, the Purchaser Parties entered into a Merger Agreement (the “Agreement”) with Ucommune, certain shareholders of Ucommune (“Ucommune Shareholders”), and Mr. Daqing Mao, as representative of shareholders of Ucommune.

Pursuant to the Agreement, the Company will merge with and into Purchaser, resulting in all the Company stockholders becoming shareholders of the Purchaser. Concurrently therewith, Merger Sub will merge with and into Ucommune, resulting in Purchaser acquiring 100% of the issued and outstanding equity securities of Ucommune (the “Acquisition Merger”).

Under the Agreement, upon the closing of the Acquisition Merger, the ordinary shares of Purchaser shall be reclassified into class A (“Purchaser Class A Ordinary Shares”) and class B ordinary shares (“Purchaser Class B Ordinary Shares,” together with Purchaser Class A Ordinary Shares, collectively “Purchaser Ordinary Shares”), where each Purchaser Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the post-closing company and each Purchaser Class B Ordinary Share shall be entitled to fifteen (15) votes on all

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS (cont.)

matters subject to vote at general meetings of the post-closing company. At the closing of the Acquisition Merger, the former security holders of the Company will receive the consideration specified, as further described in the Agreement and the former Ucommune Shareholders will receive an aggregate of 53,358,932 Purchaser Class A Ordinary Shares and 9,452,407 Class B Ordinary Shares, among which 3,140,567 Purchaser Ordinary Shares are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Agreement. 7,188,661 Purchaser Class A Ordinary Shares will be reserved and authorized for issuance under the equity incentive plan upon closing.

Additionally, certain shareholders of Ucommune may be entitled to receive earn-out shares as follows: (1) 2,000,000 Purchaser Class A Ordinary Shares if (x) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2020; (2) 1,000,000 Purchaser Class A Ordinary Shares if (x) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2021; and (3) 1,000,000 Purchaser Class A Ordinary Shares if (x) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $30 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (y) Ucommune’s revenue exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune as of and for the fiscal year ended December 31, 2022.

The Acquisition Merger will be consummated subject to the deliverables and provisions as further described in the Agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.00001 per share. Holders of the common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,965,671 and 1,952,097 shares of common stock issued and outstanding, excluding 3,817,564 and 3,831,138 shares of common stock subject to possible redemption, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of common stock underlying the rights.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans but including any outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets, LLC), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

Unit Purchase Option

The Company sold to Chardan (and its designees), for $100, an option to purchase 300,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $3,450,000) commencing on the later of February 2, 2020 and the consummation of a Business Combination. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, the Company issued an additional 33,002 unit purchase options to Chardan and its designees. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires August 2, 2024. The Units issuable upon exercise of the option are identical to those sold in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of the unit purchase option to be approximately $941,000 (or $2.83 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.53% and (3) expected life of five years. The option and the underlying securities that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of common stock at a price below its exercise price.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ORISUN ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$44,804,228	$44,694,457

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB	USD (Note 2) (unaudited)
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	175,774	111,987	15,818
Term deposits	41,715	42,950	6,067
Short-term investments	37,930	13,880	1,961
Accounts receivable, net of allowance of RMB 11,190 and RMB 9,554 as of December 31, 2019 and June 30, 2020, respectively	86,200	65,187	9,208
Prepaid expenses and other current assets	135,830	130,514	18,435
Amounts due from related parties, current	52,611	51,012	7,206
Held-for-sale asset	356,233	327,216	46,220
Total current assets	886,293	742,746	104,915

Non-current assets
Restricted cash	20,527	26,834	3,790
Long-term investments	29,329	28,108	3,970
Property and equipment, net	567,844	432,373	61,074
Right-of-use assets, net	1,851,729	1,378,601	194,731
Intangible assets, net	40,105	34,180	4,828
Goodwill	1,533,485	1,533,485	216,609
Rental deposit	98,486	81,680	11,538
Long-term prepaid expenses	116,363	115,567	16,324
Amounts due from related parties, non-current	884	884	125
Other assets, non-current	185	407	57
Total non-current assets	4,258,937	3,632,119	513,046
TOTAL ASSETS	5,145,230	4,374,865	617,961

UCOMMUNE GROUP HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB	USD (Note 2) (unaudited)
		(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB 117,568 and RMB 63,261 as of December 31, 2019 and June 30, 2020)	138,647	84,755	11,972
Long-term borrowings, current portion (including long-term borrowings, current portion of the consolidated VIEs without recourse to the Company of RMB 9,500 and RMB 7,000 as of December 31, 2019 and June 30, 2020)	14,390	10,196	1,440
Note payable (including note payable of the consolidated VIEs without recourse to the Company of RMB nil and RMB 12,105 as of December 31, 2019 and June 30, 2020)	—	12,105	1,710
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Company of RMB 317,816 and RMB 247,500 as of December 31, 2019 and June 30, 2020)	325,682	251,926	35,585
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB 243,360 and RMB 185,382 as of December 31, 2019 and June 30, 2020)	276,577	233,897	31,626
Amounts due to related parties, current (including amounts due to related parties, current of the consolidated VIEs without recourse to the Company of RMB 43,251 and RMB 55,239 as of December 31, 2019 and June 30, 2020)	43,251	55,239	7,803
Advance workspace membership fee (including advance workspace membership fee of the consolidated VIEs without recourse to the Company of RMB 92,412 and RMB 61,367 as of December 31, 2019 and June 30, 2020)	99,226	66,111	9,338
Convertible bond (including convertible bond of the consolidated VIEs without recourse to the Company of nil and nil as of December 31, 2019 and June 30, 2020)	69,762	70,795	10,000
Contract liabilities (including contract liabilities of the consolidated VIEs without recourse to the Company of RMB 23,875 and RMB 18,682 as of December 31, 2019 and June 30, 2020)	23,875	18,682	2,639
Income taxes payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB 325 and RMB 125 as of December 31, 2019 and June 30, 2020)	325	125	18
Deferred subsidy income (including deferred subsidiary income of the consolidated VIEs without recourse to the Company of RMB 11,974 and RMB 9,553 as of December 31, 2019 and June 30, 2020)	11,974	9,553	1,349
Held-for-sale liabilities (including held-for-sale liabilities, current portion of the consolidated VIEs without recourse to the Company of RMB 32,514 and RMB 27,216 as of December 31, 2019 and June 30, 2020)	32,514	27,216	3,844
Lease liabilities, current (including lease liabilities, current of the consolidated VIEs without recourse to the Company of RMB 557,647 and RMB 556,701 as of December 31, 2019 and June 30, 2020)	589,467	585,347	82,682
Total current liabilities	1,625,690	1,415,947	200,006

UCOMMUNE GROUP HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB	USD (Note 2) (unaudited)
		(unaudited)
Non-current liabilities:
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the Company of RMB 5,000 and RMB 12,785 as of December 31, 2019 and June 30, 2020)	5,000	12,785	1,806
Long-term payable (including long-term payable of the consolidated VIEs without recourse to the Company of RMB 14,309 and RMB 21,008 as of December 31, 2019 and June 30, 2020)	14,308	21,007	2,967
Deferred tax liabilities (including deferred tax liability of the consolidated VIEs without recourse to the Company of RMB 2,427 and RMB 1,985 as of December 31, 2019 and June 30, 2020)	2,427	1,985	280
Lease liabilities, non-current (including lease liabilities, non-current of the consolidated VIEs without recourse to the Company of RMB 1,345,623 and RMB 971,997 as of December 31, 2019 and June 30, 2020)	1,393,691	1,010,333	142,712
Total non-current liabilities	1,415,426	1,046,110	147,765
TOTAL LIABILITIES	3,041,116	2,462,057	347,771

Commitments and contingencies (Note 14)

SHAREHOLDERS’ EQUITY
Ordinary shares (500,000,000 and 500,000,000 authorized, 131,312,984 and 131,312,984 issued and outstanding as of December 31, 2019 and June 30, 2020, with par value of US$0.0001 and US$0.0001, respectively)	92	92	13
Additional paid-in capital	3,645,708	3,645,708	514,967
Subscription receivable	(87)	(78)	(11)
Statutory reserves	3,827	3,827	541
Accumulated deficit	(1,750,475)	(1,936,730)	(273,569)
Accumulated other comprehensive (income) loss	(926)	126	18
Total Ucommune Group Holdings Limited shareholders’ equity	1,898,139	1,712,945	241,959
Noncontrolling interests	205,975	199,863	28,231
TOTAL EQUITY	2,104,114	1,912,808	270,190
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,145,230	4,374,865	617,961

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2019	2020	2020
	RMB	RMB	USD (Note 2)
Revenue:
Workspace membership revenue	268,519	239,004	33,760
Marketing and branding service revenue (including services provided to a related party of RMB 46,231 and RMB 60,922 for six months ended June 30, 2019 and 2020)	181,741	126,480	17,866
Other service revenue (including services provided to related parties of RMB 498 and RMB 4,508 for six months ended June 30, 2019 and 2020)	36,240	33,083	4,673
Total revenue	486,500	398,567	56,299

Cost of revenue:
Workspace membership (including services provided by related parties of RMB 11,454 and RMB 9,908 for six months ended June 30, 2019 and 2020)	(401,831)	(300,909)	(42,504)
Marketing and branding service (including services provided by related parties of RMB 8,733 and RMB 7,276 for six months ended June 30, 2019 and 2020)	(152,132)	(117,612)	(16,613)
Other services	(31,782)	(28,496)	(4,025)
Total cost of revenue	(585,745)	(447,017)	(63,142)
Operating expenses:
Impairment loss on long-lived assets	(46,122)	(33,462)	(4,727)
Pre-opening expenses	(12,834)	—	—
Sales and marketing expenses	(29,864)	(16,873)	(2,383)
General and administrative expenses	(89,270)	(40,618)	(5,737)
Change in fair value of advance for equity interests subscription	(141,164)	—	—
Loss from operations	(418,500)	(139,403)	(19,690)
Interest income	4,284	3,006	425
Interest expense	(5,038)	(10,091)	(1,425)
Subsidy income	9,431	6,578	929
Impairment loss on long-term investments	(2,000)	—	—
Other expense, net	(16,673)	(48,629)	(6,869)
Loss before income taxes and loss from equity method investments	(428,496)	(188,539)	(26,630)
Provision for income taxes:	(2,648)	(1,085)	(153)
(Loss)/gain from equity method investments	(2,017)	144	20
Net loss	(433,161)	(189,480)	(26,763)
Less: Net loss attributable to noncontrolling interests	(13,395)	(3,225)	(456)
Net loss attributable to Ucommune Group Holdings Limited	(419,766)	(186,255)	(26,307)
Net loss per share attributable to ordinary shareholders of
Ucommune Group Holdings Limited
– Basic	(4.63)	(1.78)	(0.25)
– Diluted	(4.63)	(1.78)	(0.25)
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	104,684,701	104,684,701
– Diluted	90,646,360	104,684,701	104,684,701

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2019	2020	2020
	RMB	RMB	USD
Net loss	(433,161)	(189,480)	(26,763)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(571)	1,052	149
Total Comprehensive loss	(433,732)	(188,428)	(26,614)
Less: Comprehensive loss attributable to noncontrolling interest	(13,374)	(3,214)	(454)
Comprehensive loss attributable to Ucommune Group Holdings Limited’s shareholders	(420,358)	(185,214)	(26,160)

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts in thousands, except share and per share data, or otherwise noted)

	Share capital		Paid-in Capital	Additional paid-in capital	Subscription Receivable	Statutory Reserve	Accumulated deficit	Accumulated other comprehensive loss	Total Ucommune Group Holding Limited shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
	No. of shares	Amount
Balance as of December 31, 2018	1	—	10,021	1,344,027	—	1,637	(957,135)	(835)	397,715	198,357	596,072
Issuance of ordinary shares	90,646,360	62	—	—	(62)	—	—	—	—	—
Effect or reorganization	(1)	—	(10,021)	10,021	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(419,766)	—	(419,766)	(13,395)	(433,161)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(592)	(592)	21	(571)
Business acquisitions	—	—	—	—	—	—	—	—	—	3,150	3,150
Acquisition of noncontrolling interests	—	—	—	(1,639)	—	—	—	—	(1,639)	(361)	(2,000)
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	4,110	4,110
Balance as of June 30, 2019	90,646,360	62	—	1,352,409	(62)	1,637	(1,376,901)	(1,427)	(24,282)	191,882	167,600
Balance as of December 31, 2019	131,312,984	92	—	3,645,708	(87)	3,827	(1,750,475)	(926)	1,898,139	205,975	2,104,114
Net loss	—	—	—	—	—	—	(186,255)	—	(186,255)	(3,225)	(189,480)
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,052	1,052	—	1,052
Share subscription received	—	—	—	—	9		—	—	9	—	9
Disposal of subsidiary	—	—	—	—	—	—	—	—	—	(2,887)	(2,887)
Balance as of June 30, 2020 in RMB	131,312,984	92	—	3,645,708	(78)	3,827	(1,936,730)	126	1,712,945	199,863	1,912,808
Balance as of June 30, 2020 in USD		13	—	514,967	(11)	541	(273,569)	18	241,959	28,231	270,190

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2019	2020	2020
	RMB	RMB	USD
Net cash (used in) provided by operating activities	(109,954)	2,418	342
Cash Flows from investing activities
Purchase of term deposits	(8,000)	(44,450)	(6,279)
Settlement of term deposits	—	43,215	6,104
Purchase of short-term investments	(64,400)	(67,450)	(9,528)
Settlement of short-term investments	33,190	91,500	12,925
Purchase of property and equipment	(152,498)	(57,879)	(8,176)
Proceeds from disposal of property and equipment	739	—	—
Purchase of intangible asset	(182)	—	—
Loan provided to related parties	(2,360)	—	—
Loan provided to third parties	(20,000)	—	—
Loan collected from related parties	2,200	—	—
Loan collected from third parties	190,000	—	—
Payment for long-term investment	(350)	—	—
Proceeds from disposal of long-term investments	—	900	127
Cash deduction due to disposal of a subsidiary	—	(4,487)	(634)
Cash paid for business acquisitions, net of cash received	4,270	—	—
Net cash used in investing activities	(17,391)	(38,651)	(5,461)
Cash flows from financing activities
Subscription received to be settled in shares	2,235	—	—
Capital contribution from shareholders	—	9	1
Capital contribution from noncontrolling shareholders	4,110	—	—
Acquisition of noncontrolling interest	(2,000)	—	—
Loan repaid to related parties	(2,082)	—	—
Loan received from third parties	37,029	47,476	6,706
Loan received from a related party	—	3,000	424
Loan repaid to third parties	(47,174)	(73,393)	(10,367)
Cash received from bond issuance	67,843	—	—
Net cash provided by (used in) financing activities	59,961	(22,908)	(3,236)
Effects of exchange rate changes	(156)	1,661	235
Net decrease in cash, cash equivalents and restricted cash	(67,540)	(57,480)	(8,120)
Cash, cash equivalents and restricted cash – beginning of the period	307,906	196,301	27,728
Cash, cash equivalents and restricted cash – end of the period	240,366	138,821	19,608
Supplemental disclosure of cash flow information:
Interest paid	3,458	13,804	1,950
Income taxes paid	660	1,727	244
Supplemental disclosure of noncash information:
Payable for purchase of property and equipment	225,340	110,133	15,558
Payable for investments and acquisitions	38,350	41,688	5,889
Noncash subscription received to be settled in shares	475,668	—	—

UCOMMUNE GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the combined and consolidated statements of cash flows:

	As of December 31, 2019	As of June 30, 2020 (Unaudited)	As of June 30, 2020 (Unaudited)
	RMB	RMB	USD
Cash and cash equivalents:	175,774	111,987	15,818
Restricted cash, non-current	20,527	26,834	3,790
Total cash, cash equivalents and restricted cash	196,301	138,821	19,608

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES

Ucommune Group Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on September 21, 2018. The Company, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries under common ownership with the Company (collectively the “Group”) are primarily engaged in providing long-term leasing, on-demand and short-term leasing solutions to freelancers, start-up entrepreneurs, small medium enterprises and corporations by delivering well-furnished and fully-serviced space on a flexible basis in the People’s Republic of China (“PRC”). The individuals and enterprises registered on U bazaar, a mobile app of the Group are referred to as members.

History of the Group

Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune Venture”) was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. After the incorporation, Ucommune Venture completed a series of financing by issuing equity interests with certain preferential rights to investors.

During September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands (the “Re-domiciliation”). The Re-domiciliation was executed in the following steps:

1)      In September 2018, the Company was incorporated in the Cayman Islands to be the holding company of the Group. In December 2018, the Company established Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), a wholly owned subsidiary of the Company as an intermediate holding company. In January 2019, Ucommune HK established a wholly foreign owned enterprise, Ucommune (Beijing) Technology Co., Ltd. (“WFOE”), for the purpose of establishing a VIE structure as further described in 3) below.

2)      In May and June 2019, the Company issued an aggregate of 90,646,360 ordinary shares to all Ucommune Venture’s then existing shareholders at par value, in the same proportions as the percentage of equity interest they held in Ucommune Venture. Upon the issuance of the ordinary shares, the equity structure of the Company is identical to that of Ucommune Venture. The preferential rights of Ucommune Venture’s equity interest holders were cancelled upon the issuance of ordinary shares by the Company, which was accounted for as a modification.

3)      In May 2019, a series of VIE agreements were entered into between WFOE, Ucommune Venture and the shareholders of Ucommune Venture. Those arrangements effectively provided control over the operations of Ucommune Venture to WFOE. Upon the completion of step 2) and 3), the Re-domiciliation was completed.

Prior to the Re-domiciliation, the Company and Ucommune Venture are under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. As a result, the accompanying financial statements have been prepared on a combined basis using historical cost.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and use of estimates

The accompanying condensed combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) which include the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries under which they are under common ownership. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates. The Group bases its estimates on past experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, consolidation of VIEs, valuation allowance for deferred tax assets, useful lives of property and equipment and intangible assets, incremental borrowing rate, allowance for doubtful accounts, impairment of right-of-use (“ROU”) assets, other long-lived assets and long-term investments, and purchase price allocation relating to business acquisitions, and valuation of the Group’s equity interests. Actual results may differ materially from those estimates.

The accompanying condensed combined and consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

As of June 30, 2020, the Group had working capital deficit (defined as total current assets deducted by total current liabilities) of RMB 673,201, and shareholders’ equity of RMB 1,912,808, including an accumulated deficit of RMB 1,936,730. For the six months ended June 30, 2020, the Group incurred losses from operations amounting to RMB 139,403, and generated positive cash flows from operating activities amounting to RMB 2,418. These factors raise substantial doubt of the Company’s ability to continue as a going concern. The followings are management’s arrangement and plan to mitigate the substantial doubt:

•        The Group has short-term borrowings, current portion of long-term borrowings, and convertible bond of RMB 84,755, RMB 10,196, and RMB 70,795, respectively, as of June 30, 2020. The Group has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

•        From November 2019 to June 2020, the Group entered into four loan agreements with four independent third-party lenders in the principal amounts of RMB580,000 bearing annual interest rate range from 4.35% to 6.31%. The loans will provide in installments from December 2019 to November 2021 and will be repayable one year after each installment.

Because of the above arrangements and plan, the Group believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the combined and consolidated financial statements.

Impairment of ROU assets and other long-lived assets

The Group reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Group considers to be important which could trigger an impairment review primarily includes (a) Significant underperformance relative to projected operating results; (b) Significant changes in the overall business strategy; (c) Significant adverse changes in legal or business environment and (d) Significant competition, unfavorable industry trend, or economic outlook. When these events occur, the Group measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Company measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate. The Group recorded RMB34,132 and RMB4,980 impairment losses on its ROU assets, RMB11,990 and RMB104 impairment losses on its property and equipment, RMB nil and RMB 28,378 impairment losses on its property held for sale during the six months ended June 30, 2019 and 2020, respectively. All the impairment losses recorded are reported under co-working space segment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convenience translation

The Group’s business is primarily conducted in China and substantially all of the revenues are denominated in Renminbi (“RMB”). However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the combined and consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity and cash flows from RMB into US dollars as of and for the six months ended June 30, 2020 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB7.0795 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2020, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which have original maturities of three months or less when purchased and are subject to an insignificant risk of changes in value. The carrying value of cash equivalents approximates market value.

Property and equipment, net

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, the Group considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The Group early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019.

Lease

In February 2016, the FASB issued ASU 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

The Group early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, the Group elected to utilize the package of practical expedients available under ASC 842, which permits the Group to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of the Group’s ROU assets. In connection with the adoption of ASC 842, the Group made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Group has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Group recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Group elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

From the Perspective of Lessor

The Group recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. The Group provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership services fees or office desk rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as fee-based for the use of conference room and prints/copies. The price of each membership varies, based on the basis of the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the Group’s lease contracts are fixed lease payment contracts. The Group’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred. Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Group applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide the Group with a deposit which is normally one-month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the Group’s lease assets represents the fair value of the leased assets at the end of the lease terms. The Group relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Operating lease income from fixed payments and variable lease income for the six months ended, 2019 and 2020 were as follows:

	For the six months ended June 30,
	2019	2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease income from fixed payments	268,469	236,172
Variable operating lease income	50	2,832
Total	268,519	239,004

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease payments receivable for the following five years as of June 30, 2020 were as follows:

As of June 30, 2020
RMB
(unaudited)
2021	219,578
2022	95,353
2023	47,633
2024	42,788
2025	30,536
Thereafter	78,315
Total	514,203

Revenue recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The Group has early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017. The Group elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on the Group’s financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which the Group expects to be entitled to in exchange for those goods or services. The Group follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies a performance obligation.

For the six months ended June 30, 2019, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB268,519, RMB181,741 and RMB36,240, respectively.

For the six months ended June 30, 2020, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB239,004, RMB126,480 and RMB33,083, respectively.

The primary sources of the Group’s revenues are as follows:

(a)      Workspace membership revenue

As set out in Note 2 “Lease, from the perspective of lessor”, workspace membership revenue is recognized under ASC 842.

(b)      Marketing and branding services revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)     Other services revenue

Other services revenue primarily consists of 1) interior design and construction revenue, 2) co-working space management fees and 3) charges to members for ancillary services including printing copying, etc. Design and construction revenue is generated from two subsidiaries acquired in 2018. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Co-working space management fees is derived from managing branded co- working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which the Group expects to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. As of December 31, 2019, the contract liability was RMB23,875 which was all recognized as revenue in the following year. As of June 30, 2020, the contract liability was RMB18,682 which is expected to be recognized as revenue in the following year. Substantial all marketing and branding revenue, and services revenue is recognized over time during six months ended June 30, 2020.

Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB171,915 and RMB 109,053 as of December 31, 2019 and June 30, 2020, respectively.

Interest Rate Risk

The Group is exposed to the impact of interest rate changes primarily through its variable-rate borrowings. As of December 31, 2019 and June 30, 2020, the Group has RMB 28,788 and RMB28,788 short term borrowings with variable interest rates.

Concentration risks

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, term deposit and short-term investments. As of June 30, 2019 and 2020, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were deposited in financial institutions located in the PRC. There is one customer individually represent greater than 10% of total net revenue both for the six months ended June 30, 2019 and June 30, 2020.

There are no suppliers that individually represent greater than 10% of the total cost of revenue (excluding impairment loss) for the six months ended June 30, 2019 and 2020.

Recent accounting pronouncements not yet adopted

Except for the ASUs issued but not yet adopted disclosed in Note 2 to the financial statements for the years ended December 31, 2018 and 2019, there is no ASU issued by the FASB that is expected to have a material impact on the condensed combined and consolidated financial statements upon adoption.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

3. HELD FOR SALE

In April 2019, an investor contributed 100% ownership of Hunan Longxi, a real estate company which primarily consisted of certain properties and a land use right, to the Group for equity interest of Ucommune Venture valued at RMB367,787. The management has approved the plan to sell the properties and land use right and has been actively marketing these assets, which are expected to be sold in the first half of 2020. The asset and liability balances amounting to RMB327,216 and RMB27,216 as of June 30, 2020 were accounted for as held for sale and measured at the net realizable value. Impairment charges of RMB28,378 were recorded on these assets for the six months ended June 30, 2020 as the net carrying value exceeded management’s current expectation of the net realizable value.

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Advances to suppliers(i)	41,890	29,388
Prepaid VAT	48,175	47,572
Rental deposit, current	10,295	10,260
Staff advances	5,418	3,165
Prepaid consulting expenses	1,099	2,256
Short-term construction deposits	4,744	5,803
Prepaid short-term rent	2,724	6,051
Interest receivable	726	358
Receivables from third-party payment platform	1,266	790
Others	19,493	24,871
Total	135,830	130,514

____________

(i)      Advances to suppliers mainly includes prepaid advertising costs, occupancy maintenance and facilities management expenses, as well as prepayment to construction and design suppliers.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Leasehold improvement	612,899	442,083
Buildings	163,887	164,451
Furniture	36,179	24,101
Office equipment	40,966	36,866
Vehicles	119	99
Total cost of property and equipment	854,050	667,600
Less: Accumulated depreciation	(247,428)	(202,188)
Impairment loss	(47,684)	(33,931)
Add: Foreign exchange differences	(506)	(590)
Construction in progress	9,412	1,482
Total	567,844	432,373

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

6. GOODWILL

Goodwill consisted of the following:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Beginning Balance	1,419,018	1,533,485
Acquisitions	114,467	—
Ending Balance	1,533,485	1,533,485

The Group has three operating segments as of June 30, 2020. The carrying amount of goodwill allocated to co-working space, marketing and branding and others reporting units as of June 30, 2020 was RMB1,131,154, RMB133,523 and RMB268,808, respectively.

7. LEASE

From the Perspective of Lessee

The Group leases real estate for terms between 2 to 20 years from real estate companies. The Group generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Group to use.

The Group sub-leased the leased premises to provide various lease solutions. All of the Group’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases were as follows:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
ROU assets	1,851,729	1,378,601
Operating lease liabilities – current	(589,467)	(585,347)
Operating lease liabilities – non current	(1,393,691)	(1,010,333)
Weighted average remaining lease terms	7.60 years	7.90 years
Weighted average incremental borrowing rate	10.53%	10.60%

The components of lease expenses for the six months ended June 30, 2019 and 2020 were as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease expenses for variable payments	1,440	223
Operating lease expenses for fixed payments	245,885	210,398
Short-term lease expenses	17,890	3,282
Total	265,215	213,903

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

7. LEASE (cont.)

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	181,666	145,309

Supplemental noncash information:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Operating lease liabilities arising from obtaining ROU assets	207,799	8,212

The future lease payments as of June 30, 2020 were as follows:

Year Leases	As of June 30, 2020
RMB
(unaudited)
2021	186,330
2022	353,956
2023	333,294
2024	261,689
2025	252,232
Thereafter	755,052
Total lease payments	2,142,553
Less: imputed interest	(546,873)
Total lease liabilities	1,595,680

8. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Payable for purchase of property and equipment	179,914	110,133
Payable for construction service	27,978	38,310
Payable for lease expenses	2,170	2,904
Payable for advertising services	56,684	39,445
Payable for utility and other expenses	14,441	17,501
Others	44,495	43,633
Total	325,682	251,926

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Refundable deposits from members, current	80,935	62,463
Payable for investments and acquisitions	41,688	41,688
Payable to former shareholders of acquirees	13,782	13,782
Accrued payroll	26,719	13,133
VAT payable	8,022	10,113
Other taxes payable	3,448	2,537
Interests payable	13,651	9,938
Others	53,108	24,167
Third-party loans	34,366	44,366
Amounts reimbursable to employees	858	1,710
Total	276,577	233,897

10. COST OF REVENUE (EXCLUDING IMPAIRMENT LOSS)

Cost of revenue (excluding impairment loss) consisted of the following:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Lease expenses	250,898	207,766
Employee compensation and benefits	26,239	29,992
Depreciation and amortization	50,711	23,953
Advertising cost	152,132	111,279
Other operating costs(i)	105,765	74,027
Total	585,745	447,017

____________

(i)      Including costs for construction and design services, utilities, maintenance, daily cleaning and others.

11. INCOME TAXES

Cayman Islands& BVI

The Company is a tax-exempted company incorporated in the Cayman Islands. A subsidiary, Ucommune International Limited, is incorporated in BVI. Both companies are not subject to income tax.

United States (“U.S.”)

Ucommune N.Y. Corp. is incorporated in the U.S. and are subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

11. INCOME TAXES (cont.)

Hong Kong

Ucommune HK was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable profit for the six months ended June 30, 2019 and 2020.

Singapore

Ucommune Singapore Pte. Ltd. was established in Singapore and is subject to Singapore corporate income taxes at the rate of 17% for the six months ended June 30, 2019 and 2020.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions. According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Zhu Hai Heng Qin New Area (“Heng Qin New Area”) are subject to a tax rate of 15%. Shengguang Zhongshuo, as a company located in Heng Qin New Area, is qualified to enjoy the 15% preferential income tax rate.

Enterprises, for which the annual taxable income amount which does not exceed RMB500 in 2017, and the annual taxable income of no more than RMB1,000 in 2018, shall qualify as the small low-profit enterprises, and only 50% of its taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises have updated their preferential tax conditions. The entity should meet the three conditions: 1. The annual taxable income does not exceed RMB 3,000; 2. The number of employees does not exceed 300; 3. The total assets does not exceed RMB 50,000.

For small, low-profit enterprises whose annual taxable income does not exceed RMB1,000, the preferential income tax rate was 5%; for the annual taxable income exceeding RMB1,000 but not more than RMB 3,000, the preferential income tax rate was 10%.

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB	RMB
	(unaudited)	(unaudited)
Current tax expense	3,088	1,527
Deferred tax benefit	(440)	(442)
Total	2,648	1,085

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

11. INCOME TAXES (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets were as follows:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Deferred tax assets:
Allowance for doubtful accounts	2,126	2,011
Impairment loss on long-lived assets	32,263	30,456
Impairment loss on long-term investments	8,953	8,953
Deductible temporary difference related to advertising expenses	3,773	4,294
Deferred subsidy income	1,044	738
Net operating loss carrying forwards	231,357	265,078
Total deferred tax assets	279,516	311,530
Less: valuation allowance	(279,516)	(311,530)
Deferred tax assets, net	—	—

Net change in the valuation allowance of deferred tax assets are summarized as follows:

RMB
Net change of valuation allowance of Deferred tax assets
Balance at December 31, 2018	160,252
Additions-change to tax expense	119,264
Balance at December 31, 2019	279,516
Additions-change to tax expense	32,014
Balance at June 30, 2020	311,530

The significant components of deferred taxes liability were as follows:

	As of December 31, 2019	As of June 30, 2020
	RMB	RMB
		(unaudited)
Deferred tax liabilities:
Acquired intangible assets	2,427	1,985
Total deferred tax liabilities	2,427	1,985

The aggregate NOLs as of June 30, 2020 was RMB 1,499,568 deriving from entities in the PRC. The aggregate NOLs in 2019 was RMB 1,256,691 deriving from entities in the PRC. The NOLs will start to expire from 2021 if they are not used. The cumulative net operating loss in the PRC can be carried forward for five years, to offset future net profits for income tax purposes.

The aggregate NOLs as of June 30, 2020 was RMB 206,776 deriving from entities in the Hong Kong. The aggregate NOLs in 2019 was RMB 196,445 deriving from entities in the Hong Kong. The cumulative net operating loss in Hong Kong can be carried forward without an expiration date.

The company has RMB 43,015 and RMB 26,194 cumulative net operating loss in U.S. and Singapore to carry forward as of June 30, 2020 and December 31, 2019, which can be carried forward indefinitely.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

11. INCOME TAXES (cont.)

The company has RMB 2,722 cumulative net operating loss in BVI as of June 30, 2020 and December 31, 2019.

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of RMB279,516 and RMB311,530 had been established as of December 31, 2019 and June 30, 2020, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the year ended December 31, 2019 and six months ended June 30, 2020. The Group did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payment within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. Late payment surcharge will be assessed in such case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing related issue is ten years. There is no statute of limitation in the case of tax evasion.

Therefore, the Group is subject to examination by the PRC tax authorities based on the above.

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations was as follow:

	For the six months ended June 30, 2019	For the six months end June 30, 2020
	RMB (unaudited)	RMB (unaudited)
Loss before provision for income taxes and loss from equity method investments	(428,496)	(188,539)
Income tax expense computed at an applicable tax rate of 25%	(107,124)	(47,135)
Effect of non-deductible expenses	732	275
Effect of preferential tax rate	33,153	14,818
Effect of income tax rate difference in other jurisdictions	3,162	1,113
Change in valuation allowance	72,725	32,014
	2,648	1,085

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

11. INCOME TAXES (cont.)

if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

12. NET LOSS PER SHARE

For the six months ended June 30, 2019 and 2020, for the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.

Basic and diluted net loss per share for each of the year presented were calculated as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020
	RMB (unaudited)	RMB (unaudited)
Numerator:
Net loss attributable to Ucommune Group Holdings Limited’s shareholders	(419,766)	(186,255)
Denominator:
Weighted average ordinary shares used in computing basic loss per share	90,646,360	104,684,701
Weighted average ordinary shares used in computing diluted loss per share
Basic net loss per share	(4.63)	(1.78)
Diluted net loss per share	(4.63)	(1.78)

13. RELATED PARTIES TRANSACTIONS

The Group had the following related parities:

a.      Executive Officers and companies controlled by executive officers

b.      Equity method investees

c.      Companies controlled by the same shareholders.

d.      The 30% equity holder of Shengguang Zhongshuo

e.      The wholly owned subsidiary of d.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. RELATED PARTIES TRANSACTIONS (cont.)

I.    Balances:

The Group had the following related party balances:

	Relationship	Notes	As of December 31, 2019	As of June 30, 2020
			RMB	RMB
				(unaudited)
Amounts due from related parties:
Guangdong Advertising Co., Ltd.	(d)	(i)	36,381	47,006
Youxiang Group	(c)	(ii)	15,483	4,889
Others	(b)	(iii)	1,631	1
			53,495	51,896
	Relationship	Notes	As of December 31, 2019	As of June 30, 2020
			RMB	RMB
				(unaudited)
Amounts due to related parties:
Youxiang Group	(c)	(iv)	34,032	39,876
Guangdong Marketing Advertising Group	(e)	(v)	9,209	15,363
Others	(b)		10	—
			43,251	55,239

____________

(i)      Amounts due from Guangdong Advertising Co., Ltd. are marketing service fee receivable and prepaid advertising fee.

(ii)     Amounts due from Youxiang Group are consulting fee and construction fee.

(iii)    Amounts due from others are operating management fees and promotion consulting fees.

(iv)    Amounts due to Youxiang Group are lease expenses and property management expenses.

(v)      Amounts due to Guangdong Marketing Advertising Group are account payable for advertisement distribution services.

The Group entered into leases with Youxiang Group and the related ROU assets as of December 31, 2019 and June 30, 2020 were RMB106,558 and RMB20,862, respectively. The related lease liabilities as of December 31, 2019 and June 30, 2020 were RMB111,248 and RMB24,490, respectively.

II.    Transactions:

Lease expenses

	Relationship	Six months Ended June 30,2019	Six months Ended June 30,2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(i)	(c)	11,454	9,908
Total		11,454	9,908

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2020
(In thousands of RMB, except share and per share data, or otherwise noted)

13. RELATED PARTIES TRANSACTIONS (cont.)

Revenues

	Relationship	Six months Ended June 30, 2019	Six months Ended June 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(ii)	(c)	498	4,508
Guangdong Advertising Co., Ltd.(iii)	(d)	46,231	60,922

Property management expense

	Relationship	Six months Ended June 30, 2019	Six months Ended June 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Youxiang Group(iv)	(c)	1,766	215

Purchase of advertisement distribution services

	Relationship	Six months Ended June 30, 2019	Six months Ended June 30, 2020
		RMB	RMB
		(unaudited)	(unaudited)
Xinjiang Xinzhongshuo Marketing Co., Ltd.(v)	(a)	14,416	—
Guangdong Advertising Co., Ltd.(v)	(d)	1,590	1,081
Guangdong Advertising Marketing Group(v)	(e)	—	6,190

____________

(i)      The amount represents rental expense for the operating lease from Youxiang Group.

(ii)     The amount represents consulting, construction and designing services provided to Youxiang Group.

(iii)    The amount represents marketing services provided to Guangdong Advertising Co., Ltd.

(iv)    The amount represents property management services provided by Youxiang Group.

(v)      The amount represents advertisement distribution services provided by these related parties.

14. COMMITMENTS AND CONTINGENCIES

Investment commitment

The Group was obligated to pay RMB5,000 for several long-term investments under various arrangements as of June 30, 2020 with payment due within one year.

15. SUBSEQUENT EVENTS

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000. The transaction is expected to be closed by end of 2020. There is a price adjustment term in the agreement, that if within two years, the condition of Hunan Longxi’s vacant land of use right could be solved, the consideration should not be changed, or the consideration should be changed to RMB 130,000. Ucommune assessed that the possibility of the reduction in the consideration is remote.

In July 2020, the Company signed another supplementary agreement with All-Stars SPX Limited (the “Holder”) to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the convertible bond of USD 10,000 (the “Bond”) in fifth installment from July to November. In addition, if the Company successfully consummates an IPO, the Bond should be repaid immediately. The Company has repaid the first installment of RMB 10,000 (US$1,408) in July.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Ucommune Group Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated balance sheets of Ucommune Group Holdings Limited (the “Company”) as of December 31, 2018 and 2019, the related combined and consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2020.

Beijing, China

August 19, 2020

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	274,633	175,774	25,196
Restricted cash, current	11,000	—	—
Term deposits	24,000	41,715	5,979
Short-term investments	32,200	37,930	5,437
Accounts receivable, net of allowance of RMB 7,434 and RMB 11,190 as of December 31, 2018 and 2019, respectively	69,368	86,200	12,356
Prepaid expenses and other current assets	95,784	135,830	19,470
Loan receivable	190,000	—	—
Amounts due from related parties, current	25,660	52,611	7,541
Held-for-sale asset	—	356,233	51,064
Total current assets	722,645	886,293	127,043

Non-current assets
Restricted cash, non-current	22,273	20,527	2,942
Long-term investments	73,167	29,329	4,204
Property and equipment, net	490,351	567,844	81,397
Right-of-use assets, net	1,935,401	1,851,729	265,435
Intangible assets, net	30,142	40,105	5,749
Goodwill	1,419,018	1,533,485	219,817
Rental deposit	91,251	98,486	14,117
Long-term prepaid expenses	184,833	116,363	16,680
Amounts due from related parties, non-current	2,220	884	127
Other assets, non-current	3,385	185	27
Total non-current assets	4,252,041	4,258,937	610,495
TOTAL ASSETS	4,974,686	5,145,230	737,538

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB 77,698 and RMB 117,568 as of December 31, 2018 and 2019)	77,698	138,647	19,874
Long-term borrowings, current portion (including long-term borrowings, current portion of the consolidated VIEs without recourse to the Company of RMB 26,052 and RMB 9,500 as of December 31, 2018 and 2019)	26,052	14,390	2,063
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Company of RMB 317,530 and RMB 317,816 as of December 31, 2018 and 2019)	317,530	325,682	46,685
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB 205,387 and RMB 243,360 as of December 31, 2018 and 2019)	205,387	276,577	39,642
Amounts due to related parties, current (including amounts due to related parties, current of the consolidated VIEs without recourse to the Company of RMB 12,537 and RMB 43,251 as of December 31, 2018 and 2019)	12,537	43,251	6,200
Advance workspace membership fee (including advance workspace membership fee of the consolidated VIEs without recourse to the Company of RMB 86,791 and RMB 92,412 as of December 31, 2018 and 2019)	86,791	99,226	14,224
Convertible bond (including convertible bond of the consolidated VIEs without recourse to the Company of nil and nil as of December 31, 2018 and 2019)	—	69,762	10,000
Contract liabilities (including contract liabilities of the consolidated VIEs without recourse to the Company of RMB 15,305 and RMB 23,875 as of December 31, 2018 and 2019)	15,305	23,875	3,422
Income taxes payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB 5,747 and RMB 325 as of December 31, 2018 and 2019)	5,747	325	47
Deferred subsidy income (including deferred subsidiary income of the consolidated VIEs without recourse to the Company of RMB 18,357 and RMB 11,974 as of December 31, 2018 and 2019)	18,357	11,974	1,716
Held-for-sale liabilities (including held-for-sale liabilities, current of the consolidated VIEs without recourse to the Company of nil and RMB 32,514 as of December 31, 2018 and 2019)	—	32,514	4,661

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Liabilities to be settled in shares (including liabilities to be settled in shares, current of the consolidated VIEs without recourse to the Company of RMB 1,554,876 and nil as of December 31, 2018 and 2019)	1,554,876	—	—
Lease liabilities, current (including lease liabilities, current of the consolidated VIEs without recourse to the Company of RMB 559,186 and RMB 557,647 as of December 31, 2018 and 2019)	559,186	589,467	84,497
Total current liabilities	2,879,466	1,625,690	233,031

Non-current liabilities:
Amounts due to related parties, non-current (including amounts due to related parties, non-current of the consolidated VIEs without recourse to the Company of RMB 252 and RMB nil as of December 31, 2018 and 2019)	252	—	—
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the Company of RMB 19,344 and RMB 5,000 as of December 31, 2018 and 2019)	19,344	5,000	717
Long-term payable (including long-term payable of the consolidated VIEs without recourse to the Company of RMB 14,228 and RMB 14,308 as of December 31, 2018 and 2019)	14,228	14,308	2,051
Deferred tax liabilities (including deferred tax liability of the consolidated VIEs without recourse to the Company of RMB 3,292 and RMB 2,427 as of December 31, 2018 and 2019)	3,292	2,427	348
Lease liabilities, non-current (including lease liabilities, non-current of the consolidated VIEs without recourse to the Company of RMB 1,462,032 and RMB 1,345,623 as of December 31, 2018 and 2019)	1,462,032	1,393,691	199,778
Total non-current liabilities	1,499,148	1,415,426	202,894
TOTAL LIABILITIES	4,378,614	3,041,116	435,925

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED BALANCE SHEETS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Commitments and contingencies (Note 26)
SHAREHOLDERS’ EQUITY
Ordinary shares (38,000,000 and 500,000,000 authorized, 1 and 131,312,984 issued and outstanding as of December 31, 2018 and, 2019, with par value of HK$0.01 and US$0.0001, respectively)	—	92	13
Paid in capital	10,021	—	—
Additional paid-in capital	1,344,027	3,645,708	522,592
Subscription receivable	—	(87)	(12)
Statutory reserves	1,637	3,827	549
Accumulated deficit	(957,135)	(1,750,475)	(250,921)
Accumulated other comprehensive loss	(835)	(926)	(133)
Total Ucommune Group Holdings Limited shareholders’ equity	397,715	1,898,139	272,088
Noncontrolling interests	198,357	205,975	29,525
TOTAL SHAREHOLDERS’ EQUITY	596,072	2,104,114	301,613
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,974,686	5,145,230	737,538

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Revenue:
Workspace membership revenue	394,356	557,994	79,985
Marketing and branding service revenue (including services provided to a related party of RMB nil and RMB 117,796 for the years ended December 31, 2018 and 2019)	24,617	534,826	76,664
Other service revenue (including services provided to related parties of RMB 4,435 and RMB 12,116 for the years ended December 31, 2018 and 2019)	29,535	74,538	10,685
Total revenue	448,508	1,167,358	167,334

Cost of revenue:
Workspace membership (including services provided by related parties of RMB 11,964 and RMB 22,336 for the years ended December 31, 2018 and 2019)	(624,844)	(814,002)	(116,683)
Marketing and branding service (including services provided by related parties of RMB nil and RMB 57,444 for the years ended December 31, 2018 and 2019)	(22,481)	(485,473)	(69,590)
Other services	(16,284)	(69,917)	(10,022)
Total cost of revenue	(663,609)	(1,369,392)	(196,295)
Operating expenses:
Impairment loss on long-lived assets	(111,203)	(52,030)	(7,458)
Pre-opening expenses	(20,165)	(15,124)	(2,168)
Sales and marketing expenses	(44,783)	(75,841)	(10,871)
General and administrative expenses	(118,798)	(181,582)	(26,029)
Remeasurement gain of previously held equity interests in connection with step acquisitions	27,543	386	55
Change in fair value of liabilities to be settled in shares	25,607	(179,475)	(25,727)
Loss from operations	(456,900)	(705,700)	(101,159)
Interest income	21,574	5,944	852
Interest expense	(9,902)	(16,346)	(2,343)
Subsidy income	31,783	16,782	2,406
Impairment loss on long-term investments	(18,990)	(37,453)	(5,369)
Gain on disposal of long-term investments	2,030	—	—
Other expense, net	(11,715)	(63,480)	(9,100)
Loss before income taxes and loss from equity method investments	(442,120)	(800,253)	(114,713)
Provision for income taxes:	(2,087)	(4,872)	(698)
Loss from equity method investments	(948)	(1,548)	(222)
Net loss	(445,155)	(806,673)	(115,633)
Less: Net loss attributable to noncontrolling interests	(15,563)	(15,523)	(2,225)
Net loss attributable to Ucommune Group Holdings Limited	(429,592)	(791,150)	(113,408)
Net loss per share attributable to ordinary shareholders of Ucommune Group Holdings Limited
– Basic	(4.74)	(7.56)	(1.08)
– Diluted	(4.74)	(7.56)	(1.08)
Weighted average shares used in calculating net loss per share
– Basic	90,646,360	104,684,701	104,684,701
– Diluted	90,646,360	104,684,701	104,684,701

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Net loss	(445,155)	(806,673)	(115,633)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(653)	(69)	(10)
Total Comprehensive loss	(445,808)	(806,742)	(115,643)
Less: Comprehensive loss attributable to noncontrolling interest	(15,587)	(15,524)	(2,225)
Comprehensive loss attributable to Ucommune Group Holdings Limited’s shareholders	(430,221)	(791,218)	(113,418)

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares		Paid-in Capital	Additional paid-in capital	Subscription Receivable	Statutory Reserve	Accumulated deficit	Accumulated other comprehensive loss	Total Ucommune Group Holding Limited shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
	No. of shares	Amount
Balance as of December 31, 2017	—	—	9,082	1,340,467	—	345	(526,251)	(206)	823,437	1,359	824,796
Net loss	—	—	—	—	—	—	(429,592)	—	(429,592)	(15,563)	(445,155)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(629)	(629)	(24)	(653)
Provision for statutory reserve	—	—	—	—	—	1,292	(1,292)	—	—	—	—
Business acquisition	—	—	—	—	—	—	—	—	—	202,411	202,411
Capital contribution from shareholders	1	—	939	3,560	—	—	—	—	4,499	—	4,499
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	10,174	10,174
Balance as of December 31, 2018	1	—	10,021	1,344,027	—	1,637	(957,135)	(835)	397,715	198,357	596,072
Issuance of ordinary shares	131,312,984	92	—	2,310,377	(87)	—	—	—	2,310,382	—	2,310,382
Effect or reorganization	(1)	—	(10,021)	10,021	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(791,150)	—	(791,150)	(15,523)	(806,673)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(91)	(91)	22	(69)
Provision for statutory reserve	—	—	—	—	—	2,190	(2,190)	—	—	—	—
Business acquisitions	—	—	—	(17,078)	—	—	—	—	(17,078)	20,090	3,012
Acquisition of noncontrolling interests	—	—	—	(1,639)	—	—	—	—	(1,639)	(1,081)	(2,720)
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	—	—	4,110	4,110
Balance as of December 31, 2019 in RMB	131,312,984	92	—	3,645,708	(87)	3,827	(1,750,475)	(926)	1,898,139	205,975	2,104,114
Balance as of December 31, 2019 in USD	—	13	—	522,592	(12)	549	(250,921)	(133)	272,088	29,525	301,613

The accompanying notes are an integral part of these combined and consolidated financial statements

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(445,155)	(806,673)	(115,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	79,162	108,303	15,525
Amortization of intangible assets	1,907	10,803	1,549
Loss on disposal of property and equipment	7,069	30,604	4,387
Loss on disposal of intangible assets	—	14	2
Impairment of long-lived assets	111,203	52,030	7,458
Impairment of long-term investment	18,990	37,453	5,369
Gain on disposal of a subsidiary	(644)	—	—
Gain on disposal of long-term investments	(2,030)	—	—
Amortization of right-of-use assets	288,076	289,005	41,427
Remeasurement gain of previously held equity interests in connection with step acquisitions	(27,543)	(386)	(55)
Change in fair value of liabilities to be settled in shares	(25,607)	179,475	25,727
Allowance for doubtful accounts	7,352	4,950	710
Loss from equity method investment	948	1,548	222
Deferred income tax	(47)	(884)	(127)
Changes in operating assets and liabilities:
Accounts receivable	543	(19,821)	(2,841)
Prepaid expenses and other current assets	11,097	(1,262)	(181)
Amount due from related parties	21,956	(27,814)	(3,987)
Long-term prepaid expenses	1,413	(1,274)	(183)
Right-of-use assets	(741,372)	(202,983)	(29,096)
Rental deposit, non-current	(21,813)	(6,900)	(989)
Accounts payable	8,845	46,401	6,651
Accrued expenses and other current liabilities	48,239	43,549	6,244
Advanced workspace membership fee	8,869	12,393	1,776
Contract liabilities	14,905	8,569	1,228
Income tax payable	(2,571)	(5,422)	(777)
Deferred subsidy income	(1,179)	(6,383)	(915)
Amount due to related parties	6,179	37,108	5,319
Lease liabilities	574,048	(14,522)	(2,082)
Change in held for sale assets	—	(10,181)	(1,459)
Change in held for sale liabilities	—	18,862	2,704
Refundable deposits from members, non-current	5,089	81	12
Net cash used in operating activities	(52,071)	(223,357)	(32,015)

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash Flows from investing activities
Purchase of term deposits	(17,000)	(17,712)	(2,539)
Purchase of short-term investments	(32,200)	(321,940)	(46,148)
Settlement of short-term investments	206,400	317,200	45,469
Purchase of property and equipment	(135,239)	(173,571)	(24,880)
Proceeds from disposal of property and equipment	642	1,089	156
Purchase of intangible asset	(607)	(4,345)	(623)
Loan provided to related parties	(8,020)	—	—
Loan provided to third parties	(70,000)	—	—
Loan collected from related parties	—	2,200	315
Loan collected from third parties	—	190,000	27,235
Payment for long-term investment	(6,250)	(1,978)	(284)
Proceeds from disposal of long-term investments	3,000	—	—
Cash deduction due to disposal of a subsidiary	(324)	—	—
Cash received for business acquisitions, net of cash paid	29,913	16,481	2,362
Net cash (used in)/provided by investing activities	(29,685)	7,424	1,063

Cash flows from financing activities
Capital contribution from shareholders	4,499	—	—
Capital contribution from noncontrolling shareholders	10,174	4,110	589
Subscription received to be settled in shares	126,545	—	—
Cash paid for listing fee	—	(6,299)	(903)
Acquisition of noncontrolling interests	—	(2,720)	(390)
Loan repaid to related parties	(11,316)	(6,906)	(990)
Loan received from third parties	59,960	120,165	17,225
Loan repaid to third parties	—	(73,733)	(10,569)
Cash received from issuing convertible bond	—	69,762	10,000
Net cash provided by financing activities	189,862	104,379	14,962
Effects of exchange rate changes	57	(51)	(9)
Net increase/(decrease) in cash, cash equivalents and restricted cash	108,163	(111,605)	(15,999)
Cash, cash equivalents and restricted cash – beginning of the period	199,743	307,906	44,137
Cash, cash equivalents and restricted cash – end of the period	307,906	196,301	28,138

UCOMMUNE GROUP HOLDINGS LIMITED

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2018	2019	2019
	RMB	RMB	USD
Supplemental disclosure of cash flow information:
Interest paid	5,253	7,948	1,139
Income taxes paid	351	6,801	975

Supplemental disclosure of noncash information:
Payable for purchase of property and equipment	219,104	179,914	25,790
Payable for investments and acquisitions	38,350	41,688	5,976
Noncash subscription received to be settled in shares	1,180,821	—	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the combined and consolidated balance sheets that sum to the total of the same such amounts shown in the combined and consolidated statements of cash flows:

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD
Cash and cash equivalents:	274,633	175,774	25,196
Restricted cash, current	11,000	—	—
Restricted cash, non-current	22,273	20,527	2,942
Total cash, cash equivalents and restricted cash	307,906	196,301	28,138

The accompanying notes are an integral part of these combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES

Ucommune Group Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on September 21, 2018. The Company, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiaries under common ownership with the Company (collectively the “Group”) are primarily engaged in providing long-term leasing, on-demand and short-term leasing solutions to freelancers, start-up entrepreneurs, small medium enterprises and corporations by delivering well-furnished and fully-serviced space on a flexible basis in the People’s Republic of China (“PRC”). The individuals and enterprises registered on U bazaar, a mobile app of the Group are referred to as members.

History of the Group

Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune Venture”) was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. After the incorporation, Ucommune Venture completed a series of financing by issuing equity interests with certain preferential rights to investors.

During September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands (the “Re-domiciliation”). The Re-domiciliation was executed in the following steps:

1)      In September 2018, the Company was incorporated in the Cayman Islands to be the holding company of the Group. In December 2018, the Company established Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), a wholly owned subsidiary of the Company as an intermediate holding company. In January 2019, Ucommune HK established a wholly foreign owned enterprise, Ucommune (Beijing) Technology Co., Ltd. (“WFOE”), for the purpose of establishing a VIE structure as further described in 3) below.

2)      In May and June 2019, the Company issued an aggregate of 90,646,360 ordinary shares to all Ucommune Venture’s then existing shareholders at par value, in the same proportions as the percentage of equity interest they held in Ucommune Venture. Upon the issuance of the ordinary shares, the equity structure of the Company is identical to that of Ucommune Venture. The preferential rights of Ucommune Venture’s equity interest holders were cancelled upon the issuance of ordinary shares by the Company, which was accounted for as a modification.

3)      In May 2019, a series of VIE agreements were entered into between WFOE, Ucommune Venture and the shareholders of Ucommune Venture. Those arrangements effectively provided control over the operations of Ucommune Venture to WFOE. Upon the completion of step 2) and 3), the Re-domiciliation was completed.

Prior to the Re-domiciliation, the Company and Ucommune Venture are under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. As a result, the accompanying financial statements have been prepared on a combined basis using historical cost.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

As of December 31, 2019, the Company’s major subsidiaries, its VIEs and the VIEs’ major subsidiaries were as follow:

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of ownership	Principal activities
Major Subsidiaries of the Company:
Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”)	December 7, 2018	Hong Kong	100%	Shared workspace
Ucommune (Beijing) Information Technology Co., Ltd (“WFOE”)	January 3, 2019	PRC	100%	Technology and internet service
Melo, Inc.	May 15, 2019	Cayman	100%	Technology Innovation
Melo Hongkong Limited	May 15, 2019	Hong Kong	100%	Technology Innovation
Beijing Melo Technology Co. Ltd	May 15, 2019	PRC	100%	Technology Innovation
VIEs:
Ucommune (Beijing) Venture Investment Co., Ltd (“Ucommune Investment”)	April 3, 2015	PRC	100%	Shared workspace
Beijing Youxianji Technology Co., Ltd (“Youxianji”)	August 29, 2018	PRC	100%	Technology and internet service
Beijing Weixue Tianxia Educational Technology Co. Ltd	May 15, 2019	PRC	100%	Technology Innovation
Major VIEs’ subsidiaries:
Beijing Sunshine 100 Ucommune Venture Investment Co., Ltd.	May 18, 2015	PRC	50%	Shared workspace
Beijing Pengda Ucommune Venture Investment Co., Ltd.	July 31, 2015	PRC	100%	Shared workspace
Shanghai Ucommune Venture Investment Co., Ltd.	October 30, 2015	PRC	100%	Shared workspace
Beijing Weituo Ucommune Venture Investment Co., Ltd.	January 04, 2016	PRC	51%	Shared workspace
Beijing Hongkun Enterprise Management Consulting Co., Ltd.	May 16, 2016	PRC	51%	Shared workspace
Beijing Jingchao Ucommune Technology Services Co., Ltd.	September 19, 2016	PRC	100%	Shared workspace
Beijing Dongke Ucommune Technology Service Co., Ltd.	July 06, 2017	PRC	100%	Shared workspace
Hongtai Innovation Space (Beijing) Venture Investment Co., Ltd. (“Hongtai Space”)	December 05, 2017	PRC	100%	Shared workspace
Hongkunyouxiang (Beijing)Technology Co., Ltd.	December 06, 2017	PRC	55%	Shared workspace
Shenzhen Weido Union Technology Co., Ltd. and Subsidiaries (“Shenzhen Weido”)	June 01, 2018	PRC	100%	Shared workspace
Hezuogongchuang (Beijing) Office Services Co., Ltd. and its Subsidiaries (“Wujie Space”)	June 01, 2018	PRC	100%	Shared workspace
Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd. (“Dongyi Yuanda”)	July 01,2018	PRC	51%	Construction
Beijing Daguan Architectural Design Consulting Co., Ltd. and Subsidiary (“Daguan”)	July 01,2018	PRC	51%	Interior design
Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd. (“Shengguang Zhongshuo”)	December 20, 2018	PRC	51%	Marketing service
Hunan Longxi Real Estate Development Co., Ltd (“Hunan Longxi”)	April 02, 2019	PRC	100%	Real Estate Development

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES

The VIE arrangements

The Company operates substantially all of its business through its VIEs including Ucommune Venture and Beijing U Bazaar. On May 20, 2019, WFOE entered into a series of contractual arrangements with Ucommune Venture, Beijing U Bazaar, and the respective equity interest holders. The series of contractual agreements include exclusive business cooperation agreement, exclusive call option agreement, equity pledge agreement, powers of attorney and spousal consent letters.

The Group believes that these contractual arrangements enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and is able to consolidate the VIEs and VIEs’ subsidiaries.

Details of the contractual agreements are set forth below.

•        Agreements that transfer economic benefits to the Group:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between WFOE and the VIEs, WFOE has the exclusive right to provide or designate any third-party to provide, among other things, leasing solution, permission of intellectual property rights, technological support and business support to the VIEs and their subsidiaries. In exchange, the VIEs and their subsidiaries pay service fees to WFOE in an amount determined by WFOE in its sole discretion. Without the prior written consent of WFOE, the VIEs and their subsidiaries cannot accept services provided by or establish similar cooperation relationship with any third-party. WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations. The agreement will be effective upon signing by both parties until WFOE signs a separate agreement to acquire the whole equity of the VIEs. Unless otherwise required by applicable PRC laws, the VIEs and their shareholders do not have any right to terminate the agreement.

•        Agreements that provide the Company effective control over VIEs:

Equity Pledge Agreement

Under the equity interest pledge agreement among WFOE, the VIEs and their shareholders, the VIEs’ shareholders pledged all of their equity interests of the VIEs to WFOE as security for performance of the obligations of the VIEs and its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, WFOE may exercise the right to enforce the pledge immediately. WFOE may transfer all or any of its rights and obligations under the equity interest pledge agreement to its designee(s) at any time. The agreement will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney.

Exclusive Call Option Agreement

Under the exclusive call option agreement among WFOE, the VIEs and their shareholders, each of the shareholders of the VIEs irrevocably granted WFOE a right to purchase, or designate a third-party to purchase, all or any part of their equity interests in the VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of the VIEs shall promptly give all considerations they received from the exercise of the options to WFOE or its designee(s). The VIEs and their shareholders covenant that, without WFOE’s prior written consent, they will not, among other things, (i) sell, transfer, create any pledge or otherwise dispose of their equity interests in the VIEs or create any pledge or encumbrance on their equity interests in the VIEs; (ii) vote for shareholders’ resolution regarding sell, transfer, create any pledge or otherwise dispose of their equity interests in the VIEs; (iii) change the VIEs’

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

registered capital; (iv) amend the VIEs’ articles of association; (v) cause the VIEs to enter into any major contracts or terminate any material contracts to which the VIEs is a party; (vi) declare or distribute dividends; (vii) terminate, liquidate or dissolve the VIEs; or (viii) allow the VIEs to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing. The agreement will remain effective until terminated by WFOE at its discretion or the entire equity interests in the VIEs have been transferred to WFOE or its designee(s).

Powers of Attorney

Pursuant to the powers of attorney executed by the VIEs’ shareholders, each of them irrevocably authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including but not limited to proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the rights as shareholders (including but not limited to voting rights, nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole).

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of relevant individual shareholders of the VIEs, the signing spouses unconditionally and irrevocably agreed that the equity interest in the VIEs held by and registered in the name of their spouses be disposed of in accordance with the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreement and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent. Additionally, the signing spouses agreed not to assert any rights over the equity interest in the VIEs held by their spouses. In addition, in the event that the signing spouses obtain any equity interests in the VIEs held by their spouses for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

Risks in relation to VIE structure

The Company believes that the contractual arrangements with VIEs and their shareholders are in compliance with existing PRC laws and regulations and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

—

VIEs and their shareholders may have or develop interests that conflict with the Group’s interests, which may lead them to pursue opportunities in violation of the aforementioned contractual agreements. If the Group cannot resolve any conflicts of interest or disputes between the Group and the shareholders of VIEs, the Group would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

—

VIEs and their shareholders could fail to obtain proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIEs or the Group, restrict the VIEs or the Group’s use of financing sources or otherwise restrict the VIEs or the Group’s ability to conduct business.

—

The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIEs have failed to comply with the legal obligations required to effectuate such contractual arrangements.

—	If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government may restrict or prohibit the Group’s business and operations in China.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Group may not be able to consolidate VIEs and their subsidiaries in the combined and consolidated financial statements as the Group may lose the ability to exert effective control over VIEs and their shareholders, and the Group may lose the ability to receive economic benefits from VIEs.

The Group’s business has been directly operated by the VIEs and their subsidiaries. As of December 31, 2018 and 2019, the VIEs and their subsidiaries accounted for an aggregate of 100% and 95.6%, respectively, of the Group’s consolidated total assets, and 100% and 92.7% respectively of the Group’s consolidated total liabilities.

The following financial information of the Company’s VIEs and VIEs’ subsidiaries after the elimination of inter-company transactions and balances as of December 31, 2018 and 2019 and for the years ended December 31, 2018 and 2019 was included in the accompanying consolidated financial statements:

	As of December 31,
	2018	2019
	RMB	RMB
Cash and cash equivalents	274,633	169,530
Held-for-sale asset, current	—	356,233
Other current assets	448,012	362,155
Total current assets	722,645	887,918
Property and equipment, net	490,351	538,514
Right of use assets, net	1,935,401	1,778,734
Goodwill	1,419,018	1,440,769
Other non-current assets	407,271	272,772
Total assets	4,974,686	4,918,707
Accounts payable	317,530	317,816
Liabilities to be settled in shares, current	1,554,876	—
Lease liabilities, current	559,186	557,647
Other current liabilities	447,874	574,779
Total current liabilities	2,879,466	1,450,242
Lease liabilities, non-current	1,462,032	1,345,623
Other non-current liabilities	37,116	21,735
Total liabilities	4,378,614	2,817,600
	For the year ended December 31,
	2018	2019
	RMB	RMB
Net revenues	448,508	1,147,942
Net loss	(445,155)	(736,149)
Net cash used in operating activities	(52,071)	(164,856)
Net cash (used in)/provided by investing activities	(29,685)	36,329
Net cash provided by financing activities	189,682	13,358

There are no combined and consolidated VIEs’ assets that are collateral for the VIEs’ obligations. No creditors (or beneficial interest holders) of the VIEs have recourse to the general credit of the Company or any of its combined and consolidated subsidiaries. No terms in any arrangements, considering both explicit arrangements and implicit variable interests, require the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE through loans to the shareholders of the VIEs or entrustment loans to the VIEs.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Basis of presentation and use of estimates

The accompanying combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) which include the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries under which they are under common ownership. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates. The Group bases its estimates on past experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, consolidation of VIEs, valuation allowance for deferred tax assets, useful lives of property and equipment and intangible assets, incremental borrowing rate, allowance for doubtful accounts, impairment of right-of-use (“ROU”) assets, other long-lived assets and long-term investments, and purchase price allocation relating to business acquisitions, and valuation of the Group’s equity interests. Actual results may differ materially from those estimates.

The accompanying combined and consolidated financial statements have been prepared assuming that the Group will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Group’s ability to generate sufficient cash flows from operations, and the Group’s ability to arrange adequate financing arrangements.

As of December 31, 2019, the Group had working capital deficit (defined as total current assets deducted by total current liabilities) of RMB 739,397, and shareholders’ equity of RMB 2,104,114, including an accumulated deficit of RMB 1,750,475. For the years ended December 31, 2018 and 2019, the Group incurred losses from operations amounting to RMB456, 900 and RMB 705,700, respectively, and generated negative cash flows from operating activities amounting to RMB52,071 and RMB 223,357, respectively. These factors raised substantial doubt of the Company’s ability to continue as a going concern. Subsequent to December 31, 2019, the Group entered into the following arrangements:

•        The Group has short-term borrowings, current portion of long-term borrowings, and convertible bond of RMB 84,755, RMB 10,196, and RMB 70,795, respectively, as of June 30, 2020. The Group has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

•        From November 2019 to June 2020, the Group entered into four loan agreements with four independent third-party lenders in the principal amounts of RMB580,000 bearing annual interest rate range from 4.35% to 6.31%. The loans will provide in installments from December 2019 to November 2021 and will be repayable one year after each installment.

Because of the above arrangements and plan, the Group believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the combined and consolidated financial statements.

Principles of consolidation

The accompanying combined and consolidated financial statements include the financial information of the Company and its subsidiaries, the VIEs and VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency translation and transactions

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the subsidiaries and VIEs’ subsidiaries incorporated outside the mainland China is United States dollar (“USD” or “US$”), Hong Kong dollar (“HK$”) or Singapore dollar (“SGD”). The functional currency of all the other subsidiaries and the VIEs and VIEs’ subsidiaries is RMB.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates.

Business combinations

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition- related expenses are expensed as incurred. Common forms of the consideration made in acquisitions are equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

In a business combination achieved in stages, the Group remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

Asset acquisitions

If investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

Impairment of ROU assets and other long-lived assets

The Group reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Group considers to be important which could trigger an impairment review primarily includes (a) Significant underperformance relative to projected operating results; (b) Significant changes in the overall business strategy; (c) Significant adverse changes in legal or business environment and (d) Significant competition, unfavorable industry trend, or economic outlook. When these events occur, the Group measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Company measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate. The Group recorded RMB94,311 and RMB21,103 impairment losses on its ROU assets, RMB16,892 and RMB 9,479 impairment losses on its property and equipment, RMB nil and RMB 21,448 impairment losses on its property held for sale during the years ended December 31, 2018 and 2019, respectively. All the impairment losses recorded are reported under co-working space segment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, restricted cash, term deposits, short-term investments, equity securities without readily determinable fair values, amounts due from/to related parties, accounts receivable, loans receivable, accounts payable, short-term borrowings, long-term borrowings, liabilities to be settled in shares, convertible bond and other liabilities.

As of December 31, 2018 and 2019, the carrying values of cash and cash equivalents, restricted cash, term deposits, short-term investments, loans receivable, accounts receivable, accounts payable, short-term borrowings, convertible bond and other liabilities approximated their fair values reported in the combined and consolidated balance sheets due to the short-term maturities of these instruments. The carrying amounts of short-term borrowings and long-term borrowings approximate their fair values as their interest rates are at the same level of current market yield for comparable loans.

Convenience translation

The Group’s business is primarily conducted in China and substantially all of the revenues are denominated in Renminbi (“RMB”). However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the combined and consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity and cash flows from RMB into US dollars as of and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB6.9762 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2019, or at any other rate.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which have original maturities of three months or less when purchased and are subject to an insignificant risk of changes in value. The carrying value of cash equivalents approximates market value.

Restricted cash

Restricted cash consists of cash equivalents restricted as to withdrawal or use for a specified purpose. Restricted cash is classified as either current or non-current based on when the amount will be released in accordance with the terms of the respective agreement.

Term deposit

Term deposits represent time deposits placed with banks with original maturities of more than three months and equal or less than one year. Interest earned is recorded as interest income during the period.

In order to ensure that the Group’s loans under the China Merchants Bank can be timely and fully repaid, the Group pledged RMB 15,000 term deposit to China Merchants Bank. The term of pledge is from April 2019 to the expiration of the limitation of action for credit claims.

In order to guarantee the Group repayment performance of the loan agreement, the Group pledged term deposit in commercial bank to a third party. As of December 31, 2018, the term deposit balance pledged by the group was RMB 24,000. As of December 31, 2019, the term deposit pledged by the group was RMB 26,715. The maturity date of the pledge is until all debts are repaid.

Short-term investments

Short-term investments include various financial products with variable interest rates placed with financial institutions and are restricted as to withdrawal and use. The Group classifies the financial products as held-to-maturity securities. The original maturities of the short-term investments are longer than three months, but shorter than twelve months. The carrying amount of these short-term investments approximate their fair values due to the short term maturities of these investments and are carried at cost.

The Group reviews its short-term investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Group considers available quantitative and qualitative evidences in evaluating the potential impairment of its short-term investments. If the carrying amount of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, expected future performance of the investees, the duration and the extent to which the fair value of the investment is less than the carrying amount, and the Group’s intent and ability to hold the investments. OTTI is recognized as a loss in the combined and consolidation statements of operations. No impairment charge was recognized for the years ended December 31, 2018 and 2019.

Property and equipment, net

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Repair and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The first step in the two-step impairment test is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, the Group considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

The second step compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit). If the implied fair value of goodwill exceeds the carrying amount, goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The Group early adopted ASU No. 2017-04 on January 1, 2019 and used the one-step method for the goodwill impairment assessment for the year of 2019.

Based on the result of the Group’s annual goodwill impairment assessment, no impairment charges were recognized for the years ended December 31, 2018 and 2019.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets

Intangible assets are amortized using the straight-line basis over the estimated useful lives as follows:

Category	Estimated useful life
Brand name	5 years
Customer relationship	3 – 5 years
Software	5 years
Patent	19 years

Long-term investments

The Group’s long-term investments include equity securities without readily determinable fair values (cost method investments before adoption of Accounting Standard Codification (“ASC”) 321) and equity method investments.

Equity securities without readily determinable fair values

In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Subsequent to ASU 2016-02, the FASB issued ASU 2019-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” to clarify certain narrow aspects of guidance concerning the recognition of financial assets and liabilities established in ASU 2016-01.

The Group adopted ASC 321, Investments—Equity Securities on January 1, 2019. Prior to January 1, 2019, for investee companies over which the Group does not have significant influence or a controlling interest, equity securities of privately-held companies were accounted for using the cost method of accounting, measured at cost less OTTI. Starting from January 1, 2019, for equity securities without readily determinable fair value, the Group elected to use the measurement alternative to measure those investments at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The adoption did not have a material impact on the Group’s combined and consolidated financial position or results of operations.

The Group reviews its equity securities without readily determinable fair value for impairment at each reporting period. If a qualitative assessment indicates that the investment is impaired, the Group estimates the investment’s fair value in accordance with the principles of ASC Topic 820—Fair Value Measurement (“ASC 820”). If the fair value is less than the investment’s carrying value, the Group recognizes an impairment loss in the combined and consolidated statements of operations.

Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into accumulated deficit

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that any OTTI has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investment.

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

Convertible bond

The Group accounts for its convertible bond under ASC 470 Debt, using the effective interest method, from the issuance date to the maturity date. Interest expenses are recognized in the combined and consolidated statement of operation in the period in which they are incurred. The convertible bond does not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor did the convertible bond contain a cash conversion feature.

Lease

In February 2016, the FASB issued ASU 2016-02, which supersedes existing guidance on accounting for leases in ASC Topic 840-Leases (“ASC 840”) and generally requires all leases, including operating leases, to be recognized in the statement of financial position of lessees as ROU assets and lease liabilities, with certain practical expedients available.

The Group early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. Upon adoption, the Group elected to utilize the package of practical expedients available under ASC 842, which permits the Group to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of the Group’s ROU assets. In connection with the adoption of ASC 842, the Group made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Group has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Group recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Group elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

From the Perspective of Lessor

The Group recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. The Group provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership services fees or office desk rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as fee-based for the use of conference room. The price of each membership varies, based on the basis of the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the Group’s lease contracts are fixed lease payment contracts. The Group’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred. Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Group applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide the Group with a deposit which is normally one-month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the Group’s lease assets represents the fair value of the leased assets at the end of the lease terms. The Group relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Operating lease income from fixed payments and variable lease income for the years ended December 31, 2018 and 2019 were as follows:

	For the years ended December 31,
	2018	2019
	RMB	RMB
Operating lease income from fixed payments	393,285	555,187
Variable operating lease income	1,071	2,807
Total	394,356	557,994

Lease payments receivable for the following five years as of December 31, 2019 were as follows:

As of December 31, 2019
RMB
2020	334,872
2021	123,126
2022	54,703
2023	45,080
2024	37,244
Thereafter	97,045
Total	692,070

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The Group has early adopted the new standard as of January 1, 2017 using the modified retrospective method to all contracts that were not completed as of January 1, 2017. The Group elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The adoption did not have a material impact on the Group’s financial positions or results of operations. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

Revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which the Group expects to be entitled to in exchange for those goods or services. The Group follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies a performance obligation.

For the year ended December 31, 2018, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB394,356, RMB 24,617 and RMB29,535, respectively.

For the year ended December 31, 2019, the Group recognized workspace membership revenue, marketing and branding revenue and other services revenue of RMB557,994, RMB 534,826 and RMB74,538, respectively.

The primary sources of the Group’s revenues are as follows:

(a)     Workspace membership revenue

As set out in Note 2 “Lease, from the perspective of lessor”, workspace membership revenue is recognized under ASC 842.

(b)    Marketing and branding services revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

(c)     Other services revenue

Other services revenue primarily consists of 1) interior design and construction revenue, 2) co-working space management fees and 3) charges to members for ancillary services including printing copying, etc. Design and construction revenue is generated from two subsidiaries acquired in 2018. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Co-working space management fees is derived from managing branded co- working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which the Group expects to be entitled. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. As of December 31, 2018, the contract liability was RMB15,305 which was all recognized as revenue during the year ended December 31, 2019. As of December 31, 2019, the contract liability was RMB23,875 which is expected to be recognized as revenue in the following year. Substantial all marketing and branding revenue, and services revenue is recognized over time during the years ended December 31, 2018 and 2019.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of revenue (excluding impairment loss)

Cost of revenue (excluding impairment loss) primarily consists of lease expenses, employee compensation and benefits, depreciation and amortization and other workspace operational costs such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables.

Pre-opening expenses

Pre-opening expenses are expensed as incurred and consist of expenses incurred before a sharing workspace location opens for operations. The primary component of pre-opening expenses is lease expenses.

Government subsidies

The government subsidies provided by the local government mainly included funding to support the development of the Group’s business. The Group reports government subsidies as subsidy income when received from local government authority with no limitation on the use of the subsidies. From time to time, the Group receives government subsidies related to government sponsored projects and records such government subsidies as a liability when received and recognizes as income when the performance obligation is met or fulfilled. For the years ended December 31, 2018 and 2019, RMB31,783 and RMB16,782 were received and recognized as other income in the Group’s combined and consolidated statements of operations, respectively.

Value added taxes

The Group’s services are subject to value added taxes (“VAT”) at the rate of 9% (11% before May 1, 2018 and 10% from May 1, 2018 to April 1, 2019) and 6% based on type of contracts, for general-VAT-payer entities in accordance with PRC tax rules.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.

Comprehensive loss

Comprehensive loss includes net loss and foreign currency translation adjustments.

Net loss per share

Basic and diluted loss per share is computed by dividing losses attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. During the two years ended December 31, 2018 and 2019, the Group has no potentially dilutive ordinary shares and hence, the basic and diluted loss per share are equal for the years presented.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB 271,885 and RMB 171,915 as of December 31, 2018 and 2019, respectively.

Interest rate risk

The Group is exposed to the impact of interest rate changes primarily through its variable-rate borrowings. As of December 31, 2018 and 2019, the Group has RMB 6,891 and RMB 28,788 short term borrowings with variable interest rates.

Concentration risks

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, term deposit and short-term investments. As of December 31, 2018 and 2019, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were deposited in financial institutions located in the PRC. There are no net revenues from customers, which individually represent greater than 10% of the total net revenues for the year ended December 31, 2018, while there are two customers individually represent greater than 10% of total net revenue for the year ended December 31, 2019.

There are no suppliers that individually represent greater than 10% of the total cost of revenue (excluding impairment loss) for the years ended December 31, 2018 and 2019.

Newly adopted accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. The effective date of ASU 2016-10 is the same as the effective date of ASU 2014-09. The Group early adopted ASC 606 on January 1, 2017 using the modified retrospective approach. The adoption did not have a material impact on the Group’s combined and consolidated financial statements. No adjustment was recorded to opening balance of accumulated deficits upon adoption.

In November 2015, the FASB issued ASU 2015-17, which changes how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This ASU may

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Group adopted this new guidance on January 1, 2017 on a retrospective basis and classified all deferred tax assets and liabilities as noncurrent. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In January 2016, the FASB issued a new pronouncement ASU 2016-01 Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The ASU also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

ASU 2016-01 was further amended in February 2018 by ASU 2018-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. This update was issued to clarify certain narrow aspects of guidance concerning the recognition of financial assets and liabilities established in ASU 2016-01. This includes an amendment to clarify that an entity measuring an equity security using the measurement alternative may change its measurement approach to a fair valuation method in accordance with ASC Topic 820, Fair Value Measurement, through an irrevocable election that would apply to that security and all identical or similar investments of the same issued. ASU 2016-01 and ASU 2018-03 are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. Adoption of the amendment must be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, except for amendments related to equity instruments that do not have readily determinable fair values which should be applied prospectively. The Group adopted ASU 2016-01 and ASU 2018-03 on January 1, 2018. The Group elected to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group early adopted this standard since January 1, 2017.

In November 2016, the FASB issued ASU 2016-18: Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Group adopted this standard since January 1, 2018.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The ASU requires an entity to evaluate if substantially all of

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities (collectively, “the set”) is not a business. To be considered a business, the set would need to include an input and a substantive process that together significantly contribute to the ability to create outputs. The standard also narrows the definition of outputs. The definition of a business affects areas of accounting such as acquisitions, disposals and goodwill. Under the new guidance, fewer acquired sets are expected to be considered businesses. ASU 2017-01 was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption was permitted. The Group early adopted ASU 2017-01 on January 1, 2017. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04: Simplifying the Test for Goodwill Impairment. Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The provisions of the new accounting guidance are required to be applied prospectively. The new accounting guidance is effective for companies for goodwill impairment tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted for goodwill impairment tests performed after January 1, 2017. The Group early adopted ASU 2017-04 on January 1, 2019. The adoption did not have a material impact on the Group’s combined and consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value”. ASU 2018-13 removes and modifies existing disclosure requirements on fair value measurement, namely regarding transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Additionally, ASU 2018-13 adds further disclosure requirements for Level 3 fair value measurements, specifically changes in unrealized gains and losses and other quantitative information. ASU 2018-13 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Group had adopted ASU No. 2018-13 in the year 2020.

Recent accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements. This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All entities may adopt the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified- retrospective approach). The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. The ASU clarifies certain aspects of accounting for credit losses, hedging activities, and financial instruments. For entities that have not yet adopted the amendments in ASU 2016-13, the effective dates and transition requirements for the amendments related to ASU 2019-04 are the same as the effective dates and transition requirements in ASU 2016-13. For entities that have adopted the amendments in ASU 2016-13, the amendments in ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of this ASU as long as the entity has adopted the amendments in ASU 2016-13. Early adoption is permitted in any interim period following the issuance of this Update as long as the entity has adopted all of the amendments in ASU 2016-01. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326) — Targeted Transition Relief. The ASU provides transition relief for entities adopting ASU 2016-13. The amendments in ASU 2019-05 allow entities to elect the fair value option on certain financial instruments. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after the issuance of this Update as long as an entity has adopted the amendments in Update 2016-13. The amendments in this Update should be applied on a modified-retrospective basis by means of a cumulative-effect adjustment to the opening balance of retained earnings balance in the statement of financial position as of the date that an entity adopted the amendments in Update 2016-13. The Group is evaluating the impact of the adoption of this standard on its combined and consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities,” which provides guidance that indirect interests held through related parties under common control will be considered on a proportional basis when determining whether fees paid to decision makers and service providers are variable interests. These indirect interests were previously treated the same as direct interests. The consideration of indirect interests on a proportional basis is consistent with how indirect interests held through related parties under common control are treated when determining if a reporting entity within a related party group is the primary beneficiary of a VIE. The new guidance is effective retrospectively for companies for the year ending March 31, 2021 and interim reporting periods during the year ending March 31, 2021 with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Group is in the process of evaluating the effects on its combined and consolidated financial statements.

3. BUSINESS ACQUISITIONS

Business acquisitions in the year ended December 31, 2018:

Acquisition of Shenzhen Weido

In June 2017, the Group signed an investment agreement to obtain 5% equity interest in Shenzhen Weido who is in the provision of working space sharing services, at cash consideration of RMB 3,000.

Weido’s equity interest was equity security but not in-substance common shares due to substantial liquidation preference over common shares. Accordingly, the investment in Weido was accounted for as cost method investment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

In June 2018, the Group acquired the remaining 95% equity interest in Shenzhen Weido, for a consideration of RMB 3,200 plus share consideration valued at RMB 95,147. The acquisition of 95% equity interest was accounted for as a step acquisition whereby the Group remeasured the fair value of its previously held equity interest in Shenzhen Weido on June 1, 2018, the step acquisition date. The fair value remeasurement of the 5% equity interest in Shenzhen Weido resulted in a gain of RMB 2,177. The purpose of the acquisition was to expand the business.

Following the completion of the transaction, Shenzhen Weido became a consolidated subsidiary of the Group. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Cash consideration	3,200
Share consideration	95,147
5% equity interest in Shenzhen Weido Fair value:	5,177
Carrying amount	3,000
Remeasurement gain upon step acquisition	2,177
Total purchase consideration	103,524

The acquisitions were recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The acquisition-date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using the market approach based on transactions for comparable companies. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser.

The purchase prices were allocated on the date of acquisition as follows:

RMB
Cash	2,426
Current assets	7,261
Property and equipment, net	3,030
ROU assets	35,019
Goodwill	104,980
Other non-current assets	116
Lease liabilities-current	(7,542)
Other current liabilities	(14,289)
Lease liabilities-non-current	(27,477)
Total purchase consideration	103,524

Acquisition of Daguan

In March 2018, the Group signed an investment agreement with Daguan, which engages in interior design business, to obtain 10% equity interests for cash consideration of RMB500. Daguan’s equity interest was an equity security and Group did not have significant influence over Daguan. Accordingly, the investment in Daguan was accounted for as cost method investment.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

In July 2018, the Group further acquired additional 51% equity interest of Daguan for a cash consideration of RMB700 plus share consideration valued at RMB27,807. The acquisition of additional 51% equity interest was accounted for as a step acquisition whereby the Group measured the fair value of its previously held equity interests in Daguan at the acquisition date. The acquisition date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using a discounted cash flow method and taking into account certain factors including the projection of discounted future cash flow and an appropriate discount rate. The fair value remeasurement resulted in a gain of RMB5,093. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the design market. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Cash consideration	700
Share consideration	27,807
10% equity interest in Daguan Fair value:	5,593
Carrying amount	500
Remeasurement gain upon step acquisition	5,093
Total purchase consideration	34,100

The acquisitions were recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser. The purchase prices were allocated on the date of acquisition as follows:

	RMB	Amortization Period
Cash	119
Other current assets	1,781
Property and equipment, net	201
Intangible assets-customer relationship	7,658	5 years
Goodwill	50,160
Current liabilities	(3,622)
Non-current Liabilities	(383)
Noncontrolling interests	(21,814)
Total purchase consideration	34,100

Acquisition of Xiamen Aiaite

In July 2018, the Group acquired 100% equity interest of Xiamen Aiaite engages in workspace sharing industry under a share exchange agreement for share consideration valued at RMB120,041, which was not paid until August 2019. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. Details are set out in Note 18. The purpose of the acquisition was to expand into the design market.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	4,362
Other current assets	10,852
Property and equipment, net.	4,200
ROU assets	14,559
Goodwill	112,000
Other non-current assets	452
Lease liabilities-current	(3,920)
Other current liabilities	(11,945)
Lease liabilities-non current	(10,519)
Total purchase consideration	120,041

Acquisition of Wujie Space

In 2016, the Group signed an investment agreement to obtain 8.19% equity interest in Wujie Space who is in the provision of working space sharing services, at a total cash consideration of RMB9,000. The equity interest held by the Group was diluted to 6.49% due to further financing activities of Wujie Space. The investment was recorded at cost method as the Group determined that the preferred shares were not in-substance common shares due to liquidation preferences over common shares.

In June 2018, the Group acquired the rest 93.51% equity interests in Wujie Space at RMB421,839 with share consideration. The acquisition of additional 93.51% equity interest was accounted for as a step acquisition whereby the Group remeasured the fair value of its previously held equity interests in Wujie Space on July 1, 2018, the step acquisition date. The acquisition-date fair value of the equity interest held by the Group immediately prior to the acquisition date was measured at fair value using the market approach based on transactions for comparable companies. The fair value premeasurement resulted in a gain at RMB20,273. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand the business. Details are set out in Note 18.

The purchase price consisted of the following:

RMB
Share consideration	421,839
6.49% equity interest in Wujie Fair value:	29,273
Carrying amount	9,000
Remeasurement gain upon step acquisition	20,273
Total purchase consideration	451,112

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	2,905
Other current assets	23,016
Property and equipment, net	30,503
ROU assets	68,448
Goodwill	454,722
Other non-current assets	9,152
Lease liabilities-current	(17,584)
Other current liabilities	(70,765)
Lease liabilities-non-current	(49,285)
Total purchase consideration	451,112

Acquisition of Dongyi Yuanda

In July 2018, the Group acquired 51% equity interests of Dongyi Yuanda, which engages in construction business through which the Group expects to benefit from the synergistic effect. The acquisition consideration is Group’s equity interest valued at RMB68,534. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the construction market. Details are set out in Note 18.

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase price was allocated on the date of acquisition as follows:

RMB
Cash	120
Other current assets	88,685
Property and equipment, net	342
Other non-current assets	1,119
Goodwill	120,961
Current liabilities	(63,033)
Non-current liabilities	(14,000)
Noncontrolling interests	(65,660)
Total purchase consideration	68,534

Acquisition of Shengguang Zhongshuo

In December 2018, the Group acquired 51% equity interest of Shengguang Zhongshuo, which engages in marketing and branding services. The total consideration is RMB62,779 share consideration and RMB4,350 cash. Due to PRC regulatory and shareholders’ approval requirements, ordinary shares of the Company were not issued until August 2019 after completion of the required legal processes. As such, the share consideration was recorded as liability

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

to be settled in shares on the combined and consolidated balance sheets and the changes in fair value was recognized in the combined and consolidated statements of operations in the periods presented. The purpose of the acquisition was to expand into the marketing and branding market. Details are set out in Note 18.

	RMB	Amortization Period
Cash	20,593
Other current assets	53,264
Intangible assets	19,710	3 – 5 years
Property and equipment, net	147
Other non-current assets	61
Goodwill	83,549
Current liabilities	(42,559)
Non-current liabilities	(2,956)
Noncontrolling interests	(64,680)
Total purchase consideration	67,129

Other acquisitions in the year ended December 31, 2018

During the year ended December 31, 2018, the Group also made several other business acquisitions.

The total consideration of these business acquisitions was RMB245,323, of which RMB219,323 was share consideration and RMB26,000 was cash consideration, among which RMB10,000 had been paid during the year ended December 31, 2018. The cash and cash equivalents, intangible assets, goodwill and noncontrolling interests acquired from these business acquisitions were RMB2,931, nil, RMB279,181 and RMB48,990, respectively. The purchase price allocations were determined by the Group with assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

Pro forma results of operations:

The following summarized unaudited pro forma results of operations for the years ended December 31, 2018 assuming that all acquisitions occurred as of January 1, 2018. These pro forma results have been prepared for comparative purpose only and do not purport to be indicative of the results of operations, which actually would have resulted had the acquisitions occurred as of January 1, 2018, nor is it indicative of future operating results.

For the year ended December 31, 2018
unaudited
Pro forma net revenues	537,011
Pro forma net loss attributable to Ucommune	(472,124)

Business acquisitions in the year ended December 31, 2019:

Acquisition of Melo Inc.

In May 2019, the Group acquired 100% equity interests of Melo Inc., a company providing technology services, at the share consideration valued at RMB107,883 under an equity exchange arrangement. The control of Melo Inc. was transferred to the Group in May 2019 and the ordinary shares of the Company were issued in August 2019. Melo Inc. controls and consolidates Weixue Tianxia through a series of contractual arrangements where the primary beneficiary is Melo Inc.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

3. BUSINESS ACQUISITIONS (cont.)

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities assumed were at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase prices were allocated on the date of acquisition as follows:

	RMB	Amortization Period
Cash	634
Other current assets	3,335
Property and equipment	370
Intangible assets	13,708	19 years
ROU assets	301
Lease liabilities, current	(127)
Current liabilities	(2,881)
Lease liabilities, non-current	(174)
Goodwill	92,717
Total purchase consideration	107,883

Other acquisitions in the year ended December 31, 2019:

During the year ended December 31, 2019, the Group also made several other business acquisitions. The total consideration of these business acquisitions was RMB 22,647, of which RMB 4,510 was cash consideration and RMB 18,137 was previously held equity interest. The cash and cash equivalents, intangible assets, goodwill and acquired noncontrolling interests from these business acquisitions were RMB3,608, RMB 562, RMB21,751 and RMB19,597, respectively. The purchase price allocations were determined by the Group with the assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

Pro forma results of operations:

The following summarized unaudited pro forma results of operations for the years ended December 31, 2018 and 2019 assuming that all acquisitions in the year ended December 31, 2019 occurred as of January 1, 2018. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations, which actually would have resulted had the acquisitions occurred as of January 1, 2018 nor is it indicative of future operating results.

	For the year ended December 31, 2018	For the year ended December 31, 2019
	unaudited	unaudited
Pro forma net revenues	543,245	1,064,580
Pro forma net loss attributable to Ucommune	(491,311)	(600,377)

4. HELD FOR SALE

In April 2019, an investor contributed 100% ownership of Hunan Longxi, a real estate company which primarily consisted of certain properties and a land use right, to the Group for equity interest of Ucommune Venture valued at RMB367,787. The management has approved the plan in June 2019 to sell the properties and land use right and has been actively marketing these assets. The asset and liability balances amounting to RMB356,233 and RMB32,514

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

4. HELD FOR SALE (cont.)

as of December 31, 2019 were accounted for as held for sale and measured at the net realizable value. Impairment charges of RMB21,448 were recorded on these assets for the year ended December 31, 2019 as the net carrying value exceeded management’s current expectation of the net realizable value.

According to PRC law, after one year since obtaining the land use right, if the land is not developed, an idle land fee should be imposed, which equal to 20% of the consideration for obtaining the land use right. Two pieces of lands of Hunan Longxi had not been developed since the land use right was obtained and the period had been beyond for one year. The Group accrued the idle land fee of RMB 21,732 as other expenses based on the law in the combined and consolidated financial statement for the year ended December 31, 2019.

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000.

5. LOANS RECEIVABLE

Loans receivable consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Loans receivable	190,000	—
Total	190,000	—

During 2018 and 2019, the Group purchased several batches of creditor’s rights to dozens of individuals from an asset management company. The loans generally mature in 180 days and the annual interest rate is 7.2%. Loan receivables as of December 31, 2018 have been fully collected including both the principals and interests upon maturity.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Advances to suppliers(i)	25,855	41,890
Prepaid VAT	22,104	48,175
Rental deposit, current	9,622	10,295
Staff advances	3,784	5,418
Prepaid consulting expenses	3,599	1,099
Short-term construction deposits	3,504	4,744
Prepaid short-term rent	2,608	2,724
Interest receivable	1,435	726
Receivables from third-party payment platform	985	1,266
Others	22,288	19,493
Total	95,784	135,830

____________

Notes:

(i)      Advances to suppliers mainly includes prepaid advertising costs, occupancy maintenance and facilities management expenses, as well as prepayment to construction and design suppliers.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Leasehold improvement	523,030	612,899
Buildings(i)	73,221	163,887
Furniture	25,851	36,179
Office equipment	27,971	40,966
Vehicles	119	119
Total cost of property and equipment	650,192	854,050
Less: Accumulated depreciation(i)	(162,375)	(247,428)
Impairment loss	(42,197)	(47,684)
Add: Foreign exchange differences	(249)	(506)
Construction in progress	44,980	9,412
	490,351	567,844

____________

Notes:

(i)      Including cost of RMB73,221 and RMB73,221, accumulated depreciation of RMB5,396 and RMB8,065 for the years ended December 31, 2018 and 2019, respectively, related to assets under operating lease (as lessor).

Depreciation expenses for the years ended December 31, 2018 and 2019 were RMB79,162 and RMB108,303, respectively.

8. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Brand name	14,390	16,442
Customer relationship	12,978	12,978
Software	5,527	9,860
Patent	—	13,708
Others	—	562
Total cost of intangible assets	32,895	53,550
Less: accumulated amortization	(2,753)	(13,445)
Intangible asset	30,142	40,105

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

8. INTANGIBLE ASSETS (cont.)

The Group recorded amortization expense of RMB1,907 and RMB10,803 for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2019, the future estimated amortization expenses are as below:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Within one year	7,890	8,913
1 – 2 years	7,679	8,731
2 – 3 years	7,627	5,391
3 – 4 years	4,102	4,350
4 – 5 years	2,844	1,615
5 years and thereafter	—	11,105
Total	30,142	40,105

9. GOODWILL

Goodwill consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Beginning Balance	286,165	1,419,018
Acquisitions	1,205,553	114,467
Purchase price adjustment(i)	(72,700)	—
Ending Balance	1,419,018	1,533,485

The Group has three operating segments as of December 31, 2019. The carrying amount of goodwill allocated to co-working space, marketing and branding and others reporting units as of December 31, 2019 was RMB1,131,154, RMB133,523 and RMB268,808, respectively

____________

Notes:

(i)      In December 2018, the Group and the seller adjusted the acquisition scope by excluding certain assets, in connection with the acquisition of Hongtai Space, and per the agreement, reduced the consideration accordingly.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

10. LONG-TERM INVESTMENTS

Long-term investments consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Equity method investments:
Youxiang City Hebei Real Estate Development and Operation Co., Ltd. (“Youxiang City”)(a)	8,704	8,646
Beijing Feitelan Culture Development Co., Ltd. (“Feitelan”)(b)	7,814	—
Other equity method investments(c)	13,332	4,655

Equity securities with readily determinable fair values investment:
Phoenix Tree Holdings Limited	—	1,010

Equity securities without readily determinable fair values investments:
UFO Technology (Beijing) Co., Ltd.(d)	19,000	—
Beijing Xiyu Information Technology Co., Ltd.(e)	9,000	—
Other equity securities without readily determinable fair values investments(f)	15,317	15,018
Total	73,167	29,329

____________

Notes:

(a)      In July 2017, the Group invested RMB9,000 in cash in Youxiang City, a company focusing on real estate development and operation, for 30% equity interests. The equity interest was accounted for as equity method since the Group has significant influence over Youxiang City. The Group recognized its share of losses at RMB251 and RMB57 for the years ended December 31, 2018 and 2019, respectively.

(b)      In February and September 2017, the Group invested RMB8,000 and RMB3,000 in cash, respectively, in Feitelan, which provides work space sharing services, for 51.25% equity interest. The Group could exercise significant influence but does not have control over the investee due to failure of control at board of directors’ level. Accordingly, the investment in Feitelan was accounted for by using equity method. During 2019, Feitelan revised its Article of Association and the Group had control over the Feitelan. The Group recognized its share of losses at RMB2,301 for the years ended December 31, 2018.

(c)      The Group holds 1% to 49% equity interests in other third-party companies through investments in their equity interests. The Group holds 1% equity interests in a company and has the ability to exercise significant influence. For other investments, the Group holds over 20% equity interests. The Group accounts for these investments by using equity method because the Group has the ability to exercise significant influence but does not have control over the Group has the ability to exercise significant influence but does not have control over the investees. The Group recognized gain or loss according to its equity interest percentage in these investees. In addition, the impairment recognized for other equity method investments were RMB nil and RMB 6,303 for the years ended December 31, 2018 and 2019.

(d)      In March 2017, the Group invested RMB19,000 in cash in UFO Technology, a private company providing work space sharing services, for 9.95% equity interests. As the Group does not have the ability to exercise significant influence over the investee, the investment was accounted for by using equity securities without readily determinable fair value as of December 31, 2018 and 2019 upon the adoption of ASC 321 on January 1, 2018. By the year ended December 31, 2019, the Group recorded impairment losses of RMB19,000 on UFO Technology as the Group believes the carrying value of the investment was no longer recoverable.

(e)      In October 2017, the Group invested RMB9,000 in Xiyu Information, a private company focusing on internet technology services, for 30% equity interests. Xiyu Information’s equity interest acquired by the Group is not in-substance common shares and accounted for by using equity securities without readily determinable as of December 31, 2018 upon the adoption of ASC 321 on January 1, 2018. In November 2019, the Group further acquired the additional 21% equity interests and consolidated Xiyu since November 1, 2019.

(f)      The balance represents equity securities without readily determinable fair values for Group does not have the ability to exercise significant influence over the investees. relating to a cost method investment. For the years ended December 31, 2018 and 2019, the Group recorded impairment losses of RMB18,990 and RMB12,150 to other cost method investments, respectively as the Group believes the carrying value of the investments were no longer recoverable.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

11. LEASE

From the Perspective of Lessee

The Group leases real estate for terms between 2 to 20 years from real estate companies. The Group generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Group to use.

The Group sub-leased the leased premises to provide various lease solutions. All of the Group’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
ROU assets	1,935,401	1,851,729
Operating lease liabilities – current	(559,186)	(589,467)
Operating lease liabilities – non current	(1,462,032)	(1,393,691)
Weighted average remaining lease terms	8.24 year	7.60 year
Weighted average incremental borrowing rate	10.41%	10.53%

The components of lease expenses for the years ended December 31, 2018 and 2019 were as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Operating lease expenses for variable payments	34	1,151
Operating lease expenses for fixed payments	381,306	506,026
Short-term lease expenses	17,492	7,277
Total	398,832	514,454
	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	254,084	440,170

Supplemental noncash information:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
ROU assets acquired in exchange for equity interests	155,350	—
Operating lease liabilities arising from obtaining ROU assets	977,539	315,027

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

11. LEASE (cont.)

The future lease payments as of December 31, 2019 were as follows:

Year Leases	As of December 31, 2019
RMB
2020	448,897
2021	432,076
2022	390,311
2023	333,709
2024	308,154
Thereafter	928,509
Total lease payments	2,841,656
Less: imputed interest	(858,498)
Total lease liabilities	1,983,158

12. FAIR VALUE MEASUREMENT

Measured at fair value on a recurring basis

The Group measured its financial assets and liabilities, including cash and cash equivalents, restricted cash, term deposits, short-term investments, accounts receivable, loans receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings, convertible bond, long-term borrowings, liabilities to be settled in shares, and accrued expenses and other current liabilities on a recurring basis as of December 31, 2018 and 2019. Cash and cash equivalents, restricted cash and term deposits are classified within Level 1 of the fair value hierarchy because they are valued based on the quoted market price in an active market.

The carrying amounts of short-term investments, accounts receivables, loans receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings, convertible bond and accrued expenses and other current liabilities approximate their fair values due to the short-term maturities. The carrying amounts of long-term borrowings approximate fair value as their interest rates are at the same level of current market yield for comparable loans.

Liabilities to be settled in shares are classified within Level 3 and valued using income approach — discounted cash flow method. The discounted cash flow analysis requires the use of significant unobservable inputs (Level 3 inputs), including projected revenue, operating expenses, capital expenditures and a discount rate calculated based on the weighted average cost of capital.

As of December 31, 2018 and 2019, liabilities to be settled in shares is measured at RMB1,554,876 and nil, respectively.

Buildings and land use right within the assets held for sale are classified within Level 3 and valued using market approach.

As of December 31, 2019, buildings and land use right within the assets held for sale is measured at RMB 338,300

Measured at fair value on a non-recurring basis

The Group’s goodwill and intangible assets are primarily acquired through business acquisitions. Purchase price allocation are measured at fair value on a non-recurring basis as of the acquisition dates. The Group measures its goodwill and intangible assets at fair value on a non-recurring basis when it is annually evaluated or whenever events or changes in circumstances indicate that carrying amount of a reporting unit exceeds its fair value. Acquired intangible assets are measured using the income approach — discounted cash flow method when events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

12. FAIR VALUE MEASUREMENT (cont.)

The Group did not recognize any impairment loss related to goodwill and intangible assets acquired for the years ended December 31, 2018 and 2019. Details please refer to Note 9.

The Group measures ROU assets, property and equipment and other long-lived assets on a non-recurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. The fair value is determined using models with significant unobservable inputs (Level 3 inputs), primarily the management projection of discounted future cash flow and the discount rate. The Group recorded RMB94,311 and RMB21,103 impairment losses on its ROU assets, RMB16,892 and RMB 9,476 impairment losses on property and equipment for the years ended December 31, 2018 and 2019, respectively.

There is no transfer between different levels during the year ended December 31, 2018 and 2019.

13. SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Borrowings from commercial banks(i)	43,623	87,568
Borrowings from Red Star Macalline Co., Ltd.(ii)	30,000	30,000
Borrowings from others(iii)	4,075	21,079
Total	77,698	138,647

____________

Notes:

(i)      In May 2018, the Group entered into a loan agreement with a PRC commercial bank obtain a loan totaling RMB20,000, which bears interest at a rate of 1.35% plus Loan Prime Rate (“LPR”) per annum, with a maturity date of June 30, 2019. On April 30, 2019, the Group repaid the loan. In April 2019, the Group renewed the loan agreement with the same bank and obtain a loan totaling RMB 20,000, which bears interest at a rate of 1.35% plus LPR per annum, with a maturity date of April 4, 2020. On April 4, 2020, the Group repaid the loan.

In January 2018, the Group obtained a one-year line of credit of RMB50,000 from a PRC commercial bank. The effective term for the credit is from January 23, 2018 to July 23, 2018. In March and June 2018, the Group drew two tranches of loans totaling RMB6,891 at an annual interest rate published by the People’s Bank of China times 130%. On March 22, 2019, the group repaid the loan.

In June 2018, the Group obtained a one-year line of credit of RMB30,000 from another PRC commercial bank and drew RMB5,793 in December 2018 with an annual interest rate of 5.655%. In December 2019, the Group repaid the loan. From January to September 2019, the Group drew seven tranches of loans totaling RMB 24,200 at an annual interest rate of 5.655%.

In August 2018, the Group entered into a loan agreement with a PRC commercial bank to obtain a loan totaling RMB1,000 at a rate of 5.66% per annum, with a maturity date of August 31, 2019. In August 2019, the Group repaid the loan.

From January to May 2018, the Group obtained several tranches of loans totaling RMB9,939 from a commercial bank at a rate of 2.75% per annum. In 2019, the Group repaid the loan.

In August 2019, the Group entered into a loan agreement with a PRC commercial bank obtain a loan totaling RMB10,000, which bears interest at a rate of 5.075‰ per month, with a maturity date of February 2020. In February 2020, the Group repaid the loan.

In August 2019, the Group obtained a one-year line of credit of RMB30,000 from another PRC commercial bank. From August to November 2019, the Group drew four tranches of loans totaling RMB 28,789 at an annual interest rate of 5.6115%. The maturity date of the last tranche of the loan is on November 11, 2020.

In August 2019, the Group entered into a loan agreement with a PRC commercial bank. From August to December 2019, the Group drew five tranches of loans totaling RMB 4,579, which bears interest at a rate of 5.655% per annum, with a maturity date of August 2020.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

13. SHORT-TERM BORROWINGS (cont.)

(ii)     In 2017, Red Star Macalline Co., Ltd. (“Red Star”) signed an investment term sheet with the Group and paid a down payment of RMB30,000. The amount was recorded as other payable by the Group as of December 31, 2017. In November 2018, Red Star and the Group reached a supplementary agreement to terminate the term sheet and treat the amount as a loan to be repaid by August 30, 2019 at an annual interest rate of 12%. The interest is calculated starting September 2017 when the Group received the amount. In August 2019, the repayment start date was extended to January 30, 2020. In the year of 2020, the repayment starting date was further extended to April 10, 2020. In April 2020, the Group repaid amount of RMB 5,000 and the interest. In May, June and July 2020, the Group repaid the principal of RMB 5,000 each month. The remaining balance and interest should be repaid in September 2020.

(iii)    In connection with the acquisition of Wujie Space in June 2018, the Group assumed loans of RMB4,075 at an annual interest rate of 9%from Wujie Space, which were repaid in January 2019. In August 2019, the Group entered into a credit facility agreement of USD 3,000 (approximately RMB21,079) with Innoven Capital China Pte., Ltd. (“Innoven Capital”). In August 2019 and September 2019, the Group drew RMB10,539 and RMB10,539, respectively. The interest rate is 9.0% per annum. The group repaid all principal by February 2020.

14. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Payable for purchase of property and equipment	219,104	179,914
Payable for construction service	26,775	27,978
Payable for lease expenses	20,132	2,170
Payable for advertising services	20,251	56,684
Payable for utility and other expenses	10,709	14,441
Others	20,559	44,495
Total	317,530	325,682

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Refundable deposits from members, current	77,091	80,935
Payable for investments and acquisitions	38,350	41,688
Payable to former shareholders of acquirees	15,712	13,782
Accrued payroll	11,651	26,719
VAT payable	12,016	8,022
Other taxes payable	3,487	3,448
Interests payable	5,253	13,651
Others	18,263	53,108
Third-party loans	22,876	34,366
Amounts reimbursable to employees	688	858
Total	205,387	276,577

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

16. LONG-TERM BORROWINGS

Long-term borrowings consisted of the following:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Long-term borrowing, current	26,052	14,390
Long-term borrowings, non-current	19,344	5,000
Total	45,396	19,390

In October 2017, the Group entered into a credit facility agreement of USD 5,000 (approximately RMB32,530) with Innoven Capital. In November 2017, April 2018 and August 2018, the Group drew RMB6,700, RMB3,440 and RMB13,750, respectively. Each repayment schedule includes 22 equal installments with the last installments due in November 2019, April 2020 and August 2020, respectively. The interest rate is 9.5% per annum. As of December 31, 2018, RMB17,396 borrowings remained outstanding. As of December 31, 2019, RMB 4,890 borrowings remained outstanding.

In connection with the acquisition of Hongtai Space in December 2017, the Group assumed a loan of RMB15,000 from Shenzhen Dinghong Investment Co., Ltd. The annual interest rate is 6%. The loan shall be repaid in eight equal installments with the last installment due in January 2020. The company did not repay in June 2019 and July 2019. The group began to repay the loan in August 2019, with a monthly repayment of RMB 2,500. The borrowings as of December 31, 2018 and 2019 were RMB15,000 and RMB2,500, respectively. In January 2020, the Group repaid the remaining balance of the loans.

In connection with the acquisition of Dongyi Yuanda in July 2018, the Group assumed a loan of RMB13,000 from a commercial bank which bears an annual interest rate at 7.03%. RMB1,000 and RMB12,000 were classified as current and non-current, respectively, of which RMB1,000, RMB8,000, RMB1,000 and RMB3,000 will due in 2019, 2020, 2021, and 2022, respectively. The Group repaid RMB 1,000 in September 2019. The remaining balance of the loan as of December 31, 2019 is RMB 12,000.

17. CONVERTIBLE BOND

In January 2019, the Company issued a convertible bond of USD10,000 (equivalent to RMB71,477) (the “Bond”) to All-Stars SPX Limited (the “Holder”). Dr. Daqing Mao pledged 697,977 of the Company’s ordinary shares to the Holder for securing the Bond. The Bond has a term of 364 days commencing from the funding date, which can be extended for an additional six-month with both parties’ consent. Before the maturity, the Bond is convertible into the Company’s most senior class of security interests at the option of the Holder USD1,000, USD4,000 and USD5,000 of the principal amounts should be converted at the conversion price determined based on the pre-money valuation of the Group at USD 2,500,000, USD 1,360,000 and USD 800,000, respectively, on a fully diluted and as converted basis. The Bond bears annual interest rate at 8% and will be payable upon maturity. The Holder enjoys pre-emptive rights, information and inspection rights and other protective rights.

The convertible bond does not have any embedded conversion option which shall be bifurcated and separately accounted for as a derivative under ASC 815, nor did the convertible bond contain a cash conversion feature. The Company accounted for the Bond in accordance with ASC 470, as a single debt instrument; and per ASC 470, contingent beneficial conversion feature (“BCF”) shall not be recognized in earnings until the contingency is resolved. No BCF was recognized for the twelve-month period ended December 31, 2019 as the current set conversion price for the Bond is greater than the fair value of the ordinary share price at date of issuance. No issuance costs related to the Bond incurred.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

17. CONVERTIBLE BOND (cont.)

In January 2020, the Company signed a supplementary agreement with the Holder to extend the repayment date of the Bond to the date earlier of July 13, 2020 or the date the Company successfully consummates an IPO.

In July 2020, the Company signed another supplementary agreement with the Holder to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the Bond in fifth installment from July to November. And if the Company successfully consummates an IPO, the Bond should be repaid immediately.

18. LIABILITIES TO BE SETTLED IN SHARES

During 2018 and 2019, certain investors contributed cash, ROU assets or business equities to Ucommune Venture in exchange for its equity interests. Ucommune Venture was unable to register them as shareholders due to PRC regulation on shareholder number limitations. Moreover, the existing shareholders’ approval for increasing capital by the new investors was not in place until July 2019.

Therefore, those investors were not considered as shareholders and the cash, ROU assets or business contributed were recorded as liabilities to reflect the Group’s obligation to issue equity interests. The liabilities were subsequently measured at fair value at each period end.

During the years ended December 31, 2018 and 2019, RMB25,607 and RMB179,475 of change in fair value of liabilities to be settled in shares were recorded in the statements of operations. In August 2019, the Company issued ordinary shares to such investors, and the balance of RMB2,310,377 was reclassified to the consolidated statements of changes in shareholders’ equity.

19. COST OF REVENUE (EXCLUDING IMPAIRMENT LOSS)

Cost of revenue (excluding impairment loss) consisted of the following:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Lease expenses	383,690	494,111
Employee compensation and benefits	38,118	71,134
Depreciation and amortization	77,579	109,875
Advertising costs	22,292	469,367
Other operating costs(i)	141,930	224,905
Total	663,609	1,369,392

____________

Notes:

(i)       Including costs for construction and design services, utilities, maintenance, daily cleaning and others.

20. INCOME TAXES

Cayman Islands& BVI

The Company is a tax-exempted company incorporated in the Cayman Islands. A subsidiary, Ucommune International Limited, is incorporated in BVI. Both companies are not subject to income tax.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

United States (“U.S.”)

Ucommune N.Y. Corp. is incorporated in the U.S. and are subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

Hong Kong

Ucommune HK was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable profit for the years ended December 31, 2018 and 2019.

Singapore

Ucommune Singapore Pte. Ltd. was established in Singapore and is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2018 and 2019.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions. According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Zhu Hai Heng Qin New Area (“Heng Qin New Area”) are subject to a tax rate of 15%. Shengguang Zhongshuo, as a company located in Heng Qin New Area, is qualified to enjoy the 15% preferential income tax rate.

Enterprises, for which the annual taxable income amount which does not exceed RMB500 in 2017, and the annual taxable income of no more than RMB1,000 in 2018, shall qualify as the small low-profit enterprises, and only 50% of its taxable income shall be subject to enterprise income tax at a reduced tax rate of 20%.

According to Caishui [2019] No. 13, small and low-profit enterprises have updated their preferential tax conditions. The entity should meet the three conditions: 1. The annual taxable income does not exceed RMB 3,000; 2. The number of employees does not exceed 300; 3. The total assets do not exceed RMB 50,000.

For small, low-profit enterprises whose annual taxable income does not exceed RMB1,000, the preferential income tax rate was 5%; for the annual taxable income exceeding RMB1,000 but not more than RMB 3,000, the preferential income tax rate was 10%.

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Current tax expense	2,134	5,756
Deferred tax benefit	(47)	(884)
Total	2,087	4,872

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Deferred tax assets:
Allowance for doubtful accounts	1,917	2,126
Impairment loss on long-lived assets	31,233	32,263
Impairment loss on long-term investments	6,748	8,953
Deductible temporary difference related to advertising expenses	3,773	3,773
Deferred subsidy income	1,184	1,044
Net operating loss carrying forwards	115,397	231,357
Total deferred tax assets	160,252	279,516
Less: valuation allowance	(160,252)	(279,516)
Deferred tax assets, net	—	—

Net change in the valuation allowance of deferred tax assets are summarized as follows:

RMB
Net change of valuation allowance of Deferred tax assets
Balance at December 31, 2017	81,635
Additions-change to tax expense	77,553
Additions- Acquisition	1,064
Balance at December 31, 2018	160,252
Additions-change to tax expense	119,264
Balance at December 31, 2019	279,516

The significant components of deferred taxes liability were as follows:

	As of December 31, 2018	As of December 31, 2019
	RMB	RMB
Deferred tax liabilities:
Acquired intangible assets	3,292	2,427
Total deferred tax liabilities	3,292	2,427

The aggregate NOLs in 2019 was RMB 1,249,091 deriving from entities in the PRC. The aggregate NOLs in 2018 was RMB 722,624 deriving from entities in the PRC. The NOLs will start to expire from 2020 if they are not used. The cumulative net operating loss in the PRC can be carried forward for five years, to offset future net profits for income tax purposes.

The aggregate NOLs in 2019 was RMB 193,724 deriving from entities in the Hong Kong. The aggregate NOLs in 2018 was RMB 15,518 deriving from entities in the Hong Kong. The cumulative net operating loss in Hong Kong can be carried forward without an expiration date.

The company has RMB 33,795 and RMB 9,202 cumulative net operating loss in U.S. and Singapore to carry forward as of December 31, 2019 and 2018 which can be carried forward indefinitely.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

The company has RMB 2,722 and nil cumulative net operating loss in BVI as of December 31, 2019 and 2018.

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of RMB160,252 and RMB279,516 had been established as of December 31, 2018 and 2019, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2018 and 2019. The Group did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payment within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. Late payment surcharge will be assessed in such case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing related issue is ten years. There is no statute of limitation in the case of tax evasion.

Therefore, the Group is subject to examination by the PRC tax authorities based on the above.

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations was as follow:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Loss before provision for income taxes and loss from equity method investments	(442,120)	(800,253)
Income tax expense computed at an applicable tax rate of 25%	(110,530)	(200,063)
Effect of non-deductible expenses	5,736	1,075
Effect of preferential tax rate	16,421	43,826
Effect of income tax rate difference in other jurisdictions	3,663	40,770
Effect of change in tax rate	9,244	—
Change in valuation allowance	77,553	119,264
	2,087	4,872

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

20. INCOME TAXES (cont.)

If the Group did not enjoy income tax exemptions and preferential tax rates for the years ended December 31, 2018 and 2019, the increase in income tax expenses and net loss per share amounts would be as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Increase in income tax expenses	1,208	5,299
Net loss per share-basic and diluted	(4.73)	(7.51)

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

21. EQUITY

The Company was incorporated in September 2018. One ordinary share was issued and outstanding with par value of HK$0.01 (equivalent to US$0.001) as of December 31, 2018.

In April 2015, four founders and 11 angel investors formed Ucommune Venture. In exchange, cash capital contribution at RMB43,300 was received.

In September 2015 and March 2016, Ucommune Venture issued 12.74% and 4.08% equity interest with preferential rights for a cash consideration of RMB216,578 and RMB138,620, respectively, to a group of third-party investors.

In June 2016, Ucommune Venture issued 6.49% equity interest with preferential rights for a cash consideration of RMB279,240 to two investors.

In August 2016, Ucommune Venture issued 2.3% equity interest with preferential rights for a cash consideration of RMB121,900 to two investors.

In December 2016 and June 2019, Ucommune Venture issued 5.1% equity interest with preferential rights for a total consideration of RMB333,367 including cash of RMB280,426 and a property of RMB52,941 to five investors.

In July 2019, Ucommune Venture issued 3.23% equity interests with preferential rights for a cash consideration of RMB220,000 to two investors.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

21. EQUITY (cont.)

Preferential rights were granted to investors include liquidation preference, pre-emptive rights, preferred transfer rights, drag-along rights and others. Based on valuation of the Group with the assistance of an independent appraising firm, the fair value of ordinary shares approximates that of equity interest with preferential rights. During the Re-domiciliation, all preferential rights were terminated, and the equity interests of Ucommune Venture were exchanged into ordinary shares of the Company.

During 2018 and 2019, Ucommune Venture issued a series of equity interest with preferential rights to certain investors in exchange for cash, buildings and ROU assets. In addition, Ucommune Venture has completed a couple of business acquisitions through share exchange since December 2019. As set out in Note 18, the contribution received from those investors were recorded as liabilities to be settled in shares and measured at fair value. In August 2019, such liabilities at carrying amount of RMB2,310,377 was reclassified to equity upon share issuance. In addition, the Company issued ordinary shares to an investor in August 2019 in exchange for a property at fair value of RMB90,666 and prepayment of RMB20,000 received in 2018.

The preferential rights granted by Ucommune Venture to investors include liquidation preference, pre-emptive rights, preferred transfer rights, drag-along rights and others. Based on valuation of the Group with the assistance of an independent appraising firm, the fair value of ordinary shares approximates that of equity interest with preferential rights. During the reorganization, all preferential rights had been terminated, and all the equity interests of Ucommune Venture were exchanged into ordinary shares of the Company.

22. EMPLOYEE DEFINED CONTRIBUTION

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund, unemployment insurance and other welfare benefits are provided to employees. Chinese labor regulations require that the Group’s PRC entities make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amount for such employee benefits, which was expensed as incurred, was RMB22,756 and RMB27,965 for years ended December 31, 2018 and 2019, respectively.

23. SHARE-BASED COMPENSATION

In August 2019, the Company’s Board of Directors approved the 2019 share incentive plan (‘‘2019 plan’’) which provides for the grant of options to eligible employees and consultants of the Group. Under the 2019 plan, the maximum aggregate number of ordinary shares of the Company that may be issued shall not exceed 15,028,567.

On September 19, 2019, the Company granted 13,870,252 share options to the Group’s employees at an exercise price of RMB0.0007 per share. The options will vest in accordance with two types of vesting schedules set out in the respective share option agreements.

For type 1, 50% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO; 30% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 20% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO.

For type 2, 50% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 30% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO; 20% of this Option shall vest and become exercisable on the third anniversary date of the Company’s IPO.

In the event that the grantee discontinue providing services to the Company before the third anniversary date of the Company’s IPO, the Company shall have the call option to repurchase the shares acquired by grantees.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

23. SHARE-BASED COMPENSATION (cont.)

The fair value of option granted was estimated on the date of grant using the Binominal option- pricing model with the following assumptions used for grants during the applicable periods:

For the year ended December 31, 2019
Risk-free interest rate	1.80%
Volatility	37.34%
Dividend yield	—
Life of options (in years)	10
Fair value of underlying ordinary shares	41.51

(1)    Risk-free interest rate

Risk-free interest rate was estimated based on the daily treasury long term rate of the U.S. Treasury Department with a maturity period close to the expected term of the options, plus the country default spread of China.

(2)    Volatility

The volatility of the underlying ordinary shares during the lives of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the expected term of the options.

(3)    Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(4)    Life of options

Life of options is extracted from option agreements.

A summary of options activities during the year ended December 31, 2019 is presented below:

	Number of options	Weighted average exercise price RMB	Weighted average grant date fair value RMB	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding at January 1, 2019	—	—	—	—
Granted	13,870,252	0.0007	41.51	9.72
Options outstanding at December 31, 2019	13,870,252	0.0007	41.51	9.72	575,744
Options vested and expected to vest as of December 31, 2019	13,870,252	0.0007	41.51	9.72	575,744
Options exercisable as of December 31, 2019	—	—	—	—	—

Total intrinsic value of options outstanding at December 31, 2019 was RMB754,116. The Company did not recognize any share-based compensation expenses for the year ended December 31, 2019. The Group will recognize share-based compensation expenses upon successful completion of a Qualified IPO.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

24. NET LOSS PER SHARE

For the years ended December 31, 2018 and 2019, for the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.

Basic and diluted net loss per share for each of the year presented were calculated as follows:

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Numerator:
Net loss attributable to Ucommune Group Holdings Limited’s shareholders	(429,592)	(791,150)
Denominator:
Weighted average ordinary shares used in computing basic loss per share	90,646,360	104,684,701
Weighted average ordinary shares used in computing diluted loss per share*
Basic net loss per share	(4.74)	(7.56)
Diluted net loss per share	(4.74)	(7.56)

____________

*        The potential dilutive securities were not included in the calculation of dilutive net loss per share in those periods where their inclusion would be anti-dilutive.

25. RELATED PARTIES BALANCES AND TRANSACTIONS

The Group had the following related parities:

a.      Executive Officers and companies controlled by executive officers

b.      Equity method investees

c.      Companies controlled by the same shareholders.

d.      The 30% equity holder of Shengguang Zhongshuo

e.      The wholly owned subsidiary of d.

I.       Balances:

The Group had the following related party balances:

	Relationship	Notes	As of December 31, 2018	As of December 31, 2019
			RMB	RMB
Amounts due from related parties:
Guangdong Advertising Co., Ltd.	(d)	(i)	—	36,381
Youxiang Group	(c)	(ii)	18,717	15,483
Feitelan	(b)	(iii)	6,621	—
Dr. Daqing Mao	(a)	(iv)	2,220	—
Others	(b)	(v)	322	1,631
			27,880	53,495

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

25. RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

	Relationship	Notes	As of December 31, 2018	As of December 31, 2019
			RMB	RMB
Amounts due to related parties:
Youxiang Group	(c)	(vi)	8,631	34,032
Dr. Daqing Mao	(a)	(vii)	4,014	—
Guangdong Marketing Advertising Group	(e)	(viii)	—	9,209
Others	(b)		144	10
			12,789	43,251

____________

Notes:

(i)      Amounts due from Guangdong Advertising Co., Ltd. are marketing service fee receivable and prepaid advertising fee.

(ii)     Amounts due from Youxiang Group are consulting fee and construction fee.

(iii)    Amounts due from Feitelan are loans provided by the Group and interest accrued. The loans have a term of one year and bear an annual interest rate of 6%. In 2019, the Company obtained the control of Feitelan, therefore the amount was reclassed to amount due from intercompany and eliminated in the consolidated financial statements.

(iv)    Amounts due from Dr. Daqing Mao are loans provided by the Group, which is interest free. The outstanding balance of RMB 2,220 as of December 31, 2018 was fully collected from Mr. Mao in 2019. Dr. Daqing Mao resigned as director subsequently in May 2020.

(v)      Amounts due from others are operating management fees and promotion consulting fees.

(vi)    Amounts due to Youxiang Group are lease expenses and property management expenses.

(vii)   Amounts due to Dr. Daqing Mao are interest free and payable on demand. In 2019, RMB 2,892 was paid by Dr. Mao on behalf of the Company and RMB 6,906 was repaid to Mr. Mao from the Company.

(viii)  Amounts due to Guangdong Marketing Advertising Group are account payable for advertisement distribution services.

The Group entered into leases with Youxiang Group and the related ROU assets as of December 31, 2018 and 2019 were RMB98,659 and RMB106,558, respectively. The related lease liabilities as of December 31, 2018 and 2019 were RMB99,546 and RMB111,248, respectively.

II.     Transactions:

Lease expenses

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(i)	(c)	11,964	22,336
Total		11,964	22,336

Revenues

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(ii)	(c)	4,435	12,116
Guangdong Advertising Co., Ltd.(iii)	(d)	—	117,796

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

25. RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

Property management expense

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Youxiang Group(iv)	(c)	1,451	3,531

Promotion consulting expense

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.(v)	(a)	—	4,350

Purchase of advertisement distribution resources

	Relationship	Year Ended December 31, 2018	Year Ended December 31, 2019
		RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.(vi)	(a)	—	47,425
Guangdong Advertising Co., Ltd.(vi)	(d)		2,871
Guangdong Advertising Marketing Group(vi)	(e)	—	8,687

Acquisition

	Relationship	Year Ended December 31, 2019
RMB
Binchao Xu(vii)	(a)	—

____________

Notes:

(i)      The amount represents rental expense for the operating lease from Youxiang Group.

(ii)     The amount represents consulting, construction and designing services provided to Youxiang Group.

(iii)    The amount represents marketing services provided to Guangdong Advertising Co., Ltd.

(iv)    The amount represents property management services provided by Youxiang Group.

(v)      The amount represents advertisement distribution resources provided by Xinjiang Xinzhongshuo Marketing Co., Ltd.

(vi)    The amount represents advertisement distribution services provided by these related parties.

(vii)   In 2019, the Group additional acquired 21% equity interests of Xiyu Information with a consideration of RMB 0. The control of Xiyu Information was transferred to the Group in November 2019. Prior to the acquisition, Mr. Binchao Xu was the chief technology officer of the Group and had 55% equity interests in Xiyu Information, hence the acquisition was deemed as a related party transaction.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

26. COMMITMENTS AND CONTINGENCIES

Capital commitment

As of December 31, 2019, the Group had outstanding capital commitments totaling RMB2,115, mainly relating to capital expenditures on leasehold improvement with payment due within one year.

Investment commitment

The Group was obligated to pay RMB5,000 for several long-term investments under various arrangements as of December 31, 2019 with payment due within one year.

27. RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts, which is included in retained earnings accounts in equity section of the consolidated balance sheets. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. If any PRC subsidiary incur debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Group. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to pay dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The Group’s provision for the statutory common reserve is in compliance with the aforementioned requirement of the Company Law. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Because the Group’s entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s entities in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital, additional paid-in capital and statutory reserves of the Group’s entities in the PRC. The aggregate amount of paid-in capital, additional paid-in capital and statutory reserves, which is the amount of net assets of the Group’s entities in the PRC (mainland) not available for distribution, were RMB2,103,824 and RMB4,251,792, as of December 31, 2018 and 2019, respectively.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

28. SEGMENT INFORMATION

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance.

The Group’s CODM has been identified as the CEO. For the years ended December 31, 2018 and 2019, there are three operating segments identified including workspace membership, marketing and branding, and others.

The Group primarily operates in the PRC and substantially all of the Group’s long-lived assets are located in the PRC. The Group’s CODM evaluates performance based on each operating segment’s revenue and costs of revenue (excluding impairment loss). Revenues and cost of revenue (excluding impairment loss) by segment are presented below.

	Year ended December 31, 2018	Year ended December 31, 2019
	RMB	RMB
Revenue:
Workspace membership	394,356	557,994
Marketing and branding services	24,617	534,826
Other services	29,535	74,538
Total revenue	448,508	1,167,358
Cost of revenue (excluding impairment loss)
Workspace membership	(624,844)	(814,002)
Marketing and branding services	(22,481)	(485,473)
Other services	(16,284)	(69,917)
Total cost of revenue (excluding impairment loss)	(663,609)	(1,369,392)

The Group’s CODM does not review the financial position by operating segment, thus total assets by operating segment is not presented.

29. PARENT ONLY INFORMATION

Basis of presentation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s combined and consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries and VIEs.

Investments in subsidiaries and VIEs

The Parent Company and its subsidiaries, VIEs and VIEs’ subsidiaries were included in the combined and consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation. For purpose of the Parent Company’s stand-alone financial statements, its investments in subsidiaries, VIEs and VIEs’ subsidiaries were reported using the equity method of accounting. The Parent Company’s share of loss from its subsidiaries, VIEs and VIEs’ subsidiaries were reported as share of loss of subsidiaries, VIEs and VIEs’ subsidiaries in the accompanying Parent Company financial statements. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to RMB nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of Parent Company Information, preparation the Parent Company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries, VIEs and VIEs’ subsidiaries regardless of the carrying value of the investment even though the Parent Company is not obligated to provide continuing support or fund losses.

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

29. PARENT ONLY INFORMATION (cont.)

The following represents condensed unconsolidated financial information of Ucommune Group Holdings Limited.

Condensed Balance Sheets:

	As of December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
ASSETS
Current assets
Cash and cash equivalents	—	141	20
Amount due from inter-company	—	69,624	9,980
Other current assets	—	284	41
Non-Current assets
Investment in subsidiaries	397,715	1,909,365	273,697
Total non-current assets	397,715	1,909,365	273,697
TOTAL ASSETS	397,715	1,979,414	283,738

LIABILITIES AND EQUITY
Total current liabilities	—	11,513	1,650
Non-current liabilities:
Convertible bond	—	69,762	10,000
Total non-current liabilities	—	69,762	10,000
TOTAL LIABILITIES	—	81,275	11,650

EQUITY
Ordinary shares (38,000,000 and 500,000,000 authorized, 1 and 131,312,984 issued and outstanding as of December 31, 2018 and, 2019, with par value of HK$0.01 and US$0.0001, respectively)	—	92	13
Subscription receivables	—	(87)	(12)
Additional paid-in capital	1,355,685	3,645,708	522,592
Accumulated deficit	(957,135)	(1,746,648)	(250,372)
Accumulated other comprehensive loss	(835)	(926)	(133)
TOTAL EQUITY	397,715	1,898,139	272,088
TOTAL LIABILITIES AND EQUITY	397,715	1,979,414	283,738

Condensed Statements of Operations and Comprehensive Loss:

	For the Year Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Loss from operations	—	(11,110)	(1,610)
Loss from investment in subsidiaries	(429,592)	(780,040)	(111,797)
Net loss	(429,592)	(791,150)	(113,407)
Other comprehensive loss	(629)	91	13
TOTAL COMPREHENSIVE LOSS	(430,221)	(791,059)	(113,394)

UCOMMUNE GROUP HOLDINGS LIMITED
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

29. PARENT ONLY INFORMATION (cont.)

Condensed Statements of Cash Flows:

	For the Year Ended December 31,
	2018	2019	2019
	RMB	RMB	USD (Note 2)
Net cash used in operating activities	—	(69,622)	(9,980)
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	—	69,762	10,000
Cash received from convertible bond	—	69,762	10,000
Net increase in cash and cash equivalents	—	140	20
Cash and cash equivalents at beginning of the year	—	—	—
Cash and cash equivalents at end of the year	—	140	20

30. SUBSEQUENT EVENTS

In January 2020, the Company signed a supplementary agreement with the All-Stars SPX Limited (the “Holder”) to extend the repayment date of the convertible bond of USD 10,000 (the “Bond”) to the date earlier of July 13, 2020 or the date the Company successfully consummates an IPO. In July 2020, the Company signed another supplementary agreement with the Holder to cancel the conversion right of the Holder and revise the repayment term that the Company need to repay the convertible bond of USD 10,000 (the “Bond”) in fifth installment from July to November. In addition, if the Company successfully consummates an IPO, the Bond should be repaid immediately. The Company has repaid the first installment of RMB 10,000 (US$1,408) in July.

In April 2020, the Group signed an agreement with a third party to divest all the equity interest of Shenzhen Songhe Innovation Investment Management Co., Ltd with consideration of nil. The transaction had been completed in April 2020.

From March 2020 to June 2020, the Group entered into three loan agreements with three independent third-party lenders in the principal amounts of RMB500,000 bearing annual interest rate range from 6.10% to 6.31%. The loans will provide in installments from September 2020 to November 2021 and will be repayable one year after each installment.

In July 2020, the Group signed an agreement with a third party to sell the 80% equity interest of Hunan Longxi with cash consideration of RMB 240,000. The transaction is expected to be closed by end of 2020. There is a price adjustment term in the agreement, that if within two years, the condition of Hunan Longxi’s vacant land of use right could be solved, the consideration should not be changed, or the consideration should be changed to RMB 130,000. Ucommune assessed that the possibility of the reduction in the consideration is remote.

Novel coronavirus (COVID-19) was first found in December of 2019. Subsequently, COVID-19 spread rapidly around the world. To reduce the impacts of the pandemic, the governments of many countries implemented measures such as quarantines, travel restrictions, and the temporary restrictions of business activities. Substantially all of the Company’s workforce are concentrated in China. Consequently, the COVID-19 outbreak may materially adversely affect our business operations and the Company’s financial condition and operating results for the fiscal year 2020, including, but not limited to material negative impacts on the Company’s total revenues, slower collection of accounts receivables and additional allowance for doubtful accounts and significant downward adjustments or impairment to the Company’s long-lived assets. Because of the significant uncertainties surrounding the COVID-19 outbreak, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Annex A

MERGER AGREEMENT

dated

June 29, 2020

by and among

Ucommune Group Holdings Limited, a Cayman Islands exempted company (the “Company”),

Certain shareholders of the Company (the “Principal Shareholders”),

Daqing Mao (“Shareholders’ Representative”),

Orisun Acquisition Corp., a Delaware corporation (the “Parent”),

Ucommune International Ltd, a Cayman Islands exempted company (the “Purchaser”), and

Everstone International Ltd, a Cayman Islands exempted company (the “Merger Sub”).

Annex A-1

Annex A Page No.
ARTICLE I DEFINITIONS		A-6
ARTICLE II REINCORPORATION MERGER		A-10
2.1	Reincorporation Merger	A-10
2.2	Reincorporation Effective Time	A-11
2.3	Effect of the Reincorporation Merger	A-11
2.4	Memorandum and Articles of Association	A-11
2.5	Directors and Officers of the Reincorporation Surviving Corporation	A-11
2.6	Effect on Issued Securities of Parent	A-11
2.7	Surrender of Securities	A-12
2.8	Lost Stolen or Destroyed Certificates	A-12
2.9	Section 368 Reorganization	A-13
2.10	Taking of Necessary Action; Further Action	A-13
2.11	Dissenter’s Rights	A-13
2.12	Agreement of Fair Value	A-13
ARTICLE III ACQUISITION MERGER		A-13
3.1	Acquisition Merger	A-13
3.2	Closing; Effective Time	A-13
3.3	Board of Directors	A-14
3.4	Effect of the Merger	A-14
3.5	Memorandum and Articles of Association of the Surviving Corporation	A-14
3.6	Taking of Necessary Action; Further Action	A-14
3.7	Section 368 Reorganization	A-14
ARTICLE IV CONSIDERATION		A-14
4.1	Conversion of Capital	A-14
4.2	Payment of Merger Consideration.	A-16
4.3	Earn-out Payment	A-16
4.4	Dissenter’s Rights	A-16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-17
5.1	Corporate Existence and Power	A-17
5.2	Authorization	A-17
5.3	Governmental Authorization	A-18
5.4	Non-Contravention	A-18
5.5	Capital Structure	A-18
5.6	Charter Documents	A-18
5.7	Corporate Records	A-19
5.8	Assumed Names	A-19
5.9	Subsidiaries	A-19
5.10	Consents	A-20
5.11	Financial Statements	A-20
5.12	Books and Records	A-20
5.13	Absence of Certain Changes	A-21
5.14	Properties; Title to the Company Group’s Assets	A-22
5.15	Litigation	A-22
5.16	Contracts	A-23
5.17	Licenses and Permits	A-24
5.18	Compliance with Laws	A-24
5.19	Intellectual Property	A-24

Annex A-2

Annex A Page No.
5.20	Customers and Suppliers	A-25
5.21	Accounts Receivable and Payable; Loans	A-25
5.22	Pre-payments	A-25
5.23	Employees	A-26
5.24	Employment Matters	A-26
5.25	Withholding	A-26
5.26	Real Property	A-26
5.27	Accounts	A-27
5.28	Tax Matters	A-27
5.29	Environmental Laws	A-28
5.30	Finders’ Fees	A-28
5.31	Powers of Attorney and Suretyships	A-28
5.32	Directors and Officers	A-28
5.33	Other Information	A-28
5.34	Certain Business Practices	A-28
5.35	Money Laundering Laws	A-29
5.36	Not an Investment Company	A-29
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		A-29
6.1	Corporate Existence and Power	A-29
6.2	Corporate Authorization	A-29
6.3	Governmental Authorization	A-29
6.4	Non-Contravention	A-29
6.5	Finders’ Fees	A-29
6.6	Issuance of Shares	A-29
6.7	Capitalization	A-30
6.8	Information Supplied	A-30
6.9	Trust Fund	A-31
6.10	Listing	A-31
6.11	Board Approval	A-31
6.12	Parent SEC Documents and Financial Statements	A-31
6.13	Litigation	A-32
6.14	Compliance with Laws	A-32
6.15	Money Laundering Laws	A-32
6.16	OFAC	A-32
6.17	Not an Investment Company	A-32
6.18	Tax Matters	A-32
6.19	Contracts	A-33
ARTICLE VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING		A-33
7.1	Conduct of the Business	A-33
7.2	Access to Information	A-35
7.3	Notices of Certain Events	A-35
7.4	SEC Filings	A-35
7.5	Financial Information	A-36
7.6	Trust Account	A-36
7.7	Directors’ and Officers’ Indemnification and Insurance	A-37
ARTICLE VIII COVENANTS OF THE COMPANY GROUP		A-37
8.1	Reporting and Compliance with Laws	A-37
8.2	Reasonable Best Efforts to Obtain Consents	A-37

Annex A-3

Annex A Page No.
8.3	Annual and Interim Financial Statements	A-37
8.4	Employees of the Company and the Manager	A-37
8.5	Second Amendment to the Note Purchase Agreement and All-Stars Note	A-37
ARTICLE IX COVENANTS OF ALL PARTIES HERETO		A-38
9.1	Reasonable Best Efforts; Further Assurances	A-38
9.2	Tax Matters	A-38
9.3	Settlement of the Purchaser Parties’ Liabilities	A-39
9.4	Compliance with SPAC Agreements	A-39
9.5	Registration Statement	A-39
9.6	Confidentiality	A-40
9.7	Equity Financing	A-40
9.8	Trust Extension	A-40
ARTICLE X CONDITIONS TO CLOSING		A-40
10.1	Condition to the Obligations of the Parties	A-40
10.2	Conditions to Obligations of the Purchaser Parties	A-41
10.3	Conditions to Obligations of the Company	A-42
ARTICLE XI INDEMNIFICATION		A-42
11.1	Indemnification of the Purchaser	A-42
11.2	Procedure	A-43
11.3	Escrow of Escrow Shares by Shareholders	A-44
11.4	Payment of Indemnification	A-44
11.5	Insurance	A-44
11.6	Survival of Indemnification Rights	A-44
11.7	Sole and Exclusive Remedy	A-45
ARTICLE XII DISPUTE RESOLUTION		A-45
12.1	Arbitration	A-45
12.2	Waiver of Jury Trial; Exemplary Damages	A-46
ARTICLE XIII TERMINATION		A-46
13.1	Termination Without Default	A-46
13.2	Termination Upon Default.	A-46
13.3	Survival	A-47
ARTICLE XIV MISCELLANEOUS		A-47
14.1	Notices	A-47
14.2	Amendments; No Waivers; Remedies	A-48
14.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-48
14.4	Publicity	A-48
14.5	Expenses	A-48
14.6	No Assignment or Delegation	A-48
14.7	Governing Law	A-48
14.8	Counterparts; Facsimile Signatures	A-48
14.9	Entire Agreement	A-49
14.10	Severability	A-49
14.11	Construction of Certain Terms and References; Captions	A-49
14.12	Further Assurances	A-49
14.13	Third Party Beneficiaries	A-49
14.14	Waiver	A-49
14.15	Shareholders’ Representative	A-50

Annex A-4

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of June 29, 2020 (the “Signing Date”), by and among Ucommune Group Holdings Limited, a Cayman Islands exempted company (the “Company”), the holding companies of certain founders as set forth on Exhibit A (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Daqing Mao, an individual, as the representative of the Shareholders (the “Shareholders’ Representative”), Orisun Acquisition Corp., a Delaware corporation (the “Parent”), Ucommune International Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Parent (the “Purchaser”), and Everstone International Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”).

W I T N E S E T H :

A. The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is in the business of operating co-working space in China (the “Business”);

B. The Company is a holding company for (i) Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), which in turn owns 100% of the issued and outstanding equity interests in Ucommune (Beijing) Technology Co., Ltd. (优客工场 (北京) 信息技术有限公司, a wholly foreign-owned enterprise registered in Beijing, China, “Ucommune Technology”) in accordance with the laws of the People’s Republic of China (“PRC”) and a few other operating companies; and (ii) Melo Inc., a holding company incorporated under the laws of Delaware, which in turn owns 100% of the issued and outstanding interests in Beijing Melo Technology Co., Ltd. (北京梅罗科技有限公司, a wholly foreign-owned enterprise registered in Beijing, China, “Beijing Melo,” together with Ucommune Technology, “WFOEs” and each a “WFOE”) through Melo Hongkong Limited (“Melo HK”) in accordance with the PRC laws;

C. Ucommune Technology entered into certain variable interest entity contracts with Ucommune (Beijing) Venture Investment Co., Ltd. (优客工场 (北京) 创业投资有限公司, a limited liability company organized and existing under the laws of the PRC, “Ucommune Venture”) and the registered shareholders of Ucommune Venture, and Beijing U Bazaar Technology Co., Ltd. (北京优鲜集科技有限公司, a limited liability company organized and existing under the laws of the PRC, “Beijing U Bazaar”) and the registered shareholders of Beijing U Bazaar, pursuant to which the profits of Ucommune Venture and Beijing U Bazaar and their respective subsidiaries (each of such subsidiaries of Ucommune Venture, Beijing U Bazaar, and Weixue Tianxia (defined below), a “VIE Sub”, and collectively, the “VIE Subs”, together with Ucommune Venture, Beijing U Bazaar, and Weixue Tianxia, the “VIE Entities”, and each a “VIE Entity”), are directly or indirectly payable to Ucommune Technology, and in connection with such variable interest entity contracts, Ucommune Venture, Beijing U Bazaar and their respective VIE Subs are directly or indirectly Controlled by Ucommune Technology;

D. Beijing Melo, Beijing Weixue Tianxia Education Technology Co., Ltd. (北京微学天下教育科技有限公司, a limited liability company organized and existing under the laws of the PRC, “Weixue Tianxia”) and the registered shareholders of Weixue Tianxia are parties to certain variable interest entity contracts, pursuant to which the economic benefits of Weixue Tianxia and its VIE Subs (if applicable), are directly or indirectly payable to Beijing Melo, and in connection with such variable interest entity contracts, Weixue Tianxia and its VIE Subs are directly or indirectly Controlled by Beijing Melo;

E. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

F. The Purchaser is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Reincorporation Merger”); and

G. Concurrently with the Reincorporation Merger, the parties hereto desire that the Merger Sub shall merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Islands Companies Law (2020 Revision) (the “Cayman Law”) (the “Acquisition Merger”).

Annex A-5

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Escrow Agreement, Lock-up Agreements, Registration Rights Agreement, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements.

1.3 “Advisory Fees” mean the compensation being paid to Chardan as agreed pursuant to an agreement between Chardan and the Parent on September 18, 2019.

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, each Principal Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or PRC are authorized to close for business.

1.8 “Chardan” means Chardan Capital Markets, LLC and/or its designees.

1.9 “Closing Payment Shares” means such number of Purchaser Ordinary Shares equal to $700,000,000, divided by $10.00, less the number of Purchaser Ordinary Shares issuable pursuant to Company Options.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Options” means the options to purchase Company Ordinary Shares that were granted pursuant to the Company Plan.

1.12 “Company Plan” means Ucommune Group Holdings Limited 2019 Share Incentive Plan, as amended from time to time.

1.13 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

1.14 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.15 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

Annex A-6

1.16 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.17 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.18 “Escrow Agreement” means the agreement in the form attached as Exhibit C hereto among the Shareholders’ Representative, the Escrow Agent, and the Purchaser with respect to the Escrow Shares.

1.19 “Escrow Agent” means Loeb & Loeb LLP.

1.20 “Escrow Shares” means Purchaser Ordinary Shares representing 5% of the aggregate amount of Closing Payment Shares.

1.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.23 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.24 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.25 “IPO” means the initial public offering of Parent pursuant to a prospectus dated August 5, 2019.

1.26 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.27 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.28 “Inventory” is defined in the UCC.

1.29 “Investment Management Trust Agreement” means the investment management trust agreement made as of August 2, 2019 by and between the Parent and the Trustee.

Annex A-7

1.30 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.31 “Leases” means the leases set forth on Schedule 1.31 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.32 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.33 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.34 “Lock-up Agreement” means the agreements in the forms attached as Exhibit F or agreement(s) substantially equivalent thereto mutually agreed by the Purchaser Parties and the Company, dated as of the Closing Date hereof entered into by and between the persons listed on Schedule 1.34 and the Purchaser.

1.35 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.36 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.37 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.38 “Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

1.39 “Parent Right” means the issued and outstanding rights of Parent, each such right convertible into one-tenth (1/10) of one share of Parent Common Stock at the closing of a business combination.

1.40 “Parent Securities” means the Parent Common Stock, Parent Rights, Parent Units, Parent Warrants and Parent UPO, collectively.

1.41 “Parent Unit” means each outstanding unit consisting of one share of Parent Common Stock, one Parent Warrant and one Parent Right.

1.42 “Parent UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 333,002 Parent Units at a price of $11.50 per Parent Unit.

1.43 “Parent Warrant” means a warrant to purchase one-half of one share of Parent Common Stock at a price of $11.50 per whole share of Parent Common Stock.

Annex A-8

1.44 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (D) the Liens set forth on Schedule 1.44; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.45 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.46 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.47 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.48 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

1.49 “Purchaser Ordinary Shares” means the Purchaser Class B Ordinary Shares and the Purchaser Class A Ordinary Shares.

1.50 “Purchaser Rights” means the issued and outstanding rights of Purchaser, each such right convertible into one-tenth (1/10) of a Purchaser Class A Ordinary Share at the closing of a business combination.

1.51 “Purchaser Securities” means the Purchaser Ordinary Share, Purchaser Rights, Purchaser Units, Purchaser Warrants and Purchaser UPO, collectively.

1.52 “Purchaser UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 333,002 Parent Units at a price of $11.50 per Parent Unit.

1.53 “Purchaser Warrants” means the right to purchase one-half of one Purchaser Class A Ordinary Share at a price of $11.50 per whole share.

1.54 “Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Class A Ordinary Share, one Purchaser Warrant and one Purchaser Right.

1.55 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.56 “Registration Rights Agreement” means the agreement governing the resale of the Closing Payment Shares.

1.57 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.58 “SEC” means the Securities and Exchange Commission.

1.59 “Securities Act” means the Securities Act of 1933, as amended.

1.60 “Shareholder” means the shareholders of the Company.

Annex A-9

1.61 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.62 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 5.14.

1.63 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.64 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.65 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.66 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.67 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.68 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on any securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

1.69 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger. Concurrently with the Acquisition Merger, at the Reincorporation Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the laws of Delaware (the “Delaware Law”) and Cayman Law, respectively, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation”.

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2.2 Reincorporation Effective Time. The parties hereto shall cause the Reincorporation Merger to be consummated concurrently with the Acquisition Merger by filing the plan of merger (and other documents required by Delaware Law and Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Delaware Law and Cayman Law (the time of such filings, or such later time as specified in the plan of merger, being the “Reincorporation Effective Time”).

2.3 Effect of the Reincorporation Merger. At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the plan of merger and the applicable provisions of Delaware Law and Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through (e) hereof shall be listed on the public trading market on which the Parent Units may be trading at such time.

2.4 Memorandum and Articles of Association. At the Reincorporation Effective Time, the memorandum and articles of association of the Reincorporation Surviving Corporation shall be the amended and restated memorandum and articles of association of Parent, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit D annexed hereto, and, as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation and as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation. Immediately after the Reincorporation Effective Time and concurrently with the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of at least five (5) directors who shall be designated by the Company and a majority of whom shall qualify as independent directors under Nasdaq rules.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Stock.

(i) At the Reincorporation Effective Time, every issued and outstanding share of Parent Common Stock (other than those described in Section 2.6(g) or Section 2.11 below) shall be converted automatically into one Purchaser Class A Ordinary Share. At the Reincorporation Effective Time, all Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Common Stock outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Purchaser Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each certificate formerly representing Parent Common Stock (other than those described in Section 2.6(g) or Section 2.11 below) shall thereafter represent only the right to receive the same number of Purchaser Class A Ordinary Shares. Each certificate formerly representing Parent Common Stock (“Parent Dissenting Shares”) owned by holders of Parent Common Stock who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Delaware Law (“Parent Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Parent Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Delaware Law with respect to any Parent Dissenting Shares.

(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be converted automatically into one Purchaser Unit. At the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Each certificate previously evidencing Parent Units shall be exchanged for a certificate representing the same number of Purchaser Units upon the surrender of such certificate in accordance with Section 2.7.

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(c) Parent Rights. At the Reincorporation Effective Time, every issued and outstanding Parent Right shall be converted automatically into one Purchaser Right. At the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. Each certificate previously evidencing Parent Rights shall be exchanged for a certificate representing the same number of Purchaser Rights upon the surrender of such certificate in accordance with Section 2.7.

(d) Parent UPO. At the Reincorporation Effective Time, every issued and outstanding Parent UPO shall be converted automatically into one Purchaser UPO. At the Reincorporation Effective Time, all Parent UPOs shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Reincorporation Effective Time. At or prior to the Reincorporation Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of Purchaser Units for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Rights included in such Purchaser UPOs.

(e) Parent Warrants. At the Reincorporation Effective Time, every issued and outstanding Parent Warrant shall be converted automatically into one Purchaser Warrant. At the Reincorporation Effective Time, all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(f) Cancellation of Parent Common Stock Owned by Parent. At the Reincorporation Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Reincorporation Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g) Transfers of Ownership. If any securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Securities. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, as may be required pursuant to Section 2.7; provided, however, that Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

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2.9 Section 368 Reorganization. For U.S. Federal income tax purposes, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parent and the Purchaser hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. The Parent and Purchaser agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The parties to this agreement hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Dissenter’s Rights. No person who has validly exercised their appraisal rights pursuant to Delaware Law shall be entitled to receive the equivalent number of Purchaser Class A Ordinary Shares with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder unless and until such Parent Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the Delaware Law. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Delaware Law with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Parent Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Delaware Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.12 Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Purchaser Class A Ordinary Shares represents the fair value of such Purchaser Class A Ordinary Shares for the purposes of Delaware Law.

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), concurrently with the Reincorporation Merger, and in accordance with the applicable provisions of Cayman Law, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Acquisition Merger (the “Surviving Corporation”).

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Closing”) shall take place concurrently with the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Plan of Merger, being the “Effective Time”).

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3.3 Board of Directors. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of at least three (3) directors who shall be the existing directors of the Company immediately prior to the Effective Time and the Closing.

3.4 Effect of the Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be the memorandum and articles of association of the Company, except that such memorandum and articles shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto, and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 Section 368 Reorganization. For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital.

(a) Conversion of Ordinary Share. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Shareholders of the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such number of Company Ordinary Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit B hereto. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Applicable Per Share Merger Consideration.

(b) Conversion of Company Option. At the Effective Time, by virtue of the Acquisition Merger, each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option to purchase a Purchaser Class A Ordinary Shares (each an “Assumed Option”). Each Assumed Option

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will be subject to the terms and conditions set forth in the Company Plan (except any references therein to the Company or the Company Ordinary Shares will instead mean the Purchaser and the Purchaser Class A Ordinary Shares, respectively). As of the Effective Time, each Assumed Option shall be an option to acquire that number of whole shares of Purchaser Class A Ordinary Shares (rounded down to the nearest whole share) equal to the product of: (i) the number of Company Ordinary Shares subject to such Company Option multiplied by (ii) 0.478333 (the “Exchange Ratio”), at an exercise price per one Purchaser Class A Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per one Company Ordinary Share of such Company Option by (b) the Exchange Ratio. The Purchaser shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any the Assumed Option remain outstanding, a sufficient number of Purchaser Class A Ordinary Shares for delivery upon the exercise of such Assumed Option.

(c) Dissenting Shares. Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to Cayman Law (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.4, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Law with respect to any Dissenting Shares.

(d) Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the ordinary share of Merger Sub are so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(e) Treatment of Certain Company Ordinary Share. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Controlled Subsidiaries as of immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(h) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(i) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of the Company or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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4.2 Payment of Merger Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall (i) issue to each Shareholder such number of Closing Payment Shares (less the number of Escrow Shares as applicable) opposite such Shareholder’s name on Exhibit B and (ii) issue the Escrow Shares to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement.

(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to any holder of Company Ordinary Shares shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Earn-out Payment. In addition to the Closing Payment Shares, the Persons as set forth on Schedule 4.3 shall be entitled to receive additional Purchaser Class A Ordinary Shares as follows (the “Earn-out Shares”):

(a) 2,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020;

(b) 1,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2021; and

(c) 1,000,000 Purchaser Class A Ordinary Shares if (i) the VWAP of the Purchaser Class A Ordinary Shares equals or exceeds $30.00 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the Purchaser Ordinary Shares are then traded or (ii) the revenue of the Company exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2022.

(d) The Earn-out Shares shall be issued by the Purchaser within five (5) Business Days after the satisfaction of the requirements as set forth in this Section 4.3.

(e) All shares and per share amounts in this Section 4.3 shall be appropriately adjusted to reflect splits, subdivisions, share dividends and similar events subsequent to the Closing Date.

4.4 Dissenter’s Rights

(a) No person who has validly exercised their dissenters’ rights pursuant to Cayman Law shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Law. Each Dissenting Shareholder shall be entitled to receive only the

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payment resulting from the procedure set forth in Cayman Law with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Law. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Acquisition Merger are served by any shareholders of the Company pursuant section 238(2) of the Cayman Laws, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Acquisition Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Law within twenty (20) days of obtaining the Requisite Company Vote, provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Principal Shareholders of the Company, jointly and severally, hereby represent and warrant to the Parent, the Purchaser and the Merger Sub (collectively, “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding Section of this Agreement only; provided that where it is apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure may also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. It is being acknowledged that the schedules to this Article V shall be collectively attached hereto as Exhibit G.

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2 Authorization. The execution, delivery and performance by each Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by the affirmative vote of holders of Company Ordinary Shares representing at least two-thirds of the votes of the Company Ordinary Shares present and voting in person or by proxy at a meeting of the shareholders of the Company in accordance with the memorandum and articles of association of the Company (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company Group enforceable against such Company Group in accordance with their respective terms to which it is a party.

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5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure.

(a) Capital Stock. The Company has an authorized capital of $50,000 consisting of 500,000,000 ordinary shares, par value $0.0001 per share (the “Company Ordinary Share”) of which 131,312,984 Company Ordinary Shares are issued and outstanding as of the date hereof. No Company Ordinary Share is held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Exhibit B. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) Company Options. As of the date of this Agreement, an aggregate of 15,028,567 Company Ordinary Shares were reserved for issuance pursuant to the Company Plan Schedule 5.5.(b) sets forth as of the date of this Agreement a list of each outstanding Company Option granted under the Company Plan and: (a) the name of the holder of such Company Options if such holder is deemed as Key Personnel as set forth on Schedule 8.4 or as outside counsels or advisors of the Company; (b) the title(s) of the holders if such holder(s) is deemed as core employees; (c) the number of Company Ordinary Shares subject to such outstanding Company Options; (d) if applicable, the exercise price, purchase price, or similar pricing of such Company Options; (e) the applicable vesting schedule of such Company Options; and (f) the date on which such Company Option expires. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Options as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c) Other than the Company Options and except as set forth on Schedule 5.5(c), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Share, including any voting trust, other voting agreement or proxy with respect thereto.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

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5.7 Corporate Records. All proceedings of the board of directors occurring since June 30, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since June 30, 2018, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

5.8 Assumed Names. Schedule 5.8 is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since June 30, 2018, none of the Company Group has used any name other than the names listed on Schedule 5.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9 Subsidiaries.

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than the VIE Entities or as set forth in the VIE Contracts (as defined below) or as set forth on Schedule 5.9(a), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Each of Ucommune HK and Melo HK is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Ucommune Technology and Beijing Melo, respectively. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOEs. Each of the WFOE is a party to certain variable interest entity contracts with certain VIE Entities, and the registered shareholders of such, which are set forth on Schedule 5.9(b) (the “VIE Contracts”), pursuant to which the economic benefits of each VIE Entity are payable to the WFOEs directly or indirectly, and each VIE Entity is contractually Controlled directly or indirectly by the WFOEs.

(c) The capital and organizational structure of each WFOE and VIE Entity (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9(c), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

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5.10 Consents. The Contracts listed on Schedule 5.10 are the only Contracts binding upon the Company Group or by which any of the Company Ordinary Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.11 Financial Statements.

(a) Schedule 5.11 includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018 and 2017, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, (ii) the unaudited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements for the twelve (12) month periods ended on such date, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date, and (iii) unaudited financial statements of the Company as of and for the three (3) month period ended March 31, 2020 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the three (3) month periods ended on such date, and the unaudited consolidated cash flow statements for the three (3) month periods ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet are included therein.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.11, the Company does not have any material Indebtedness.

5.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

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(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 5.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

5.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other equity interests in the Company Group (other than pursuant to the Company Plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to the Company Plan);

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Ordinary Share or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case other than in the ordinary course of business consistent with past practice of the Company Group;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $1,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $15,000,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

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(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $5,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(m) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

Since the Balance Sheet Date through and including the date hereof, the Company Group has not taken any action nor has any event occurred which would have violated the covenants of the Company Group set forth in Section 8.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.14 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.14(a), the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.14(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15 Litigation. Except as set forth on Schedule 5.15, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Ordinary Shares or Company Options, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.16 Contracts.

(a) Schedule 5.16(a) lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $3,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $3,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of $3,000,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $3,000,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $3,000,000;

(xiii)   any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

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(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(b), (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.16(c), none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17 Licenses and Permits. Schedule 5.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.18 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.18, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 5.18, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 5.18. The WFOE has complied in all material respects with all applicable PRC Laws in connection with foreign exchange.

5.19 Intellectual Property.

(a) Schedule 5.19 sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Properties.

(b) Within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) To the knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect.

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(d) Except as disclosed on Schedule 5.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(f) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

5.20 Customers and Suppliers.

(a) Schedule 5.20(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2019 fiscal year and for the first three (3) months of the Company’s March 31, 2020 fiscal quarter, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as set forth on Schedule 5.20(b), to the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 5.21(b), all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.22 Pre-payments. Except as set forth on Schedule 5.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

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5.23 Employees.

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of March 31, 2020, setting forth the name, title for each such person.

(b) Except as set forth on Schedule 5.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters.

(a) Schedule 5.24(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 5.24(b):

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25 Withholding. Except as disclosed on Schedule 5.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 5.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.26 Real Property.

(a) Except as set forth on Schedule 5.26, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.26, free and clear of all Liens (except for the Permitted Liens).

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(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $200,000 to repair or otherwise remediate for any single Real Property.

5.27 Accounts. Schedule 5.27 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.28 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 5.28(a), all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the knowledge of the Company Group, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) except as set forth on Schedule 5.28(xi), no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

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5.29 Environmental Laws.

(a) Except as set forth on Schedule 5.29, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the Purchaser Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c) Except as set forth on Schedule 5.29(c) and to the knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.30 Finders’ Fees. Except as set forth on Schedule 5.30, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, Purchaser or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31 Powers of Attorney and Suretyships. Except as set forth on Schedule 5.31, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.32 Directors and Officers. Schedule 5.32 sets forth a true, correct and complete list of all directors and officers of the Company.

5.33 Other Information. Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company share capital, the Company Group’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided the Purchaser Parties with all requested material information regarding the Business.

5.34 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or

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which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.35 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

5.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

6.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of Delaware. Each of Purchaser and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Parent Stockholder Approval (as defined in Section 10.1(f)). This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) provide that holders of fewer than the number of Parent Common Stock specified in the Parent’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount and the Advisory Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Purchaser or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

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6.7 Capitalization.

(a) The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, par value $0.00001 per share, and 1,000,000 shares of preferred stock, par value $0.00001 per share, of which 5,783,235 share of Parent Common Stock are issued and outstanding as of the date hereof. 366,302 shares of Parent Common Stock are reserved for issuance upon the exercise of the Parent Units underlying the Parent UPO, and another 2,803,944 shares of Parent Common Stock are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) At the date of this Agreement, the authorized capital stock of Purchaser consists of 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share, of which one (1) Purchaser Ordinary Share is issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) At the Reincorporation Effective Time, the authorized capital stock of Purchaser consists of 500,000,000 Purchaser Ordinary Shares (including 400,000,000 Purchaser Class A Ordinary Shares and 100,000,000 Purchaser Class B Ordinary Shares), par value $0.0001 per share. Schedule 6.7(c) lists the number of Purchaser Ordinary Share are issued and outstanding at the Reincorporation Effective Time and at the Closing. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) The authorized share capital of Merger Sub is $50,000 divided into 50,000 ordinary shares, par value $1 per share (the “Merger Sub Ordinary Share”) of which one (1) share of Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding of Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact

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required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

6.9 Trust Fund. As of the date of this Agreement, the Parent has at least $44,400,240 in the trust fund established by the Parent for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by American Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement.

6.10 Listing. As of the date hereof, the Parent Units, Parent Common Stock, Parent Warrants and Parent Rights are listed on the Nasdaq Capital Market, with trading symbols “ORSNU,” “ORSN,” “ORSNW,” and “ORSNR.”

6.11 Board Approval. Each of the Parent Board (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent with respect to the periods then ended.

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(c) Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Financial Statements.

6.13 Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

6.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

6.15 Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16 OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (i) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of either of the Purchaser Parties’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on any of the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Purchaser Parties, the Purchaser Parties complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vii) to the knowledge of the Purchaser Parties, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Purchaser Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or

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request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the Purchaser Parties have not paid any tax or filed Tax Returns, asserting that the any of the Purchaser Parties is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from either of the Purchaser Parties authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) no Purchaser Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the neither Purchaser Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

(b) The unpaid Taxes of the Purchaser Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser Parties in filing its Tax Return.

6.19 Contracts. Schedule 6.19 lists all material Contracts, oral or written to which any of the Purchaser Parties is a party other than those available in full without redaction on the SEC’s website through EDGAR.

ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business. (a) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $5,000,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $5,000,000;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Purchaser Parties;

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(ix) obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company Group’s or the Purchaser Parties’ existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $5,000,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $5,000,000 to lapse;

(xiv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xv)   change the principal place of business or jurisdiction of organization other than pursuant to the Reincorporation Merger;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $10,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock other than pursuant to the Company Plan;

(xviii) make or change any material Tax election or change any annual Tax accounting periods; or

(xix) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent and the Purchaser after the Reincorporation Effective Time shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions

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involving the Company Group or the Purchaser Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group and the Purchaser Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Purchaser to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5);

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(ii) the Purchaser Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information. By no later than August 21, 2020 the Company will deliver to the Purchaser Parties (i) audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019, 2018 and 2017, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, and (ii) reviewed financial statements of the Company as of and for the six (6) month period ended June 30, 2020, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “U.S. GAAP Financials”). The U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The U.S. GAAP Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC. If reasonably requested by the Purchaser Parties, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

7.6 Trust Account. The Company Group acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Common Stock who shall have validly redeemed their Parent Units or Parent Common Stock upon acceptance by the Parent of such Parent Units or Parent Common Stock, (ii) the expenses of the Purchaser Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

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7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Reincorporation Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 200% of the amount per annum the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Purchaser Parties to honor all obligations thereunder.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 7.7(c), which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VIII
COVENANTS OF THE COMPANY GROUP

The Company Group agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company Group shall use its reasonable best efforts to obtain each third party consent as promptly as practicable hereafter.

8.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within seventy-five (75) calendar days following the end of each three-month quarterly period, the Company Group shall deliver to Purchaser Parties, for the first three quarters of the year, unaudited consolidated financial statements reviewed by the Company’s auditor. The Company Group shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

8.4 Employees of the Company and the Manager. Schedule 8.4 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements (the “Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements”).

8.5 Second Amendment to the Note Purchase Agreement and All-Stars Note. The Company, Daqing Mao and his holding company Maodaq Limited shall enter and cause All-Stars SP X Limited (“All-Stars”), Ucommune Venture and certain other related parties to enter, prior to the Closing, a second amendment to the note purchase agreement dated on December 24, 2018 (the “Note Purchase Agreement”) and the convertible promissory note dated on January 11, 2019 (the “All-Stars Note”) pursuant to which All-Stars extended a principal amount of $10 million loan to the Company (“Second Amendment”). The Second Amendment shall provide that, among other things, (i) Purchaser will assume the

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All-Stars Note and Note Purchase Agreement at Closing; and (ii) the closing of the transactions contemplated by this Agreement shall not trigger any conversion right, pre-emptive right or any other similar right, and that such transactions will not trigger an acceleration of the All-Stars Note. The Company acknowledges and covenants that the security interests of All-Stars in the Company’s pledged shares shall not exceed 6% of issued and outstanding Company share capital (on a fully-diluted basis) immediately prior to the Closing. The Company Group will not enter into the Second Amendment until the Purchaser Parties have consented to any term of such Second Amendment that is materially different from the All-Stars Note and Note Purchase Agreement (which consent shall not be unreasonably withheld).

ARTICLE IXCOVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Company Group shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group required to be filed by the Company Group after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The cost of preparing such Tax Returns shall be borne by the Company Group. The Company Group shall give a copy of each such Tax Return to the Purchaser with reasonable time prior to filing for its review and comment. The Company Group (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company Group to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company Group for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Shareholders’ Representative with reasonable time prior to filing for his review and comment.

(c) Following the Closing, the Company Group may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company Group.

(d) Following the Closing, the Purchaser may amend any Tax Return of the Company Group for any taxable period ending on or before the Closing to correct any errors, with the consent of the Company Group, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company Group.

(e) Purchaser shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

For avoidance of doubt, the Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Purchaser, the Parent and any of their Affiliates required to be filed after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period. The Purchaser shall give a copy of each such Tax Return to the Company Group with reasonable time prior to filing for its review and comment.

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9.3 Settlement of the Purchaser Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

9.4 Compliance with SPAC Agreements. The Company Group and Purchaser Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of August 2, 2019 by and between Parent and the investors named therein.

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Ordinary Shares to be issued in the Reincorporation Merger, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Parent Special Meeting and providing the public stockholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Common Stock redeemed in conjunction with the stockholder vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of Parent Common Stock in accordance with the Parent’s Organizational Documents, Delaware Law, Cayman Law and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of assumption of Company Plan by the Purchaser, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Stockholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting. In connection with the Registration Statement, Parent, Purchaser and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Delaware Law, Cayman Law and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

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(b) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Delaware Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.7 Equity Financing. The Company shall cause the Market Value of Unrestricted Publicly Held Shares (as defined by the Nasdaq rules) of the Purchaser to be no less than $25,000,000 immediately prior to the Closing (the “Equity Financing”).

9.8 Trust Extension.

(a) If the Closing is not expected to occur on or prior to August 6, 2020, the Company and Everstone Investments, LLC shall each deposit $222.001 into the Trust Account on or prior to August 1, 2020 (the “First Extension”).

(b) After the First Extension has been obtained, if the Closing is not expected to occur on or prior to the next applicable liquidate date specified in the Investment Management Trust Agreement (as it may be amended from time to time), the Company shall deposit up to $444,002 into the Trust Account no later than five business days prior to the next applicable deadline.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

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(c) The Reincorporation Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect; provided that the non-execution of the Lock-up Agreement by (i) Shareholders who are not the Key Personnel nor Controlled by the Key Personnel and (ii) grantees of Company Options that are vested as of the Closing, collectively holding no more than 5% of share capital in the Company (on a fully-diluted basis) immediately prior to the Closing shall not affect the Closing or occurrence of the Closing.

(f) The Parent Stockholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(g) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Law and the Company’s memorandum and articles of association.

10.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 5.10, as amended, have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f)   The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company’s shareholders authorizing this Agreement and the transactions contemplated hereby, and (vi) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

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(h) The Key Personnel shall have executed the Labor Agreements, Non-disclosure and Non-solicitation Agreements and Non-Compete Agreements and the same shall be in full force and effect.

(i) The Purchaser Parties shall have received Schedules updated as of the Closing Date.

(j) The Purchaser Parties shall have received duly executed opinions from the Company’s PRC counsel and Cayman Islands counsel, in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article VII of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Purchaser Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Purchase Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f)   Purchaser shall remain listed on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of the Purchaser. Subject to the terms and conditions of this Article XI and from and after the Closing Date, the Principal Shareholders (the “Indemnifying Parties”) hereby jointly and severally agree to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein.

Notwithstanding the foregoing, except for Fraud Claims against the Company, (i) the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000 (the “Threshold”), in which event the Indemnifying Party shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold, and (ii) any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Escrow Shares valued at the then market value per share and in accordance with the terms of the Escrow Agreement.

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11.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party shall give the Indemnifying Parties prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 11.1 and 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of

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the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

11.3 Escrow of Escrow Shares by Shareholders. The Company, the Principal Stockholders and the Shareholders’ Representative hereby authorize the Purchaser to issue the Escrow Shares to the Escrow Agent to hold in escrow (the “Escrow Fund”) pursuant to the Escrow Agreement.

(a) Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Shareholders shall be entitled to vote the Escrow Shares on any matters to come before the shareholders of the Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.3(d), the Escrow Shares shall be released and transferred by the Escrow Agent to the Shareholders’ Representative for distribution to the Shareholders. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Shareholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders, prior to the transfer and delivery to such Shareholders by the Shareholders’ Representative of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Shareholders’ Representative less the number or amount of Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Shareholders’ Representative shall issue to the Escrow Agent a certificate executed by him (which shall not be unreasonably withheld) instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Shareholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof. For the avoidance of doubt, any Fraud Claim shall not be limited by the Escrow Fund.

11.4 Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XI, the Purchaser shall be paid exclusively from the Escrow Shares.

11.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.6 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until six(6) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI.

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11.7 Sole and Exclusive Remedy. The remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

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12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) In the event that the U.S. GAAP Financial Statements have not been delivered by August 21, 2020, the Purchaser Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company. Such right may be exercised by the Purchaser Parties, as the case may be, with a written notice to the Company at any time after August 21, 2020 and prior to the Closing Date.

(b) In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

13.2 Termination Upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach. For avoidance of doubt, (i) any Equity Financing below $25,000,000 pursuant to Section 9.7 or any breach of Section 9.8 shall constitute a material breach of this Agreement, (ii) the failure to deliver the U.S. GAAP Financial Statements by August 21, 2020 shall not constitute a material breach.

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company Group may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

(c) In the event that this Agreement is terminated pursuant to Section 13.2 hereof, the breaching party shall be obligated to pay the non-breaching party a break-up fee of $3,000,000 (the “Break-up Fee”), promptly after termination of this Agreement by the non-breaching party. The Company and the Purchaser Parties acknowledge and agree that (i) the Break-up Fee is a fair and reasonable estimate of the actual damages suffered by the non-breaching party, which amount would otherwise be impossible to calculate with precision, (ii) the Break-up Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Break-up Fee shall be the sole and exclusive remedy available to the non-breaching party against the breaching party; provided, however, that the limitations set forth in this Section 13.2(c)(iii) shall not apply to the liabilities arising from any Fraud Claim against the breaching party.

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13.3 Survival. The provisions of Article XI through Article XIII shall survive any termination hereof.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Ucommune Group Holdings Limited
Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao
Email: maodq@ucommune.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing
People’s Republic of China
Attn: Howard Zhang
Email: howard.zhang@davispolk.com

if to Daqing Mao, Maodq Limited, Fair Vision Group Limited, and Astro Angel Limited as the Principal Shareholder and Shareholders’ Representative:

Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao
Email: maodq@ucommune.com

if to Zhuangkun He and Zhuangkun Limited as the Principal Shareholder

Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Zhuangkun He
Email: hezhuangkun@163.com

if to any Parent, Purchaser and Merger Sub

Orisun Acquisition Corp.
555 Madison Avenue, Room 543
New York, NY 10022
Attn: Wei Chen, CEO
Email: weichen67102@gmail.com

Annex A-47

with a copy to (which shall not constitute notice):

Giovanni Caruso
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time), the Company, the Shareholders’ Representative and the Principal Shareholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

Annex A-48

14.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)   Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the final IPO prospectus of the Parent, dated August 2, 2019 (the “Prospectus”). The Company Group and the Principal Shareholders have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest

Annex A-49

earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group and the Principal Shareholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

14.15 Shareholders’ Representative. Daqing Mao is hereby appointed as agent and attorney-in-fact for each of the Shareholders, (i) to enter into and deliver the Escrow Agreement on behalf of each of the Shareholders, (ii) to authorize or object to delivery to the Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, and (iii) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the each of the Shareholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser Parties and, if after the Closing, the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Ordinary Shares on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Shareholders’ Representative shall not be effective until written notice is delivered to the Parent or Purchaser, as applicable. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders. The Shareholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Shareholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the stockholders of the Company Group and shall be final, binding and conclusive upon each of the Shareholders.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-50

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
ORISUN ACQUISITION CORP.
By:	/s/ Wei Chen
Name:	Wei Chen
Title:	Chief Executive Officer
Purchaser:
UCOMMUNE INTERNATIONAL LTD.
By:	/s/ Xiaocheng Peng
Name:	Xiaocheng Peng
Title:	Director
Merger Sub:
EVERSTONE INTERNATIONAL LTD
By:	/s/ Xiaocheng Peng
Name:	Xiaocheng Peng
Title:	Director

Schedules to the Merger Agreement
Annex A-51

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
UCOMMUNE GROUP HOLDINGS LIMITED
By:	/s/ Zhuangkun He
Name:	Zhuangkun He
Title:	Director

Schedules to the Merger Agreement

Annex A-52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Shareholders’ Representative:
By:	/s/ Daqing Mao
Name:	Daqing Mao

Schedules to the Merger Agreement

Annex A-53

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholders:
MAODQ LIMITED
By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director
ZHUANGKUN LIMITED
By:	/s/ Zhuangkun He
Name:	Zhuangkun He
Title:	Director
FAIR VISION GROUP LIMITED
By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director
Astro Angel Limited
By:	/s/ Angela Bai
Name:	Angela Bai
Title:	Director

Schedules to the Merger Agreement

Annex A-54

The Companies Law (2020 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [ ] 2020 between Ucommune International Ltd (the “Surviving Company”) and Orisun Acquisition Corp. (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2020 Revision) (the “Statute”).

Whereas the Merging Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the sole director of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement dated 29 June 2020 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1       The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The surviving company (as defined in the Statute) is the Surviving Company.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is 555 Madison Ave., Suite 543, New York, NY 10022, United States of America.

4       Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Surviving Company will have one ordinary share in issue.

5       Immediately prior to the Effective Date (as defined below), the authorised capital stock of the Merging Company will be 30,000,000 shares of common stock, par value US$0.00001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value of US$0.00001 per share, of which 5,783,235 common stock are issued and outstanding.

6       On the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 class A ordinary shares of par value of US$0.0001 each (“Class A Ordinary Shares”) and (b) 100,000,000 class B ordinary shares of par value of US$0.0001 each.

7       The date on which it is intended that the Merger is to take effect is the date of this Plan of Merger (the “Effective Date”).

8       The terms and conditions of the Merger are such that, on the Effective Date:

8.1    each share of Common Stock issued and outstanding in the Merging Company on the Effective Date (other than those described in Section 2.6(g) or Section 2.11 of the Merger Agreement) shall be converted into or exchanged for one Class A Ordinary Share in the Surviving Company; and

8.2    the ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled.

Annex A-55

9       The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10     The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

11     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13     Immediately prior to the Effective Date, the name and address of the sole director of the surviving company (as defined in the Statute) is Xiaocheng Peng of 555 Madison Ave., Suite 543, New York, NY 10022, United States of America.

14     On the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) are:

14.1  Cheong Kwok Mun of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China;

14.2  Zhuangkun He of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China;

14.3  Zhimo Zhao of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China;

14.4  Jian Zhang of 3D Building D, Baoneng Taigucheng North, Nanshan District, Shenzhen, People’s Republic of China;

14.5  Mei Han of 214 Depot Road, #18-68, The lnterlace, Singapore;

14.6  Jing Hong Xu of Room 601 6-F, No.2 Kexueyuan South Road, Haidian District, Beijing, People’s Republic of China; and

14.7  Shanshan Guo of Room 3006, Plaza 66 Tower 2, 1366 Nanjing West Road, Shanghai, People’s Republic of China.

15     This Plan of Merger has been approved by the sole director of the Surviving Company pursuant to section 233(3) of the Statute.

16     This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute.

17     All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to Delaware law.

18     At any time prior to the Effective Date, this Plan of Merger may be:

18.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)    effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19     This Plan of Merger may be executed in counterparts.

20     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex A-56

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Xiaocheng Peng	)
Duly authorised for	)
and on behalf of	)	Director
Ucommune International Ltd	)
SIGNED by Wei Chen	)
Duly authorised for	)
and on behalf of	)	Director
Orisun Acquisition Corp.	)

Annex A-57

Annexure 1

Merger Agreement

Annex A-58

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex A-59

The Companies Law (2020 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [ ] 2020 between Ucommune Group Holdings Limited (the “Surviving Company”) and Everstone International Ltd (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2020 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement dated 29 June 2020 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1       The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The surviving company (as defined in the Statute) is the Surviving Company.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4       Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and the Surviving Company will have 131,312,984 ordinary shares in issue.

5       Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have one ordinary share in issue.

6       The date on which it is intended that the Merger is to take effect is the date of this Plan of Merger (the “Effective Date”).

7       The terms and conditions of the Merger are such that, on the Effective Date:

7.1    each ordinary share in the Surviving Company issued and outstanding immediately prior to the Effective Date (other than the Dissenting Shares (as defined below)) shall be cancelled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration (as defined in the Merger Agreement);

7.2    each ordinary share in the Surviving Company issued and outstanding immediately prior to the Effective Date owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to s.238 of the Companies Law (the “Dissenting Shares”) shall be cancelled and thereafter represent only the right to receive the applicable payments set out in section 4.4 of the Merger Agreement; and

7.3    each ordinary share in the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and become one ordinary share in the surviving company.

Annex A-60

8       The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9       The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11     The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13     The names and addresses of each director of the Surviving Company are:

13.1  Cheong Kwok Mun of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China;

13.2  He Zhuangkun of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China; and

13.3  Zhao Zhi Mo of 8F, Tower D, No. 2 Guanghua Road, Chaoyang District, Beijing 100026, China.

14     This Plan of Merger has been approved by the board of directors of the Surviving Company and by the sole director of the Merging Company pursuant to section 233(3) of the Statute.

15     This Plan of Merger has been authorised by the sole shareholder of the Merging Company and by the shareholders of the Surviving Company by way of resolutions passed at an extraordinary general meeting of the Surviving Company pursuant to section 233(6) of the Statute.

16     At any time prior to the Effective Date, this Plan of Merger may be:

16.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)    effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17     This Plan of Merger may be executed in counterparts.

18     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex A-61

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by _____________________	)
Duly authorised for	)
and on behalf of	)	Director
Ucommune Group Holdings Limited	)
SIGNED by _____________________	)
Duly authorised for	)
and on behalf of	)	Director
Everstone International Ltd	)

Annex A-62

Annexure 1

Merger Agreement

Annex A-63

Annexure 2

Memorandum and Articles of Association of the Surviving Company

Annex A-64

Annex B

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

________________________________________________________

UCOMMUNE INTERNATIONAL LTD

________________________________________________________

(Adopted pursuant to a special resolution passed on [ ], and effective on [ ])

Annex B-1

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

UCOMMUNE INTERNATIONAL LTD

(Adopted pursuant to a special resolution passed on [ ], and effective on [ ])

1.      The name of the Company is Ucommune International Ltd.

2.      The registered office of the Company shall be at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may determine.

3.      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2020 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.      The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each. Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.      The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.      Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

Annex B-2

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

UCOMMUNE INTERNATIONAL LTD

(Adopted pursuant to a special resolution passed on [ ], and effective on [ ])

INTERPRETATION

1.      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“ADS”	means an American Depositary Share representing the Company’s Class A Ordinary Shares;
“Affiliate”

means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;
“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 141 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);
“Board” and “Board of Directors”	means the board of directors of the Company;
“Business Day”

means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or the PRC are authorized or required by Law or executive order to close;

“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Class A Ordinary Share”	a class A ordinary share of par value US$0.0001 each in the share capital of the Company having the rights set out in these Articles;
“Class B Ordinary Share”	a class B ordinary share of par value US$0.0001 each in the share capital of the Company having the rights set out in these Articles;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

Annex B-3

“Company”	means Ucommune International Ltd, a Cayman Islands exempted company;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;

“Control”

means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares or ADSs are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Designated Stock Exchange;
“Directors”	means the directors for the time being of the Company;
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Government Authority”

means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;

“Immediate Family Members”

means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Law”

means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”

means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

Annex B-4

“Management Directors”	means the three (3) Directors, Zhuangkun He, Cheong Kwok Mun and Zhi Mo Zhao and replacements of such Directors appointed pursuant to these Articles;
“Member”	has the same meaning as in the Statute;
“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;
“Ordinary Resolution”

means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares, collectively;
“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;
“PRC”	means the People’s Republic of China, excluding, for purposes of these Articles, Hong Kong, Macau and Taiwan);
“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;
“Registered Office”	means the registered office for the time being of the Company;
“Seal”	means the common seal of the Company and includes every duplicate seal;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;
“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands, as amended;
“US$”	means the lawful money of the United States of America; and
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

Annex B-5

2.      In these Articles:

2.1.   words importing the singular number include the plural number and vice versa;

2.2.   words importing the masculine gender include the feminine gender;

2.3.   words importing persons include corporations;

2.4.   references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.   the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6.   when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7.   “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding Convertible Securities and all Shares reserved for issuance under the ESOP as issued and outstanding;

2.8.   references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

2.9.   references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 167;

2.10. if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.11. headings are inserted for reference only and shall be ignored in construing these Articles; and

2.12. Sections 8 and 19(3) of the Electronic Transactions Law shall not apply.

SHARE CAPITAL

3.      The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

4.      Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.      Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).    allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, to Such Persons, at such times and on such other terms as they think proper;

Annex B-6

(b).   grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c).     issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.      The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).    the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).   whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).    the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d).   whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).    whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f).    whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g).   whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).   the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i).    the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

Annex B-7

(j).    any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.      Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

8.      The Company shall not issue Shares to bearer.

9.      The Company may in connection with the issue of any shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.    The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

11.    The Company shall not issue fractional Shares or register the transfer of fractions o a Share.

REGISTER OF MEMBERS

12.    The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.    For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Annex B-8

SHARE CERTIFICATES

16.    A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

17.    No certificate shall be issued representing shares of more than one class.

18.    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

19.    Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

20.    Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

21.     (1) Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.    If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

23.    Subject to the provisions of the Statute and these Articles, the Company may:

(a).    issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b).   purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(c).    make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

24.    The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

Annex B-9

25.    The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

26.    The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

27.    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

28.    The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.    The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

30.    The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

31.    To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32.    The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

33.    Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

Annex B-10

34.    A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

35.    The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

36.    If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

37.    An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

38.    The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

39.    The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40.    If a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

41.    If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42.    A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Directors may authorize some person to execute an instrument of transfer of the Share in favor of that person.

43.    A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

44.    A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

45.    The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

Annex B-11

TRANSFER OF SHARES

46.    Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47.    The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

48.    The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

49.    The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of any Share unless:

(a).    the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).   the instrument of transfer is in respect of only one Class of Shares;

(c).    the instrument of transfer is properly stamped, if required;

(d).   in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).    a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

50.    The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

51.    All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

52.    If a Member dies, the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

Annex B-12

53.    If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

54.    A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some other person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
ALTERATION OF CAPITAL

55.    Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a).    increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).   consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).    divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d).   subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e).    cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

56.    All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net

Annex B-13

proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

57.    Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).    change its name;

(b).   alter, amend or add to these Articles;

(c).    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).   reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

58.    Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or class of Shares, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

59.    Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

60.    The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).    Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).   Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c).    Attendance at General and Special Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general and special meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the Company and each Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at general and special meetings of the Company.

(d).   Conversion

(i)     Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Annex B-14

(ii)    Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, or upon a change of beneficial ownership of any Class B Ordinary Shares as a result of which any Person who is not an Affiliate of the registered holders of such Ordinary Shares becomes a beneficial owner of such Ordinary Shares, such Class B Ordinary Share, shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Register of Members; (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure any contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party who is not an Affiliate of the relevant Shareholder becoming a beneficial owner of the relevant Class B Ordinary Shares in which case all the related Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares, and (iii) the termination of directorship on the Board of Directors or employment as an executive officer with the Company of any holder of any Class B Ordinary Shares shall not trigger the automatic conversion contemplated under this Article 60(d).

(iii)   For purposes of this Article 60, “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

(iv)   Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article shall be effected by means of the re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share together with such rights and restrictions and which shall rank pari passu is all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

(v)    Upon conversion, the Company shall allot and issue the relevant Class A Ordinary Shares to the converting Member, enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares.

(vi)   Save and except for voting rights and conversion rights as set out in this Article 60(c) and (d), Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

VARIATION OF RIGHTS OF SHARES

61.    Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

62.    The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one Class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

Annex B-15

63.    Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

REGISTERED OFFICE

64.    Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

65.    All general meetings other than annual general meetings shall be called extraordinary general meetings.

66.    The Company may, but shall not (unless required by the Statute) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

67.    The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

68.    A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

69.    The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

70.    If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

71.    A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

72.    At least fifteen (15) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a).    in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b).   in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in voting rights of the Shares giving that right.

73.    The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

Annex B-16

PROCEEDINGS AT GENERAL MEETINGS

74.    No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such genral meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorised representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

75.    A person may participate at a general meeting by telephone or other similar communications equipment by means of which all the persons participating in such meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

76.    A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

77.    If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

78.    The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

79.    If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

80.    The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

81.    A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

82.    The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by the Articles not less than 48 hours before the time appointed for holding the postponed meeting.

Annex B-17

VOTES OF MEMBERS

83.    Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general or special meeting of the Company, have one (1) vote for each Class A Ordinary Share and fifteen (15) votes for each Class B Ordinary Share, in each case of which he is the holder.

84.    In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

85.    Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

86.    No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

87.    No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

88.    Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.    A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

90.    The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

91.    The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a).    not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b).   in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c).    where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

Annex B-18

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

92.    The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

93.    Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

94.    Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

95.    Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

96.    If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

97.    Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than five (5) Directors, and there shall be no maximum number of Directors.

98.    The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors, save and except that if the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board of Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

99.    The Company may by Ordinary Resolution appoint any person to be a Director.

Annex B-19

100.  The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

101.  [Reserved].

102.  A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

103.  A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

104.  A Director may be removed from office by Ordinary Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

105.  The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

106.  The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

107.  Subject to applicable Law, Designated Stock Exchange Rules and the Articles,The Board may establish any committee of the Board as the Board shall deem appropriate from time to time, and committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time.

POWERS AND DUTIES OF DIRECTORS

108.  Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company.The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.  The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

110.  Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

Annex B-20

111.  The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

112.  The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.  The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

114.  The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

115.  The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

116.  The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.  Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.  The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.  The office of a Director shall be vacated if:

(a).    he gives notice in writing to the Company that he resigns the office of Director;

(b).   he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).    is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).   he is found to be or becomes of unsound mind; or

(e).    is removed from office pursuant to any other provision of these Articles.

Annex B-21

MEETINGS OF THE BOARD OF DIRECTORS

120.  The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) calendar days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in case of an equality of votes, the Chairman shall have a second or casting vote.

121.  A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.  The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of four (4) Directors (of which two (2) of them shall be Management Directors) then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

123.  If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120.

124.  A resolution in writing (in one or more counterparts), signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.  Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

126.  A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

127.  All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

128.  The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

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PRESUMPTION OF ASSENT

129.  A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

130.  A Director may:

(a).    hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).   act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).    continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

131.  Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 132 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7 of Form 20F promulgated by the Comission, shall require the approval of the Audit Committee.

Annex B-23

132.  A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).    he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).   he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

133.  Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

134.  The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

135.  When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

ALTERNATE DIRECTORS

136.  Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

137.  An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

138.  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

139.  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

140.  An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

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AUDIT COMMITTEE

141.  Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

142.  The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

143.  The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

144.  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

145.  A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

146.  Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

147.  Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

148.  The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

149.  The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

150.  Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

Annex B-25

151.  If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

152.  No dividend or distribution shall bear interest against the Company.

153.  Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

154.  Subject to applicable Law, the Directors may:

(a).    resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).   appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)     paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)    paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).    make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d).   authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)     the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)    the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).    generally do all acts and things required to give effect to the resolution.

155.  Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).    employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

Annex B-26

(b).   any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c).    any depositary of the Company for the purposes of the issue, allotment and delivery by the depositary of ADSs to employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members; or

(d).   the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

156.  The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

157.  The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

158.  The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

159.  Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.  The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

161.  If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.  Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

163.  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

Annex B-27

164.  The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

165.  The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.  There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.  Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

168.  Any notice or other document, if served by:

(a).    post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b).   facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).    recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d).   electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).    placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

169.  Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

Annex B-28

170.  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

171.  Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INFORMATION

172.  No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

173.  The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

174.  If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

175.  If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

INDEMNITY

176.  Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Annex B-29

FISCAL YEAR

177.  The fiscal year of the Company shall be determined by the Board from time to time.

DISCLOSURE

178.  The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

TRANSFER BY WAY OF CONTINUATION

179.  The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

180.  The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex B-30

Annex C

Ucommune International Ltd

2020 SHARE INCENTIVE PLAN

Section 1 Purpose.

The purpose of the Ucommune International Ltd 2020 Share Incentive Plan (as amended from time to time, “2020 Plan”) is to enhance the ability of Company to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

This 2020 Plan is adopted by the Company in connection with the anticipated consummation of the Business Combination and the assumption by the Company pursuant to the Business Combination of outstanding awards (“Assumed Awards”) previously granted to the Participants under the Ucommune Group Holdings Limited 2019 Share Incentive Plan (“Prior Plan”).

This 2020 Plan is intended to constitute an amendment and restatement and continuation of the Prior Plan, such that from and after the assumption of the Assumed Awards by the Company in the Business Combination, the Assumed Awards shall be deemed granted under and governed by this 2020 Plan, it being understood that the adoption of this 2020 Plan is not intended to modify the terms and conditions of any Assumed Awards. In connection with the Business Combination, the Assumed Awards are being adjusted as required under the terms of the Prior Plan, as set forth in a written notice provided or to be provided to each applicable Participant, and the terms and conditions of such Assumed Awards shall otherwise continue to be as set forth in the applicable Award Agreements covering each of the Assumed Awards.

In addition to the Assumed Awards, from and after the time of the Business Combination, the Company intends to use this 2020 Plan to grant new Awards to eligible Participants from time to time, subject to and in accordance with the terms and conditions described herein.

Section 2. Structure.

Each Award (as defined below) granted by the Company pursuant to the terms of this 2020 Plan, shall be granted to each participant, and the corresponding Shares issuable upon the exercise of such Award (the “Award Shares”) shall be issued to the participants or an entity designated by the participants.

Section 3. Definitions.

As used in this 2020 Plan and any Award Agreement (as defined below), the following terms shall have the meanings set forth below:

(a)     “2020 Plan” shall have the meaning set forth in Section 1.

(b)     “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(c)     “Applicable Laws” shall mean all laws, statutes, regulations, ordinances, rules or governmental requirements that are applicable to this 2020 Plan or any Award granted pursuant to this 2020 Plan, including but not limited to applicable laws of the People’s Republic of China (“PRC”), the United States and the Cayman Islands, and the rules and requirements of any applicable securities exchange.

(d)     “Assumed Awards” shall have the meaning set forth in Section 1.

(e)     “Award” shall mean any Option, award of Restricted Share, Restricted Share Unit or Other Share-Based Award granted under this 2020 Plan.

(f)     “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under this 2020 Plan. For the avoidance of doubt, award agreements previously entered into with respect to Assumed Awards shall constitute Award Agreements for all purposes hereunder.

Annex C-1

(g)     “Board” shall mean the board of directors of the Company.

(h)     “Business Combination” shall mean the transactions contemplated by that certain Merger Agreement (“Merger Agreement”) dated as of June 29, 2020, by and among the Company, Ucommune Group Holdings Limited, and certain parties thereto, as amended from time to time.

(i)     “Committee” shall mean a compensation committee of the Board or another board committee designated by the Board to administer this 2020 Plan.

(j)     “Company” shall mean Ucommune International Ltd, a company incorporated under the laws of the Cayman Islands, together with any successor thereto.

(k)     “Consultant” means any individual, including an advisor, who is engaged by the Company or an Affiliate to render services and is compensated for such services, and any director of the Company whether or not compensated for such services.

(l)     “Discharge” shall mean that the relationship between the Participant and the Company or an Affiliate, whether it is employment or consultancy, is terminated due to economic layoffs or restructuring of the Company or an Affiliate, as the case may be.

(m)     “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator.

(n)     “Option” shall mean an option granted under Section 7 hereof.

(o)     “Other Share-Based Award” shall mean a right granted under Section 9 hereof.

(p)     “Participant” shall mean an individual granted an Award under this 2020 Plan.

(q)     “Prior Plan” shall have the meaning set forth in Section 1.

(r)     “Restricted Share” shall mean any Share granted under Section 8 hereof.

(s)     “Restricted Share Unit” shall mean a contractual right granted under Section 8 hereof that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in this 2020 Plan and the applicable Award Agreement.

(t)     “Shares” shall mean Class A Ordinary Shares of the Company, par value US$0.0001 per share.

(u)     “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by, or held by the employees of, a company or other entity or business acquired (directly or indirectly) by the Company or with which the Company combines, which shall not include the Assumed Awards.

Section 4. Eligibility.

(a)     Employees (each, an “Employee”) and Consultants of the Company or an Affiliate are eligible to participate in this 2020 Plan. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.

(b)     An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate shall be deemed to be eligible for Awards hereunder.

Section 5. Administration.

(a)     This 2020 Plan shall be administered by the Administrator formed in accordance with applicable laws and stock exchange rules, unless otherwise determined by the Board. The term “Administrator” shall refer to the Board or the Committee, as applicable. The Administrator may delegate its duties and powers under this 2020 Plan in whole or in part to a person or a board committee designated by it.

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(b)     Subject to the terms of this 2020 Plan and Applicable Laws, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under this 2020 Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award including, but not limited to, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under this 2020 Plan shall be deferred either automatically or at the election of the holder thereof or of the Administrator; (vii) interpret and administer this 2020 Plan and any instrument or agreement relating to, or Award made under, this 2020 Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this 2020 Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; and (x) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this 2020 Plan.

(c)     All decisions of the Administrator shall be final, conclusive and binding upon all persons, including the Company, the shareholders of the Company and the Participants and their beneficiaries.

(d)     The Administrator may impose restrictions on any Award with respect to non-competition, confidentiality, lock-up and any other events that it considers to be detrimental to the Company, and impose other restrictive covenants as it deems necessary or appropriate in its sole discretion. In the event that these restrictions are breached, the Administrator may request the Participants to return all benefits made available to them under this 2020 Plan and such Participants shall cease to be entitled to potential benefits intended to be made available to them under this 2020 Plan.

Section 6. Shares Available for Awards.

(a)     Subject to adjustment as provided below, the maximum aggregate number of Shares that may be issued pursuant to all Awards shall initially not exceed 7,188,661 Shares (including the Assumed Awards). For the avoidance of doubt, pursuant to the Merger Agreement the number of Shares underlying the Assumed Awards shall be equal to the product of: (i) the number of shares of Ucommune Group Holdings Limited subject to Prior Plan multiplied by (ii) 0.478333.

(b)     If, after the effective date of this 2020 Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, cancelled or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under this 2020 Plan.

(c)     In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under this 2020 Plan shall be increased by the number of Shares so surrendered or withheld.

(d)     Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

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(e)     In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined, in its absolute discretion, by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this 2020 Plan, then the Administrator shall, in such manner as it may deem appropriate, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 6(a) hereof, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant price, purchase price, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the minimum number of Shares which may be acquired by the holder of an outstanding Award at any one time; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(f)     Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under this 2020 Plan.

(g)     Except as expressly provided in this 2020 Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in this 2020 Plan or pursuant to action of the Administrator under this 2020 Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

Section 7. Options.

The Administrator is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of this 2020 Plan, as the Administrator shall determine and set forth in the Award Agreement:

(a)     The purchase price per Share under an Option shall be determined by the Administrator.

(b)     The term of each Option shall be fixed by the Administrator.

(c)     The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

Section 8. Restricted Shares and Restricted Share Units.

(a)     The Administrator is hereby authorized to grant Awards of Restricted Shares and Restricted Share Units to Participants.

(b)     Restricted Shares and Restricted Share Units shall be subject to such restrictions as the Administrator may impose (including, without limitation, any limitation on the right to vote a Restricted Share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate.

(c)     Any Restricted Share granted under this 2020 Plan may be evidenced in such manner as the Administrator may deem appropriate including, without limitation, book-entry registration or issuance of a share certificate or certificates, creation of a new class of shares or amendment of the Memorandum and/or Articles of Association of the Company. In the event any share certificate is issued in respect of Restricted Shares granted under this 2020 Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share.

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Section 9. Other Share-Based Awards.

The Administrator is hereby authorized to grant to Participants such other Awards (including, without limitation, share appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of this 2020 Plan. Subject to the terms of this 2020 Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine.

Section 10. General Provisions Applicable to Awards.

(a)     All Awards shall be evidenced by an Award Agreement between the Company and each Participant.

(b)     Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Laws.

(c)     Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(d)     Subject to the terms of this 2020 Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Administrator shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(e)     Unless the Board or the Administrator shall otherwise determine, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Administrator or the Board, a Participant may, in the manner established by the Administrator, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Laws and the applicable Award Agreement, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, charged, mortgaged, alienated, attached, or otherwise encumbered, and any purported pledge, charge, mortgage, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms hereof and of the applicable Award Agreement.

(f)     All certificates for Shares or other securities delivered under this 2020 Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under this 2020 Plan or the rules, regulations, and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any Applicable Laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)     No Shares shall be delivered under the 2020 Plan to any Participant until such Participant has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any of its subsidiaries shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or its subsidiaries, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted

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by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the 2020 Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sum required to be withheld. Notwithstanding any other provision of the 2020 Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Administrator, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

Section 11. Amendment and Termination.

(a)     Except to the extent prohibited by Applicable Laws and unless otherwise expressly provided in an Award Agreement or in this 2020 Plan, the Administrator may amend, alter, suspend, discontinue or terminate this 2020 Plan, or any Award Agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders of the Company, if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Administrator deems it necessary or desirable to qualify or comply, (ii) shareholder approval with such threshold for a resolution of the shareholders of the Company in respect of such amendment, alteration, suspension, discontinuation or termination as provided in the Company’s Memorandum and Articles of Association for any amendment to this 2020 Plan that increases the total number of Shares reserved for the purposes of this 2020 Plan, and (iii) with respect to any Award Agreement, the consent of the affected Participant, if such action would materially and adversely affect the rights of such Participant under any outstanding Award.

(b)     The Administrator may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall materially and adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under this 2020 Plan; and provided further that, except as provided in Section 6(e) hereof, no such action shall reduce the exercise price of any Option established at the time of grant thereof.

(c)     The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 6(e) hereof affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws or accounting principles); whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this 2020 Plan.

(d)     Any provision of this 2020 Plan or any Award Agreement to the contrary notwithstanding, with the affected Participant’s consent, the Administrator may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the time of the cancellation.

(e)     The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in this 2020 Plan or any Award in the manner and to the extent it shall deem desirable to carry this 2020 Plan into effect.

Section 12. Withholding Taxes. The exercise of each Award granted under this 2020 Plan shall be subject to the condition that, if at any time, the Administrator shall determine that the satisfaction of withholding tax is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Administrator. In such circumstances, the Administrator may require the exercising Participant to pay to the Company, in addition to and in the same manner as the exercise price for the Award Shares, such amount as the Company or any Affiliate is obliged to remit to the relevant taxing authority in respect of the exercise of the Awards. Alternatively, the Administrator may direct the Company

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or an Affiliate thereof to withhold the appropriate amount of tax from the applicable Participant’s salary in connection with a requested exercise. Any such additional payment shall be due no later than the date as of which any amount with respect to the Award exercised first becomes includable in the gross income of the exercising Participant for tax purposes.

Section 13. Miscellaneous.

(a)     No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under this 2020 Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards under this 2020 Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)     Nothing contained in this 2020 Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(c)     The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under this 2020 Plan, unless otherwise expressly provided in this 2020 Plan or in any Award Agreement or in any other agreement binding upon the parties.

(d)     If any provision of this 2020 Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify this 2020 Plan or any Award under any Applicable Laws, such provision shall (to the fullest extent permitted by Applicable Laws) be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this 2020 Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of this 2020 Plan and any such Award shall remain in full force and effect.

(e)     Awards payable under this 2020 Plan shall be payable in Shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares, except as expressly otherwise provided) of the Company or one of its subsidiaries by reason of any award hereunder.

(f)     Neither this 2020 Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)     No fractional Shares shall be issued or delivered pursuant to this 2020 Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)     This 2020 Plan shall be submitted to the competent foreign exchange regulatory authority and tax authority of the PRC for registration if Applicable Laws require, and shall be implemented in accordance with the applicable rules of these authorities with respect to Participants who are PRC residents.

(i)     In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrator may, in its sole discretion, provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Administrator may approve such supplements to, amendments, restatements or alternative versions of this 2020 Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this 2020 Plan as in effect for any other purpose; provided, however, that no such supplements, restatements or alternative versions shall increase the share limitations contained in Section 6 hereof. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

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(j)     The Company shall not be obligated to grant any Awards, permit the exercise of any Awards, issue any Award Shares upon the exercise of any Awards, make any payments or take any other action pursuant to this 2020 Plan if, in the opinion of the Administrator, such action would conflict or be inconsistent with any Applicable Law or the Company’s trading policies, and the Administrator reserves the right to refuse to take such action for so long as such conflict or inconsistency or issue remains outstanding.

(k)     The Company shall maintain a register of Awards granted to the Participants and Award Shares issued to the Participants or an entity designated by the Participants, including the dates of grant of such Awards and the exercise of such Awards and any other details as the Administrator may deem appropriate.

(l)     The 2020 Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the Cayman Islands.

Section 14. Effective Date of 2020 Plan.

The 2020 Plan shall be effective upon the closing the Business Combination with its approval by the Board of the Company (the “Effective Date”).

Section 15. Term of 2020 Plan.

No Award shall be granted under this 2020 Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in this 2020 Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend this 2020 Plan, shall extend beyond such date.

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Annex D

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”), dated as of [*], by and among Loeb & Loeb LLP, as escrow agent (the “Escrow Agent”), Ucommune International Ltd, a Cayman Islands exempt company (the “Purchaser”) and Mr. Daqing Mao (the “Shareholders’ Representative”) as the representative of the shareholders (each a “Shareholder” and collectively the “Shareholders”) of Ucommune Group Holdings Limited (the “Company”).

WHEREAS, Orisun Acquisition Corp., the Purchaser, the Company, the Shareholders’ Representative, and certain other persons and entities entered into a Merger Agreement, dated June 29, 2020 (the “Merger Agreement”), providing for, among other things, Merger Sub merging with and into the Company; the Purchaser acquiring 100% of the Company Ordinary Shares and the Shareholders in exchange receiving the Closing Payment Shares in accordance with the terms set forth in the Merger Agreement;

WHEREAS, pursuant to Section 11.3 of the Merger Agreement, the Purchaser is required to deposit Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, as applicable, representing 5% of the aggregate amount of Closing Payment Shares (the “Escrow Shares”), which Escrow Shares would otherwise be issuable to the Shareholders, with the Escrow Agent on the date hereof in connection with the indemnification obligations of the Shareholders as contemplated by the Merger Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

2.    Appointment and Acceptance of Escrow Agent.    The Purchaser and the Shareholders’ Representative hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as escrow agent hereunder.

3.    Escrow Deposit.    Concurrently with the execution of this Agreement, the Purchaser shall deposit the Escrow Shares with the Escrow Agent. The Escrow Shares will be deemed to be beneficially owned by the persons listed on Exhibit A attached hereto and shall be voted in accordance with the instructions provided by the Shareholders’ Representative.

4.    Disbursement of Deposit.

a.     In the event that the Indemnified Party is entitled to indemnification under the terms of Article XI of the Merger Agreement, the Indemnified Party shall give the Escrow Agent and the Shareholders’ Representative prompt notice of such claim (a “Claim”) against the Escrow Shares in accordance with Section 15 of this Agreement. Such notice shall describe, in reasonable detail, the Loss that has been or may be suffered by the Indemnified Party. Unless the Escrow Agent receives a timely Objection Notice (as defined below) from the Shareholders’ Representative pursuant to Section 5, the Escrow Agent shall disburse the amount of Escrow Shares specified in the Claim notice as directed therein.

b.     In the event that the Escrow Agent receives an instruction letter signed by the Purchaser and the Shareholders’ Representative, the Escrow Agent shall promptly distribute all or any portion of the Escrow Shares as directed by such instruction letter.

c.     In the event that any portion of the Escrow Shares (not including any amounts subject to an Objection Notice pursuant to Section 5 of this Agreement, which amounts will remain in escrow pursuant to this Agreement until disbursed in accordance with Section 5) remains in escrow with the Escrow Agent on the date that is six (6) months after the Closing (the “Termination Date”), the Escrow Agent shall, within five (5) Business Days following the receipt of an instruction letter from the Shareholders’ Representative at any time after the Termination Date (the “Release Date”), release the remaining Escrow Shares to the Shareholders’ Representative for distribution to the Shareholders in accordance with the applicable percentage of Escrow Shares for each Shareholder indicated on Exhibit A.

5.    Dispute of Claim.    The Shareholders’ Representative shall have the right to dispute any Claim against the Escrow Shares within the thirty (30) day period following the Shareholders’ Representative’s receipt of a copy of a Claim notice by delivering to the Escrow Agent and the Indemnified Party written notice (an “Objection Notice”) that the Shareholders’ Representative disputes the matter(s) set forth in such Claim notice either with respect to the validity

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or the amount of the Claim (or both). Such notice shall include the basis, with reasonable specificity, of the objection. If an Objection Notice is not received within such thirty (30) day period, the Shareholders’ Representative will be deemed to have waived its right to object to the disbursement of all or any portion of the Escrow Shares pursuant to such Claim. Upon timely receipt of an Objection Notice, Escrow Agent shall take no action with respect to the Claim, except upon receipt of joint written instructions from the Shareholders’ Representative and the Indemnified Party or by a final non-appealable order of a court of competent jurisdiction (“Final Order”). Escrow Agent shall promptly follow such instructions or Final Order upon receipt thereof. Escrow Agent shall be entitled to receive an opinion of counsel (which will be paid for by the Purchaser) that such Final Order is final and binding. If the amount necessary to satisfy any disputed Claim, as ultimately determined via joint written instructions or Final Order, is in excess of the Escrow Shares, then Escrow Agent shall pay over the Escrow Shares pursuant to the joint written instructions or Final Order, but shall in no way be responsible for any such excess.

6.    Liability of Escrow Agent.    Escrow Agent shall be liable only for its bad faith or willful misconduct and not for any act done or omitted by it hereunder in good faith. The parties hereto agree that Escrow Agent will not be called upon to construe any contract or instrument. Escrow Agent is authorized to comply with and obey laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator; provided, however, that Escrow Agent shall, to the extent practicable, give each of the other parties hereto reasonable notice of its intention to comply with or obey any such law, order, judgment, decree, or regulation and the opportunity to object to such intention to comply or obey (for which Escrow Agent shall be entitled to indemnification as provided in this Agreement); provided, further, that Escrow Agent shall not be required to give any such notice if, in its reasonable judgment, a delay in complying or obeying any such law, order, judgment, decree, or regulation would prejudice any rights of Escrow Agent or subject it to any liability. If Escrow Agent complies with or obeys any such law, order, judgment, decree, or regulation, Escrow Agent shall not be liable to any of the parties hereto or to any other person even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

7.    Actions Protected.    Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, waiver, consent, certificate, receipt, authorization, power of attorney, instruction, request or other paper or document (each a “Notice”), furnished to it hereunder and believed by it to be genuine. If Escrow Agent receives a Notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires and in its sole discretion, to investigate the authenticity of such Notice.

8.    Legal Counsel.    Escrow Agent may consult with and obtain advice from legal counsel of its own choice in the event of any question as to the provisions hereof or its duties hereunder and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Shareholders’ Representative acknowledges that Loeb & Loeb LLP acts as counsel to the Purchaser and may continue to serve in that capacity, and neither anything contained herein, the execution or delivery hereof by Escrow Agent, nor the performance by Escrow Agent of its duties hereunder shall in any way affect or require termination of such relationship and the Shareholders’ Representative hereby waives any conflict or potential conflict resulting from such representation. Escrow Agent shall be fully protected in acting in good faith, including without limitation acting in accordance with the opinion and instructions of legal counsel, including attorneys at Loeb & Loeb LLP.

9.    No Other Duties.    Escrow Agent shall have no duties arising from this Agreement except those expressly set forth herein, and it shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation revision or rescission of this Agreement, unless received by it in writing in conformity with the provisions hereof, and, if Escrow Agent’s duties hereunder are affected, unless it shall have given its prior written consent thereto. Escrow Agent shall not be bound by any assignment by the Purchaser or by the Shareholders’ Representative of any rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor.

10.    Compensation of Escrow Agent; Indemnification.    Except as specifically set forth herein, Escrow Agent shall receive no compensation for its services under this Agreement. Notwithstanding the foregoing, the Purchaser and the Shareholders’ Representative, jointly and severally, agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability, damage or expense incurred by Escrow Agent arising out of, or in connection with, this Agreement, any litigation arising in connection with this Agreement or any transaction related in any way hereto, including but not limited to attorneys’ fees and other costs and expenses of defending itself against any claim of liability, except for liability or expense resulting from the bad faith, willful misconduct or gross negligence of Escrow Agent.

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11.    Payment of Expenses.    The Purchaser shall be responsible for the reasonable out-of-pocket expenses of Escrow Agent incurred by it in connection with its acting as escrow agent hereunder.

12.    Termination.    Escrow Agent’s responsibilities and liabilities hereunder, except as a result of its own bad faith, willful misconduct or gross negligence, will terminate upon distribution of all Escrow Shares held by Escrow Agent in accordance with the provisions of this Agreement.

13.    Successor Escrow Agents.    Escrow Agent has the right to, and may, at any time, resign and be discharged from its duties hereunder by giving notice in writing of such resignation, specifying a date (no earlier than ten (10) business days after the giving of such notice) when such resignation shall take effect. If the other parties hereto do not appoint a substitute escrow agent prior to the effective date of Escrow Agent’s resignation, Escrow Agent shall appoint a successor escrow agent, or, if Escrow Agent is unable to make such an appointment, may deposit the Escrow Shares with a court of appropriate jurisdiction, and thereupon Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

14.    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

15.    Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) transmitted by facsimile or e-mail or (c) mailed by first class, overnight or certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other address as a party shall hereafter specify by notice to the other parties:

If to the Purchaser, to:

Ucommune International Ltd.
Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao, CEO
Email: maodq@ucommune.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing
People’s Republic of China
Attn: Howard Zhang
Email: howard.zhang@davispolk.com

If to the Shareholders’ Representative:

Floor 8, Tower D
No.2 Guang Hua Road
Chaoyang District, Beijing
People’s Republic of China
Attn: Daqing Mao
Email: maodq@ucommune.com

If to Escrow Agent:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso, Esq.
Email: gcaruso@loeb.com

Fax: (212) 407-4866

Annex D-3

All such notices and communications shall be deemed to be effective and to have been delivered on (i) the date of delivery thereof if delivered in person, (ii) one day after a facsimile or e-mail is sent, provided that an appropriate electronic confirmation is received, (iii) 24 hours after being sent by overnight courier, or (iv) on the third business day after the mailing thereof to the last known address of the recipient, except that notice of change of address shall be effective only upon receipt or upon refusal to accept delivery thereof.

16.    Recovery of Attorneys’ Fees and Court Costs.    In the event of a dispute concerning the disbursement or distribution of the Escrow Shares which dispute is resolved by a court order, the prevailing party shall be entitled to recovery of its reasonable attorneys’ fees, court costs, and other related expenses incident to such cause of action from the other party.

17.    Entire Agreement.    This Agreement, together with the Merger Agreement, as referenced herein, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof. Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

18.    Successors and Assigns     This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties’ partners or participants in a joint venture. Escrow Agent shall not be obliged to recognize any such succession or assignment until written evidence thereof shall have been received by it.

19.    Severability.    In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.    Assignment.    This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

21.    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

22.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument and any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterparts.

23.    Headings.    The headings of the foregoing paragraphs of this Agreement are inserted herein for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

Annex D-4

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Escrow Agent:
LOEB & LOEB LLP
By:
Name:
Title:
Purchaser:
UCOMMUNE INTERNATIONAL LTD
By:
Name:	Xiaocheng Peng
Title:	Director
Shareholders’ Representative

Daqing Mao

Annex D-5

EXHIBIT A

[Redacted]

Annex D-6